  AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 29, 1998.
                                                     REGISTRATION NO. 333-49459
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                ---------------

                             AMENDMENT NO. 3
                                      TO
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                                ---------------
            NEW SOUTH BANCSHARES, INC.   NEW SOUTH CAPITAL TRUST I
  (EXACT NAME OF REGISTRANT AND CO-REGISTRANT AS SPECIFIED IN THEIR CHARTERS)

                                ---------------

              DELAWARE                                DELAWARE
    (State or other jurisdiction of        (State or other jurisdiction of
    incorporation or organization)         incorporation or organization)
              63-1132716                             63-6207255
 (I.R.S. Employer Identification No.)   (I.R.S. Employer Identification No.)
       1900 Crestwood Boulevard               1900 Crestwood Boulevard
       Birmingham, Alabama 35210              Birmingham, Alabama 35210
             (205)951-4000                          (205)951-4000
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                   ROBERT M. COUCH, EXECUTIVE VICE PRESIDENT
                          NEW SOUTH BANCSHARES, INC.
                           1900 CRESTWOOD BOULEVARD
                           BIRMINGHAM, ALABAMA 35210
                                (205) 951-4000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                                ---------------

                                WITH COPIES TO:
         WALTER M. BEALE, JR.                  FRANK M. CONNER III
          JOHN W. MCCULLOUGH                   JONATHAN H. TALCOTT
          BALCH & BINGHAM LLP                   ALSTON & BIRD LLP
        1901 SIXTH AVENUE NORTH           601 PENNSYLVANIA AVENUE, N.W.
       BIRMINGHAM, ALABAMA 35203            NORTH BUILDING, 11TH FLOOR
             (205)251-8100                 WASHINGTON, D.C. 20004-2601
                                                  (202)508-3300
                                ---------------
  Approximate date of commencement of proposed sale to the public: AS SOON AS PRACTICABLE FOLLOWING THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.
  If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.
  If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act Registration number of the earlier effective registration statement for the same offering.
  If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act Registration number of the earlier effective registration statement for the same offering.
  If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act Registration number of the earlier effective registration statement for the same offering.
  If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.

                                ---------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY STATE.                                                                    +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                 SUBJECT TO COMPLETION, DATED MAY 29, 1998

PROSPECTUS
                         3,000,000 PREFERRED SECURITIES

                           NEW SOUTH CAPITAL TRUST I

                     % CUMULATIVE TRUST PREFERRED SECURITIES
               (LIQUIDATION AMOUNT $10.00 PER PREFERRED SECURITY)
         FULLY AND UNCONDITIONALLY GUARANTEED, AS DESCRIBED HEREIN, BY
LOGO

                           NEW SOUTH BANCSHARES, INC.

  The    % Cumulative Trust Preferred Securities (the "Preferred Securities")
offered hereby represent preferred undivided beneficial interests in the assets of New South Capital Trust I, a statutory business trust formed under the laws of the State of Delaware (the "Trust"). New South Bancshares, Inc., a Delaware corporation (the "Company"), will be the owner of all of the undivided beneficial interests in the assets of the Trust represented by common securities of the Trust (the "Common Securities" and, together with the Preferred

                                                        (Continued on next page)

  The Company intends to apply to have the Preferred Securities approved for quotation on the American Stock Exchange, Inc.

  SEE "RISK FACTORS" BEGINNING ON PAGE 14 HEREOF FOR CERTAIN RISK FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE PREFERRED SECURITIES.

                                  -----------

THESE SECURITIES  HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE  SECURITIES AND
 EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
  AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COM- MISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE
   CONTRARY IS A CRIMINAL OFFENSE.

THE SECURITIES OFFERED BY THIS PROSPECTUS  ARE NOT SAVINGS OR DEPOSIT ACCOUNTS,
 ARE NOT OBLIGATIONS OF  OR GUARANTEED BY ANY  BANKING OR NONBANKING AFFILIATE
 OF  THE  COMPANY  (EXCEPT   TO  THE  EXTENT  THAT  PREFERRED  SECURITIES  ARE
  GUARANTEED  BY THE COMPANY  AS DESCRIBED  HEREIN), ARE  NOT INSURED  BY THE
   FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY AND INVOLVE INVESTMENT RISKS, INCLUDING POSSIBLE LOSS OF PRINCIPAL.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                            PRICE TO   UNDERWRITING  PROCEEDS TO
                                            PUBLIC(1)  COMMISSION(2) TRUST(3)(4)
--------------------------------------------------------------------------------
Per Preferred Securities..................   $10.00      $    (4)      $10.00
--------------------------------------------------------------------------------
Total(5).................................. $30,000,000 $        (4)  $30,000,000

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
(1) Plus accumulated Distributions (as defined herein) from     , 1998.
(2) The Trust and the Company have each agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."
(3) Before deducting expenses of the offering which ware payable by the Company, estimated to be $350,000.
(4) These amounts will be paid by the Company but will not be paid out of the proceeds of the sale of the Preferred Securities offered hereby. See "Underwriting."

(5) The Trust has granted to the Underwriters an option, exercisable within 30 days of the date hereof, to purchase up to 450,000 additional Preferred Securities on the same terms and conditions set forth above solely to cover over-allotments, if any. If the Underwriters exercise such option in full, the total Price to Public, Underwriting Commissions and Proceeds to the
    Trust will be $34,500,000, $    and $34,500,000, respectively.

                                  -----------

  The Preferred Securities are offered by the Underwriters, subject to receipt and acceptance by them, to prior sale and to the Underwriters' right to reject any order in whole or in part and to withdraw, cancel or modify the offer without notice. It is expected that the delivery of the Preferred Securities
will be made on or about    , 1998.

                                  -----------

J.C.Bradford&Co.                                      Sterne, Agee & Leach, Inc.


                                            , 1998

(cover page continued)

Securities, the "Trust Securities"). Bankers Trust Company is the Property Trustee (as defined herein) of the Trust. The Trust exists for the sole purpose of issuing the Trust Securities and investing the proceeds thereof in
$30,927,840 initial principal amount of   % Subordinated Deferrable Interest
Debentures (the "Subordinated Debentures"), to be issued by the Company. The
Subordinated Debentures will mature on    , 2028 (the "Stated Maturity"). The
Preferred Securities will have a preference under certain circumstances with respect to cash distributions and amounts payable on liquidation, redemption or otherwise over the Common Securities. See "Description of the Preferred Securities--Subordination of Common Securities."

  Holders of the Preferred Securities will be entitled to receive cumulative
cash distributions accruing from    , 1998 (the "Issue Date"), and payable
quarterly in arrears on March 31, June 30, September 30 and December 31 of each year (each a "Distribution Date"), commencing September 30, 1998, at the
annual rate of    % of the Liquidation Amount of $10.00 per Preferred Security
("Distributions"). Subject to certain exceptions, as described herein, the Company has the right to defer payment of interest on the Subordinated Debentures at any time or from time to time for a period not exceeding 20 consecutive quarterly periods with respect to each deferral period (each, an "Extension Period"), provided that no Extension Period may extend beyond the Stated Maturity of the Subordinated Debentures. Upon the termination of any such Extension Period and the payment of all interest then accrued and unpaid
(together with interest thereon at the rate of    % per annum, compounded
quarterly, to the extent permitted by applicable law), the Company may elect to begin a new Extension Period subject to the requirements set forth herein. If interest payments on the Subordinated Debentures are so deferred, Distributions on the Preferred Securities will also be deferred and the Company will not be permitted, subject to certain exceptions described herein, to declare or pay any cash distributions with respect to the Company's capital stock or debt securities that rank pari passu with or junior to the Subordinated Debentures. During an Extension Period, interest on the Subordinated Debentures will continue to accrue (and the amount of Distributions to which holders of the Preferred Securities are entitled will
accumulate) at the rate of    % per annum, compounded quarterly, to the extent
permitted by applicable law, from the relevant payment date for such interest, and holders of Preferred Securities will be required to continue to accrue income for United States federal income tax purposes, even though the Trust is not making cash Distributions on such Preferred Securities. A holder of Preferred Securities that disposes of its Preferred Securities between record dates for payments of Distributions (and consequently does not receive a Distribution from the Trust for the period prior to such disposition) will nevertheless be required to include accrued but unpaid interest on the Subordinated Debentures through the date of disposition in income as ordinary income and to add such amount to adjusted tax basis in its pro rata share of the underlying Subordinated Debentures deemed disposed of. See "Description of the Subordinated Debentures--Option to Extend Interest Payment Dates" and "Certain Federal Income Tax Consequences--Interest Income and Original Issue Discount."

  The Company will, through the Guarantee, the Trust Agreement, the Subordinated Debentures and the Indenture (each as defined herein), taken together, fully, irrevocably and unconditionally guarantee all of the Trust's obligations with respect to the Preferred Securities. See "Relationship Among the Preferred Securities, the Subordinated Debentures and the Guarantee--Full and Unconditional Guarantee." The Guarantee of the Company guarantees the payment of Distributions and payments on liquidation or redemption of the Preferred Securities, but only in each case to the extent of funds held by the Trust. See "Description of the Guarantee." The Guarantee does not cover payment of Distributions when the Trust has insufficient funds to pay such Distributions. If the Company does not make interest payments on the Subordinated Debentures held by the Trust, the Trust will have insufficient funds to pay Distributions on the Preferred Securities. In such event, a holder of Preferred Securities may institute a legal proceeding directly against the Company pursuant to the terms of the Guarantee to enforce payment of amounts equal to such Distributions to such holder. See "Description of the Subordinated Debentures--Enforcement of Certain Rights by Holders of Preferred Securities."

  The Company's Subordinated Debentures and its Guarantee are unsecured and subordinated to all Senior Debt (as defined herein). Substantially all of the Company's existing indebtedness constitutes Senior Debt. As of March 31, 1998, Senior Debt of the Company aggregated approximately $10,000,000. Accordingly, the

Subordinated Debentures and the Guarantee will rank junior in right of payment to all present and future Senior Debt of the Company and rank pari passu with obligations to or rights of the Company's other general unsecured creditors. In the case of a bankruptcy or insolvency proceeding involving the Company, the Company's obligations under the Guarantee will rank subordinate and junior in right of payment to all liabilities of the Company, but senior to any obligation in respect of any class of capital stock of the Company.

  The Preferred Securities are subject to mandatory redemption, in whole or in part, upon repayment of the Subordinated Debentures at their Stated Maturity or their earlier redemption. The Subordinated Debentures are redeemable prior
to their Stated Maturity at the option of the Company (i) on or after    ,
2003, in whole at any time or in part from time to time, or (ii) at any time, in whole (but not in part), upon the occurrence of a Special Event (as defined herein). See "Description of the Subordinated Debentures--Optional Prepayment
after    , 2003," and "--Special Event Prepayment." For a description of the redemption prices for the Preferred Securities in the event of a redemption of the Subordinated Debentures pursuant to clause (i) or (ii) above, see "Description of the Preferred Securities --Redemption."

  The Company will have the right at any time to terminate the Trust and cause the Subordinated Debentures to be distributed to the holders of the Trust Securities in liquidation of the Trust. See "Description of the Preferred Securities--Liquidation of Trust and Distribution of Subordinated Debentures." In the event of the termination of the Trust, after satisfaction of liabilities to creditors of the Trust as required by applicable law, the holders of the Preferred Securities will be entitled to receive a Liquidation Amount of $10.00 per Preferred Security plus accumulated and unpaid Distributions thereon to the date of payment, which may be in the form of a distribution of such amount in Subordinated Debentures, subject to certain exceptions. See "Description of the Preferred Securities--Liquidation of Trust and Distribution of Subordinated Debentures."

  The Preferred Securities will be represented by global certificates registered in the name of The Depository Trust Company ("DTC") or its nominee. Beneficial interests in the Preferred Securities will be shown on, and transfers thereof will be effected only through, records maintained by participants in DTC. Except as described in the accompanying Prospectus, Preferred Securities in certificated form will not be issued in exchange for the global certificates. See "Description of the Preferred Securities--Form, Denomination, Book-Entry Procedures and Transfer."

  IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE PREFERRED SECURITIES AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                             AVAILABLE INFORMATION

  This Prospectus constitutes a part of a Registration Statement on Form S-1 (together with all amendments and exhibits thereto, the "Registration Statement") filed by the Trust with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Preferred Securities offered hereby and by the Company with respect to its Subordinated Debentures to be issued to the Trust pursuant to the Indenture and its guarantee of payment of the Distributions due on the Preferred Securities pursuant to the Guarantee. This Prospectus does not contain all of the information set forth in such Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission, although it does include a summary of the material terms of the Indenture and the Trust Agreement. Reference is made to such Registration Statement and to the exhibits relating thereto for further information with respect to the Company, the Trust, the Preferred Securities and the Subordinated Debentures. Any statements contained herein concerning the provisions of any document filed as an exhibit to the Registration Statement or otherwise filed with the Commission or incorporated by reference herein are not necessarily complete, and, in each instance, reference is made to the copy of such document so filed for a more complete description of the matter involved. Each such statement is qualified in its entirety by such reference.

  Neither the Company nor the Trust is currently subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act"), but each of the Company and the Trust will become subject to such requirements upon the effectiveness of the Registration Statement. The Company intends to seek an order from the Commission conditionally exempting the Trust from the reporting requirements of the Exchange Act pursuant to Section 12(h) thereof, and, therefore, it is not expected that the Trust will be filing separate reports under the Exchange Act. When filed, the Company's reports and other information can be inspected and copied at the following public reference facilities maintained by the Commission: 450 Fifth Street, N.W., Washington, D.C. 20549; 7 World Trade Center, Suite 1300, New York, New York 10048; and the Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material may also be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, upon payment of prescribed rates. The Commission maintains an Internet web site that contains reports, proxy and information statements and other information regarding issuers who file electronically with the Commission. The address of that site is http://www.sec.gov.

  No separate financial statements of the Trust have been included herein. The Company does not consider that such financial statements would be material to holders of Preferred Securities because (i) all of the voting securities of the Trust will be owned by the Company, (ii) the Trust has no independent operations but exists for the sole purpose of issuing securities representing undivided beneficial interests in the assets of the Trust and investing the proceeds thereof in Subordinated Debentures issued by the Company, and (iii) the obligations of the Company described herein to provide certain indemnities in respect of, and be responsible for, certain costs, expenses, debts and liabilities of the Trust under the Indenture and pursuant to the Trust Agreement, the Guarantee issued by the Company with respect to the Preferred Securities, the Subordinated Debentures purchased by the Trust and the related Indenture, taken together, constitute, in the belief of the Company and the Trust, a full and unconditional guarantee of payments due on the Preferred Securities. See "Description of the Subordinated Debentures" and "Description of the Guarantee."

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements, including the notes thereto, appearing elsewhere in this Prospectus. Unless otherwise indicated, the information in this Prospectus does not give effect to the exercise of the Underwriters' over-allotment option. Prospective investors should carefully consider the information set forth under the heading "Risk Factors." Throughout this Prospectus, unless the context clearly requires otherwise, references to "the Company" should be deemed references to the combined activities of New South Bancshares, Inc., a non-operating holding company, and its principal operating subsidiary, New South Federal Savings Bank.

                                  THE COMPANY

  New South Bancshares, Inc. (the "Company") is a closely held unitary thrift holding company headquartered in Birmingham, Alabama. Through its financial institution subsidiary, New South Federal Savings Bank ("New South"), a federally chartered savings association organized in 1985, the Company operates two full-service retail branch offices in Birmingham, Alabama, and 46 loan production offices located in 13 states throughout the southeastern and western United States. New South is the largest thrift and the sixth largest depository institution, based on asset size, headquartered in the State of Alabama. See "The Company" and "Business."

  The Company's operations principally involve residential mortgage lending, installment (automobile) lending, residential construction and land lending and deposit gathering activities. The Company's residential mortgage lending efforts involve the origination and purchase of residential mortgage loans through its loan origination offices and wholesale sources, the sale of such loans (usually on a pooled and securitized basis) in the secondary market, and the servicing of residential mortgage loans for investors as well as the Company's own loan portfolio. The installment (automobile) lending program involves indirect lending through 600 automobile dealers in six southern states. The Company's residential construction and land lending efforts involve making loans to builders for the construction of single family properties and, on a more limited basis, loans for the acquisition and development of improved residential lots. In addition, the Company actively funds and purchases commercial real estate loans originated by Collateral Mortgage Ltd. ("Collateral"), an affiliate, which may be sold to investors or held in New South's portfolio. See "Business."

  The Company funds its lending activities primarily with customer deposits gathered through a broad range of banking services including certificates of deposit, individual retirement and other time and demand deposit accounts and money market accounts. The Company takes a wholesale approach to generating deposits, paying high interest rates while keeping deposit gathering overhead costs low. The Company maintains two retail branch offices, both located in Birmingham, Alabama, and attracts the majority of its deposits through telemarketing activities and third parties, primarily brokers. See "Business."

  At March 31, 1998, the Company's loan portfolio consisted of the following:
(i) $314.9 million in residential mortgage loans, of which $137.4 million the Company classifies as conforming residential mortgage loans, and $177.5 million the Company classifies as nonconforming residential mortgage loans; (ii) $107.1 million in installment (automobile) loans; (iii) $107.8 million in residential construction and land loans; (iv) $119.9 million in commercial real estate loans (the majority of which are originated by Collateral but funded and closed by New South); and (v) $3.3 million in commercial loans. Also as of such date, the Company serviced approximately $1.8 billion of residential mortgage loans, installment (automobile) loans and commercial real estate loans, which had an approximate weighted average yield of 8.55%. Of such amount, $1.2 billion represented loans serviced for others and $652.9 million represented loans the Company held in its own portfolio. See "Business."

  The following information summarizes certain selected consolidated financial information of New South as of and for its fiscal years ended September 30, 1993 and 1994 and of the Company (which was established in 1994 with a fiscal year ended December 31) as of and for its fiscal years ended December 31, 1994 on a pro forma basis, December 31, 1995, 1996 and 1997 and for the three months ended March 31, 1997 and 1998. The summary below should be read in conjunction with "Management's Discussion and Analysis of Financial Conditions and Results of Operations" and the Company's Consolidated Financial Statements and Notes included herein.

                          NEW SOUTH FEDERAL
                            SAVINGS BANK                          NEW SOUTH BANCSHARES, INC.
                         --------------------  --------------------------------------------------------------------
                                                   PRO FORMA
                          AS OF AND FOR THE    AS OF AND FOR THE     AS OF AND FOR THE         AS OF AND FOR THE
                              YEAR ENDED          YEAR ENDED             YEAR ENDED            THREE MONTHS ENDED
                            SEPTEMBER 30,        DECEMBER 31,           DECEMBER 31,                MARCH 31,
                         --------------------  ----------------- ----------------------------  --------------------
                           1993       1994          1994(1)        1995      1996      1997      1997     1998(2)
                         ---------  ---------  ----------------- --------  --------  --------  --------  ----------
                                                                                                   (UNAUDITED)
                                               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE)
Total assets............ $ 616,949  $ 575,767      $590,384      $746,518  $824,968  $994,053  $869,508  $  983,576
Loans serviced for
 others.................   643,429    723,699       731,110       716,664   709,773   999,613   769,597   1,163,042
Loans originated........   152,419    219,858       221,011       264,192   408,845   852,588   100,849     383,270
Net income..............     5,804      3,793         4,628         3,366     2,562     4,716     1,570       1,264
Net income per share....      5.80       3.79          3.32          2.42      1.84      3.42      1.14        0.92
Total stockholders'
 equity.................    37,350     38,263        38,883        45,780    47,941    52,314    49,155      53,028
Return on average
 equity.................     17.01%      9.51%        12.73%         7.75%     5.22%     9.17%    12.55%       9.42%
Return on average
 assets.................      0.99       0.59          0.79          0.47      0.31      0.51      0.74        0.50

--------

(1) Pro forma amounts assume the formation of New South Bancshares, Inc. as of January 1, 1994.

(2) In July of 1997, Collateral transferred to New South 39 residential mortgage loan production offices, associated employees, and related assets and liabilities. See "Management Discussion and Analysis."

  The principal executive offices of the Company are located at 1900 Crestwood Boulevard, Birmingham, Alabama 35210. Its telephone number at such address is
(205) 951-4000.

                           NEW SOUTH CAPITAL TRUST I

  The Trust is a statutory business trust formed under Delaware law pursuant to
(i) a trust agreement, dated as of April 2, 1998, executed by the Company, as depositor, and Bankers Trust (Delaware), as a trustee (the "Delaware Trustee"), and (ii) a certificate of trust filed with the Delaware Secretary of State on April 2, 1998. The initial trust agreement will be amended and restated in its entirety (as so amended and restated, the "Trust Agreement") substantially in the form filed as an exhibit to the Registration Statement of which this Prospectus forms a part. This Trust Agreement will, among other things, appoint a "Property Trustee" which shall hold legal title to the Subordinated Debentures in trust for the benefit of the holders of the Trust Securities and several "Administrative Trustees" who shall have the power, duty and authority to cause the Trust to issue and sell the Trust Securities and to execute any documents or certificates necessary to effectuate such issuance and sale. The Delaware Trustee shall be a Trustee for the sole and limited purpose of fulfilling the statutory requirements of Section 3807 of the Delaware Business Trust Act and shall have no authority to take any action except as required under the Delaware Business Trust Act. The Delaware Trustee, Property Trustee and Administrative Trustees are collectively referred to herein as the "Issuer Trustees."

  The Trust Agreement will be qualified as an indenture under the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The Trust exists for the exclusive purposes of (i) issuing the Preferred Securities offered hereby representing preferred undivided beneficial interests in the assets of the Trust, (ii) issuing the Common Securities representing common undivided beneficial interests in the assets of the Trust to the Company, (iii) investing the gross proceeds of the sale of the Trust Securities in the Subordinated Debentures, and (iv) engaging in only those other activities necessary, advisable, or incidental thereto. The Subordinated Debentures will be the only assets of the Trust and payments on the Subordinated Debentures will be the only revenue of the Trust. The Subordinated Debentures will be issued by the Company pursuant to the Junior Subordinated Indenture between the Company and Bankers Trust Company, as debenture trustee (as amended and supplemented from time to time, the "Indenture").

  Upon issuance of the Preferred Securities, the purchasers thereof will own all of the Preferred Securities. The Company will acquire all of the Common Securities which will represent an aggregate liquidation amount equal to at least 3% of the total capital of the Trust. The Common Securities will rank pari passu, and payments will be made thereon pro rata, with the Preferred Securities, except that upon the occurrence and during the continuance of an Event of Default (as defined herein) under the Trust Agreement resulting from a Debenture Event of Default (as defined herein), the rights of the Company as holder of the Common Securities to payment in respect of Distributions and payments upon liquidation, redemption or otherwise will be subordinated to the rights of the holders of the Preferred Securities. See "Description of the Preferred Securities--Subordination of Common Securities."

  The Trust has a term of 31 years, but may terminate earlier as provided in the Trust Agreement. The principal executive offices of the Trust are located at 1900 Crestwood Boulevard, Birmingham, Alabama 35210. Its telephone number at such address is (205) 951-4000. It is anticipated that the Trust will be conditionally exempted from the reporting requirements of the Exchange Act.

                                  THE OFFERING

Securities Offered..........
                              3,000,000 Preferred Securities having a
                              Liquidation Amount of $10.00 per Preferred
                              Security. The Preferred Securities represent preferred undivided beneficial interests in the assets of the Trust, which will consist solely of the Subordinated Debentures and payments thereunder. The Company and the Trust have granted the Underwriters an option, exercisable within 30 days after the date of this Prospectus, to purchase up to an additional 450,000 Preferred Securities at the initial offering price, solely to cover over-allotments, if any.

Payment of Distributions....  The Distributions payable on each Preferred
                              Security will be fixed at a rate per annum of
                                 % of the Liquidation Amount of $10.00 per
                              Preferred Security, will be cumulative, will
                              accumulate from    , 1998, the Issue Date of the
                              Preferred Securities, and will be payable quarterly in arrears, on March 31, June 30, September 30 and December 31 of each year, commencing September 30, 1998. See "Description of the Preferred Securities --Distributions."

Extension Periods...........
                              The Company has the right, at any time, so long as no Debenture Event of Default has occurred and is continuing, to defer payments of interest on the Subordinated Debentures by extending the interest payment period on the Subordinated Debentures, at any time and from time to time, for up to 20 consecutive quarters (each, an "Extension Period"), provided, that no Extension Period may extend beyond the Stated Maturity of the Subordinated Debentures. See "Description of the Subordinated Debentures--Option to Extend Interest Payment Date." During an Extension Period, interest on the Subordinated Debentures will continue to accrue (and the amount of Distributions to which holders of the Preferred Securities are entitled will
                              accumulate) at the rate of    % per annum,
                              compounded quarterly, to the extent permitted by applicable law, from the relevant payment date for such interest, and holders of Preferred Securities will be required to continue to accrue income for United States federal income tax purposes, even though the Trust is not making cash Distributions on such Preferred Securities. There could be multiple Extension Periods of varying lengths throughout the term of the Subordinated Debentures.

                              As a consequence of the extension by the Company of the interest payment period, quarterly Distributions on the Preferred Securities will be deferred (though such Distributions will continue to accumulate and compound quarterly, since interest will continue to accrue and compound on the Subordinated Debentures) during any such Extension Period. During an Extension Period the Company will be prohibited, subject to certain exceptions described herein, from declaring or paying any cash distributions with respect to its capital stock or debt securities that rank pari passu with or junior to the Subordinated Debentures. Upon the termination of any Extension Period and the payment of all amounts then due, the Company may commence a new Extension Period, subject to the foregoing requirements. See "Description of the Preferred Securities-- Distributions" and "Description of the Subordinated Debentures--Option to Extend Interest Payment Date." During an Extension Period, holders of Preferred Securities will be required to continue to include income in the form of Original Issue Discount ("OID") in their gross income for federal income tax purposes in advance of the receipt of the cash payments attributable to such deferred interest. See "Description of the Subordinated Debentures-- Option to Extend Interest Payment Date" and "Certain Federal Income Tax Consequences-- Interest Income and Original Issue Discount."

Ranking.....................  The Preferred Securities will rank pari passu, and payments thereon will be made pro rata, with the Common Securities except as described under "Description of the Preferred Securities-- Subordination of Common Securities." The Subordinated Debentures will be unsecured and subordinate and junior in right of payment to all Senior Debt to the extent and in the manner set forth in the Indenture. See "Description of the Subordinated Debentures." The Guarantee will constitute an unsecured obligation of the Company and will rank subordinate and junior in right of payment to all Senior Debt to the extent and in the manner set forth in the Guarantee Agreement and, in the event of bankruptcy or insolvency proceedings involving the Company, will rank subordinate and junior in right of payment to all liabilities of the Company, but senior to any obligations in respect of any class of capital stock of the Company. See "Risk Factors--Risk Factors Relating to the Preferred Securities-- Ranking of Subordinate

                              Obligations Under the Guarantee and Subordinated Debentures" and "Description of the Guarantee." In addition, because the Company is a holding company, the Subordinated Debentures and the Guarantee will be effectively subordinated to all existing and future liabilities of the Company's subsidiaries, including New South's deposit liabilities. See "Description of the Subordinated Debentures--Subordination."

Optional Redemption.........
                              The Preferred Securities are subject to
                              redemption, in whole or in part, upon repayment
                              of the Subordinated Debentures at    , 2028, the
                              Stated Maturity, or their earlier redemption. The Subordinated Debentures are redeemable prior to the Stated Maturity at the option of the Company
                              (i) on or after    , 2003, in whole at any time
                              or in part from time to time, or (ii) at any
                              time, in whole (but not in part), upon the
                              occurrence of a Special Event. See "Description of the Preferred Securities--Redemption," "Description of the Subordinated Debentures--
                              Optional Prepayment after     , 2003," and "--
                              Special Event Prepayment."

No Ratings..................  The Preferred Securities are not expected to be rated by any rating agency, nor is any other security issued by the Company so rated.

Termination and
Distribution................  The Company will have the right at any time to terminate the Trust and cause the Subordinated Debentures to be distributed to the holders of the Preferred Securities in liquidation of the Trust. This right is optional and wholly within the discretion of the Company. Circumstances under which the Company may determine to exercise such right could include the occurrence of adverse tax consequences to the Company or the Trust that are not within the definition of a Tax Event (as defined herein) because they do not result from an amendment or change described in such definition, and changes in the accounting requirements applicable to the Preferred Securities as described under "Accounting Treatment." See "Description of the Preferred Securities--Liquidation of Trust and Distribution of Subordinated Debentures."

Guarantee...................  The Company has, through the Guarantee, the
                              Indenture, the Subordinated Debentures and the Trust Agreement, fully and unconditionally guaranteed all the Trust's obligations with respect to the Preferred Securities, subject to certain subordination provisions discussed below. The payment of distributions on the Preferred Securities is guaranteed by the Company under the Guarantee, but only to the extent the Trust has funds legally and immediately available to make such distributions. If the Company does not make principal or interest payments on the Subordinated Debentures, the Trust will not have sufficient funds to make distributions on the Preferred Securities. In such event, a holder of Preferred Securities may institute a legal proceeding directly against the Company pursuant to the terms of the Guarantee to enforce payment of amounts equal to such Distributions to such holder. See "Description of the Subordinated Debentures--Enforcement of Certain Rights by Holders of Preferred Securities."

Voting Rights...............  The holders of the Preferred Securities will have no voting rights except in limited circumstances. See "Description of the Preferred Securities-- Voting Rights; Amendment of the Trust Agreement."

ERISA Considerations........  Prospective purchasers should consider the restrictions on purchase set forth under "ERISA Considerations."

Certain Tax Consequences....  Should the Company exercise its right to defer payments of interest on the Subordinated
                              Debentures, each holder of Preferred Securities will be required to continue to accrue income (as
                              OID) in respect of the deferred stated interest allocable to its Preferred Securities for United States federal income tax purposes, which will be allocated but not distributed to holders of Preferred Securities. As a result, during an Extension Period, each holder of Preferred Securities will recognize income for United States federal income tax purposes in advance of the receipt of cash and will not receive the cash related to such income from the Trust if the holder disposes of the Preferred Securities prior to the record date for the payment of Distributions thereafter. See "Certain Federal Income Tax Consequences--Interest Income and Original Issue Discount" and "--Sales of Preferred Securities."

Absence of Market for the
Preferred Securities........  The Preferred Securities will be a new issue of securities for which there currently is no market. Although the Company intends to apply to have the Preferred Securities approved for quotation on the American Stock Exchange, there can be no assurance that such application will be approved, that an active trading market in the Preferred Securities will develop or, if one does develop, that it will be maintained. Accordingly, there can be no assurance as to the development or liquidity of any market for the Preferred Securities.

American Stock Exchange.....  The Company intends to apply to have the
                              Preferred Securities approved for quotation on the American Stock Exchange, Inc.

For additional information regarding the Preferred Securities, see "The Trust," "Use of Proceeds," "Description of the Preferred Securities," "Description of the Subordinated Debentures," "Description of the Guarantee," "Relationship Among the Preferred Securities, the Subordinated Debentures and the Guarantee," "Certain Federal Income Tax Consequences," and "ERISA Considerations."

                                USE OF PROCEEDS

  The proceeds from the sale of the Preferred Securities offered hereby will be used by the Trust to purchase the Subordinated Debentures from the Company. The net proceeds to the Company from the sale of Subordinated Debentures offered hereby are estimated to be approximately $28.6 million ($32.9 million if the Underwriter's over-allotment option is exercised in full), after deducting the underwriting commission and estimated offering expenses. The Company intends to use the net proceeds to repay approximately $5.0 million drawn down under a revolving line of credit and $5.0 million payable under a term note with a commercial lender, each of which bears interest at a rate equal to the London Interbank Offered Rate ("LIBOR") plus 2%. Approximately $8-10 million of the proceeds will be used to fund an anticipated common stock repurchase program with a view towards making an election to be treated as an "S-corporation" under the Code. The balance will be used for general corporate purposes, including, but not limited to, increasing the size of the loan and servicing portfolio and reducing other long-term debt and short-term borrowings of the Company and/or New South. The precise amount and timing of the application of such proceeds will depend on the funding requirements of and availability of other funds to the Company. Pending such application by the Company, such net proceeds may be temporarily invested in short-term interest-bearing securities. See "The Company," "Business--Funding Activities" and "Business--Potential S-election."

  The Office of Thrift Supervision (the "OTS") imposes certain capital adequacy requirements on the Company's thrift subsidiary, New South. To the extent the Company contributes a portion of the net proceeds received from the sale of the Preferred Securities to New South, such proceeds would qualify as Tier 1 capital of New South under the current capital adequacy guidelines of the OTS. Under current policy, the OTS does not impose any capital adequacy requirements on the Company itself. Moreover, the Company is not regulated by the Board of Governors of the Federal Reserve System (the "Federal Reserve") and is not subject to the Federal Reserve's risk based capital adequacy guidelines. Management is aware of various statutory and regulatory initiatives which could reform the regulation of financial services institutions, some of which could subject the Company to capital adequacy guidelines. No legislation on this issue is currently pending, and, therefore, management does not anticipate that such capital adequacy guidelines will be imposed on the Company in the near future. If, however, the Company were to become subject to the capital adequacy guidelines of either the Federal Reserve or OTS, it is expected that the proceeds of the sale of the Preferred Securities would qualify as Tier 1 capital of the Company in the absence of a Capital Event. Federal Reserve guidelines for calculation of Tier 1 capital limit the amount of cumulative preferred stock (which would include the Preferred Securities) which can be included in Tier 1 capital to 25% of total Tier 1 capital.

                                  RISK FACTORS

  Prospective purchasers of the Preferred Securities should carefully consider the risks in connection with this offering set forth under "Risk Factors."

                      SELECTED CONSOLIDATED FINANCIAL DATA

  The following information summarizes certain selected consolidated financial information of New South as of and for its fiscal years ended September 30, 1993 and 1994 and of the Company (which was established in November 1994 with a fiscal year ended December 31) as of and for its fiscal years ended December 31, 1994 on a pro forma basis, December 31, 1995, 1996 and 1997 and for the three months ended March 31, 1997 and 1998. The summary below should be read in conjunction with "Management's Discussion and Analysis of Financial Conditions and Results of Operations" and the Company's Consolidated Financial Statements and Notes included herein.

                         NEW SOUTH FEDERAL
                           SAVINGS BANK                         NEW SOUTH BANCSHARES, INC.
                         ------------------  ------------------------------------------------------------------
                             AS OF AND           PRO FORMA             AS OF AND                AS OF AND
                              FOR THE        AS OF AND FOR THE          FOR THE                  FOR THE
                            YEAR ENDED          YEAR ENDED             YEAR ENDED          THREE MONTHS ENDED
                           SEPTEMBER 30,       DECEMBER 31,           DECEMBER 31,              MARCH 31,
                         ------------------  ----------------- --------------------------  --------------------
                           1993      1994         1994(1)        1995     1996     1997      1997     1998(2)
                         --------  --------  ----------------- -------- -------- --------  --------- ----------
                                                (UNAUDITED)                                    (UNAUDITED)
                                           (DOLLARS IN  THOUSANDS, EXCEPT PER SHARE DATA)
SUMMARY OF OPERATIONS
 DATA:
Interest income......... $ 46,201  $ 44,934      $ 45,239      $ 55,064 $ 65,535 $ 75,491  $  17,818 $  20,317
Interest expense........   28,582    28,234        28,628        37,523   43,158   47,723     11,089    12,858
                         --------  --------      --------      -------- -------- --------  --------- ---------
Net interest income.....   17,619    16,700        16,611        17,541   22,377   27,768      6,729     7,459
Provision for possible
 loan losses............    1,025     1,485           841           572    2,492    2,954        842       649
                         --------  --------      --------      -------- -------- --------  --------- ---------
Net interest income
 after provision for
 possible loan losses...   16,594    15,215        15,770        16,969   19,885   24,814      5,887     6,810
Noninterest income:
 Loan administration
  income................    3,147     5,955         6,531         4,547    4,870    4,915      1,289     1,557
 Gain on sale of loans..   (2,753)     (505)         (416)          629      457    5,079        223     1,755
 Other income...........    5,788     1,968         2,200         1,490    2,998    5,320        405     3,357
                         --------  --------      --------      -------- -------- --------  --------- ---------
  Total noninterest
   income...............    6,182     7,418         8,315         6,666    8,325   15,314      1,917     6,669
Noninterest expense:
 Salaries and benefits..    4,420     5,242         5,244         5,371    7,424   16,024      2,343     6,043
 Other expense..........    9,500    10,813        11,276        12,633   15,742   15,398      2,604     5,417
                         --------  --------      --------      -------- -------- --------  --------- ---------
  Total noninterest
   expense..............   13,920    16,055        16,520        18,004   23,166   31,422      4,947    11,460
Income before income
 taxes..................    8,856     6,578         7,565         5,631    5,044    8,706      2,857     2,019
Income taxes expense....    3,052     2,785         2,937         2,265    2,482    3,990      1,287       755
                         --------  --------      --------      -------- -------- --------  --------- ---------
Net income.............. $  5,804  $  3,793      $  4,628      $  3,366 $  2,562 $  4,716  $   1,570 $   1,264
                         ========  ========      ========      ======== ======== ========  ========= =========
PER SHARE DATA:
Earnings per share
 (basic and diluted).... $   5.80  $   3.79      $   3.32      $   2.42 $   1.84 $   3.42  $    1.14 $    0.92
Weighted average shares
 outstanding (in
 thousands).............    1,000     1,000         1,393         1,393    1,391    1,377      1,377     1,377
SELECTED BALANCE SHEET
 DATA:
Total assets............ $616,949  $575,767      $590,384      $746,518 $824,968 $994,053   $869,508  $983,576
Investment securities
 available for sale.....   53,932    67,323        68,000        96,678   94,451  197,135    100,133   222,856
Loans, net of unearned
 income.................  496,569   407,555       455,588       561,611  681,730  727,854    729,046   651,003
Allowance for possible
 loan losses............    4,056     5,089         5,189         4,562    5,904    7,333      6,208     7,467
Deposits................  514,320   485,342       464,567       539,011  660,668  695,365    672,698   763,442
Federal Home Loan Bank
 advances...............   45,000    46,000        71,000       104,000   95,388  179,420     85,388   128,417
Total liabilities.......  579,599   537,504       551,501       700,738  777,027  941,739    820,353   930,548
Total stockholders'
 equity.................   37,350    38,263        38,883        45,780   47,941   52,314     49,155    53,028

                          NEW SOUTH FEDERAL
                            SAVINGS BANK                       NEW SOUTH BANCSHARES, INC.
                          ----------------- ----------------------------------------------------------------
                                                PRO FORMA
                          AS OF AND FOR THE AS OF AND FOR THE     AS OF AND FOR THE       AS OF AND FOR THE
                             YEAR ENDED        YEAR ENDED             YEAR ENDED         THREE MONTHS ENDED
                            SEPTEMBER 30,     DECEMBER 31,           DECEMBER 31,             MARCH 31,
                          ----------------- ----------------- -------------------------- -------------------
                            1993     1994        1994(1)        1995     1996     1997     1997     1998(2)
                          -------- -------- ----------------- -------- -------- -------- -------- ----------
                                               (UNAUDITED)                                   (UNAUDITED)
PERFORMANCE RATIOS:
Return on average
 assets(3)..............     0.99%    0.59%        0.79          0.47%    0.31%    0.51%    0.74%     0.50%
Return on average
 equity(3)..............    17.01     9.51        12.73          7.75     5.22     9.17    12.55      9.42
Net interest spread.....     2.34    21.99         2.39          2.28     2.53     2.74     3.01      2.59
Net interest margin.....     3.08     2.64         3.00          2.65     2.94     3.21     3.49      3.25
Ratio of average
 interest-earning assets
 to average interest-
 bearing liabilities....   114.72   114.10       111.96        106.56   107.19   108.46   106.52    110.61
Ratio of noninterest
 expense to average
 assets(3)..............     2.37     2.48         2.81          2.52     2.84     3.42     2.33      4.55
Efficiency ratio........    78.72    75.95        73.13         77.70    87.35    77.07    64.37     83.65
Average equity to
 average assets.........     5.81     6.17         6.81          6.08     6.02     5.59     5.81      5.33
ASSET QUALITY DATA:
Net charge-offs to
 average loans, net of
 unearned income(3).....    (0.02)    0.09         0.23          0.22     0.18     0.21     0.32      0.28
Nonperforming assets to
 total assets...........     1.11     1.36         1.33          0.78     1.19     0.93     1.13      1.03
Nonperforming loans to
 total loans, net of
 unearned income........     0.98    01.34         1.22          0.69     1.21     1.12     1.09      1.25
Allowance for possible
 loan losses to total
 loans, net of unearned
 income.................     0.82     1.25         1.14          0.81     0.87     1.01     0.85      1.15
Allowance for possible
 loan losses to total
 nonperforming assets...    59.03    65.23        66.25         78.43    60.00    78.97    63.42     73.90
CAPITAL RATIOS(4):
Tangible capital (tier 1
 to total assets).......     6.05     6.65         6.89          7.24     6.89     6.16     6.68      6.36
Tier 1 capital (to risk
 adjusted assets).......     9.96    10.32        12.27         11.12    10.27     9.48    10.63     10.21
Total risk-based capital
 (to risk adjusted
 assets)................    10.72    11.04        13.26         11.78    11.10    10.44    11.57     11.29

--------

(1) Pro forma amounts assume the formation of New South Bancshares, Inc. as of January 1, 1994.

(2) In July of 1997 Collateral transferred to New South 39 residential mortgage loan production offices, associated employees, and related assets and liabilities. See "Management Discussion and Analysis."

(3) Ratio data for interim periods are annualized.

(4) Capital ratio data for all periods presented are for New South only.

                                 RISK FACTORS

  Prospective investors should carefully consider, together with the other information contained in this Prospectus, the following risk factors before purchasing the Preferred Securities offered hereby. These considerations are not intended to represent a complete list of the general or specific risks that may affect the Preferred Securities, the Subordinated Debentures, the Company or the Trust. It should be recognized that other risks may be significant, presently or in the future. Throughout this Prospectus, unless the context clearly requires otherwise, references to "the Company" should be deemed references to the combined activities of New South Bancshares, Inc., a non-operating holding company, and its principal operating subsidiary, New South Federal Savings Bank.

RISK FACTORS RELATING TO THE PREFERRED SECURITIES

 Ranking of Subordinate Obligations Under the Guarantee and Subordinated Debentures

  The obligations of the Company under the Guarantee issued by it for the benefit of the holders of Preferred Securities and the Subordinated Debentures will be unsecured and subordinate and rank junior in right of payment to all present and future Senior Debt of the Company and rank pari passu with obligations to or rights of the Company's other general unsecured creditors. In addition, in the case of a bankruptcy or insolvency proceeding involving the Company, the Company's obligations under the Guarantee will rank subordinate and junior in right of payment to all liabilities of the Company, but senior to any obligation in respect of any class of capital stock of the Company.

  No payment of the principal of, or premium, if any, or interest on the Subordinated Debentures, or in respect of any redemption, retirement, purchase or other acquisition by the Company of any of the Subordinated Debentures ("Debenture Payment") may be made at any time when (i) there is a default in the payment of the principal of, or premium, if any, or interest on or otherwise in respect of any Senior Debt (as defined herein), whether at maturity or at a date fixed for prepayment or by declaration or otherwise, or
(ii) any other event of default with respect to any Senior Debt has occurred and is continuing, or would occur as a result of such Debenture Payment, which permits or would permit the holders of such Senior Debt (or a trustee on behalf of the holders thereof) to accelerate the maturity thereof. Neither the Indenture, the Guarantee nor the Trust Agreement places any limitation on the amount of secured or unsecured debt, including Senior Debt, that may be incurred by the Company. At March 31, 1998, the aggregate principal amount of outstanding indebtedness for borrowed money which constitutes Senior Debt of the Company was approximately $10 million. See "Business--Funding Activities" and "Description of the Subordinated Debentures--Subordination."

  Because the Company is a holding company, the right of the Company to participate in any distribution of assets of any direct or indirect subsidiary upon such subsidiary's liquidation or reorganization or otherwise (and thus the ability of holders of the Preferred Securities to benefit indirectly from such distribution) is subject to the prior claims of creditors of that subsidiary, except to the extent that the Company may itself be recognized as a creditor of that subsidiary. At March 31, 1998, the direct and indirect subsidiaries of the Company had total liabilities (excluding liabilities owed to the Company) of approximately $920.3 million. In addition, because the Company's primary subsidiary, New South, is a federally chartered savings bank subject to regulatory control by the OTS, the ability of New South to pay dividends to the Company without prior regulatory approval is limited by applicable laws and regulations. Federal and state regulatory agencies also have the authority to limit further New South's payment of dividends based on other factors, such as the maintenance of adequate capital for New South, which could reduce the amount of dividends otherwise payable. Accordingly, the Subordinated Debentures and the Guarantee will be effectively subordinated to all existing and future liabilities of the Company and it's subsidiaries, including New South, and Debenture Payments on the Subordinated Debentures (and corresponding Distributions on the Preferred Securities) will be paid only out of the assets of the Company legally available therefor. See "Risk Factors Relating to the Company--Status of the Company as a Holding Company" and "Supervision and Regulation."

 Option to Extend Interest Payment Period; Tax Considerations

  So long as no event of default under the Indenture (a "Debenture Event of Default") has occurred or is continuing, the Company has the right under the Indenture to defer payment of interest on the Subordinated Debentures at any time or from time to time for a period not exceeding 20 consecutive quarterly periods, each an Extension Period, provided that no Extension Period may extend beyond the Stated Maturity of the Subordinated Debentures or end on a date other than a Distribution Date. As a consequence of any such deferral, quarterly Distributions on the Preferred Securities by the Trust will also be deferred (and the amount of Distributions to which holders of the Preferred Securities are entitled will accumulate additional Distributions thereon at
the rate of    % per annum, compounded quarterly, to the extent permitted by applicable law, from the relevant payment date for such Distributions) during any such Extension Period. During any such Extension Period, the Company may not (i) declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of the Company's capital stock, (ii) make any payment of principal of or interest or premium, if any, on or repay, repurchase or redeem any debt securities of the Company that rank pari passu in all respects with or junior in interest to the Subordinated Debentures, or (iii) make any guarantee payment with respect to any guarantee by the Company of the debt securities of any subsidiary of the Company if such guarantee ranks pari passu with or junior in right of payment to the Subordinated Debentures, subject to certain exceptions described herein. See "Description of the Subordinated Debentures--Option to Extend Interest Payment Date." Prior to the termination of any such Extension Period, the Company may further defer the payment of interest, provided that no Extension Period may exceed 20 consecutive quarterly periods or extend beyond the Stated Maturity or end on a date other than a Distribution Date. Upon the termination of any Extension Period and the payment of all interest then accrued and unpaid on the Subordinated Debentures (together with interest
thereon at the annual rate of    %, compounded quarterly from the interest
payment date for such interest, to the extent permitted by applicable law), the Company may elect to begin a new Extension Period subject to the above requirements. There is no limitation on the number of times that the Company may elect to begin an Extension Period. See "Description of the Subordinated Debentures--Option to Extend Interest Payment Date," and "Description of the Preferred Securities--Distributions."

  Should the Company exercise its right to defer payments of interest on the Subordinated Debentures, each holder of Preferred Securities will be required to continue to accrue income (as OID) in respect of the deferred stated interest allocable to its Preferred Securities for United States federal income tax purposes, which will be allocated but not distributed to holders of Preferred Securities. As a result, during an Extension Period, each holder of Preferred Securities will recognize income for United States federal income tax purposes in advance of the receipt of cash and will not receive the cash related to such income from the Trust if the holder disposes of the Preferred Securities prior to the record date for the payment of Distributions thereafter. See "Certain Federal Income Tax Consequences--Interest Income and Original Issue Discount" and "--Sales of Preferred Securities."

  Should the Company elect to exercise its right to defer payments of interest on the Subordinated Debentures, the then current market price of the Preferred Securities is likely to be affected adversely. A holder that disposes of its Preferred Securities during an Extension Period, therefore, might not receive the same return on its investment as a holder that continues to hold its Preferred Securities. In addition, the mere existence of the Company's right to defer payments of interest on the Subordinated Debentures may cause the market price of the Preferred Securities to be more volatile than the market prices of other securities on which OID accrues that are not subject to such deferral rights.

 Special Event Redemption; Optional Early Redemption

  Upon the occurrence of a Capital Event, a Tax Event, or an Investment Company Event (in each case, a "Special Event"), the Company shall have the right to prepay the Subordinated Debentures in whole (but not in part) and thereby cause a mandatory redemption of the Preferred Securities within 90 days following the occurrence of such Special Event. See "Description of the Subordinated Debentures--Special Event Prepayment."

  According to a petition recently filed in the United States Tax Court by a corporation unrelated to the Company and the Trust, the Internal Revenue Service has challenged the deductibility for United States federal income tax purposes of interest payments on certain purported debt instruments held by entities intended to be taxable as partnerships for United States federal income tax purposes, where those entities, in turn, issued preferred securities to investors. Although the overall structure of the financing arrangement involved in that case is somewhat similar to the financing structure for the Subordinated Debentures and the Trust, the relevant facts in that case appear to differ significantly from those relating to the Subordinated Debentures and the Trust. Whether the Internal Revenue Service would attempt to challenge the deductibility of interest on the Subordinated Debentures cannot be predicted. The Company, based on the advice of counsel, intends to take the position that interest payments on the Subordinated Debentures will be deductible by the Company for United States federal income tax purposes. See "Certain Federal Income Tax Consequences--Classification of the Subordinated Debentures." Adverse developments relating to the deductibility of interest, whether arising in connection with the case currently pending in the United States Tax Court or not, could give rise to a Tax Event.

  In addition to a Special Event Redemption, the Company shall have the right to prepay the Subordinated Debentures, in whole at any time, or in part from
time to time, at its option at any time after    , 2003, and thereby cause a
redemption of a proportional amount of the Preferred Securities. See
"Description of the Subordinated Debentures--Optional Prepayment after    ,
2003."

  In the event the Preferred Securities are redeemed prior to the Stated Maturity, the holders thereof may not be able to reinvest the proceeds received from such redemption on terms comparable to those offered hereby. In addition, although the trading prices of fixed income securities generally increase as prevailing interest rates fall, the ability of the Company to redeem the Preferred Securities may have a chilling effect on their trading price.

 Possible Tax Law Changes

  In both 1996 and 1997, the Clinton Administration proposed to amend the Internal Revenue Code of 1986, as amended (the "Code") to deny deductions of interest on instruments with features similar to those of the Subordinated Debentures when issued under arrangements similar to the Trust. That proposal was not passed by, and is not currently pending before, Congress. There can be no assurance, however, that future legislative proposals, future regulations or official administrative pronouncements or future judicial decisions will not affect the ability of the Company to deduct interest on the Subordinated Debentures. Such change could give rise to a Tax Event, which may permit the Company, to cause a redemption of the Preferred Securities.

 Possible Distribution of Subordinated Debentures; Tax Consequences

  The Company will have the right at any time to terminate the Trust and, after satisfaction of claims of creditors of the Trust as provided by applicable law, to cause the Subordinated Debentures to be distributed to the holders of the Trust Securities. Because holders of Preferred Securities may receive Subordinated Debentures in liquidation of the Trust and because Distributions are otherwise limited to payments on the Subordinated Debentures, prospective purchasers of Preferred Securities are also making an investment decision with regard to the Subordinated Debentures and should carefully review all the information regarding the Subordinated Debentures contained herein. See "Description of the Subordinated Debentures."

  Under current United States federal income tax law, and assuming, as anticipated by management of the Company, that the Trust will be classified as a grantor trust and not an association taxable as a corporation, a distribution of Subordinated Debentures upon the dissolution of the Trust would not be a taxable event to holders of the Preferred Securities. If, however, the Trust were classified as an association taxable as a corporation, the distribution of the Subordinated Debentures would constitute a taxable event to the Trust and to the holders of the Preferred Securities. Moreover, upon occurrence of a Tax Event, a dissolution of the Trust in which holders of the Preferred Securities receive cash may be a taxable event to such holders. See "Certain Federal Income Tax Consequences--Receipt of Subordinated Debentures or Cash Upon Liquidation of the Trust."

 Absence of Public Market

  The Preferred Securities will be a new issue of securities for which there currently is no market. Although the Company intends to apply to have the Preferred Securities approved for quotation on the American Stock Exchange, there can be no assurance that such application will be approved, that an active trading market in the Preferred Securities will develop or, if one does develop, that it will be maintained. Accordingly, there can be no assurance as to the development or liquidity of any market for the Preferred Securities.

  The Underwriters have informed the Trust and the Company that they intend to make a market in the Preferred Securities. However, the Underwriters are not obligated to do so and any such market making activity may be terminated at any time without notice to the holders of the Preferred Securities. To the extent the Underwriters do make a market for the Preferred Securities, the Preferred Securities (or the Subordinated Debentures which may be distributed to the holders of the Preferred Securities upon liquidation of the Trust) may trade at a discounted price that does not fully reflect the price that the investor paid to purchase the Preferred Securities offered hereby or the value of accrued but unpaid interest with respect to the underlying the Subordinated Debentures. Accordingly, there can be no assurance as to the market prices for Preferred Securities or the Subordinated Debentures. In addition, such market making activity will be subject to the limits of the Securities Act.

 Potential Adverse Tax Consequences Upon Sale

  A holder which disposes of its Preferred Securities between record dates for payments of Distributions thereon will be required to include accrued but unpaid OID on the Subordinated Debentures through the date of disposition in income as ordinary income and to add such amount to its adjusted tax basis in its share of the underlying Subordinated Debentures deemed disposed of. To the extent the selling price is less than the holder's adjusted tax basis (which will include all accrued but unpaid OID), a holder will recognize a capital loss. Subject to certain limited exceptions, capital losses cannot be applied to offset ordinary income for United States federal income tax purposes. See "Certain Federal Income Tax Consequences--Interest Income and Original Issue Discount" and "--Sales of Preferred Securities."

 Rights Under the Guarantee

  The Guarantee will guarantee to the holders of the Preferred Securities the following payments, to the extent not paid by the Trust: (i) any accumulated and unpaid Distributions required to be paid on the Preferred Securities, to the extent that the Trust has funds on hand legally available therefor; (ii) the Redemption Price (as defined herein) with respect to any Preferred Securities called for redemption, to the extent that the Trust has funds on hand at that time legally available therefor; and (iii) upon a voluntary or involuntary termination and liquidation of the Trust (unless the Subordinated Debentures are distributed to holders of the Preferred Securities), the lesser of (a) the aggregate of the Liquidation Amount and all accumulated and unpaid Distributions to the date of payment, to the extent that the Trust has funds on hand at that time legally available therefor and (b) the amount of assets of the Trust remaining available for distribution to holders of the Preferred Securities. The obligations of the Company under the Guarantee are subordinated in the manner set forth above under "--Ranking of Subordinate Obligations Under the Guarantee and Subordinated Debentures."

  The holders of a majority in Liquidation Amount of the Preferred Securities will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Guarantee Trustee in respect of the Guarantee or to direct the exercise of any trust power conferred upon the Guarantee Trustee. Any holder of the Preferred Securities may institute a legal proceeding directly against the Company to enforce its rights under the Guarantee without first instituting a legal proceeding against the Trust, the Guarantee Trustee or any other person or entity. If the Company defaults on its obligation to pay amounts payable under the Subordinated Debentures, the Trust will not have sufficient funds for the payment of Distributions or amounts payable on redemption of the Preferred Securities or otherwise, and, in such event, holders of the Preferred Securities will not be able to rely upon the Guarantee for payment of such amounts. Instead, in the event a Debenture Event of Default shall have occurred and be continuing and such event is attributable to the failure of the Company to pay principal of or premium, if any, or interest on the Subordinated Debentures on the payment date on which such payment is due and payable, then a holder of Preferred Securities may institute a legal proceeding directly against the Company for enforcement of payment to such holder of the principal of or premium, if any, or interest on such Subordinated Debentures having a principal amount equal to the Liquidation Amount of the Preferred Securities of such holder (a "Direct Action"). Notwithstanding any payments made to a holder of Preferred Securities by the Company in connection with a Direct Action, the Company shall remain obligated to pay the principal of and premium, if any, and interest on the Subordinated Debentures, and the Company shall be subrogated to the rights of the holder of such Preferred Securities with respect to payments on the Preferred Securities to the extent of any payments made by the Company to such holder in any Direct Action. Except as described herein, holders of Preferred Securities will not be able to exercise directly any other remedy available to the holders of the Subordinated Debentures or to assert directly any other rights in respect of the Subordinated Debentures. See "Description of the Subordinated Debentures--Enforcement of Certain Rights by
Holders of Preferred Securities" and "--Debenture Events of Default" and "Description of the Guarantee." The Trust Agreement will provide that each holder of the Preferred Securities by acceptance thereof agrees to the provisions of the Indenture.

 Limited Voting Rights

  Holders of the Preferred Securities will generally have limited voting rights relating only to the modification of the terms of the Preferred Securities, the dissolution, termination or liquidation of the Trust, and the exercise of the Trust's rights as holder of the Subordinated Debentures. Holders of the Preferred Securities will not be entitled to vote to appoint, remove or replace, or to increase or decrease the number of, the Issuer Trustees, which voting rights are vested exclusively in the holder of the Common Securities, except as described under "Description of the Preferred Securities--Removal of Issuer Trustees." The Issuer Trustees and the Company may amend the Trust Agreement without the consent of holders of Preferred Securities to ensure that the Trust will be classified for United States federal income tax purposes as a grantor trust even if such action adversely affects the interests of such holders. See "Description of the Preferred Securities--Voting Rights; Amendment of the Trust Agreement."

 Preferred Securities Are Not Insured

  The Preferred Securities are not insured by the Bank Insurance Fund or the Savings Association Insurance Fund ("SAIF") of the Federal Deposit Insurance Corporation ("FDIC") or by any other governmental agency.

RISK FACTORS RELATING TO THE COMPANY

 Status of the Company as a Holding Company

  Because the Company is a holding company, the right of the Company to participate in any distribution of assets of any subsidiary upon such subsidiary's liquidation or reorganization or otherwise (and thus the ability of holders of the Preferred Securities to benefit indirectly from such distribution) is subject to the prior claims of creditors of that subsidiary (including depositors in the case of New South), except to the extent that the Company may itself be recognized as a creditor of that subsidiary. New South and New South Agency, Inc. are the only two subsidiaries of the Company, each of which is wholly owned. New South Agency, Inc. is an insignificant subsidiary with minimal assets or liabilities. At March 31, 1998, the subsidiaries of the Company had total liabilities (excluding liabilities owed to the Company) of approximately $920.3 million, including deposits. Accordingly, the Preferred Securities will be effectively subordinated to all existing and future liabilities of the Company's subsidiaries, and holders of the Preferred Securities should look only to the assets of the Company for payments on the Preferred Securities. None of the Guarantee, the Indenture, or the Trust Agreement places any limitation on the amount of secured or unsecured debt that may be incurred by the Company's subsidiaries in the future. See "Description of the Subordinated Debentures" and "Description of the Guarantee."

  In addition, as the Company is a non-operating holding company, almost all of the operating assets of the Company are owned by the Company's subsidiaries. The Company relies primarily on dividends from such subsidiaries to meet its obligations for payment of principal and interest on its outstanding debt obligations, if any, and corporate expenses. New South is subject to certain restrictions imposed by federal law on any extensions of credit to, and certain other transactions with, the Company and certain other affiliates, and on investments in stock or other securities thereof. Such restrictions prevent the Company and such other affiliates from borrowing from New South unless the loans are secured by various types of collateral. Further, such secured loans, other transactions and investments by New South are generally limited in amount as to the Company and as to each of such other affiliates to 10% of New South capital and surplus and as to the Company and all of such other affiliates to an aggregate of 20% of New South capital and surplus. In addition, payment of dividends to the Company by New South is subject to ongoing review by banking regulators and is subject to various statutory limitations and in certain circumstances requires prior approval by banking regulatory authorities. Under current regulations of the OTS, during 1997, New South could have declared dividends to the Company of approximately $13.5 million, of which approximately $1.1 million have been declared and paid during 1997 to the Company. New South is authorized to declare dividends of up to $11.6 million in 1998, of which approximately $150,000 have been declared and paid as of March 31, 1998. Federal regulatory agencies also have the authority to limit further New South's payment of dividends based on other factors, such as the maintenance of adequate capital for New South, which could reduce the amount of dividends otherwise payable. See "Supervision and Regulation."

 Fluctuations in Performance

  The Company's operating results can fluctuate substantially from period to period as a result of a number of factors, including the volume of loan production, interest rates, risk of credit losses, the level of amortization of mortgage servicing rights required by prepayment rates. In particular, the Company's results are strongly influenced by the level of loan production, which is influenced by the interest rate environment and other economic factors. Accordingly, the net income of the Company may fluctuate substantially from period to period.

 Reliance on Residential Mortgage Originations

  The market for residential mortgages is highly volatile, and an increase in interest rates could have a material adverse effect on non-interest income, interest income and in the growth of New South's residential mortgage portfolio. Due to the cyclical nature of residential mortgage originations, there can be no assurance that New South will be able to sustain recent levels of gains on the sale of residential mortgage loans which constitute a substantial portion of New South's other income or the level of fees in noninterest income.

 Interest Rate Fluctuations

  Changes in interest rates can have differing effects on various aspects of the Company's business, particularly on the net interest income of the Company, the rate of loan prepayments, the volume of residential mortgage loans originated or produced, the sales of residential mortgage loans on the secondary market and the value of the Company's mortgage servicing rights.

  Net Interest Income. New South's profitability is dependent to a large extent on its net interest income, which is the difference between its income on interest-earning assets and its expense on interest-bearing liabilities. New South, like most financial institutions, is affected by changes in general interest rate levels and by other economic factors beyond its control. Interest rate risk arises in part from the mismatch (i.e., the interest sensitivity gap) between the dollar amount of repricing or maturing interest earning assets and liabilities, and is measured in terms of the ratio of the interest rate sensitivity gap to total assets. More interest earning assets than interest bearing liabilities repricing or maturing over a given time period is considered asset-sensitive and is reflected as a positive gap, and more liabilities than assets repricing or maturing over a given time period is considered liability-sensitive and is reflected as a negative gap. A liabilities-sensitive position (i.e., a negative gap) may generally enhance net interest income in a falling interest rate environment and reduce net interest income in a rising interest rate environment, while an asset-sensitive position (i.e., a positive gap) may generally enhance net interest income in a rising interest rate environment and will reduce net interest income in a falling interest rate environment. Fluctuations in interest rates are not predictable or controllable. Periodically, New South estimates the prepayment rates of all loans in New South's loan and mortgage-backed securities portfolios in order to determine New South's gap position over the approaching twelve month period. At December 31, 1997, based on management's assumptions derived from its experience, New South had a negative gap of 18%. If all interest rate caps and swaps are considered as immediately repriceable instruments, New South had a positive gap at December 31, 1997 of 13%.

  Rate of Loan Prepayment. Changes in interest rates also affect the average life of loans and mortgage-backed securities. The relatively lower interest rates in recent periods have resulted in increased prepayments of loans and mortgage-backed securities as borrowers have refinanced their mortgages to reduce their borrowing costs. Under these circumstances, New South is subject to reinvestment risk to the extent that it is not able to reinvest such prepayments at rates which are comparable to the rates on the prepaid loans or securities.

  Sales of Residential Mortgage Loans. Gains or losses on sales of residential mortgage loans may result from changes in interest rates from the time the interest rate on a customer's mortgage loan application is established to the time the Company sells the loan. Such a change in interest rates could result in a gain or loss upon the sale of such loan. In order to reduce the effect of interest rate changes on the gain or loss on loan sales, the Company may commit to sell residential mortgage loans to investors for delivery at a future time at a stated price. At any given time, the Company may have committed to sell substantially all of its residential mortgage loans that are closed ("warehouse loans") and a percentage of the residential mortgage loans that are not yet closed but for which the interest rate has been established ("pipeline loans"). To manage the interest rate risk of the Company's pipeline loans, the Company continuously projects the percentage of the pipeline loans it expects to close and, on the basis of such projections, enters into forward sales commitments to sell such loans.

  If interest rates make an unanticipated change, the actual percentage of pipeline loans that close may differ from the projected percentage. A sudden increase in interest rates can cause a higher percentage of pipeline loans to close than projected. To the degree that this may not have been anticipated, the Company may not have made forward sales commitments to sell these additional loans at pre-established prices and, consequently, may incur significant losses upon their sale at current market prices, adversely affecting results of operations. Likewise, if a lower percentage of pipeline loans closes than was projected, due to a sudden decrease in interest rates or otherwise, the Company may have committed to sell more loans than actually close and as a result may incur significant losses in fulfilling these commitments, adversely affecting results of operations. This risk is greater during times of higher volatility of interest rates.

  Value of Mortgage Servicing Rights. The value of the Company's servicing portfolio may be adversely affected if mortgage interest rates decline and loan prepayments increase. The value of the Company's mortgage servicing rights is based upon the net present value of future servicing income from related residential mortgage loans. As interest rates on residential mortgage loans decline, the economic advantages to borrowers of refinancing their residential mortgage loans increase. As residential mortgage loans are prepaid, the period during which the Company receives servicing income from such loans decreases, thereby reducing the value of the Company's mortgage servicing rights. If the rate of prepayment of the related loans exceeds the rate assumed by the Company, due to a significant reduction in interest rates or otherwise, the value of the Company's servicing portfolio will decrease and accelerated amortization of servicing rights or recognition of an impairment provision may become necessary, thereby decreasing earnings. There can be no assurance that the Company's efforts to mitigate these risks will prevent value loss or impairment provisions.

 Delinquency and Default Risks

  The Company's profitability may be negatively impacted by economic downturns as the frequency of loan defaults tends to increase. From the time that the Company funds the loans it originates to the time it sells the loans, generally 10 to 40 days thereafter, the Company is generally at risk for any loan defaults. Once the Company sells the loans it originates, the risk of loss from loan defaults and foreclosure generally passes to the purchaser or insurer of the loans. In connection therewith, the Company typically makes certain representations and warranties to the purchasers and insurers of loans and to the purchasers of servicing rights, if any. Such representations and warranties generally relate to the origination and servicing of loans in substantial conformance with state and federal laws and applicable investor guidelines. If a loan defaults and there has been a breach of these representations and warranties, the Company becomes liable for the unpaid principal and interest on the defaulted mortgage loan. In such a case, the Company may be required to repurchase the loan and bear the subsequent loss, if any. Historically, the impact of loans repurchased by the Company as the result of such breaches of representations and warranties has not been material. However, the number and amount of loans repurchased in the future could increase due to the high volume of loans which the Company originates, acquires and sells. Accordingly, the Company believes that future charges to net income relating to loan repurchases may be necessary as loan origination volume increases. In addition, the Company's installment (automobile) loans are subject to similar risks of delinquency and default. In 1997, the Company charged off a portion of its installment (automobile) loans. See "Management's Discussion and Analysis of Results of Operations and Financial Condition" and "Business."

  The Company is also affected by loan delinquencies and defaults on loans that it services. Under certain types of servicing contracts, particularly contracts to service loans that have been pooled or securitized, the servicer must advance all or part of the scheduled payments to the owner of the loan, even when loan payments are delinquent. Also, to protect their liens on mortgaged properties, owners of loans usually require the servicer to advance mortgage and hazard insurance and tax payments on schedule even if sufficient escrow funds are not available. The servicer will be reimbursed, subject to certain limitations with respect to Federal Housing Administration ("FHA") and Veterans Administration ("VA") loans, by the mortgage owner or from liquidation proceeds for payments advanced that the servicer is unable to recover from the mortgagor, although the timing of such reimbursement is typically uncertain. In the interim, the servicer must absorb the cost of funds advanced during the time the advance is outstanding. Further, the servicer must bear the increased costs of attempting to collect on delinquent and defaulted loans. The Company also foregoes servicing income from the time such loan becomes delinquent until foreclosure when, if any proceeds are available, such amounts may be recovered.

  The Company periodically incurs losses attributable to servicing FHA and VA loans for investors, including actual losses for final disposition of loans that have been foreclosed or assigned to the FHA or VA and accrued interest on such FHA or VA loans for which payment has not been received. The Company's servicing losses on investor-owned loans have historically primarily represented losses on VA loans. Because the total principal amount of FHA loans is guaranteed, losses on such loans are generally limited to expenses of collection and certain contractually defined costs. The Company has experienced minimal losses from FHA loans. With respect to VA loans, the VA guarantees the initial losses on a loan. The guaranteed amount generally ranges from 20% to 35% of the original principal balance. Before each foreclosure sale, the VA determines whether to bid by comparing the estimated net sale proceeds to the outstanding principal balance and the servicer's accumulated reimbursable costs and fees. If this amount is a loss and exceeds the guaranteed amount, the VA typically issues a no-bid and pays the servicer the guaranteed amount. Whenever a no-bid is issued, the servicer absorbs the loss, if any, in excess of the sum of the guaranteed principal and amounts recovered at the foreclosure sale. The Company's historical delinquency and foreclosure rate experience on VA loans has generally been consistent with that of the industry. There can be no assurance that the Company's servicing losses on investor-owned loans will not be greater in the future.

  Economic downturns in states in which the Company has a significant concentration of business could have an adverse impact on the Company's results of operations. The Company originates and purchases servicing rights for residential mortgage loans primarily in the southern United States and actively monitors the geographic distribution of its servicing portfolio to maintain a mix that it deems appropriate and makes adjustments as it deems necessary. There can be no assurance that the Company's monitoring of and adjustments to such geographic distribution will prevent any material adverse impact on the Company's business, results of operations and financial condition in the future.

 Allowance for Possible Loan Losses

  Industry experience indicates that a portion of the Company's loans held in its own portfolio will become delinquent and a portion of the loans will become charge-offs. Regardless of the underwriting criteria used by New South, losses may be experienced as a result of various factors beyond New South's control, including, among other things, changes in market conditions affecting the value of properties and problems affecting the credit of the borrower. New South's determination of the adequacy of its allowance for possible loan losses is based on various considerations, including an analysis of the risk characteristics of various classifications of loans, previous loan loss experience, specific loans which would have loan loss potential, delinquency trends, estimated fair value of the underlying collateral, current economic conditions, the views of New South's regulators (who have the authority to require additional reserves), and geographic and industry loan concentration. If delinquency levels were to increase as a result of adverse general economic conditions, the loan loss reserve so determined by New South, however, may not be adequate. New South believes the allowance to be adequate, but there can be no assurance that the allowance will be adequate to cover possible loan losses or that New South will not experience significant losses in its loan portfolios which may require significant increases to the allowance for possible loan losses in the future. At March 31, 1998, the Company's allowance for possible loan losses totaled $7.5 million which was 1.2% of total loans, net of unearned income, or 73.9% of nonperforming assets.

 Growth

  There can be no assurance that New South will be able to adequately and profitably manage its future growth. Failure by the Company to manage its growth effectively or sustain historical increases in loan origination volume could have a material adverse effect on the Company's business, financial condition, and results of operations. New South has experienced significant growth over the past five years, as total assets have increased from $616.9 million at September 30, 1993 to approximately $983.6 million at March 31, 1998. New South, as part of this growth, has expanded its loan production network through the transfer of 39 loan production offices from its affiliate, Collateral, in the Transfer (as defined and discussed herein under the heading "The Company"). The additional costs associated with operating the additional loan production offices have increased New South's noninterest expense and decreased earnings in the short-term and should continue to do so for some time.

 Availability of Funding Sources

  The degree to which the Company is leveraged could have important consequences to holders of the Preferred Securities, including the following:
(i) the Company's ability to grow will depend on its ability to obtain additional financing in the future for originating loans, investment in servicing rights, working capital, capital expenditures and general corporate purposes; (ii) a substantial portion of the Company's cash flow from operations must be dedicated to the payment of the principal of and interest on its indebtedness, thereby reducing the funds available to finance operations or pay cash dividends; and (iii) the Company may be more highly leveraged than certain of its competitors, which may place the Company at a competitive disadvantage and make it more vulnerable to economic downturns.

  The Company requires substantial funding for its business operations. Such funding is currently provided primarily by customer deposits, but the Company also relies on advances from the Federal Home Loan Bank ("FHLB") and commercial lenders. At March 31, 1998, FHLB advances to the Company totalled approximately $128.4 million, and the Company's indebtedness to commercial lenders pursuant to existing lines of credit totalled approximately $10.0 million. The Company may incur additional indebtedness in the future, subject to certain limitations contained in the instruments governing its current indebtedness. See "Business--Borrowings."

  To the extent that the Company is not successful in negotiating renewals of its borrowings or in arranging new financing, it may have to curtail its origination activities and/or sell significant portions of its servicing portfolio, which would have a material adverse effect on the Company's business results of operations and financial condition. Among the factors that will affect the Company's ability to refinance its bank credit and term facilities are financial market conditions and the value and performance of the Company prior to the time of such refinancing. There can be no assurance that any such refinancing can be successfully completed at advantageous rates or at all.

 Forward Sale Arrangements

  In connection with its mortgage loan sales programs, which involve the sale of residential mortgage loans and mortgage-backed securities on a forward or other deferred delivery and payment basis, the Company has credit risk exposure to the extent purchasers are unable to meet the terms of their forward purchase contracts. As is customary in the marketplace, none of the forward payment obligations of any of the Company's counterparties is currently secured or subject to margin requirements. Although the Company has never suffered a loss as a result of a default by a forward contract counterparty, the Company attempts to limit its credit exposure on forward sales arrangements on residential mortgage loans and mortgage-backed securities by entering into forward contracts only with institutions that the Company believes are acceptable credit risks and by limiting exposure to any single counterparty by selling to a number of investors. All counterparties are obligated to settle their sales in accordance with the terms of the related forward sale agreement. The Company also attempts to limit its exposure on flow servicing sales by only selling to institutions that the Company believes are acceptable credit risks.

 Loan Sales and Securitizations

  In connection with certain whole loan sales and securitizations, the Company recognizes a gain on sale of the loans upon the closing of the transaction and the delivery of the loans, but does not receive the cash representing such gain until it receives the excess servicing spread, which is payable over the actual life of the loans sold. The Company is subject to over-collateralization requirements and incurs significant expenses in connection with securitizations and incurs tax liabilities as a result of the gain on sale.

  The pooling and servicing agreements and sale and servicing agreements relating to the Company's securitizations require the Company to build over-collateralization levels through retention within each securitization trust of servicing distributions and application thereof to reduce the principal balances of the senior interests issued by the related trust or cover interest shortfalls. This retention causes the aggregate unpaid principal amount of the loans in the related pool to exceed the aggregate principal balance of the outstanding investor securities. Such over-collateralization amounts serve as credit enhancement for the related trust and therefore are available to absorb losses realized on loans held by such trust. The Company continues to be subject to the risks of default and foreclosure following the sale of loans through securitizations to the extent servicing distributions are required to be retained or applied to reduce principal or cover interest shortfalls from time to time. Such retained amounts are predetermined by the entity issuing any guarantee of the related senior interests as a condition to obtaining insurance or by the rating agencies as a condition to obtaining the desired rating on the various classes of notes thereon. In addition, such retention delays cash distributions that otherwise would flow to the Company through its retained interest, thereby adversely affecting the flow of cash to the Company.

 Regulation, Possible Changes and Related Matters

  New South's mortgage banking business is subject to the rules and regulations of the FHA, the VA, the United States Department of Housing and Urban Development ("HUD"), the Federal National Mortgage Association ("FNMA"), the Federal Home Loan Mortgage Corporation ("FHLMC"), the Governmental National Mortgage Association ("GNMA"), and other regulatory agencies with respect to originating, processing, underwriting, selling, securitizing and servicing residential mortgage loans. In addition, there are other federal and state statutes and regulations affecting the activities of New South. These rules and regulations, among other things, impose licensing obligations on New South, prohibit discrimination and establish underwriting guidelines that include provisions for inspections and appraisals, require credit reports on prospective borrowers, establish eligibility criteria for residential mortgage loans and fix maximum loan amounts.

  Moreover, lenders such as New South are required annually to submit audited financial statements to FNMA, FHLMC, GNMA, HUD and various state regulatory authorities, and to comply with each regulatory entity's financial requirements. New South's business is also subject to examination by FNMA, FHLMC, GNMA and state regulatory authorities at all times to assure compliance with applicable regulations, policies and procedures.

  New South's mortgage origination activities are subject to the provisions of various federal and state statutes including, among others, the Equal Credit Opportunity Act, the Federal Truth-in-Lending Act, the Federal Equal Credit Opportunity Act, the Fair Credit Reporting Act of 1970, the Home Mortgage Disclosure Act, the Real Estate Settlement Procedures Act of 1974 ("RESPA"), the Fair Housing Act and the regulations promulgated thereunder, which, among other provisions, prohibit discrimination, prohibit unfair and deceptive trade practices, require the disclosure of certain basic information to mortgagors concerning credit terms and settlement costs, limit fees and charges paid by borrowers and lenders and otherwise regulate terms and conditions of credit and the procedures by which credit is offered and administered. New South is further subject to federal and state laws and regulations governing the activities involved in servicing residential mortgage loans, including RESPA, the Federal Debt Collection Practices Act (with respect to the servicing of loans that are in default when the right to service is acquired by the Company), as well as other federal and state statutes and regulations affecting New South's servicing activities. These statutes and regulations, among other things, regulate assessment, collection, foreclosure and claims handling, and investment and interest payments on escrow balances.

  Members of Congress and government officials from time to time have suggested the elimination of or further limitation on the mortgage interest deduction for federal income tax purposes based on borrower income, type of loan or principal amount. Because many of the Company's loans are made to borrowers for the purpose of consolidating consumer debt or financing other consumer needs, the competitive advantages to tax deductible interest when compared with alternative source of financing, could be eliminated or seriously impaired by such government action. Accordingly, the reduction or elimination of these tax benefits would have a material adverse effect on the demand for loans of the kind offered by the Company.

  Failure to comply with any of the foregoing requirements regulating mortgage origination or mortgage servicing activities can lead to loss of approved status, termination of servicing contracts without compensation to the servicer, demands for indemnification or mortgage loan repurchases, certain rights of rescission for borrowers, class action lawsuits and administrative enforcement actions. Such regulatory requirements are subject to change from time to time and may in the future become more restrictive, thereby making compliance more difficult or expensive or otherwise restricting the ability of New South to conduct its business as such business is now conducted. See "Supervision and Regulation."

 Federal Programs; Availability of Active Secondary Market

  New South's ability to generate funds by sales of mortgage-backed securities is largely dependent upon the continuation of programs administered by FNMA, FHLMC and GNMA, which facilitate the issuance of such securities, as well as New South's continued eligibility to participate in such programs. In addition, approximately 35% (based on 1997 mortgage loan production) of New South's conforming residential mortgage lending is dependent upon the continuation of various programs administered by the FHA, which insures residential mortgage loans, and the VA, which partially guarantees residential mortgage loans. Although New South is not aware of any proposed discontinuation of, or significant reduction in, the operation of such programs, any such changes could have a material adverse effect on New South's operations. New South anticipates that it will continue to remain eligible to participate in such programs, but any significant impairment of such eligibility would materially adversely affect its operations. In addition, the mortgage loan products eligible for such programs may be changed from time to time by the sponsor. The profitability of specific types of mortgage loan products may vary depending on a number of factors, including the administrative costs to New South of originating or purchasing such types of residential mortgage loans.

  There can be no assurance that New South will be successful in effecting the sale of residential mortgage loans at the historic price or volume levels in any particular future periods. Any significant change in the secondary market level of activity or underwriting criteria of FNMA, FHLMC or private investors could have a material adverse effect on the gain or loss on sales of residential mortgage loans recorded by New South and therefore on New South's results of operations.

 Dependence on Key Individuals

  The success of the Company is in large part dependent upon the efforts of William T. Ratliff, III, Chairman of the Board and President of the Company, Robert M. Couch, Executive Vice President of the Company, David

E. Mewbourne, Executive Vice President of New South, Roger D. Murphree, Senior Vice President of New South, David A. Roberts, Senior Vice President of New South, Larry A. Nelson, Senior Vice President of New South, Suzanne H. Moore, Vice President and Controller of the Company and New South, and Lizabeth R. Nichols, Vice President and General Counsel of New South. The Company maintains no key man life insurance policies on any of these officers. The loss of the services of any of these officers could have a material adverse effect upon the Company.

 Concentration of Control

  Almost all of the equity securities in the Company are owned by members of the Ratliff family (the "Common Stockholders"). Accordingly, the Common Stockholders are able to control the election of the Board of Directors of the Company and thus the direction and future operations of the Company without any approving vote of the holders of the Preferred Securities offered hereby. See "Security Ownership of Certain Beneficial Owners."

 Potential Conflicts of Interest

  Certain decisions concerning the operations of, or financial dealings between, the Company and other financial services companies controlled by the Common Stockholders, including Collateral, present inherent conflicts of interest between the Common Stockholders and the holders of the Preferred Securities offered hereby. Several of the executive officers of the Company and New South are also executive officers of Collateral or other affiliates of the Company, and there can be no assurance that the nature and extent of the demands placed upon such executive officers by Collateral or such other affiliates will not diminish the time which such executive officers are able to devote to New South. See "Directors and Executive Officers" and "Certain Relationships and Related Transactions."

  Although New South is primarily a residential mortgage lender, it actively funds and purchases commercial real estate loans originated by Collateral and expects to continue to do so. The Company is required by applicable regulations to ensure that the terms of such transactions are consistent with safe and sound banking practices, and the Company evaluates the terms of its affiliated transactions by comparison with those available to the Company from unaffiliated third parties. Although it is expected that the terms of any such transactions between New South and Collateral will be on terms no less favorable than those that could be obtained from an independent third party, the Company cannot predict with certainty either the nature of, or the financial terms of, any transactions which may arise in the future. See "Certain Relationships and Related Transactions." Moreover, there can be no assurance that Collateral will not seek to re-enter the residential mortgage lending arena. See "The Company," "Business" and "Certain Relationships and Related Transactions."

  In addition, the Company and Collateral are dependent on outside sources for the funding of their respective lending operations, and, from time to time, the Company or New South may seek funding from or provide funding to Collateral.

 Competition

  New South faces substantial competition in purchasing and originating loans and in attracting deposits. Competitors include other thrifts and thrift holding companies, national and state banks, trust companies, insurance companies, mortgage banking operations, credit unions, finance companies, money market funds and other financial and non-financial companies which may offer products similar to those offered by New South. Many competing providers have greater financial resources than New South, offer additional services, have wider geographic presence or more accessible branch and loan production offices. See "Business--Competition."

 Developments in Technology

  The Company is heavily dependent upon complex computer systems for all phases of its operations. The year 2000 issue--common to most corporations-- concerns the inability of certain software and databases to properly recognize date sensitive information beginning January 1, 2000. This problem could result in a disruption to the Company's operations, if not corrected. Financial services institutions are particularly sensitive to such disruptions. The Company uses third party vendors for many of its systems. As a result, much of the Company's remediation effort relates to monitoring and communicating with those vendors. The Company has assessed and developed a detailed strategy to prevent or at least minimize problems related to the year 2000 issue. In 1997, resources were committed and implementation began to modify the affected information systems. Implementation is currently on schedule, but the degree of success of the project cannot be determined at this time. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Year 2000."

  The market for financial services, including banking services, is increasingly affected by advances in technology, including developments in telecommunications, data processing, computers, automation, Internet-based banking, and telebanking. New South's ability to compete successfully in its markets may depend on its ability to exploit such technological changes. However, there can be no assurance that the development of these or any other new technologies, or New South's success or failure in anticipating or responding to such developments, will materially affect New South's business, results of operations and financial condition.

 Liabilities Under Representations and Warranties

  Under certain circumstances, New South may become liable for certain damages or may be required to repurchase a loan if there has been a breach of representations or warranties made by New South in the ordinary course of business to the purchasers and insurers of its residential mortgage loans and automobile loans regarding compliance with laws, regulations and program standards and as to accuracy of information. New South generally receives similar representations and warranties from mortgage brokers and the correspondents from whom it purchases loans. However, in the event of breaches of such representations and warranties, New South is subject to the risk that a mortgage broker or correspondent may not have the financial capacity to repurchase loans when called upon to do so by New South or otherwise respond to demands made by New South.

 Litigation

  In recent years, many providers of financial services have been subject to class action lawsuits that allege violations of federal and state laws and regulations, including the propriety of collecting and paying various fees and charges and the calculation of escrow amounts on residential mortgage loans and the lending, collection, servicing and other dealer activities (e.g., sales of insurance and warranties) associated with installment (automobile) lending. Most recently, at least 50 purported class action lawsuits have been commenced against various mortgage companies alleging, inter alia, that the payment of certain fees to mortgage brokers violates the anti-kickback provisions of RESPA. If these cases are resolved against the lenders, it may cause an industry-wide change in the way independent mortgage brokers are compensated. Such a change may have a material adverse effect on the Company and the entire mortgage lending industry. The Company's broker compensation and table-funded correspondent purchase programs permit such payments. Although the Company believes these programs comply with all applicable laws and are consistent with long-standing industry practice and regulatory interpretations, in the future new regulatory interpretations or judicial decisions may require the Company to change its broker compensation and table-funded correspondent purchase practices. Class action lawsuits may continue to be filed in the future against the mortgage banking industry generally. No prediction can be made as to whether the ultimate decisions in any of these class actions will be adverse to the defendant mortgage companies. See "Business--Legal Proceedings."

 Dependence Upon Independent Mortgage Brokers and Mortgage Bankers

  The Company depends largely upon independent mortgage bankers, including smaller mortgage companies and commercial banks, and, to a lesser extent, upon independent mortgage brokers, for its originations and purchases of residential mortgage loans. Substantially all of the independent mortgage brokers and mortgage bankers with whom the Company does business deal with multiple loan originators for each prospective borrower. Wholesale originators, such as the Company, compete for business based upon pricing, service, loan fees and costs and other factors. The Company's competitors also seek to establish relationships with such independent mortgage bankers and mortgage brokers, none of whom is obligated by contract or otherwise to continue to do business with the Company. In addition, the Company expects the volume of broker and mortgage banker-sourced loans purchased by it to increase. Future operating and financial results of the Company may be more susceptible to fluctuations in the volume and cost of its broker and mortgage banker-sourced loans resulting from, among other things, competition from other purchasers of such loans.

                                  THE COMPANY

GENERAL

  The Company is a closely held unitary thrift holding company headquartered in Birmingham, Alabama. Through its financial institution subsidiary, New South, the Company operates two full-service retail branch offices Birmingham, Alabama, and 46 loan production offices located in 13 states throughout the southeastern and western United States. New South is the largest thrift and the sixth largest depository institution, based on asset size, headquartered in the State of Alabama.

  The Company's operations principally involve residential mortgage lending, installment (automobile) lending, residential construction and land lending and deposit gathering activities. The Company's residential mortgage lending efforts involve the origination and purchase of residential mortgage loans through its loan origination offices and wholesale sources, the sale of such loans (usually on a pooled and securitized basis) in the secondary market, and the servicing of residential mortgage loans for investors as well as the Company's own loan portfolio. The installment (automobile) lending program involves indirect lending through 600 automobile dealers in six southern states. The Company's residential construction and land lending efforts involve making loans to builders for the construction of single family properties and, on a more limited basis, loans for the acquisition and development of improved residential lots. In addition, the Company actively funds and purchases commercial real estate loans originated by Collateral which may be sold to investors or held in New South's portfolio. See "Business."

  The Company funds its lending activities primarily with customer deposits gathered through a broad range of banking services including certificates of deposit, individual retirement and other time and demand deposit accounts and money market accounts. The Company takes a wholesale approach to generating deposits, paying high interest rates while keeping deposit gathering overhead costs low. The Company maintains two retail branch offices, both located in Birmingham, Alabama, and attracts the majority of its deposits through telemarketing activities and third parties, primarily brokers. See "Business."

  The Company was established in 1994 for the purpose of acquiring and holding 100% of the capital stock of New South. The Company and New South are members of a family of financial services companies that are owned primarily by members of the Ratliff family. Since W. T. Ratliff founded Collateral Investment Company in 1933, these companies have been engaged in virtually all aspects of real estate lending, investment, brokerage and management, as well as various financial services businesses. See "Certain Relationships and Related Transactions."

  Prior to the formation of the Company, New South was a wholly owned subsidiary of Collateral. Although Collateral and the Company are each financial services companies and are each controlled by W.T. Ratliff, Jr. and members of his family, Collateral and the Company have different strategic goals for their respective lending operations and serve different customers. Generally, Collateral intends to focus its business on commercial lending and servicing commercial mortgage loans, while New South intends to focus its business on residential mortgage lending, installment (automobile) lending and servicing residential mortgage loans and installment (automobile) loans. In addition, the Company actively funds and purchases certain commercial real estate loans originated by Collateral.

  Although Collateral's present emphasis rests on commercial lending, prior to 1997, Collateral also conducted residential mortgage lending operations consisting primarily of direct originations of residential mortgage loans which were generally underwritten and processed in accordance with the guidelines issued by FNMA, FHLMC, GNMA, FHA or VA (i.e., conforming residential mortgage loans) through 39 retail mortgage origination offices located in 13 southern states. Effective July 1, 1997, Collateral transferred all 39 of its loan origination offices to New South (the "Transfer"). Prior to the Transfer, New South's residential mortgage lending operations consisted primarily of indirect originations of residential mortgage loans which were generally not underwritten and processed in accordance with government or federal agency guidelines (i.e., nonconforming residential mortgage loans) through correspondents and mortgage brokers, although it originated some nonconforming residential mortgage loans on a direct basis through seven origination offices.

  As a result of the Transfer, New South now originates conforming and nonconforming residential mortgage loans on a direct and indirect basis through 46 origination offices and a network of loan correspondents and mortgage brokers. The 39 offices previously owned by Collateral continue to originate primarily conforming residential mortgage loans, while the seven offices historically operated by New South continue to originate primarily nonconforming residential mortgage loans. Management believes the Transfer will enable New South to increase residential mortgage loan production efficiencies while increasing its loan servicing portfolio. New South also originates conforming and nonconforming residential mortgage loans on an indirect basis through correspondents and mortgage brokers.

  New South currently performs all servicing associated with nonconforming residential mortgage loans and installment (automobile) loans that it originates. However, pursuant to a subservicing agreement between Collateral and New South (the "Subservicing Agreement"), Collateral performs all servicing, on behalf of New South, in connection with conforming residential mortgage loans originated by New South. The Company anticipates terminating this Subservicing Agreement at the point when the balance of these loans which New South owns or services exceeds the balance of these loans which Collateral services for others. At this time, which remains to be determined, all current Collateral employees performing these functions will become employees of New South, causing all servicing functions to be performed centrally by New South. See "Certain Relationships and Related Transactions."

  If, in the future, the number of holders of the Company's common stock is reduced to 75 or less, and it is determined that the Company and New South would otherwise qualify for S corporation status, the remaining holders of the Company's common stock may elect to have the Company treated as an S corporation under the Code. If this election were made, the Company could then elect to treat New South as a qualified subchapter S subsidiary (a "QSSS"). Under the Code, a QSSS is not treated as a separate corporation from its parent, but rather all of the assets, liabilities, and items of income, deduction and credit of the QSSS are treated as such items of the parent. In other words, the Company and New South would be treated as one S corporation for federal income tax purposes.

                                   THE TRUST

  The Trust is a statutory business trust formed under Delaware law pursuant to (i) a trust agreement, dated as of April 2, 1998, executed by the Company, as depositor, and Bankers Trust (Delaware), as Delaware Trustee, and (ii) a certificate of trust filed with the Delaware Secretary of State on April 2, 1998. The initial trust agreement will be amended and restated in its entirety by the Trust Agreement substantially in the form filed as an exhibit to the Registration Statement of which this Prospectus forms a part. This Trust Agreement will, among other things, appoint the Property Trustee which shall hold legal title to the Subordinated Debentures in trust for the benefit of the holders of the Trust Securities and the several Administrative Trustees who shall have the power, duty and authority to cause the Trust to issue and sell the Trust Securities and to execute any documents or certificates necessary to effectuate such issuance and sale. The Delaware Trustee shall be a Trustee for the sole and limited purpose of fulfilling the statutory requirements of Section 3807 of the Delaware Business Trust Act and shall have no authority to take any action except as required under the Delaware Business Trust Act. The Delaware Trustee, Property Trustee and Administrative Trustees are collectively referred to herein as the "Issuer Trustees."

  The Trust Agreement will be qualified as an indenture under the Trust Indenture Act. The Trust exists for the exclusive purposes of (i) issuing the Preferred Securities offered hereby representing preferred undivided beneficial interests in the assets of the Trust, (ii) issuing the Common Securities representing common undivided beneficial interests in the assets of the Trust to the Company, (iii) investing the gross proceeds of the sale of the Trust Securities in the Subordinated Debentures, and (iv) engaging in only those other activities necessary, advisable, or incidental thereto. The Subordinated Debentures will be the only assets of the Trust and payments on the Subordinated Debentures will be the only revenue of the Trust. The Subordinated Debentures will be issued by the Company pursuant to the Indenture.

  Upon issuance of the Preferred Securities, the purchasers thereof will own all of the Preferred Securities. The Company will acquire all of the Common Securities which will represent an aggregate liquidation amount equal to at least 3% of the total capital of the Trust. The Common Securities will rank pari passu, and payments will be made thereon pro rata, with the Preferred Securities, except that upon the occurrence and during the continuance of an Event of Default under the Trust Agreement resulting from a Debenture Event of Default, the rights of the Company as holder of the Common Securities to payment in respect of Distributions and payments upon liquidation, redemption or otherwise will be subordinated to the rights of the holders of the Preferred Securities. See "Description of the Preferred Securities--Subordination of Common Securities."

  The Trust has a term of 31 years, but may terminate earlier as provided in the Trust Agreement. The principal executive offices of the Trust are located at 1900 Crestwood Boulevard, Birmingham, Alabama 35210. Its telephone number at such address is (205) 951-4000. It is anticipated that the Trust will be conditionally exempted from the reporting requirements of the Exchange Act.

                             ACCOUNTING TREATMENT

  The Trust will be treated, for financial reporting purposes, as a subsidiary of the Company and, accordingly, the accounts of the Trust will be included in the consolidated financial statements of the Company. The Preferred Securities will be presented as a separate line item in the consolidated balance sheet of the Company under the caption "Guaranteed Preferred Beneficial Interests in the Company's Subordinated Debentures," and appropriate disclosures about the Preferred Securities, the Guarantee and the Subordinated Debentures will be included in the notes to the Company's consolidated financial statements.

  All future reports of the Company filed under the Exchange Act will (i) present the Trust Securities issued by the Trust on the balance sheet as a separate line item entitled "Guaranteed Preferred Beneficial Interests in the Company's Subordinated Debentures," (ii) include in a note to the financial statements disclosure that the sole assets of the Trust are the Subordinated Debentures (including the outstanding principal amount, interest rate and maturity date of such Subordinated Debentures), and (iii) include in a note to the financial statements disclosure that the Company owns all of the Common Securities of the Trust, the sole assets of the Trust are the Subordinated Debentures, and the back-up obligations, in the aggregate constitute a full and unconditional guarantee by the Company of the obligations of the Trust under the Preferred Securities.

                                USE OF PROCEEDS

  The proceeds from the sale of the Preferred Securities offered hereby will be used by the Trust to purchase the Subordinated Debentures from the Company. The net proceeds to the Company from the sale of Subordinated Debentures offered hereby are estimated to be approximately $28.6 million ($32.9 million if the Underwriter's over-allotment option is exercised in full), after deducting the underwriting commission and estimated offering expenses. The Company intends to use the net proceeds to repay approximately $5.0 million drawn down under a revolving line of credit and $5.0 million payable on a term note with a commercial lender each of which bears interest at a rate equal to LIBOR plus 2%. Approximately $8-10 million of the proceeds will be used to fund an anticipated common stock repurchase program with a view towards making an election to be treated as an""S-corporation" under the Code. The balance will be used for general corporate purposes, including, but not limited to, increasing the size of the loan and servicing portfolios and reducing other long-term debt and short-term borrowings of the Company and/or New South. The precise amount and timing of the application of such proceeds will depend on the funding requirements of and availability of other funds to the Company. Pending such application by the Company, such net proceeds may be temporarily invested in short-term interest-bearing securities. See "The Company," "Business--Funding Activities" and "Business--Potential S-election."

  The OTS imposes certain capital adequacy requirements on the Company's thrift subsidiary, New South. To the extent the Company contributes a portion of the net proceeds received from the sale of the Preferred Securities to New South, such proceeds would qualify as Tier 1 capital of New South under the current capital adequacy guidelines of the OTS. Under current policy, the OTS does not impose any capital adequacy requirements on the Company itself. Moreover, the Company is not regulated by the Federal Reserve and is not subject to the Federal Reserve's risk based capital adequacy guidelines. Management is aware of various statutory and regulatory initiatives which could reform the regulation of financial services institutions, some of which could subject the Company to capital adequacy guidelines. No legislation on this issue is currently pending, and, therefore, management does not anticipate that such capital adequacy guidelines will be imposed on the Company in the near future. If, however, the Company were to become subject to the capital adequacy guidelines of either the Federal Reserve or OTS, it is expected that most of the proceeds of the sale of the Preferred Securities would qualify as Tier 1 capital of the Company in the absence of a Capital Event. Federal Reserve guidelines for calculation of Tier 1 capital limit the amount of cumulative preferred stock (which would include the Preferred Securities) which can be included in Tier 1 capital to 25% of total Tier 1 capital.

                      RATIOS OF EARNINGS TO FIXED CHARGES

  The following table sets forth for the respective periods the ratios of the Company's consolidated earnings to fixed charges.

                         NEW SOUTH FEDERAL
                           SAVINGS BANK               NEW SOUTH BANCSHARES, INC.
                         ------------------  ------------------------------------------------
                                              PRO FORMA
                              FOR THE          FOR THE         FOR THE            FOR THE
                               YEAR              YEAR           YEAR           THREE MONTHS
                               ENDED            ENDED           ENDED              ENDED
                         SEPTEMBER 30, (1)   DECEMBER 31, DECEMBER 31, (1)       MARCH 31,
                         ------------------  ------------ -------------------  --------------
                           1993      1994      1994(2)    1995   1996   1997    1997    1998
                         --------  --------  ------------ -----  -----  -----  ------  ------
                                                                                (UNAUDITED)
Ratio of Earnings to
 Fixed Charges:
  Excluding interest on
   deposits.............     4.69x     2.23x     2.30x     1.65x  1.50x  1.87x   1.75x   1.65x
  Including interest on
   deposits.............     1.31      1.23      1.26      1.15   1.12   1.18    1.14    1.16

--------
(1) New South changed its fiscal year end from September 30 to December 31 in November of 1994 (upon the formation of the Company). Amounts shown for the years ended September 30, 1993 and 1994 relate to New South only. Amounts for December, 1994 and thereafter relate to the Company on a consolidated basis.

(2) Pro forma amounts assume the formation of New South Bancshares, Inc. as of January 1, 1994.

  The consolidated ratio of earnings to fixed charges has been computed by dividing income before income taxes and fixed charges by fixed charges. Fixed charges represent all interest expense (ratios are presented both excluding and including interest on deposits). Interest expense (other than on deposits) includes interest on federal funds purchased and securities sold under agreements to repurchase, Federal Home Loan Bank advances, and other borrowed funds. See "Management's Discussion and Analysis of Financial Conditions and Results of Operations."

                                CAPITALIZATION

  The following table sets forth the consolidated capitalization of the Company as of March 31, 1998 and as adjusted to give effect to the consummation of the offering of the Preferred Securities offered hereby and the application of the net proceeds thereof as if the sale of the Preferred Securities had been consummated on March 31, 1998. The following should be read in conjunction with the Company's Consolidated Financial Statements and Notes thereto included elsewhere herein.

                                                            AS OF MARCH 31, 1998
                                                            --------------------
                                                             ACTUAL  AS ADJUSTED
                                                            -------- -----------
                                                                (DOLLARS IN
                                                                 THOUSANDS,
                                                             EXCEPT SHARE DATA)
Total long-term debt payable(1)...........................  $ 48,419  $ 43,419
Guaranteed preferred beneficial interests in the Company's
 Subordinated Debentures(2)...............................       -0-    30,000
Stockholders' equity:
  Common stock $1.00 par value; 1,500,000 authorized
   shares; 1,376,956 issued and outstanding...............     1,377     1,377
  Surplus.................................................    38,896    38,896
  Retained earnings.......................................    12,436    12,436
  Other comprehensive income..............................       319       319
                                                            --------  --------
    Total stockholders' equity............................    53,028    53,028
                                                            --------  --------
      Total capitalization................................  $101,447  $126,447
                                                            ========  ========

--------
(1) Total long-term debt payable consists of $43.4 million in FHLB advances with maturities of greater than one year and $5.0 million in a term note payable to a commercial bank. On the balance sheet, long-term FHLB advances are included in "Federal Home Loan Bank Advances." The term note payable is included in the "Note Payable" category on the balance sheet. The decrease in total long-term debt payable in the "As Adjusted" column results from the assumed pay-off of the $5.0 million term note payable. See "Use of Proceeds."
(2) See "Accounting Treatment."

                     SELECTED CONSOLIDATED FINANCIAL DATA

  The following information summarizes certain selected consolidated financial information of New South as of and for its fiscal years ended September 30, 1993 and 1994 and of the Company (which was established in November 1994 with a fiscal year ended December 31) as of and for its fiscal years ended December 31, 1994 on a pro forma basis, December 31, 1995, 1996 and 1997 and for the three months ended March 31, 1997 and 1998. The summary below should be read in conjunction with "Management's Discussion and Analysis of Financial Conditions and Results of Operations" and the Company's Consolidated Financial Statements and Notes included herein.

                         NEW SOUTH FEDERAL
                           SAVINGS BANK                         NEW SOUTH BANCSHARES, INC.
                         ------------------  ------------------------------------------------------------------
                                                 PRO FORMA
                         AS OF AND FOR THE   AS OF AND FOR THE     AS OF AND FOR THE       AS OF AND FOR THE
                            YEAR ENDED          YEAR ENDED             YEAR ENDED         THREE MONTHS ENDED
                           SEPTEMBER 30,       DECEMBER 31,           DECEMBER 31,             MARCH 31,
                         ------------------  ----------------- -------------------------- ---------------------
                           1993      1994         1994(1)        1995     1996     1997     1997    1998 (2)
                         --------  --------  ----------------- -------- -------- -------- --------- -----------
                                              (UNAUDITED)                                     (UNAUDITED)
                                           (DOLLARS IN  THOUSANDS, EXCEPT PER SHARE DATA)
SUMMARY OF OPERATIONS
 DATA:
Interest income......... $ 46,201  $ 44,934      $ 45,239      $ 55,064 $ 65,535 $ 75,491 $  17,818 $  20,317
Interest expense........   28,582    28,234        28,628        37,523   43,158   47,723    11,089    12,858
                         --------  --------      --------      -------- -------- -------- --------- ---------
Net interest income.....   17,619    16,700        16,611        17,541   22,377   27,768     6,729     7,459
Provision for possible
 loan losses............    1,025     1,485           841           572    2,492    2,954       842       649
                         --------  --------      --------      -------- -------- -------- --------- ---------
Net interest income
 after provision for
 possible loan losses...   16,594    15,215        15,770        16,969   19,885   24,814     5,887     6,810
Noninterest income:
 Loan administration
  income................    3,147     5,955         6,531         4,547    4,870    4,915     1,289     1,557
 Gain on sale of loans..   (2,753)     (505)         (416)          629      457    5,079       223     1,755
 Other income...........    5,788     1,968         2,200         1,490    2,998    5,320       405     3,357
                         --------  --------      --------      -------- -------- -------- --------- ---------
  Total noninterest
   income...............    6,182     7,418         8,315         6,666    8,325   15,314     1,917     6,669
Noninterest expense:
 Salaries and benefits..    4,420     5,242         5,244         5,371    7,424   16,024     2,343     6,043
 Other expense..........    9,500    10,813        11,276        12,633   15,742   15,398     2,604     5,417
                         --------  --------      --------      -------- -------- -------- --------- ---------
  Total noninterest
   expense..............   13,920    16,055        16,520        18,004   23,166   31,422     4,947    11,460
Income before income
 taxes..................    8,856     6,578         7,565         5,631    5,044    8,706     2,857     2,019
Income taxes expense....    3,052     2,785         2,937         2,265    2,482    3,990     1,287       755
                         --------  --------      --------      -------- -------- -------- --------- ---------
Net income.............. $  5,804  $  3,793      $  4,628      $  3,366 $  2,562 $  4,716 $   1,570 $   1,264
                         ========  ========      ========      ======== ======== ======== ========= =========
PER SHARE DATA:
Earnings per share
 (basic and diluted).... $   5.80  $   3.79      $   3.32      $   2.42 $   1.84 $   3.42 $    1.14 $    0.92
Weighted average shares
 outstanding (in
 thousands).............    1,000     1,000         1,393         1,393    1,391    1,377     1,377     1,377
SELECTED BALANCE SHEET
 DATA:
Total assets............ $616,949  $575,767      $590,384      $746,518 $824,968 $994,053  $869,508  $983,576
Investment securities
 available for sale.....   53,932    67,323        68,000        96,678   94,451  197,135   100,133   222,856
Loans, net of unearned
 income.................  496,569   407,555       455,588       561,611  681,730  727,854   729,046   651,003
Allowance for possible
 loan losses............    4,056     5,089         5,189         4,562    5,904    7,333     6,208     7,467
Deposits................  514,320   485,342       464,567       539,011  660,668  695,365   672,698   763,442
Federal Home Loan Bank
 advances...............   45,000    46,000        71,000       104,000   95,388  179,420    85,388   128,417
Total liabilities.......  579,599   537,504       551,501       700,738  777,027  941,739   820,353   930,548
Total stockholders'
 equity.................   37,350    38,263        38,883        45,780   47,941   52,314    49,155    53,028

                          NEW SOUTH FEDERAL
                            SAVINGS BANK                       NEW SOUTH BANCSHARES, INC.
                          ----------------- -----------------------------------------------------------------
                                                PRO FORMA
                          AS OF AND FOR THE AS OF AND FOR THE     AS OF AND FOR THE       AS OF AND FOR THE
                              YEAR ENDED        YEAR ENDED            YEAR ENDED          THREE MONTHS ENDED
                            SEPTEMBER 30,     DECEMBER 31,           DECEMBER 31,             MARCH 31,
                          ----------------- ----------------- -------------------------- --------------------
                            1993     1994        1994(1)        1995     1996     1997     1997     1998(2)
                          -------- -------- ----------------- -------- -------- -------- -------- -----------
                                               (UNAUDITED)                                   (UNAUDITED)
PERFORMANCE RATIOS:
Return on average
 assets(3)..............     0.99%    0.59%        0.79%         0.47%    0.31%    0.51%    0.74%     0.50%
Return on average
 equity(3)..............    17.01     9.51        12.73          7.75     5.22     9.17    12.55      9.42
Net interest spread.....     2.34     1.99         2.39          2.28     2.53     2.14     3.01      2.59
Net interest margin.....     3.08     2.64         3.00          2.65     2.94     3.21     3.49      3.25
Ratio of average
 interest-earning assets
 to average interest-
 bearing liabilities....   114.72   114.10       111.96        106.56   107.19   108.46   106.52    110.61
Ratio of noninterest
 expense to average
 assets(3)..............     2.37     2.48         2.81          2.52     2.84     3.42     2.33      4.55
Efficiency ratio........    78.72    75.95        73.13         77.70    87.35    77.07    64.37     83.65
Average equity to
 average assets.........     5.81     6.17         6.81          6.08     6.02     5.59     5.81      5.33
ASSET QUALITY DATA:
Net charge-offs to
 average loans, net of
 unearned income(3).....    (0.02)    0.09         0.23          0.22     0.18     0.21     0.32      0.28
Nonperforming assets to
 total assets...........     1.11     1.36         1.33          0.78     1.19     0.93     1.13      1.03
Nonperforming loans to
 total loans, net of
 unearned income........     0.98     1.34         1.22          0.69     1.21     1.12     1.09      1.25
Allowance for possible
 loan losses to total
 loans, net of unearned
 income.................     0.82     1.25         1.14          0.81     0.87     1.01     0.85      1.15
Allowance for possible
 loan losses to total
 nonperforming assets...    59.03    65.23        66.25         78.43    60.00    78.97    63.42     73.90
CAPITAL RATIOS(4):
Tangible capital (tier 1
 to total assets).......     6.05     6.65         6.89          7.24     6.89     6.16     6.68      6.36
Tier 1 capital (to risk
 adjusted assets).......     9.96    10.32        12.27         11.12    10.27     9.48    10.63     10.21
Total risk-based capital
 (to risk adjusted
 assets)................    10.72    11.04        13.26         11.78    11.10    10.44    11.57     11.29

--------

(1) Pro forma amounts assume the formation of New South Bancshares, Inc. as of January 1, 1994.

(2) In July of 1997, Collateral transferred to New South 39 residential mortgage loan production offices, associated employees, and related assets and liabilities. See "Management Discussion and Analysis."

(3)  Ratio data for interim periods are annualized.

(4) Capital ratio data for all periods presented are for New South only.

  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                  OPERATIONS

BASIS OF PRESENTATION

  The following discussion should be read in conjunction with the preceding "Selected Consolidated Financial Data" and the Company's Consolidated Financial Statements and Notes thereto and the other financial data included elsewhere in this Prospectus. The financial information provided below has been rounded in order to simplify its presentation. However, the ratios and percentages provided below are calculated using the detailed financial information contained in the Consolidated Financial Statements, the Notes thereto and the other financial data included elsewhere in this Prospectus. All tables, graphs, and financial statements included in this report should be considered an integral part of this analysis.

  New South Federal Savings Bank ("New South") is the primary subsidiary of New South Bancshares, Inc. (the "Company"). The Company is a unitary thrift holding company formed in November of 1994. Prior to the formation of the Company and its subsequent purchase of New South, New South's fiscal year end was September 30. For the purposes of the five year comparisons presented herein, New South's financial information has been included for the twelve month periods ended September 30, 1993 and 1994. The Company's fiscal year end is December 31. Information for the Company is presented for the calendar years ended December 31, 1995, 1996 and 1997, and for the three months ended March 31, 1997 and 1998. In all cases, significant summary information for the Company for the three month period ended December 31, 1994 is presented as a footnote, or a statement is made that there is no significant difference between such amounts or ratios and the corresponding amounts or ratios in the table.

GENERAL

  The Company's operations principally involve residential mortgage lending, installment (automobile) lending residential construction and land lending, and deposit gathering activities. The Company's residential mortgage lending efforts involve the origination and purchase of residential mortgage loans through its loan origination offices and wholesale sources, the sale of such loans (usually on a pooled and securitized basis) in the secondary market, and the servicing of residential mortgage loans for investors as well as the Company's own loan portfolio. The installment (automobile) lending program involves indirect lending through 600 automobile dealers in six southern states. The Company's residential construction and land lending efforts involve making loans to builders for the construction of single family properties and, on a more limited basis, loans for the acquisition and development of improved residential lots. The Company conducts deposit gathering activities in a traditional fashion through its two full service branches located in Birmingham, Alabama, and through a broad range of banking services. See "Business."

  The Company's net income is comprised principally of New South's net interest income. Net interest income is the difference between interest earned on interest-earning assets and interest paid on interest-bearing liabilities used to support such assets. Variations in the volume and mix of assets and liabilities and their relative sensitivity to interest rate movements determine changes in net interest income. Net income is also affected by the level of the provision for possible loan losses, noninterest income and noninterest expense. Noninterest income consists primarily of loan administration income and origination fees related to mortgage banking operations, net gain on the sales of securities available for sale, net gain on the sale of loans, and other income. Noninterest expense consists primarily of salaries and benefits, net occupancy and equipment expense, loan servicing fees paid to affiliates, losses on loans serviced, and other expenses.

  Loans are the single largest component of the Company's earning assets and generally have a more favorable return than other categories of earning assets. The Company's loans, net of unearned income, decreased 10.70% from $729.0 million at March 31, 1997 to $651.0 million at March 31, 1998. The decrease is due primarily to the sale of $66.2 million in loans, net of unearned income in the first quarter of 1998.

  Deposits are New South's largest source of funds used to support earning assets. New South's deposits increased 13.5% from $672.6 million at March 31, 1997 to $763.4 million at March 31, 1998. This increase funded increased loan originations as well as increased overhead resulting from the Transfer. The Company has been able to attract deposits by offering nationally competitive rates.

  The Company has also increased its use of FHLB advances as an alternative low cost funding source. These advances increased from $85.3 million at March 31, 1997 to $128.4 million at March 31, 1998, and were secured by a pledge of the Company's residential mortgage portfolio.

  In July of 1997, Collateral transferred to New South 39 residential mortgage loan production offices, associated employees, and related assets and liabilities. Management believes the Transfer will enable New South to increase residential mortgage loan production efficiencies while increasing its loan servicing portfolio. In connection with the Transfer, New South will make semiannual payments to Collateral through June 30, 2000 based on a percentage of the aggregate principal balance of the majority of residential mortgage loans originated through the 39 loan production offices. The percentages for the twelve month periods ending June 30, 1998, 1999 and 2000 are 0.35%, 0.20% and 0.10%, respectively.

  New South is required by the OTS to meet certain capital requirements. Among these are minimum leverage, tangible, and risk-based capital ratios. Historically, New South has consistently exceeded these minimum guidelines. At March 31, 1998 and at December 31, 1997, New South's capital ratios place it in the "well capitalized" category.

RESULTS OF OPERATIONS

 Three Months Ended March 31, 1998 Compared to Three Months Ended March 31,
1997

  Net interest income increased $730,000, or 10.8%, from $6.7 million in the first quarter of 1997 to $7.4 million in the first quarter of 1998. The increase resulted from a higher level of average earning assets. The growth in average earning assets, which increased from $810.1 million in the first quarter of 1997 to $954.4 million in the first quarter of 1998, primarily resulted from the transfer of the 39 residential mortgage loan production offices from Collateral effective July 1, 1997.

  The provision for possible loan losses decreased $193,000, or 22.9%, from $842,000 in the first quarter of 1997 to $649,000 in the first quarter of 1998. The allowance for possible loan losses as a percentage of total loans, net of unearned income increased from 0.85% at March 31, 1997 to 1.15% at March 31, 1998. The decrease in the provision is attributable to a lower level of installment (automobile) loan charge-offs and a reduction in the residential mortgage loan portfolio from March 31, 1997 to March 31, 1998 which resulted primarily from residential mortgage loan securitizations over that period. Nonperforming assets as a percentage of loans, net of unearned income and foreclosed properties were 1.34% and 1.55% at March 31, 1997 and 1998, respectively. The allowance for possible loan losses as a percentage of total nonperforming assets was 63.4% and 73.9% at March 31, 1997 and 1998, respectively.

  Noninterest income increased $4.7 million, or 247.9%, from $1.9 million in the first quarter of 1997 to $6.6 million in the first quarter of 1998. This increase was primarily due to increased gain on sales of loans and origination fees. Gain on sale of loans increased $1.5 million from the first quarter of 1997 to the first quarter of 1998, and origination fees increased $2.3 million over the same period. These changes are due primarily to the transfer of the 39 residential mortgage loan origination offices from Collateral effective July 1, 1997.

  Noninterest expense increased $6.5 million, or 131.7%, from $4.9 million in the first quarter of 1997 to $11.4 million in the first quarter of 1998. Significant contributors to this increase were increases in salaries and benefits of $3.7 million and increases in net occupancy and equipment expense of $758,000. These increases are attributable primarily to the transfer of the loan production offices and personnel from Collateral in the Transfer. As a part of the Transfer, several key employees moved from Collateral's payroll to New South's. Also contributing to the increase in noninterest expense was an increase in other noninterest expense of $1.8 million, including $715,000 accrued for payment to Collateral pursuant to the Transfer and other general and administrative expense increases associated with the Transfer.

  The income tax provisions for the interim periods are based on the 1998 and 1997 estimated annual effective rates, respectively.

  Net income decreased $306,000, or 19.5%, from $1.5 million (or $1.14 per share) in the first quarter of 1997 to $1.2 million (or $0.92 per share) in the first quarter of 1998. The increase in noninterest expense associated with the Transfer was the primary reason for the drop in earnings.

 Year Ended December 31, 1997 Compared to Year Ended December 31, 1996

  Net interest income increased $5.4 million, or 24.1%, from $22.4 million in 1996 to $27.8 million in 1997. The increase resulted from an improvement in the net interest margin and a higher level of average earning assets. The improvement in the net interest margin, which increased from 2.94% in 1996 to 3.21% in 1997, primarily resulted from higher rates earned on loans (resulting in part from changes in the mix of the loan portfolio, specifically increases in the nonconforming residential mortgage and non-prime installment (automobile) loans) coupled with stable funding costs. The growth in average earning assets, which increased from $762.0 million in 1996 to $866.1 million in 1997, primarily resulted from the transfer of the 39 residential mortgage loan production offices from Collateral effective July 1, 1997.

  The provision for possible loan losses increased $462,000, or 18.5%, from $2.5 million in 1996 to $3.0 million in 1997. The allowance for possible loan losses as a percentage of total loans, net of unearned income increased from 0.87% at December 31, 1996 to 1.01% at December 31, 1997. Changes in the mix of the loan portfolio, specifically increases in the nonconforming residential mortgages and non-prime installment (automobile) loans, contributed to the increased provision. Nonperforming assets as a percentage of loans, net of unearned income and foreclosed properties were 1.44% and 1.27% at December 31, 1996 and 1997, respectively. The allowance for possible loan losses as a percentage of total nonperforming assets was 60.0% and 79.0% at December 31, 1996 and 1997, respectively.

  Noninterest income increased $7.0 million, or 84.0%, from $8.3 million in 1996 to $15.3 million in 1997. This increase was primarily due to increased gain on sale of loans and origination fees. Gain on sale of loans increased $4.6 million from 1996 to 1997, primarily due to a $1.8 million gain on securitization of $215 million in nonconforming residential mortgage loans in August of 1997 and $1.9 million in servicing release fees on the sale of residential mortgage loans during 1997. Origination fees increased $3.2 million and other income increased $1.5 million due primarily to the transfer of the 39 residential mortgage loan origination offices from Collateral effective July 1, 1997.

  Noninterest expense increased $8.3 million, or 35.6%, from $23.2 million in 1996 to $31.4 million in 1997. During the third quarter of 1996, the Company incurred a one-time assessment due to federal government legislation to recapitalize the SAIF. Excluding the Company's one-time SAIF assessment of $3.2 million in 1996, total noninterest expense in 1997 increased $11.5 million, or 57.4%. Significant contributors to this increase were increases in salaries and benefits of $8.6 million, increases in net occupancy and equipment expense of $1.2 million, and an increase in other noninterest expense of $5.8 million. These increases are attributable primarily to the Transfer. Other noninterest expense includes $891,000 paid to Collateral pursuant to the Transfer and other general and administrative expense increases associated with the Transfer.

  Net income increased $2.2 million, or 84.1%, from $2.6 million (or $1.84 per share) in 1996, to $4.7 million (or $3.42 per share) in 1997. Increased net interest income and growth in noninterest income were the primary reasons for the growth in earnings. Excluding the after tax effect of the one-time SAIF assessment in 1996 of $1.9 million, net income for 1997 increased $254,000.

 Year Ended December 31, 1996 Compared to Year Ended December 31, 1995

  Net interest income increased $4.8 million, or 27.6%, from $17.5 million in 1995 to $22.4 million in 1996. The increase resulted from an improvement in the net interest margin and a higher level of average earning assets. The improvement in the net interest margin, which increased from 2.65% in 1995 to 2.94% in 1996, primarily resulted from higher rates earned on loans (resulting in part from changes in the mix of the loan portfolio, specifically increases in the nonconforming residential mortgage and non-prime installment (automobile) loans) and mortgage backed securities available for sale coupled with stable funding costs. The growth in average earning assets, which increased from $660.7 million in 1995 to $762.0 million in 1996, primarily resulted from internal loan growth.

  The provision for possible loan losses increased $1.9 million from $572,000 in 1995 to $2.5 million in 1996. The allowance for possible loan losses as a percentage of total loans, net of unearned income increased from 0.81% at December 31, 1995 to 0.87% at December 31, 1996. Growth in the loan portfolio, changes in the mix of the loan portfolio, specifically increases in the nonconforming residential mortgages and non-prime installment (automobile) loans, and increases in nonperforming loans each contributed to the increased provision. Nonperforming assets as a percentage of loans, net of unearned income and foreclosed properties were 1.03% and 1.44% at December 31, 1995 and 1996, respectively, reflecting an industry trend.

  Noninterest income increased $1.7 million, or 24.9%, from $6.7 million in 1995 to $8.3 million in 1996. The primary contributor to this increase was gain on sale of investment securities available for sale, which increased $1.2 million from 1995 to 1996.

  Noninterest expense increased $5.2 million, or 28.7%, from $18.0 million in 1995 to $23.2 million in 1996. Excluding the Company's one-time SAIF assessment of $3.2 million in 1996, total noninterest expense increased $2.0 million, or 10.9%. The primary contributor to the increase was salaries and benefits expense, which increased $2.1 million from 1995 to 1996, due to the addition of approximately 40 full-time employees, normal compensation increases, and enhancements to the bonus program necessary to support the Company's continuing growth.

  The Company's net income decreased $804,000, or 23.9%, from $3.4 million (or $2.42 per common share) in 1995 to $2.6 million (or $1.84 per common share) in 1996. Excluding the after tax effect of the one-time SAIF assessment of $1.9 million in 1996, net income increased 32.6%, from $3.4 million in 1995 to $4.5 million in 1996. Increased net interest income and average earning assets were the primary reasons for the growth in earnings.

NET INTEREST INCOME

 General

  Net interest income is determined by the yields earned on the Company's interest-earning assets and the rates paid on its interest-bearing liabilities, the relative amounts of interest-earning assets and interest-bearing liabilities, and the degree of mismatch and the maturity and repricing characteristics of its interest-earning assets and interest-bearing liabilities. Net interest income divided by average earning assets represents the Company's net interest margin.

 Average Balances, Income, Expenses and Rates

  The following table sets forth, for the periods and entities indicated, certain information related to the Company's average balance sheet and its average yields on assets and average costs of liabilities. Such yields are derived by dividing income or expense by the average balance of the corresponding assets or liabilities. Average balances have been derived from the daily balances throughout the periods indicated.

                                AVERAGE BALANCES, INCOME, EXPENSES AND RATES

                                 AS OF AND FOR THE YEAR ENDED DECEMBER 31,
                   -------------------------------------------------------------------------
                            1995                     1996                     1997
                   ------------------------ ------------------------ -----------------------
                   AVERAGE   INCOME/ YIELD/ AVERAGE   INCOME/ YIELD/ AVERAGE   INCOME/ YIELD
                   BALANCE   EXPENSE  RATE  BALANCE   EXPENSE  RATE  BALANCE   EXPENSE RATE
                   --------  ------- ------ --------  ------- ------ --------  ------- -----
                                                                    (DOLLARS IN THOUSANDS)
ASSETS
 Loans, net of
 unearned
 income..........  $552,698  $47,072  8.52% $654,607  $57,395  8.77% $713,935  $64,831 9.08%
 Federal funds
 sold............     3,067      192  6.26     3,572      216  6.05     6,512      381 5.85
 Mortgage-backed
 securities......    80,013    5,545  6.93    77,506    5,603  7.23   105,536    7,436 7.05
 Other
 investments.....    24,915    2,255  9.05    26,267    2,321  8.84    40,129    2,843 7.08
                   --------  -------        --------  -------        --------  -------
 Total earning
 assets..........   660,693   55,064  8.33   761,952   65,535  8.60   866,112   75,491 8.72
 Securities under
 repurchase
 agreements......     6,045                    5,024                    2,129
 Allowance for
 possible loan
 losses..........    (4,754)                  (4,835)                  (6,489)
 Noninterest
 bearing assets..    52,516                   53,400                   57,875
                   --------                 --------                 --------
 Total assets....  $714,500                 $815,541                 $919,627
                   ========                 ========                 ========
LIABILITIES AND
STOCKHOLDERS'
EQUITY
 Other interest
 bearing
 deposits........  $  2,678  $   107  4.00% $  2,743  $   161  5.87% $  3,095  $   126 4.07%
 Savings
 deposits........    51,716    2,295  4.44    50,561    2,275  4.50    59,085    2,595 4.39
 Time deposits...   423,592   26,441  6.24   488,629   30,604  6.26   571,221   35,011 6.13
 Other
 borrowings......    43,040    2,678  6.22    44,835    2,707  6.04    51,624    3,149 6.10
 Federal Home
 Loan Bank
 advances........    99,005    6,002  6.06   124,093    7,411  5.97   113,512    6,842 6.03
                   --------  -------        --------  -------        --------  -------
 Total interest
 bearing
 liabilities.....   620,031   37,523  6.05   710,861   43,158  6.07   798,537   47,723 5.98
                                      ----                     ----                    ----
 Noninterest
 bearing
 deposits........    45,006                   48,932                   57,037
 Accrued expenses
 and other
 liabilities.....     6,009                    6,668                   12,611
 Total
 stockholders'
 equity..........    43,454                   49,080                   51,442
                   --------                 --------                 --------
 Total
 liabilities and
 stockholders'
 equity..........  $714,500                 $815,541                 $919,627
                   ========                 ========                 ========
 Net interest
 spread..........                     2.28%                    2.53%                   2.74%
                                      ====                     ====                    ====
 Net interest
 income..........            $17,541                  $22,377                  $27,768
                             =======                  =======                  =======
 Net interest
 margin..........                     2.65%                    2.94%                   3.21%
                                      ====                     ====                    ====
                    AS OF AND FOR THE THREE MONTHS ENDED MARCH 31,
                   ---------------------------------------------------
                            1997                      1998
                   ------------------------ --------------------------
                   AVERAGE   INCOME/ YIELD/  AVERAGE    INCOME/ YIELD/
                   BALANCE   EXPENSE  RATE   BALANCE    EXPENSE  RATE
                   --------- ------- ------ ----------- ------- ------
ASSETS
 Loans, net of
 unearned
 income..........  $706,300  $16,019  9.20% $  725,373  $16,462  9.20%
 Federal funds
 sold............     3,860       49  5.18       9,726      136  5.67
 Mortgage-backed
 securities......    75,051    1,324  7.15     168,882    2,911  6.99
 Other
 investments.....    24,984      426  6.92      50,469      808  6.49
                   --------- -------        ----------- -------
 Total earning
 assets..........   810,195   17,818  8.92     954,450   20,317  8.63
 Securities under
 repurchase
 agreements......     3,733                          0
 Allowance for
 possible loan
 losses..........    (5,824)                    (7,421)
 Noninterest
 bearing assets..    52,310                     74,480
                   ---------                -----------
 Total assets....  $860,414                 $1,021,509
                   =========                ===========
LIABILITIES AND
STOCKHOLDERS'
EQUITY
 Other interest
 bearing
 deposits........  $  3,132  $    45  5.83% $    3,197  $    27  3.43%
 Savings
 deposits........    56,955      605  4.31      60,893      662  4.41
 Time deposits...   562,034    8,357  6.03     590,506    9,083  6.24
 Other
 borrowings......    44,182      664  6.09      62,314      943  6.14
 Federal Home
 Loan Bank
 advances........    94,277    1,418  6.10     145,997    2,143  5.95
                   --------- ------- ------ ----------- ------- ------
 Total interest
 bearing
 liabilities.....   760,580   11,089  5.91     862,907   12,858  6.04
 Noninterest
 bearing
 deposits........    38,670                     85,869
 Accrued expenses
 and other
 liabilities.....    11,143                     18,289
 Total
 stockholders'
 equity..........    50,021                     54,444
                   ---------                -----------
 Total
 liabilities and
 stockholders'
 equity..........  $860,414                 $1,021,509
                   =========                ===========
 Net interest
 spread..........                     3.01%                      2.59%
                                     ======                     ======
 Net interest
 income..........            $ 6,729                    $ 7,459
                             =======                    =======
 Net interest
 margin..........                     3.37%                      3.17%
                                     ======                     ======

 Analysis of Changes in Net Interest Income

  The following table sets forth the effect which the varying level of interest-earning assets and interest-bearing liabilities and the applicable rates have had on changes in net interest income from 1995 to 1996 and 1996 to 1997, and the three months ended March 31, 1997 to March 31, 1998.

                  ANALYSIS OF CHANGES IN NET INTEREST INCOME

                                              FOR THE YEAR                           FOR THE THREE MONTHS
                                           ENDED DECEMBER 31,                           ENDED MARCH 31,
                          -------------------------------------------------------  -------------------------
                            1995 COMPARED TO 1996        1996 COMPARED TO 1997       1997 COMPARED TO 1998
                                CHANGE DUE TO                CHANGE DUE TO               CHANGE DUE TO
                          ---------------------------  --------------------------  -------------------------
                                     AVERAGE                      AVERAGE                     AVERAGE
                          YIELD/RATE BALANCE    NET    YIELD/RATE BALANCE   NET    YIELD/RATE BALANCE  NET
                          ---------- -------  -------  ---------- -------  ------  ---------- ------- ------
                                                          (IN THOUSANDS)
EARNINGS ASSETS
Total loans, net of
 unearned income(1).....    $1,604   $8,719   $10,323    $2,101   $5,335   $7,436    $  10    $   433 $  443
Federal funds sold......        (8)      32        24       (7)      172      165       12         75     87
Mortgage-backed
 securities.............       266     (208)       58      (138)   1,971    1,833      (69)     1,656  1,587
Other investments.......       (59)     125        66      (314)     836      522      (56)       438    382
                            ------   ------   -------    ------   ------   ------    -----    ------- ------
Total interest income...     1,803    8,668    10,471     1,642    8,314    9,956     (103)     2,602  2,499
INTEREST BEARING
 LIABILITIES
Other interest bearing
 deposits...............        53        1        54      (56)       21      (35)     (19)         1    (18)
Savings deposits........        30      (50)      (20)     (43)      363      320       15         42     57
Time deposits...........       103    4,060     4,163      (639)   5,046    4,407      297        429    726
Other borrowings........       (93)     122        29        28      414      442        6        273    279
Federal Home Loan Bank
 advances...............      (114)   1,523     1,409        69     (638)    (569)     (54)       779    725
                            ------   ------   -------    ------   ------   ------    -----    ------- ------
Total interest expense..       (21)   5,656     5,635      (641)   5,206    4,565      245      1,524  1,769
                            ------   ------   -------    ------   ------   ------    -----    ------- ------
Net interest income.....    $1,824   $3,012   $ 4,836    $2,283   $3,108   $5,391    $(348)   $ 1,078  $ 730
                            ======   ======   =======    ======   ======   ======    =====    ======= ======

--------
(1) Loans, net of unearned income includes nonaccrual loans for all years presented.

 Interest Sensitivity

  Through policies established by an asset/liability management committee formed by New South's Board of Directors, the Company monitors and manages the repricing and maturity of its assets and liabilities in order to diminish the potential adverse impact that changes in interest rates could have on its net interest income. The asset/liability management committee uses a combination of traditional gap analysis, which compares the repricings, maturities, and prepayments, as applicable, of New South's interest-earning assets (RSA), interest-bearing liabilities and off balance sheet instruments (RSL), and interest rate sensitivity analysis to manage interest rate risk. A summary of the December 31, 1997 gap analysis for New South is provided below:

                               SUMMARY GAP REPORT

                                                    AS OF DECEMBER 31, 1997
                         -------------------------------------------------------------------------------
                         IMMEDIATE  OVER THREE
                         TO THREE     MONTHS      OVER ONE YEAR     OVER FIVE YEARS  OVER TEN
                          MONTHS    TO ONE YEAR THROUGH FIVE YEARS THROUGH TEN YEARS   YEARS     TOTAL
                         ---------  ----------- ------------------ ----------------- ---------  --------
                                                    (DOLLARS IN THOUSANDS)
Time deposits in other
 banks..................       200         --             --                --             --        200
Investment securities
 available for sale.....    26,984      68,999         66,039            24,112         11,001   197,135
Mortgage loans held for
 sale...................    35,570         --             --                --             --     35,570
Loans net of unearned
 income.................   163,789     146,030        253,066           132,610         32,359   727,854
Allowance for possible
 loan losses............       --          --             --                --          (7,333)   (7,333)
                         ---------   ---------       --------          --------      ---------  --------
Net Loans...............   163,789     146,030        253,066           132,610         25,026   720,521
Premises and equipment,
 net....................       --          --             --                --           2,968     2,968
Other assets............        68         192            748               397         19,185    20,590
                         ---------   ---------       --------          --------      ---------  --------
Total Assets............  $243,554    $215,221       $319,853          $157,119        $58,180  $993,927
                         =========   =========       ========          ========      =========  ========
Noninterest bearing
 deposits............... $     --    $     --        $    --           $    --       $  74,935  $ 74,935
Interest bearing
 deposits...............   256,843     174,645        115,830            36,824         36,394   620,536
                         ---------   ---------       --------          --------      ---------  --------
Total deposits..........   256,843     174,645        115,830            36,824        111,329   695,471
                         ---------   ---------       --------          --------      ---------  --------
Federal funds purchased
 and securities sold
 under agreement to
 repurchase.............    40,800         --             --                --             --     40,800
Federal Home Loan Bank
 advances...............    56,000     105,000          3,388            15,000             32   179,420
Other liabilities.......       --          --             --                --          16,145    16,145
                         ---------   ---------       --------          --------      ---------  --------
Total Liabilities.......   353,643     279,645        119,218            51,824        127,506   931,836
                         ---------   ---------       --------          --------      ---------  --------
Shareholder's equity....       --          --             --                --          62,091    62,091
                         ---------   ---------       --------          --------      ---------  --------
Total Liabilities and
 shareholder's equity...  $353,643    $279,645       $119,218          $ 51,824       $189,597  $993,927
                         =========   =========       ========          ========      =========  ========
Periodic Gap............ $(110,089)  $ (64,424)      $200,635          $105,295      $(131,417)
Cumulative Gap.......... $(110,089)  $(174,513)      $ 26,122          $131,417      $     --
Periodic RSA/RSL........      0.69        0.77           2.68              3.03           0.31
Cumulative RSA/RSL......      0.69        0.72           1.03              1.16           1.00
Rate Caps Impact........ $ 305,000   $     --        $    --           $    --       $     --
Swaps Impact............ $  45,000   $ (50,000)      $(40,000)         $ 45,000      $     --
Hedged Periodic Gap..... $ 239,911   $(114,424)      $160,635          $150,295      $(131,417)
Hedged Cumulative Gap... $ 239,911   $ 125,487       $286,122          $436,417      $ 305,000
Hedged Periodic
 RSA/RSL................      1.68        0.59           2.35              3.90           0.31
Hedged Cumulative
 RSA/RSL................      1.68        1.20           1.38              1.54           1.31

  Corresponding March 31, 1998 gap analysis totals for New South are provided below:

                                                   AS OF MARCH 31, 1998
                         --------------------------------------------------------------------------
                         IMMEDIATE  OVER THREE
                         TO THREE     MONTHS      OVER ONE YEAR     OVER FIVE YEARS  OVER TEN
                          MONTHS    TO ONE YEAR THROUGH FIVE YEARS THROUGH TEN YEARS   YEARS
                         ---------  ----------- ------------------ ----------------- ---------
                                                (DOLLARS IN THOUSANDS)
Periodic Gap............ $(13,472)   $ (84,237)      $147,384          $ 83,704      $(133,379)
Cumulative Gap.......... $(13,472)   $ (97,709)      $ 49,675          $133,379      $     --
Periodic RSA/RSL........     0.95         0.71           1.95              2.34           0.30
Cumulative RSA/RSL......     0.95         0.83           1.07              1.17           1.00
Rate Caps Impact........ $345,000    $     --        $    --           $    --       $     --
Swaps Impact............ $ 50,000    $ (30,000)      $(45,000)         $ 25,000      $     --
Hedged Periodic Gap..... $381,528    $(114,237)      $102,384          $108,704      $(133,379)
Hedged Cumulative Gap... $381,528    $ 267,291       $369,675          $478,379      $ 345,000
Hedged Periodic
 RSA/RSL................     2.35         0.61           1.66              2.74           0.30
Hedged Cumulative
 RSA/RSL................     2.35         1.46           1.51              1.60           1.35

  The Company's interest rate sensitivity analysis evaluates interest rate risk based on the impact on the net interest income and market value of portfolio equity ("MVPE") of various interest rate scenarios. The MVPE analysis is required quarterly by the OTS by virtue of the Company's asset size. The Company also uses an earnings simulation model to determine the effect of several interest rate scenarios on the Company's net interest income. Throughout 1996 and 1997, New South's asset/liability management committee met semi-monthly to monitor and evaluate the interest rate risk position of New South, and to formulate and implement strategies for increasing and protecting the interest rate margin and net income. These meetings are ongoing in 1998.

  Brokered deposits are considered to be highly interest-sensitive and are reflected in all interest rate risk analyses reviewed by the asset/liability committee.

  In general, the Company is a liability sensitive institution, meaning that the Company is more negatively impacted by increases in interest rates and benefits from decreases in interest rates. As of December 31, 1997, the Company's interest rate risk management model indicated that projected net interest income would decrease by 9.7% assuming an instantaneous increase in interest rates of 200 basis points, or decrease by 1.9%, assuming an instantaneous decrease of 200 basis points. All measurements of interest rate risk sensitivity fall within guidelines established by New South's Board of Directors.

  The Company uses interest rate contracts, primarily interest rate swaps and caps, to reduce or modify interest rate risk. The impact of these instruments is incorporated into the interest rate risk management model. The Company manages the credit risk of its interest rate swaps, caps and forward contracts through (i) a review of creditworthiness of the counterparties to such contracts, (ii) Board established credit limits for each counterparty, and
(iii) monitoring by the asset/liability management committee.

  At March 31, 1998, New South had interest rate swap contracts with notional amounts totaling $165.0 million. Of these, $120 million were variable-for-fixed swap contracts designated as hedges against New South's loan portfolio. These contracts effectively convert $120 million in variable rate funding to a fixed rate, thus reducing the impact of an upward movement in interest rates on the net interest margin.

  Additionally, the Company has entered into $45 million in fixed-for-variable swaps concurrent with the issuance of $45 million in brokered certificates of deposit. These swaps reduce the current cost of these liabilities, and convert them to an adjustable rate. These swaps are callable at the option of the counterparty. If called, the Company holds the right to call the certificates of deposit.

  In addition, New South had $345 million in interest rate cap contracts outstanding at March 31, 1998. As discussed above, the Company is exposed to rising liability costs due to the nature of its liability portfolio. The interest rate cap contracts serve as hedges against increases in costs of liabilities. As of March 31, 1998, only one of these contracts had reached its strike rate, and an immaterial amount of income was received per the contract.

  The following table sets forth the Company's interest rate contract activity for the years 1995, 1996 and 1997, and for the first quarter of 1998.

                         INTEREST RATE SWAPS AND CAPS

                                   INTEREST RATE SWAPS
                                   ---------------------
                                                          INTEREST
                                   RECEIVED      PAY        RATE
                                     FIXED      FIXED       CAPS    TOTAL
                                   ---------------------  -------- --------
                                                (IN THOUSANDS)
Balance at January 1, 1995........ $     --   $   55,000  $    --  $ 55,000
Additions.........................       --       80,000    40,000  120,000
Maturities........................       --       (5,000)      --    (5,000)
                                   ---------  ----------  -------- --------
Balance at December 31, 1995......       --      130,000    40,000  170,000
Additions.........................       --          --    175,000  175,000
Maturities........................       --      (10,000)      --   (10,000)
                                   ---------  ----------  -------- --------
Balance at December 31, 1996......       --      120,000   215,000  335,000
Additions.........................    45,000         --     90,000  135,000
Maturities........................       --      (40,000)      --   (40,000)
                                   ---------  ----------  -------- --------
Balance at December 31, 1997......    45,000      80,000   305,000  430,000
Additions.........................       --       40,000    40,000   80,000
Maturities........................       --          --        --       --
                                   ---------  ----------  -------- --------
Balance at March 31, 1998......... $  45,000  $  120,000  $345,000 $510,000
                                   =========  ==========  ======== ========

  The following table sets forth the relative maturities and interest rates related to interest rate contracts outstanding at March 31, 1998.

           MATURITIES ON CAPS AND INTEREST RATES EXCHANGED ON SWAPS

                                     YEAR OF MATURITY
                         --------------------------------------------
                                                              2002 &
                          1998      1999     2000     2001     AFTER    TOTAL
                         -------  --------  -------  -------  -------  --------
                                      (DOLLARS IN THOUSANDS)
Notional amount of pay
 fixed swaps............ $40,000  $ 15,000  $25,000  $   --   $40,000  $120,000
  Receive rate
   variable.............    5.64%     5.56%    5.67%     -- %    5.69%     5.65%
  Pay rate fixed........    6.11      5.70     5.99              5.89      5.96
Notional amount of
 receive fixed swap..... $   --   $    --   $   --   $   --   $45,000  $ 45,000
  Receive rate fixed....     -- %      -- %     -- %     -- %    6.97%     6.97%
  Pay rate variable.....     --        --       --       --      5.58      5.58
Caps
  Notional amount....... $40,000  $105,000  $50,000  $70,000  $80,000  $345,000

  The Company also enters into forward commitments to sell loans based on the interest rates of loans currently in the Company's pipeline. This reduces the impact of future changes in market rates on the value of those loans upon delivery. All forward commitments are considered in the lower of cost or market valuation for residential mortgage loans held for sale.

PROVISION AND ALLOWANCE FOR POSSIBLE LOAN LOSSES

 General

  Management establishes allowances for the purpose of absorbing possible losses that may exist within the loan portfolio and that may be expected to occur based on management's review of the economy, historical losses, underwriting standards, changes in the composition of the loan portfolio, and other factors. The allowance for possible loan losses is maintained at a level considered adequate to provide for potential losses as determined by management's continuing review and evaluation of the loans and its judgment as to the impact of economic conditions on the portfolio. Charges are made to the allowance for loans that are charged off during the year while recoveries of these amounts are credited to the account. The Company follows a policy of charging off loans determined to be uncollectible by management.

  Additions to the allowance for possible loan losses, which are expensed as the provision for possible loan losses on the Company's income statement, are made periodically to maintain the allowance at an appropriate level based on management's analysis of the potential risk in the loan portfolio. The amount of the provision is a function of the level of loans outstanding, the mix of the outstanding loan portfolio, the level of nonperforming loans, and current and anticipated economic conditions.

  The Company's allowance for possible loan losses is based upon management's judgment and assumptions regarding risk elements in the portfolio, future economic conditions and other factors affecting borrowers. The evaluation of the allowance for possible loan losses includes management's identification and analysis of loss potential in various portfolio segments using a credit grading process and specific reviews and evaluations of significant problem credits. In addition, management monitors the overall portfolio quality through observable trends in delinquency, charge-offs, and general and economic conditions in the service area. The adequacy of the allowance for possible loan losses and the effectiveness of the Company's monitoring and analysis system are also reviewed periodically by the banking regulators and the Company's independent auditors.

  Based on present information and an ongoing evaluation, management considers the allowance for possible loan losses to be adequate to meet presently known and inherent risks in the loan portfolio. Management's judgment as to the adequacy of the allowance is based upon a number of assumptions about future events which it believes to be reasonable but which may or may not be valid. Thus, there can be no assurance that charge-offs in future periods will not exceed the allowance for possible loan losses or that additional increases in the allowance for possible loan losses will not be required.

  The following table sets forth certain information with respect to the Company's allowance for possible loan losses and the composition of charge-offs and recoveries for each of the last five reporting periods.

                     ALLOWANCE FOR POSSIBLE LOAN LOSSES(1)

                          NEW SOUTH FEDERAL
                            SAVINGS BANK               NEW SOUTH BANCSHARES, INC.
                          ------------------  ------------------------------------------------
                          AS OF AND FOR THE       AS OF AND FOR THE           AS OF AND FOR THE
                              YEAR ENDED              YEAR ENDED             THREE MONTHS ENDED
                            SEPTEMBER 30,            DECEMBER 31,                 MARCH 31,
                          ------------------  ----------------------------  -----------------------
                            1993      1994      1995      1996      1997      1997      1998
                          --------  --------  --------  --------  --------  --------  --------
                                              (DOLLARS IN THOUSANDS)
Loans net of unearned
 income, outstanding at
 end of period..........  $496,569  $407,555  $561,611  $681,730  $727,854  $729,046  $651,003
                          ========  ========  ========  ========  ========  ========  ========
Average loans net of
 unearned income........  $465,911  $505,106  $552,698  $654,607  $713,935  $706,300  $725,373
                          ========  ========  ========  ========  ========  ========  ========
Balance of allowance for
 possible loan losses at
 beginning of period....  $  2,952  $  4,056  $  5,189  $  4,562  $  5,904  $  5,904  $  7,333
LOANS CHARGED OFF:
 Residential mortgage...      (143)      (74)     (175)     (131)      (41)       (8)      (73)
 Installment............      (463)     (444)     (448)   (1,479)   (2,159)     (656)     (651)
 Commercial real
  estate................       --       (186)     (813)      --        --        --        --
                          --------  --------  --------  --------  --------  --------  --------
 Total charge-offs......      (606)     (704)   (1,436)   (1,610)   (2,200)     (664)     (724)
                          --------  --------  --------  --------  --------  --------  --------
RECOVERIES OF LOANS
 PREVIOUSLY CHARGED OFF:
 Residential mortgage...        38        21        62         8        15         6        12
 Installment............       186       194       173       400       660       120       197
 Commercial real
  estate................       461        37         2        52       --        --        --
                          --------  --------  --------  --------  --------  --------  --------
 Total recoveries.......       685       252       237       460       675       126       209
                          --------  --------  --------  --------  --------  --------  --------
Net recoveries/(charge-
 offs)..................        79      (452)   (1,199)   (1,150)   (1,525)     (538)     (515)
Addition to allowance
 charged to expense.....     1,025     1,485       572     2,492     2,954       842       649
                          --------  --------  --------  --------  --------  --------  --------
Balance of allowance for
 possible loan losses at
 end of period..........  $  4,056  $  5,089  $  4,562  $  5,904  $  7,333  $  6,208  $  7,467
                          ========  ========  ========  ========  ========  ========  ========
Allowance for possible
 loan losses to period
 end loans net of
 unearned income........      0.82%     1.25%     0.81%     0.87%     1.01%     0.85%     1.15%
Net charge-offs to
 average loans net of
 unearned income
 (interim periods
 annualized)............     (0.02)     0.09      0.22      0.18      0.21      0.08      0.07

--------
(1) New South changed its fiscal year end from September 30 to December 31 in November of 1994 (upon the formation of the Company). Amounts shown for 1993 and 1994 relate to New South only. Amounts for

   1995 and thereafter relate to the Company on a consolidated basis. Amounts for the Company as of December 31, 1994 did not differ significantly from the corresponding amounts for New South as of September 30, 1994 presented above. For the three month period ended December 31, 1994, total charge offs were $45,000. Total recoveries were $55,000, and additions to the allowance charged to expense were $90,000. There were no charge offs or recoveries in the residential construction and land or commercial portfolios for any of the periods above.

  The following table sets forth the components of the allowance for possible loan losses related to the primary segment of the Company's loan portfolio. All loan amounts are net of unearned income.

            ALLOCATION OF THE ALLOWANCE FOR POSSIBLE LOAN LOSSES(1)

                      NEW SOUTH FEDERAL SAVINGS BANK
                  ---------------------------------------
                            AS OF SEPTEMBER 30,
                  ---------------------------------------
                         1993                1994
                  ------------------- -------------------
                               % OF                % OF
                             LOANS TO            LOANS TO
                  ALLOWANCE   TOTAL   ALLOWANCE   TOTAL
                  ALLOCATION  LOANS   ALLOCATION  LOANS
                  ---------- -------- ---------- --------
Residential
mortgage........    $  616     65.96%   $  500     56.05%
Installment
(automobile)....       154      4.73       348      2.81
Residential
construction and
land............       --       1.50       --       3.34
Commercial
real estate.....     3,286     27.71     4,241     37.69
Commercial......       --       0.10       --       0.11
                    ------    ------    ------    ------
Total...........    $4,056    100.00%   $5,089    100.00%
                    ======    ======    ======    ======
                                                      NEW SOUTH BANCSHARES, INC.
                  ---------------------------------------------------------------------------------------------------
                                      AS OF DECEMBER 31,                                  AS OF MARCH 31,
                  ----------------------------------------------------------- ---------------------------------------
                         1995                1996                1997                1997                1998
                  ------------------- ------------------- ------------------- ------------------- -------------------
                               % OF                % OF                % OF                % OF                % OF
                             LOANS TO            LOANS TO            LOANS TO            LOANS TO            LOANS TO
                  ALLOWANCE   TOTAL   ALLOWANCE   TOTAL   ALLOWANCE   TOTAL   ALLOWANCE   TOTAL   ALLOWANCE   TOTAL
                  ALLOCATION  LOANS   ALLOCATION  LOANS   ALLOCATION  LOANS   ALLOCATION  LOANS   ALLOCATION  LOANS
                  ---------- -------- ---------- -------- ---------- -------- ---------- -------- ---------- --------
                                    (DOLLARS IN THOUSANDS)
Residential
mortgage........    $  875     62.95%   $1,385     61.08%   $2,373     52.67%   $1,407     60.09%   $2,343     48.23%
Installment
(automobile)....       535      6.32     1,310     10.38     1,651     13.29    $1,591     11.09     1,814     16.40
Residential
construction and
land............       --       5.51       499      6.96       499     12.08       500      8.26       500     16.51
Commercial
real estate.....     3,152     25.14     2,710     21.52     2,810     21.76     2,710     20.50     2,810     18.36
Commercial......       --       0.08       --       0.06       --       0.20       --        .06       --        .50
                  ---------- -------- ---------- -------- ---------- -------- ---------- -------- ---------- --------
Total...........    $4,562    100.00%   $5,904    100.00%   $7,333    100.00%   $6,208    100.00%   $7,467    100.00%
                  ========== ======== ========== ======== ========== ======== ========== ======== ========== ========

----
(1) New South changed its fiscal year end from September 30 to December 31 in November of 1994 (upon the formation of the Company). Amounts shown for 1993 and 1994 relate to New South only. Amounts for 1995 and thereafter relate to the Company on a consolidated basis. Amounts for the Company as of December 31, 1994 did not differ significantly from the corresponding amounts for New South as of September 30, 1994 presented above.

 Nonperforming Assets

  The following table sets forth the Company's nonperforming assets for the dates indicated.

                            NONPERFORMING ASSETS(2)

                          NEW SOUTH FEDERAL                NEW SOUTH
                            SAVINGS BANK               BANCSHARES, INC.
                          ------------------  ---------------------------------------
                                AS OF                AS OF                  AS OF
                            SEPTEMBER 30,         DECEMBER 31,            MARCH 31,
                          ------------------  ----------------------  --------------------
                            1993      1994     1995    1996    1997    1997    1998
                          --------  --------  ------  ------  ------  ------  -------
                                         (DOLLARS IN THOUSANDS)
Nonaccrual loans(1).....  $  4,883  $  5,468  $1,639  $6,168  $6,065  $5,896  $ 6,116
Restructured loans......       --        --    2,241   2,088   2,062   2,083    2,048
                          --------  --------  ------  ------  ------  ------  -------
 Total nonperforming
  loans.................     4,883     5,468   3,880   8,256   8,127   7,979    8,164
                          --------  --------  ------  ------  ------  ------  -------
Foreclosed properties...     1,988     2,334   1,937   1,585   1,159   1,809    1,940
 Total nonperforming
  assets................  $  6,871  $  7,802  $5,817  $9,841  $9,286  $9,788  $10,104
                          ========  ========  ======  ======  ======  ======  =======
Nonperforming assets
 to period end loans,
 net of unearned
 income, and foreclosed
 properties.............      1.38%     1.91%   1.03%   1.44%   1.27%   1.34%    1.55%

--------
(1) Includes all loans contractually past due 90 days or more as to principal and interest.
(2) New South changed its fiscal year end from September 30 to December 31 in November of 1994 (upon the formation of the Company). Amounts shown for 1993 and 1994 relate to New South only. Amounts for 1995 and thereafter relate to the Company on a consolidated basis. Amounts for the Company as of December 31, 1994 did not differ significantly from the corresponding amounts for New South as of September 30, 1994 presented above.

  Management closely monitors loans and other assets which are classified as nonperforming assets. Nonperforming assets include non-accrual loans, restructured loans, foreclosed properties and repossessions. Management utilizes tracking and monitoring systems to identify potential problem assets within all lending portfolios. It is the Company's policy to place on non-accrual status any loan that is contractually 90 days or more past due with respect to principal or interest. When a loan is placed in nonaccrual status, all accrued but unpaid interest is reversed and deducted from interest income. No additional interest is accrued on the loan balance until collection of both principal and interest is reasonably certain.

  The amount of interest income earned in 1997 on the $6.1 million of nonaccruing loans outstanding at year end was approximately $340,000. If these loans had been current in accordance with their original terms, approximately $571,000 would have been earned on these loans in 1997. Additional interest income of approximately $249,000 would have been earned in 1997 under the original terms of the $2.1 million in restructured loans outstanding at December 31, 1997. Approximately $183,000 in interest income was actually earned in 1997 on these loans, due in part to recognition of interest foregone in prior years.

  Total nonperforming assets as a percentage of loans net of unearned income and foreclosed properties has increased from 1.34% at March 31, 1997 to 1.55% at March 31, 1998. This increase is due to a combination of the decreased loan portfolio size because of loan sales and additional foreclosures in the nonconforming residential mortgage loan portfolio.

  The improvement in foreclosed properties during 1997 was due to the Company's focus on the timely disposition of foreclosed assets. During 1996, the Company intensified efforts to identify earlier, and increase contact with, potential delinquent customers, while enhancing collection efforts with existing delinquent accounts. The net result is a trend of decreasing foreclosed properties in 1996 and 1997. Foreclosed properties decreased from $1.6 million at December 31, 1996 to $1.2 million at December 31, 1997, a decrease of 26.9%. Six properties were foreclosed in March 1998, causing an increase in foreclosed properties of 67.4%, to $1.9 million at March 31, 1998.

  The following tables set forth nonperforming loans and net charge-off information by portfolio segment for the periods presented.

                  NONPERFORMING LOANS AND NET CHARGE-OFFS(1)

                                  NONPERFORMING LOANS                  NET CHARGE-OFFS
                                  AS OF DECEMBER 31,          FOR THE YEARS ENDED DECEMBER 31,
                          ----------------------------------- ----------------------------------
                                1996              1997              1996              1997
                          ----------------- ----------------- ----------------- ----------------
                                    % OF              % OF              % OF             % OF
                                   AVERAGE           AVERAGE           AVERAGE          AVERAGE
                                  LOANS PER         LOANS PER         LOANS PER        LOANS PER
                          BALANCE CATEGORY  BALANCE CATEGORY  AMOUNT  CATEGORY  AMOUNT CATEGORY
                          ------- --------- ------- --------- ------  --------- ------ ---------
                                                 (DOLLARS IN THOUSANDS)
Residential mortgage....  $6,001    1.39%   $5,514    1.29%   $  123     0.03%  $   26   0.01%
Installment
 (automobile)...........     167    0.32       524    0.69     1,079     2.07    1,499   1.98
Commercial real estate..   2,088    1.56     2,062    1.52       (52)   (0.04)     --     --
Commercial..............     --      --         27    1.29       --       --       --     --
                          ------            ------            ------            ------
  Total.................  $8,256    1.26    $8,127    1.14    $1,150     0.18   $1,525   0.21
                          ======            ======            ======            ======
                                                                       NET CHARGE-OFFS
                                  NONPERFORMING LOANS         FOR THE THREE MONTHS ENDED MARCH
                                    AS OF MARCH 31,                          31,
                          ----------------------------------- ----------------------------------
                                1997              1998              1997              1998
                          ----------------- ----------------- ----------------- ----------------
                                    % OF              % OF              % OF             % OF
                                   AVERAGE           AVERAGE           AVERAGE          AVERAGE
                                  LOANS PER         LOANS PER         LOANS PER        LOANS PER
                          BALANCE CATEGORY  BALANCE CATEGORY  AMOUNT  CATEGORY  AMOUNT CATEGORY
                          ------- --------- ------- --------- ------  --------- ------ ---------
                                                 (DOLLARS IN THOUSANDS)
Residential mortgage....  $5,516    1.25%   $5,666    1.43%   $    2      -- %  $   61   0.02%
Installment
 (automobile)...........     380    0.56       450    0.48       536     0.79      454   0.49
Commercial real estate..   2,083    1.55     2,048    1.50       --       --       --     --
Commercial..............     --      --        --      --        --       --       --     --
                          ------            ------            ------            ------
  Total.................  $7,979    1.13    $8,164    1.13    $  538     0.08   $  515   0.07
                          ======            ======            ======            ======

(1) There were no nonperforming loans or net charge-offs in the residential construction and land portfolio for the periods presented above.

  Total nonperforming loans remained stable from March 31, 1997 to March 31, 1998.

  Total nonperforming loans increased from $3.9 million at December 31, 1995 to $8.3 million at December 31, 1996. This increase is attributable to increases in nonperforming residential mortgage loans. Nonconforming residential mortgage loans, which generally have a higher risk of loss than conforming residential mortgage loans, increased from 13.7% of loans, net of unearned income at December 31, 1995 to 29.8% of loans, net of unearned income at December 31, 1996.

NONINTEREST INCOME AND EXPENSE

 Noninterest Income

  Noninterest income consists primarily of mortgage banking activities, including sales of loans, origination fees, servicing fees and gains (losses) on securities sales.

  The following table sets forth, for the periods indicated, the principal components of noninterest income.

                              NONINTEREST INCOME

                                                                THREE MONTHS
                                              YEAR ENDED         ENDED MARCH
                                             DECEMBER 31,            31,
                                         ---------------------  -------------
                                          1995   1996   1997     1997   1998
                                         ------ ------ -------  ------ ------
                                                   (IN THOUSANDS)
   Loan administration income........... $4,547 $4,870 $ 4,915  $1,289 $1,557
   Origination fees.....................    300    540   3,722      96  2,399
   Gain/(loss) on sale of investment
    securities available for sale.......    464  1,689    (645)    119   (221)
   Gain on sale of loans................    629    457   5,079     223  1,755
   Other income.........................    726    769   2,243     190  1,179
                                         ------ ------ -------  ------ ------
     Total noninterest income........... $6,666 $8,325 $15,314  $1,917 $6,669
                                         ====== ====== =======  ====== ======

  For the three months ended March 31, 1998, origination fees totaled $2.4 million, an increase of $2.3 million from $96,000 for the three months ended March 31, 1997. During 1997, loan origination fees totaled $3.7 million, an increase of $3.2 million from 1996. These increases are attributable to the transfer of the 39 residential mortgage loan production offices from Collateral in the Transfer.

  The Company sells a substantial portion of its originated loans into the secondary market, principally by securitizing pools of loans and through sales to private investors. Generally, New South retains all or a portion of the servicing rights of the loans that it sells. These periodic sales have been used to build a servicing portfolio while generating cash to fund new loans.

  Gain on sales of loans for the first quarter of 1998 totaled $1.8 million, an increase of $1.6 million from $223,000 for the first quarter of 1997, primarily due to increased originations as a result of the Transfer. During the first quarter of 1998, sales of residential mortgage loans on a servicing released basis resulted in a gain of $700,000. Additional sales of loans on a servicing retained basis, and the related servicing assets created thereby, comprised the remaining gain. Gain on sales of loans totaled $5.1 million in 1997, a $4.6 million increase from $457,000 in 1996. In August of 1997, the Company issued a securitization of $215 million nonconforming residential mortgage loans in a FHLMC Real Estate Mortgage Investment Conduit ("REMIC"). This transaction helped build the servicing portfolio while generating cash to fund new loans. The sale transaction, and related servicing assets created thereby, resulted in a gain of $1.8 million. Additional sales of residential mortgage loans on a servicing released basis as a result of the Transfer resulted in gain on sale of $1.9 million.

  Servicing income is another significant component of noninterest income. The following table sets forth, for the periods indicated, loans serviced for others.

                           LOANS SERVICED FOR OTHERS

                                       AS OF DECEMBER 31,     AS OF MARCH 31,
                                   -------------------------- ---------------
                                     1995     1996     1997        1998
                                   -------- -------- -------- ---------------
                                                 (IN THOUSANDS)
   Government National Mortgage
    Association................... $317,326 $265,475 $261,581     $278,115
   Federal Home Loan Mortgage
    Corporation...................   71,932  114,612  188,463      355,183
   Federal National Mortgage
    Association...................   78,419   94,196   88,038       91,658
   Other investors................  248,987  316,490  461,531      438,086
                                   -------- -------- --------   ----------
     Total loans serviced for
      others...................... $716,664 $790,773 $999,613   $1,163,042
                                   ======== ======== ========   ==========

  Other noninterest income increased $989,000 from $190,000 for the first quarter of 1997 to $1.2 million for the first quarter of 1998. A portion of this increase is due to underwriting fees of $255,000 earned after the Transfer. Collateral paid New South fees of $293,000 in the first quarter of 1998 for administrative and support functions rendered. The remaining increases are primarily a function of fees resulting from increased originations after the Transfer. From 1996 to 1997, other noninterest income increased to $1.5 million. Gain on sales of foreclosed properties increased $203,000 largely due to increased foreclosure activity, timely dispositions, and more extensive use of competitive bidding to maximize profits. Office rental property was sold to an affiliate for a gain of $158,000 during 1997. In addition, underwriting fees of $392,000 were earned in 1997 after the Transfer.

 Noninterest Expense

  Noninterest expense consists primarily of salaries and benefits, occupancy and equipment costs, servicing fees paid to Collateral pursuant to the Subservicing Agreement covering all conforming residential mortgage loans for which New South holds the mortgage servicing rights, and other noninterest expenses.

  The following table sets forth, for the periods indicated, the principal components of noninterest expense.

                              NONINTEREST EXPENSE

                                                                     THREE
                                               YEAR ENDED         MONTHS ENDED
                                              DECEMBER 31,         MARCH 31,
                                         ----------------------- --------------
                                          1995    1996    1997    1997   1998
                                         ------- ------- ------- ------ -------
                                                     (IN THOUSANDS)
   Salaries and benefits...............  $ 5,371 $ 7,424 $16,024 $2,343 $ 6,043
   Net occupancy and equipment
    expense............................    1,009     799   1,955    173     931
   Loan servicing fees paid to
    affiliates.........................    3,584   3,468   3,642    891     991
   Loss on loans serviced..............    1,694   1,271   1,423    305     393
   Federal Deposit Insurance
    Corporation premium................    1,114   4,368     418    100     108
   Management fees paid to affiliates..    1,704   1,704     --       0      14
   Other expense.......................    3,528   4,132   7,960  1,135   2,980
                                         ------- ------- ------- ------ -------
     Total noninterest expense.........  $18,004 $23,166 $31,422 $4,947 $11,460
                                         ======= ======= ======= ====== =======

  The most significant contributor to the overall increase in total noninterest expenses during 1997 and in the first quarter of 1998 was the transfer of 39 residential mortgage loan production offices from Collateral. As a result of the Transfer, New South added approximately 300 employees to its payroll and assumed occupancy costs related to the 39 loan production offices. The additional employees included senior management and other support employees. Primarily as a result of the Transfer, salaries and benefits expense and net occupancy and equipment expense increased $8.6 million and $1.2 million, respectively, from 1996 to 1997, and $3.7 million and $758,000 respectively, from the first quarter of 1997 to the first quarter of 1998.

  Due to offsetting expenses owed to Collateral for services prior to the Transfer, no management fees were due from Collateral in 1997. Had offsetting expenses not been incurred, amounts payable from Collateral would have been $282,272. See "Certain Relationships and Related Transactions."

   Other noninterest expenses increased $1.8 million from the first quarter of 1997 to the first quarter of 1998 primarily due to $715,000 accrued for payment to Collateral in the first quarter of 1998 under the terms of the Transfer, as well as other increases in general and administrative costs incurred as a result of the Transfer. Other noninterest expenses increased $3.8 million, or 92.6%, from 1996 to 1997. Fees on originated loans paid in 1997 to Collateral under the terms of an agreement related to the Transfer totaled $891,000. Other expense increases that are attributable to the Transfer, in whole or in part, include telephone expenses of $320,000, professional fees of $163,000, travel expenses of $125,000, outside loan brokerage fees of $160,000, computer fees of $160,000, and postage of $379,000. In addition, the Company began its first mass media advertising campaign in 1997. Total expenses for the advertising campaign were $395,000.

  In 1996, total noninterest expense increased $5.2 million, or 28.7%, from 1995. Excluding the one-time pre-tax SAIF assessment of $3.2 million in 1996, total noninterest expense increased $2.0 million, or 10.9%. Salaries and benefits expense increased $2.1 million, or 38.2% from 1995 to 1996 due to the addition of approximately 40 full time employees during 1996, normal compensation increases, and enhancements to the bonus program.

EARNING ASSETS

 Loans

  Loans are the single largest category of earning assets and typically provide higher yields than other categories. Total loans net of unearned income increased 6.8%, from $681.7 million at December 31, 1996 to $727.9 million at December 31, 1997.

  The following table sets forth the composition of the loan portfolio by category at the dates indicated.

                             LOANS BY CATEGORY(1)

                          NEW SOUTH FEDERAL
                            SAVINGS BANK             NEW SOUTH BANCSHARES, INC.
                          ----------------- --------------------------------------------
                           AS OF SEPTEMBER
                                 30,            AS OF DECEMBER 31,      AS OF MARCH 31,
                          ----------------- -------------------------- -----------------
                            1993     1994     1995     1996     1997     1997     1998
                          -------- -------- -------- -------- -------- -------- --------
                                                  (IN THOUSANDS)
Residential mortgage
  Conforming............  $295,633 $222,773 $278,749 $214,865 $252,568 $213,821 $137,445
  Nonconforming.........    37,927    9,726   77,106  203,405  132,700  225,377  177,446
                          -------- -------- -------- -------- -------- -------- --------
    Total residential
     mortgage loans.....   333,560  232,499  355,855  418,270  385,268  439,198  314,891
Installment (automobile)
  Prime(2)..............    23,493   10,626   29,769   61,323   84,769   70,283   91,632
  Non-prime.............         0      815    5,749    9,668   12,147   10,795   15,435
                          -------- -------- -------- -------- -------- -------- --------
    Total installment
     (automobile)
     loans..............    23,493   11,441   35,518   70,991   96,916   81,078  107,067
Residential construction
 and land...............     7,467   13,602   30,941   47,423   87,889   60,375  107,763
Commercial real estate..   137,601  153,612  141,196  146,700  158,377  149,857  119,892
Commercial..............       475      472      408      403    1,467      440    3,283
                          -------- -------- -------- -------- -------- -------- --------
    Total loans.........   502,596  411,626  563,918  683,787  729,917  730,948  652,896
Less unearned income....     6,027    4,071    2,307    2,057    2,063    1,902    1,893
                          -------- -------- -------- -------- -------- -------- --------
    Loans net of
     unearned income....  $496,569 $407,555 $561,611 $681,730 $727,854 $729,046 $651,003
                          ======== ======== ======== ======== ======== ======== ========

--------
(1) New South changed its fiscal year end from September 30 to December 31 in November of 1994 (the formation of the Company). Amounts shown for 1993 and 1994 relate to New South only. Amounts for 1995 and thereafter relate to the Company on a consolidated basis. Amounts for the Company as of December 31, 1994 did not differ significantly from the corresponding amounts for New South as of September 30, 1994 presented above.
(2) Includes certain other non-automobile installment loans. See "Business."

  The principal component of the Company's loan portfolio is residential mortgage loans. At March 31, 1998, residential mortgage loans comprised 48.4% of the total loan portfolio, compared to 60.2% of the total loan portfolio at March 31, 1997. This decrease is primarily due to the August 1997 REMIC securitization and growth in other loan categories, specifically installment (automobile), commercial real estate, and residential construction and land.

  Residential mortgage loans consist of conforming loans, which are originated primarily through the Company's loan production offices, and nonconforming loans, which are originated primarily through correspondent relationships or through the Company's retail branch network. Generally, conforming residential mortgage loans adhere to FNMA, FHLMC, or GNMA underwriting requirements. Nonconforming residential mortgage loans typically do not exceed the standard agency maximum loan size guidelines, but the borrower may fail to meet one or more other guidelines relating to creditworthiness, such as acceptable debt ratios and acceptable consumer loan payment delinquencies. See "Business-- Residential Mortgage Lending."

  Installment (automobile) loans consist almost exclusively of automobile lending. Most of these loans are originated on an indirect basis through a network of over 600 automobile dealers located in Alabama, Georgia, Florida, Tennessee, Mississippi, and Texas. Dealers are selected based on their financial history and other references. The majority of New South's installment (automobile) loans are considered to be "prime" loans by industry standards. New South does offer a nonprime product to certain qualifying consumers who report credit bureau scores slightly below the "prime" threshold due to minor delinquencies on certain accounts. See "Business--Installment (Automobile) Lending."

  As a percentage of loans, net of unearned income, total installment (automobile) loans increased from 11.1% at March 31, 1997 to 16.4% at March 31, 1998. This growth is the result of the Company's strategy to increase this portfolio through additional relationships with new dealers in new markets and the marketing of the nonprime lending program in the dealer network.

  The Company originates and purchases residential mortgage and installment (automobile) loans with the idea that they may be sold based on liquidity needs, loan portfolio mix, or other asset liability strategies. Loans may be securitized or sold directly into the secondary market. The composition of the Company's loan portfolio is significantly influenced by the timing and amount of these sales.

  The Company also makes residential construction and land development loans. As a percentage of loans, net of unearned income, these loans increased from 8.3% at March 31, 1997 to 16.6% at March 31, 1998. The growth is generally attributable to expansion into new geographic markets. All loans in this category mature in one year or less and have a variable interest rate. See "Business--Other Lending."

  New South maintains a minimal amount of commercial loans to certain independent automobile dealers to finance such dealers' used automobile inventory (i.e., "floor plan" loans), all of which are revolving in maturity and have a variable interest rate. See "Business--Other Lending."

  The amounts of total gross loans, excluding residential mortgage and installment (automobile), outstanding at December 31, 1997 and at March 31, 1998 based on remaining scheduled repayments of principal due in (1) one year or less, (2) more than one year but less than five years and (3) more than five years are shown in the following tables. The amounts due after one year are classified according to sensitivity to changes in interest rates.

      MATURITY AND INTEREST RATE SENSITIVITY OF SELECTED LOAN CATEGORIES

                                                     AT DECEMBER 31, 1997
                          --------------------------------------------------------------------------
                          DUE IN ONE YEAR  DUE AFTER ONE YEAR BUT
                              OR LESS        WITHIN FIVE YEARS       DUE AFTER FIVE YEARS
                          --------------- ------------------------ ------------------------
                                           FIXED  VARIABLE  SUB-    FIXED  VARIABLE  SUB-
                               TOTAL       RATE     RATE    TOTAL   RATE     RATE    TOTAL   TOTAL
                          --------------- ------- -------- ------- ------- -------- ------- --------
                                                        (IN THOUSANDS)
Residential construction
 and land...............     $ 87,889     $   --  $   --   $   --  $   --  $   --   $   --  $ 87,889
Commercial real estate..       10,830      39,152  37,939   77,091  58,010  12,446   70,456  158,377
Commercial..............        1,467         --      --       --      --      --       --     1,467
                             --------     ------- -------  ------- ------- -------  ------- --------
                             $100,186     $39,152 $37,939  $77,091 $58,010 $12,446  $70,456 $247,733
                             ========     ======= =======  ======= ======= =======  ======= ========

                                                      AT MARCH 31, 1998
                          --------------------------------------------------------------------------
                          DUE IN ONE YEAR  DUE AFTER ONE YEAR BUT
                              OR LESS        WITHIN FIVE YEARS       DUE AFTER FIVE YEARS
                          --------------- ------------------------ ------------------------
                                           FIXED  VARIABLE          FIXED  VARIABLE
                               TOTAL       RATE     RATE    TOTAL   RATE     RATE    TOTAL   TOTAL
                          --------------- ------- -------- ------- ------- -------- ------- --------
                                                        (IN THOUSANDS)
Residential construction
 and land...............     $107,763     $   --  $   --   $   --  $   --   $  --   $   --  $107,763
Commercial real estate..       13,600      24,136  29,344   53,480  47,758   5,054   52,812  119,892
Commercial..............        3,283         --      --       --      --      --       --     3,283
                             --------     ------- -------  ------- -------  ------  ------- --------
                             $124,646     $24,136 $29,344  $53,480 $47,758  $5,054  $52,812 $230,938
                             ========     ======= =======  ======= =======  ======  ======= ========

 Investment Securities

  Investment securities are a significant component of the Company's total earning assets. Total investment securities averaged $100.0 million for the first quarter of 1997, compared to $219.3 million for the first quarter of 1998. At March 31, 1998, all investment securities were classified as available for sale and recorded at market value. The Company elected to classify its entire securities portfolio as available for sale in order to maximize flexibility in meeting funding requirements.

  The following table sets forth the book value of the securities held by the Company for the dates indicated.

                         SECURITIES AVAILABLE FOR SALE

                                         AS OF DECEMBER 31,    AS OF MARCH 31,
                                      ------------------------ ---------------
                                       1995    1996     1997        1998
                                      ------- ------- -------- ---------------
                                                   (IN THOUSANDS)
Mortgage-backed securities ("MBS")... $71,650 $70,516 $140,059    $176,009
U.S. Treasury and federal agency
 securities..........................  12,222  12,495   39,593      31,956
Other securities.....................  12,806  11,440   17,483      14,891
                                      ------- ------- --------    --------
  Total securities available for
   sale.............................. $96,678 $94,451 $197,135    $222,856
                                      ======= ======= ========    ========

  The following table sets forth the scheduled maturities and average yields of securities held at March 31, 1998.

                         AVAILABLE-FOR-SALE SECURITIES
          RELATIVE CONTRACTUAL MATURITIES AND WEIGHTED AVERAGE YIELDS

                                        DUE AFTER ONE    DUE AFTER FIVE
                          DUE WITHIN      BUT WITHIN       BUT WITHIN        DUE AFTER
                           ONE YEAR       FIVE YEARS       TEN YEARS         TEN YEARS
                         -------------  ---------------  ---------------  ----------------    TOTAL
                         AMOUNT  YIELD   AMOUNT   YIELD   AMOUNT   YIELD   AMOUNT    YIELD   AMOUNT
                         ------  -----  --------  -----  --------  -----  ---------  -----  ---------
                                                (DOLLARS IN THOUSANDS)
Mortgage-backed
 securities............. $  --    -- %  $    --    -- %  $ 47,091  7.13%  $ 128,918  6.61%  $ 176,009
U.S. Treasury and
 federal agency.........  1,511  6.14     34,012  6.80        --    --          --    --       35,523
Other securities .......    917  6.67      1,099  3.60          4  9.00         403  0.98       2,423
                         ------         --------  ----   --------         ---------         ---------
 Total.................. $2,428  6.50%  $ 35,111  6.70%  $ 47,095  7.13%  $ 129,321  6.46%  $ 213,955
                         ======         ========         ========         =========         =========
Percentage of total
 portfolio..............   1.13%  --       16.41%  --       22.01%  --        60.44%  --

--------
(1) Maturity of MBS and interest only strips were determined based on contractual maturity.
(2) Federal Home Loan Bank Stock of $8,901,000 is not included.

  At March 31, 1998, 79.0% of the securities portfolio consisted of mortgage-backed securities. Generally, these securities consist of pooled, homogenous residential mortgage loans originated or purchased by New South and securitized with GNMA, FNMA, or FHLMC guarantees. These securities are subject to the risk of prepayment on the underlying mortgages. At March 31, 1998, 14.3% of the securities portfolio consisted of United States Treasury and federal agency securities, which are backed by the full faith and credit of the United States government or its agencies.

DEPOSITS AND OTHER INTEREST-BEARING LIABILITIES

  Average interest-bearing liabilities increased $102.3 million, or 13.5%, to $862.9 million for the first quarter of 1998 from $760.6 million for the first quarter of 1997. This increase was due to an increase in average interest bearing deposits which increased $32.5 million, or 5.22%, to $654.6 million in 1998 from $622.1 million in 1997. The increase was also due to the increase in average Federal Home Loan Bank advances which increased $51.7 million, or 54.9%, to $145.9 million for the first quarter of 1998 from $94.2 million for the first quarter of 1997.

 Deposits

  Deposits are a significant source of funding for the Company. The Company's loan-to-deposit ratio was 85.2% at March 31, 1998 and 108.3% at March 31, 1997. The Company has been able to attract deposits from throughout the United States by consistently paying nationally competitive rates.

  The following table sets forth the deposits of the Company by category for the dates indicated.

                               AVERAGE DEPOSITS

                                                            THREE MONTHS
                                YEAR ENDED DECEMBER 31,    ENDED MARCH 31,
                               -------------------------- -----------------
                                 1995     1996     1997     1997     1998
                               -------- -------- -------- -------- --------
                                                (IN THOUSANDS)
Time.......................... $423,592 $488,629 $571,221 $562,034 $590,506
Savings.......................   51,716   50,561   59,085   56,955   60,893
Non-interest bearing demand...   45,006   48,932   57,037   38,670   85,869
Interest-bearing demand.......    2,678    2,743    3,095    3,132    3,197
                               -------- -------- -------- -------- --------
  Total average deposits...... $522,992 $590,865 $690,438 $660,791 $740,465
                               ======== ======== ======== ======== ========

  The increase in average deposits is due to the increase in average time deposits, which increased $28.5 million, or 5.1%, from $562.0 million at March 31, 1997 to $590.5 million at March 31, 1998. Contributing to the 1998 increase in average time deposits was the Company's advertising campaign designed to increase its reputation as a provider of nationally competitive interest rates on certificates of deposits.

  There was also an increase in non-interest bearing demand deposits of $47.2 million, or 122.1%, from $38.6 million at March 31, 1997 to $85.8 million at March 31, 1998. This increase consisted of a $24.9 million increase in average official checks outstanding related to the Transfer of the 39 residential mortgage loan production offices from Collateral, and a $21.3 million increase in custodial deposits from Collateral related to its mortgage servicing operations.

  The use of brokered certificates of deposits also contributed to the increase in average time deposits. The Company pays fees to regional and national brokers to attract deposits on the Company's behalf and it also purchases existing deposits from brokers. The deposits which are solicited for a fee are typically available for a total cost which is traditionally below the cost of obtaining funding through the Company's retail network. Brokered deposits totaled $218.8 million, or 28.7% of total deposits at March 31, 1998, compared to $277.8 million, or 41.3% of total deposits at March 31, 1997.

  The maturity distribution of the Company's time deposits over $100,000 at March 31, 1998 is set forth in the following table.

                 CERTIFICATES OF DEPOSIT GREATER THAN $100,000
                               MATURITY SCHEDULE
                                (IN THOUSANDS)

Three months or less.................................................. $ 62,212
Over three months through six months..................................   34,368
Over six months through twelve months.................................   19,413
Over twelve months....................................................   59,844
                                                                       --------
                                                                       $175,837
                                                                       ========

  Approximately 35.4% of the Company's time deposits over $100,000 had scheduled maturities within three months and approximately 19.5% had maturities within six months. These deposits are primarily obtained through the broker network described above.

 Borrowed Funds

  Borrowed funds consist primarily of federal funds purchased, securities sold under agreements to repurchase, and advances from the FHLB. The following table sets forth information regarding the Company's borrowings over the periods indicated.

                             SHORT-TERM BORROWINGS

                                                        WEIGHTED AVERAGE AVERAGE
                          AVERAGE    MAXIMUM    ENDING  INTEREST RATE AT  RATE
                          BALANCE  OUTSTANDING BALANCE      YEAR-END      PAID
                          -------- ----------- -------- ---------------- -------
                                          (DOLLARS IN THOUSANDS)
AS OF AND FOR THE YEAR
 ENDED DECEMBER 31, 1995
 Federal funds purchased
  and securities sold
  under agreement to
  repurchase............  $ 36,707  $ 41,811   $ 41,811       5.77%       7.30%
 Federal Home Loan Bank
  advances..............    99,005   124,000    104,000       6.09        6.06
AS OF AND FOR THE YEAR
 ENDED DECEMBER 31, 1996
 Federal funds purchased
  and securities sold
  under agreement to
  repurchase............  $ 35,502  $ 52,000   $    --        0.00%       7.62%
 Federal Home Loan Bank
  advances..............   124,093   170,388     95,388       6.35        5.97
AS OF AND FOR THE YEAR
 ENDED DECEMBER 31, 1997
 Federal funds purchased
  and securities sold
  under agreement to
  repurchase............  $ 41,624  $ 73,100   $ 40,800       7.10%       7.57%
 Federal Home Loan Bank
  advances..............   113,572   179,420    179,420       6.07        6.03
AS OF AND FOR THE
 QUARTER ENDED MARCH 31,
 1998
 Federal funds purchased
  and securities sold
  under agreement to
  repurchase............  $ 52,134  $ 52,980   $ 14,800       5.53%       5.77%
 Federal Home Loan Bank
  advances..............   145,997   148,419    128,419       6.59        5.95

  Average FHLB advances for the first quarter of 1998 were $146.0 million compared to $94.3 million for the first quarter of 1997, an increase of $51.7 million. The Company intends to continue to use these advances as a significant funding source. Total advances were $128.4 million at March 31, 1998.

CAPITAL

  The OTS requires thrift financial institutions to maintain capital at adequate levels based on a percentage of assets and off-balance sheet exposures, adjusted for risk weights ranging from 0% to 100%. Under the risk-based standard, capital is classified into two tiers. Tier 1 capital of New South consists of common stockholders' equity, excluding the unrealized gain
(loss) on securities available-for-sale, minus certain intangible assets. New South's Tier 2 capital consists of the general reserve for possible loan losses subject to certain limitations. Consolidated regulatory capital requirements do not apply to thrift holding companies.

                              ANALYSIS OF CAPITAL

                                                AS OF
                                            DECEMBER 31,     AS OF MARCH 31,
                                           ----------------  ----------------
                                            1996     1997     1997     1998
                                           -------  -------  -------  -------
                                               (DOLLARS IN THOUSANDS)
   Tier 1 capital......................... $56,825  $61,221  $58,086  $62,555
   Tier 2 capital.........................   4,604    6,237    5,155    6,604
   Total qualifying capital...............  61,429   67,458   63,241   69,159
   Risk-adjusted assets (including off-
    balance sheet exposures).............. 553,447  645,872  546,481  612,580
   Tier 1 leverage ratio..................    6.89%    6.16%    6.68%    6.36%
   Total risk-based capital ratio.........   11.10    10.44    11.57    11.29
   Tier 1 risk-based capital ratio........   10.27     9.48    10.63    10.21

  New South has consistently exceeded regulatory minimum guidelines and it is the intention of management to continue to monitor these ratios to ensure regulatory compliance and maintain adequate capital for New South. New South's current capital ratios place New South in the "well capitalized" category.

LIQUIDITY MANAGEMENT AND CAPITAL RESOURCES

  Liquidity management involves monitoring the Company's sources and uses of funds in order to meet its day-to-day cash flow requirements while maximizing profits. Liquidity represents the ability of a company to convert assets into cash or cash equivalents without significant loss and to raise additional funds by increasing liabilities. Without proper liquidity management, the Company would not be able to perform the primary function of financial intermediary and would, therefore, not be able to meet the needs of the communities it serves.

  Liquidity management is made more complex because different balance sheet components are subject to varying degrees of management control. For example, the timing of maturities of the investment securities available for sale portfolio is very predictable and is subject to a high degree of control at the time investment decisions are made. However, net deposit inflows and outflows are less predictable and are not subject to nearly the same degree of control.

  New South is required by OTS regulations to maintain minimum levels of liquid assets. This requirement, which may be changed at the discretion of the OTS depending upon economic conditions and net deposit flows, is based upon a percentage of deposits and short-term borrowings. The required minimum ratio is currently 5%. New South has generally maintained liquid assets substantially in excess of the minimum requirements.

  The Company depends on deposits, including brokered certificates of deposit, FHLB advances, and reverse repurchase agreements, as primary sources of liquidity. Brokered deposits approximated 28.7% of total deposits as of March 31, 1998. These brokered deposits are either deposits solicited by the Company from seven national and regional brokerage firms, which accounted for approximately $119.3 million of deposits at March 31, 1998, or are unsolicited and are brought to New South by virtue of the Company's competitive rates and willingness to accept brokered deposits. The former category of brokered deposits is utilized as an alternative funding source that is often cheaper than retail deposits or other funding sources. However, management is cognizant that this funding source is highly interest-sensitive and it never considers brokered deposits either singly or as a whole to be a permanent funding source. In the unlikely event that the Company is unable to replace or maintain a current level of brokered certificate of deposit funding, the Company can either increase efforts in the retail deposit market, or can utilize any of the various alternative funding sources available. There is no given month in which the inability to replace brokered deposits would unduly constrain New South's liquidity, given alternative funding sources. As of March 31, 1998, alternative funding sources included $24.0 million of unused credit for Federal funds purchases, $5.0 million of unused revolving credit facilities, a $20.0 million unused warehousing line of credit from another financial institution, and $81.6 million unused FHLB borrowing capacity. The Company also had $53.5 million mortgage-backed securities available to serve as security for borrowings. Reliance on all funding sources is monitored on an ongoing basis to assure no undue reliance upon a single source and to assure that adequate reserve sources are available if needed.

YEAR 2000

  The Company is heavily dependent upon complex computer systems for all phases of its operations. The year 2000 issue--common to most corporations-- concerns the inability of certain software and databases to properly recognize date sensitive information beginning January 1, 2000. This problem could result in a disruption to the Company's operations, if not corrected. Financial services institutions are particularly sensitive to such disruptions. The Company uses third party vendors for many of its systems. As a result, much of the Company's remediation effort relates to monitoring and communicating with those vendors. The Company has assessed and developed a detailed strategy to prevent or at least minimize problems related to the year 2000 issue. In 1997, resources were committed and implementation began to modify the affected information systems. Total costs related to the project are estimated to be between $750,000 and $2.0 million of which $150,000 was incurred in 1997 and $150,000 has been incurred in the first three months of 1998. Implementation is currently on schedule, but the degree of success of the project cannot be determined at this time. Management believes that the final outcome will not have a material adverse effect on New South's business, results of operations, or financial condition. See "Risk Factors--Risk Factors Relating to the Company--Developments in Technology."

                                   BUSINESS

GENERAL

  The Company is a closely held unitary thrift holding company headquartered in Birmingham, Alabama. Through its financial institution subsidiary, New South, the Company operates two full-service retail branch offices in Birmingham, Alabama, and 46 loan production offices located in 13 states throughout the southeastern and western United States. New South is the largest thrift and the sixth largest depository institution, based on asset size, headquartered in the State of Alabama.

  The Company's operations principally involve residential mortgage lending, installment (automobile) lending, residential construction and land lending and deposit gathering activities. The Company's residential mortgage lending efforts involve the origination and purchase of residential mortgage loans through its loan origination offices and wholesale sources, the sale of such loans (usually on a pooled and securitized basis) in the secondary market, and the servicing of residential mortgage loans for investors as well as the Company's own loan portfolio. The installment (automobile) lending program involves indirect lending through 600 automobile dealers in six southern states. The Company's residential construction and land lending efforts involve making loans to builders for the construction of single family properties and, on a more limited basis, loans for the acquisition and development of improved residential lots. In addition, the Company actively funds and purchases commercial real estate loans originated by Collateral which may be sold to investors or held in New South's portfolio.

  The Company funds its lending activities primarily with customer deposits gathered through a broad range of banking services including certificates of deposit, individual retirement and other time and demand deposit accounts and money market accounts. The Company takes a wholesale approach to generating deposits, paying high interest rates while keeping deposit gathering overhead costs low. The Company maintains two retail branch offices, both located in Birmingham, Alabama, and attracts the majority of its deposits through telemarketing activities and third parties, primarily brokers.

STRATEGY

  The Company's strategy is to increase its earnings through increased loan originations and increased asset size while maintaining high levels of asset quality. The principal components of the Company's strategy include:

  .  Continued Expansion of the Residential Mortgage Loan Production
     Network. The Company will continue to increase its volume of residential mortgage loan origination by expanding into new geographic markets as opportunities arise. New South's strategy involves entering areas with stable and growing economies by developing relationships with highly productive loan officers who can effectively manage the Company's origination efforts in those areas, or mortgage brokers who find the Company's loan products attractive to offer to their customers.

  . Increased Automobile Loan Originations. The Company has grown its automobile dealer network to over 600 dealers, consisting, at this time, primarily of franchised new car dealers. The Company plans to grow its existing dealer network both by further penetrating its current market as well as expanding into new markets. Management will also place greater emphasis on increasing the proportion of approved applications that are actually funded and increasing the Company's relationships with independent car dealers, which have generally proven to be more stable and profitable long-term relationships. In addition, the Company plans to evaluate select market opportunities to grow non-prime lending.

  . Increased Residential Construction and Land Loans. The Company plans to increase residential construction and land loans through relationships with builders in new geographic markets and through increased penetration in existing markets. Management believes that this increase may lead to additional originations of residential mortgage loans.

  . Improved Cross-Selling Activities. In 1997, the Company created a cross-marketing unit to focus on increasing sales of New South's various products and products offered through third party vendors to existing customers. The Company utilizes programs designed to analyze customer purchasing needs and uses this information to cross-sell its products via direct mail and telemarketing campaigns.

  . Increased Loan Portfolio Servicing Efficiency. The Company is in the process of upgrading its computer systems and re-engineering employee work flow with a view towards lowering the per loan cost of servicing. In addition, management believes the Company will achieve some economies of scale through growth of the servicing portfolios. At March 31, 1998, the Company serviced approximately $1.9 billion in loans, approximately $1.2 billion of which is serviced for others.

  . Continued Expansion of Retail Deposit Activities. While the Company plans to continue its emphasis on wholesale funding sources, management's strategy is to expand its retail deposit activities. Through the increased use of mass media advertising and direct mail solicitation to existing retail customers and prospective customers, the Company hopes to increase the average deposits of existing retail customers and to add new customers. At this time, the Company intends to concentrate its mass media advertising efforts in the Birmingham market, in order to increase the Company's market share in the Birmingham, Alabama area.

CERTAIN LENDING DATA

  The following table sets forth selected data relating to the composition of loans originated by New South during each of the last three fiscal years and the three months ended March 31, 1997 and 1998, categorized by loan types discussed below.

                               LOAN ORIGINATIONS

                                                                FOR THE THREE
                                                                   MONTHS
                             FOR THE YEAR ENDED DECEMBER 31,   ENDED MARCH 31,
                             -------------------------------- -----------------
                                1995       1996       1997      1997     1998
                             ---------- ---------- ---------- -------- --------
                                               (IN THOUSANDS)
   Residential
     Conforming(1).........  $      --  $      --  $  304,508 $    --  $227,529
     Nonconforming.........      70,963    159,077    186,150   34,604   49,633
   Installment (automobile)
     Prime(2)..............     105,967     88,175     67,926   15,244   25,212
     Non-prime.............       2,648      7,244      7,856    2,333    4,267
   Residential construction
    and land...............      34,226     86,927    129,277   22,813   41,090
   Commercial real
    estate(3)..............      49,077     61,593    155,025   23,840   34,850
   Commercial..............       1,311      5,829      1,846    2,015      689
                             ---------- ---------- ---------- -------- --------
       Total...............  $  264,192 $  403,845 $  852,588 $100,849 $383,270
                             ========== ========== ========== ======== ========

--------
(1) Includes only those loans originated from July 1, 1997, the effective date of the Transfer.

(2) Includes certain other non-automobile loans. See "--Installment (Automobile) Lending."

(3) Consists entirely of commercial real estate loans generated by Collateral, for which Collateral earns an origination fee, which loans are funded by New South and closed in New South's name. See "--Other Lending."

  The following table sets forth selected data relating to the composition of loans held by New South in its own portfolio as of December 31 of each of the last three fiscal years and as of March 31, 1997 and 1998, categorized by loan types discussed below.

                                LOAN PORTFOLIO

                                  AS OF DECEMBER 31,      AS OF MARCH 31,
                              -------------------------- -----------------
                                1995     1996     1997     1997     1998
                              -------- -------- -------- -------- --------
                                             (IN THOUSANDS)
   Residential
     Conforming.............. $278,749 $214,865 $252,568 $213,821 $137,445
     Nonconforming...........   77,106  203,405  132,700  225,377  177,446
   Installment (automobile)
     Prime (1)...............   29,769   61,323   84,769   70,283   91,632
     Non-prime...............    5,749    9,668   12,147   10,795   15,435
   Residential construction
    and land.................   30,941   47,423   87,889   60,375  107,763
   Commercial real estate....  141,196  146,700  158,377  149,857  119,892
   Commercial................      408      403    1,467      440    3,283
                              -------- -------- -------- -------- --------
       Total................. $563,918 $683,787 $729,917 $730,948 $652,896
                              ======== ======== ======== ======== ========

--------
(1) Includes certain other non-automobile loans.

RESIDENTIAL MORTGAGE LENDING

 Conforming Loans

  New South's primary line of business is the origination (and subsequent sale) of residential mortgage loans which New South classifies as conforming residential mortgage loans. These loans are typically single family loans which generally have been underwritten and processed in accordance with standard government or federal agency guidelines including FNMA, FHLMC, GNMA, FHA and VA. The conforming residential mortgage loans are fixed-rate and adjustable-rate first residential mortgage loans with 15 year or 30 year terms generally secured by owner-occupied residences. New South's adjustable-rate mortgages (ARMs) generally have interest rates that adjust semi-annually or annually. The maximum loan amount for a conforming residential mortgage loan which will be purchased by FHLMC or FNMA currently is $227,150, with a typical term of 360 months, and an average interest rate of approximately 7.0%. In 1997, conforming residential mortgage loan originations were $304.5 million, which accounted for 62.1% of New South's residential mortgage loan originations and 35.7% of New South's total loan originations. During the first quarter of 1998, conforming residential mortgage loan originations were $227.5 million, which accounted for 82.1% of New South's residential mortgage loan originations and 59.4% of New South's total loan originations. At December 31, 1997, New South had $252.6 million of conforming residential mortgage loans in its portfolio, representing 65.6% of New South's residential mortgage loan portfolio and 34.6% of New South's total loan portfolio. At March 31, 1998, New South had $137.4 million of conforming residential mortgage loans in its portfolio, representing 43.6% of New South's residential mortgage loan portfolio and 21.1% of New South's total loan portfolio.

  New South originates conforming residential mortgage loans primarily on a direct basis through 41 origination offices, 39 of which were transferred from Collateral in the Transfer, although it augments this line of business with indirect originations through mortgage brokers and correspondents. All conforming residential mortgage loans originated, either on a direct or indirect basis, must conform to New South's underwriting guidelines for conforming residential mortgage loan products which generally conform to standard government and federal agency guidelines. See "Residential Mortgage Lending--Underwriting" and "--Production."

 Nonconforming Loans

  New South originates residential mortgage loans which it classifies as nonconforming residential mortgage loans. These loans typically do not exceed the standard agency maximum loan size guidelines, but may fail to meet one or more other guidelines relating to creditworthiness, such as acceptable debt ratios and acceptable consumer loan payment delinquencies. New South originates only fixed rate nonconforming residential mortgage loans. The average nonconforming residential mortgage loan amount is $60,000 with average interest rates of 9.10% and average maturities of up to 15 years. In 1997, nonconforming residential mortgage loan originations were $186.2 million, which accounted for 37.9% of New South's residential mortgage loan originations and 21.8% of New South's total loan originations. In the three months ended March 31, 1998, nonconforming residential mortgage loan originations were $49.6 million, which accounted for 17.9% of New South's residential mortgage loan originations and 12.9% of New South's total loan originations. At December 31, 1997, New South had $132.7 million of nonconforming residential mortgage loans representing 34.4% of New South's residential mortgage loan portfolio and 18.2% of New South's total loan portfolio. At March 31, 1998, New South had $177.4 million of nonconforming residential mortgage loans representing 56.4% of New South's residential mortgage loan portfolio and 27.2% of New South's total loan portfolio.

  New South originates nonconforming residential mortgage loans primarily on an indirect basis through mortgage brokers and correspondents, although it also originates nonconforming loans on a direct basis through seven loan origination offices. All nonconforming residential mortgage loans originated, either on a direct or indirect basis, must conform to New South's underwriting guidelines for nonconforming residential mortgage loan products which have been internally developed by New South's management to analyze a variety of factors, including the proposed equity in the collateral, the credit history and debt-to-income ratio of the borrower, the property type, and the characteristics of the underlying first mortgage, if any. Applying these guidelines, New South will internally classify a proposed nonconforming residential mortgage loan product as either Grade AA, A, B or C according to credit risk and establish the terms of the loan in accordance with such internal classification. Of the $186.2 million of nonconforming residential mortgage loans originated by New South during 1997, 35.5% was classified as Grade AA, 42.7% Grade A, 16.6% Grade B, and 5.2% Grade C. See "Residential Mortgage Lending--Underwriting" and "--Production."

 Underwriting

  All residential mortgage loans originated by New South, including those originated on an indirect basis through mortgage brokers and correspondents, must satisfy New South's underwriting standards. These guidelines are revised continuously based on opportunities and prevailing conditions in the market, as well as generally accepted criteria in the market for securities backed by such residential mortgage loans. New South believes that the guidelines are consistent with standards generally used by lenders in the business of making residential mortgage loans. The following is a brief description of New South's underwriting guidelines currently in effect for conforming residential mortgages and nonconforming residential mortgage loans.

  On both conforming and nonconforming residential mortgage loans, the homes pledged to secure such residential mortgage loans may be either owner occupied (which includes second homes) or non-owner occupied investor properties which, in either case, are single-family residences (which may be detached, part of a two-to-four-family dwelling, manufactured homes, condominium units or units in a planned unit development). Commercial properties or agricultural land are not generally accepted as collateral; however, they may be added as additional security.

  In most cases, the value of each property proposed as security for a conforming and nonconforming residential mortgage loan is determined by a full appraisal. A limited appraisal, conducted on a drive-by basis, is sometimes utilized for loans with current loan to value ("CLTV") under 50%. Appraisals are performed by professional appraisers who have been approved by New South or who are employed by an appraisal service company approved by New South. New South evaluates appraisers based on established criteria and appraisal requirements, and maintains a current approved appraiser list.

  In connection with purchase-money loans, New South's guidelines for both conforming and nonconforming residential mortgage loans require (i) an acceptable source of down payment funds, (ii) verification of the source of the down payment funds, and (iii) adequate cash reserves.

  New South's guidelines for both conforming and nonconforming residential mortgage loans generally require title insurance coverage issued by an approved American Land Title Association or California Land Title Association title insurance company on each residential mortgage loan it originates or purchases. The applicant is required to secure property insurance in an amount equal to the lesser of (i) an amount sufficient to cover the new residential mortgage loan and any prior mortgage loan and (ii) the cost of rebuilding the subject property (which generally does not include land value).

  Conforming Residential Mortgages Loans. New South's underwriting guidelines for conforming residential mortgage loans generally follow FNMA, FHLMC, GNMA, FHA, and VA guidelines, and may also follow other requirements set by potential private investors in securitizations. New South employees use an industry standard automated underwriting process on most conforming loan applications which analyzes the borrower's credit score (as reported by a nationally recognized credit reporting agency such as Equifax) and the value of the property which will secure the loan, all with a view towards evaluating the loan for sale in the secondary market. This automated process is designed to reduce processing and underwriting time, to improve overall loan approval productivity, to improve credit quality and to reduce potential investor repurchase requests.

  Nonconforming Residential Mortgages Loans. New South's underwriting guidelines for nonconforming residential mortgage loans are designed to assess both the prospective borrower's ability to repay the loan and the adequacy of the real property used as collateral for the loan. In general, these guidelines require an analysis of the equity in the collateral, the payment history and debt-to-income ratio of the borrower, the property type, and the characteristics of the underlying first mortgage, if any. Based on these considerations, New South will classify a proposed nonconforming residential mortgage loan as either Grade AA, A, B or C according to credit risk and establish the terms of the loan in accordance with such internal classification.

  On Grade AA loans, the borrower must have a good credit history during the last three years, and any bankruptcies must have been discharged for a minimum of three years. On Grade A loans, the borrower must have a satisfactory credit history (i.e. some minor slow payments are allowed), with any bankruptcies having been discharged a minimum of four years. On Grade B loans, the borrower must also have a satisfactory credit history (i.e. some minor slow payments are allowed), but bankruptcies may have been discharged for a minimum of two years provided credit has been reestablished within the last 24 months. On Grade C loans, the borrower may have derogatory credit, and any bankruptcies must have been discharged a minimum of two years, with re-established credit within the last 12 months.

  On Grade AA loans, New South's guidelines require that the CLTV of a mortgage loan generally be less than 90%. On Grade A and B loans, New South's guidelines require that the CLTV be less than 85%. On Grade C loans, New South's guidelines require that the CLTV be less than 80%. A second mortgage loan in an amount of $25,000 or less may have a CLTV of up to 100%. New South's guidelines do not permit the origination or purchase of residential mortgage loans where the senior mortgagee may share in any appreciation in the value of the related mortgaged property.

 Production

  New South originates conforming and nonconforming residential mortgage loans both on a direct basis through 46 loan origination offices and on an indirect basis through mortgage brokers and correspondents throughout the United States.

  Conforming Residential Mortgage Loans. Presently, New South originates conforming residential mortgage loans primarily on a direct basis through 41 loan production offices located in the States of Alabama (15), Tennessee (3), Georgia (5), North Carolina (2), Florida (4), Texas (2), Nevada (2), Kentucky
(1), Louisiana

(1), Virginia (3), Arkansas (1), Mississippi (1), and Arizona (1). These offices originate primarily single-family residential mortgage loans. These offices derive originations from a number of sources such as referrals from realtors, walk-in customers, borrowers, and advertising.

  New South augments its direct originations of conforming residential mortgage loans with indirect originations through over 250 wholesale customers, including independent mortgage brokers and correspondents, community banks, and other financial institutions in 14 states. These mortgage brokers and correspondents originate such loans using New South's underwriting criteria and standards and close such loans using funds advanced by New South simultaneously with, or following, closing. In some cases, loans are purchased at some point following closing in a secondary market transaction.

  Nonconforming Residential Mortgage Loans. New South originates nonconforming residential mortgage loans primarily on an indirect basis through mortgage brokers and correspondents. These "wholesale" mortgage brokers and correspondents originate the loans using New South's underwriting guidelines. New South either funds these loans at closing or commits to purchase these loans within a set period of time after closing. All mortgage brokers and correspondents must certify to New South that the loans were originated in accordance with New South's underwriting standards, and the loans are subject to repurchase by the mortgage brokers and correspondents for a variety of reasons, such as fraud and misrepresentation. Mortgage brokers and correspondents are solicited by sales representatives of New South and are approved by New South generally after a review of: (i) financial statement strength; (ii) the length of time in the business; and (iii) the background and experience of personnel including the principals of the company.

  New South augments its indirect originations of nonconforming residential mortgage loans with direct originations through two loan production offices in the States of Alabama, and Virginia. These offices have historically been operated by New South and were not acquired from Collateral in the Transfer. Like conforming residential mortgage loans, originations through these offices are derived from a number of sources such as referrals from realtors, brokers, walk-in customers, borrowers, and advertising.

INSTALLMENT (AUTOMOBILE) LENDING

  New South offers installment (automobile) loans secured by automobiles, light-duty trucks, vans, boats, and other vehicles. New South began offering an installment (automobile) lending program in 1989 to automobile dealers in the southern United States. New South has an extensive automobile dealer network consisting of over 600 dealers in the States of Alabama, Florida, Georgia, Mississippi, Tennessee and Texas.

 Prime Loans

  The majority of New South's installment (automobile) loans are considered to be "prime" loans by industry standards. Generally, the industry classifies prime and nonprime customers based on the creditworthiness of the consumer. New South's current guidelines for its prime lending products require an applicant to have, among other factors, a credit bureau score of at least 580. On used cars, the terms of the contract are also based, in part, on the actual mileage of the vehicle. The Company also classifies as prime an immaterial amount of other non-automobile installment loans secured by deposits, boats and recreational vehicles and some signature loans. During 1997, New South's average size prime loan for both new and used cars was $13,000 with an average term of 41 months at 10.1% interest rate.

  New South purchases prime products (typically fully secured, fixed rate retail installment contracts) from dealers for 100% of the principal amount of the loan on a non-recourse basis. In 1997, prime installment (automobile) loan originations were $67.9 million, which accounted for 89.6% of New South's installment (automobile) originations and 8.0% of New South's total loan originations. During the first quarter of 1998, prime installment (automobile) loan originations were $25.2 million which accounted for 85.5% of New South's installment (automobile) loan originations, or 3.1% of New South's total loan originations. At December 31, 1997, prime installment (automobile) loans constituted 87.5% of New South's installment (automobile) loan portfolio and 11.6% of its total loan portfolio. At March 31, 1998, prime installment (automobile) loans constituted 85.6% of New South's installment (automobile) loan portfolio and 14.0% of its total loan portfolio.

 Nonprime Loans

  New South offers a nonprime product to certain qualifying consumers who report credit bureau scores slightly below the "prime" threshold due to minor delinquencies on certain accounts. Terms of "nonprime" installment (automobile) loans are established by New South underwriters based on a variety of factors in accordance with New South's underwriting guidelines which have been specifically designed to evaluate nonprime customers. Importantly, the automobile payment cannot exceed 15% of a nonprime borrower's gross income. During 1997, New South's average nonprime loan for new and used cars was $13,000, with an average term of 41 months at 17.3% interest. In some cases, New South purchases nonprime loans from dealers at a non-refundable discount. In 1997, nonprime installment (automobile) loan originations were $7.9 million, which accounted for 10.4% of New South's installment (automobile) originations and 0.9% of New South's total loan originations. For the three months ended March 31, 1998, nonprime installment (automobile) loan originations were $4.3 million, which is 14.5% of New South's installment (automobile) loans and 1.1% of New South's total loan originations. At December 31, 1997, nonprime installment (automobile) loans constituted 12.5% of New South's installment (automobile) loan portfolio and 1.7% of New South's total loan portfolio. At March 31, 1998, nonprime installment (automobile) loans constituted 14.4% of New South's installment (automobile) loan portfolio and 2.4% of New South's total loan portfolio.

 Underwriting

  All prime and nonprime consumer installment (automobile) loans purchased or originated by New South are analyzed using a judgmental credit analysis by loan officers. Applications are faxed to New South by the dealers. Upon receipt, the application is reviewed for completeness and compliance with New South's guidelines and applicable consumer regulations. When a loan package is incorrect or incomplete, the loan officer notifies the dealer and works to resolve the problem.

  Upon receipt of an application, a New South loan officer will obtain and review a credit report on the proposed borrower from a major credit reporting agency. The applicant's current installment debts, charge card accounts, residential mortgage loans, past credit history, previous repossessions, prior loans charged off by other lenders, real estate liens and wage attachments are considered. New South also verifies the applicant's employment and salary. New South evaluates applications considering the information provided in the application, credit reports, and the relationship between the applicant's income and expenses, including expenses relating to the proposed motor vehicle loan. Based upon this information, the loan officer comes to a conclusion as to the creditworthiness of the applicant.

  While no specific loan to value ratio guidelines are adhered to for motor vehicle loans, loan to value ratios on new vehicles generally reflect the equivalent of the dealer's cost for the new vehicle. Loan officers are given authority to approve loans in excess of dealer cost up to certain limits which are determined based on the loan officer's lending experience. The Black Book Used Car Official Guide ("Black Book") is used to determine the loan value on used vehicles in all states except Texas where the NADA Guide is used. Five loan officers have the authority to advance up to 115% of clean Black Book value for used automobiles, assuming the borrower meets certain creditworthiness criteria. Exceptions to these loan to value guidelines must be reviewed by a senior loan officer prior to approval.

  If the loan is approved by New South and the dealer selects New South as the lender, New South will issue a bank check and forward it to the dealer. Some dealers maintain checking accounts with the bank to expedite the receipt of funds. Funds are not disbursed on any contracts until all documentation is received in the correct form.

  New South will also finance the cost of credit life insurance, accident and health insurance, and warranties up to a maximum of 20% of the unpaid balance of the cash price of the automobile as shown on the contract. Any exception must be approved by a senior vice president of New South.

 Production

  New South's automobile dealer network consists primarily of new car franchise dealers. Although independent car dealers make up less than 15% of the dealer network, management believes that these relationships may be more stable and profitable to the Company. Dealers are carefully selected by New South on the basis of set criteria. Generally, for each dealer, New South evaluates: (i) current year end and quarterly financial statements; (ii) Dun & Bradstreet Reports on the dealer's business; and (iii) the length of time the dealer has been in business. In addition, independent car dealers are required to furnish New South with a credit report and historical financial information to determine creditworthiness. New South monitors each dealer's performance on a monthly basis, particularly the loss experience on the installment contracts purchased from each dealer.

OTHER LENDING

 Residential Construction and Land Loans

  New South originates residential real estate construction loans to individuals, as well as providing construction and land development loans in residential subdivisions to professional home builders and developers. New South is active in making loans to builders for the construction of single family properties and, on a more limited basis, loans for the acquisition and development of improved residential lots. These loans are made on a commitment term that generally is for a period of one year. New South reviews each individual builder's experience and reputation, general financial condition, and inventory levels in order to limit risks. All construction loans are secured by a first lien on the property and construction in progress. Additionally, the construction status is reviewed by on-site inspections. The builders' ongoing financial position is monitored on a periodic basis. This type of lending has been one of New South's fastest growing lending activities. At December 31, 1997, New South had $87.9 million of residential construction and land loans representing 12.0% of New South's total loan portfolio. At March 31, 1998, New South had $107.8 million of residential construction and land loans which represented 16.5% of New South's total loan portfolio.

 Commercial Real Estate Loans

  New South funds and closes in its name certain commercial real estate loans originated by Collateral. These loans are secured by various types of commercial real estate, including multifamily properties, retail shopping centers, mobile home parks, hotels, manufactured home communities and a wide variety of other commercial properties. Many of these loans may be sold in the secondary market by New South, as have loans in the past. Investors include commercial banks, life insurance companies, pension funds, conduit programs, and government sponsored entities. Many of these loans have been committed for sale to a third party prior to closing in New South's name, and providing this interim funding has been a relatively profitable and low risk activity for New South in recent years. In addition, New South may hold these loans in its own portfolio, capitalizing on opportunities generated by Collateral. The average commercial real estate loan is approximately $2.0 million, with a term of 7 to 10 years, and an interest rate range of 180 to 220 basis points over U.S. Treasury securities with comparable maturities. New South has $158.4 million in commercial real estate loans as of December 31, 1997, which represents 21.7% of New South's total loan portfolio. At March 31, 1998, New South had $119.9 million in commercial real estate loans, which represents 18.4% of New South's total loan portfolio.

 Commercial Loans

  New South makes available to certain independent automobile dealers used automobile "floor plan" credit lines, which are revolving credit lines used for financing the used automobile inventory of independent automobile dealerships. New South will make advances on a dealer's credit line when the dealer purchases an automobile and provides New South with proper evidence of title to the property. In management's view, high quality independent car dealers represent a market niche New South is attempting to develop by providing them with a comprehensive package of products.

 Underwriting

  Residential construction and land loans are evaluated under the same general underwriting criteria used for nonconforming residential mortgage loans, focusing on the equity in the collateral, the payment history and debt-to-income ratio of the borrower, the property type, and the characteristics of the underlying first mortgage, if any. New South's underwriting guidelines for commercial real estate loans consist of verification of the borrower's financial statements, credit history and references, as well as an analysis of the property, the borrower, and the market. Detailed appraisals are required on every property securing a commercial loan. New South requires and reviews updated financial information on borrowers and on each property's performance on an annual basis. Commercial loans are underwritten by New South applying generally the same evaluation criteria used in the selection of independent car dealers for participation in New South's installment (automobile) lending program. In many instances, mortgages on real estate or other additional collateral is required.

 Production

  Residential construction and land loans are primarily originated on a direct basis through New South's conforming residential mortgage loan origination offices. Commercial real estate loans are originated primarily by Collateral on an indirect basis through mortgage bankers and brokers nationwide. New South develops prospects for commercial loans primarily through its existing customer base of independent automobile dealers who have sold retail installment contracts to New South.

FUNDING ACTIVITIES

  The Company funds its lending activities primarily through deposits. In addition, a significant source of cash flow for New South is the sale of residential mortgage loans and installment (automobile) loans (either on the secondary market or as securitizations) and advances from the FHLB. To a lesser extent, New South receives funds from traditional commercial borrowings as well as from net interest income, mortgage loan servicing fees and loan principal repayments.

 Deposits

  New South conducts deposit gathering activities in a traditional fashion through its two full service branches located in Birmingham, Alabama. In addition, New South operates an active telephone banking center that handles incoming inquiries and conducts an outgoing telemarketing program for deposit products. The telephone banking center is staffed from 8:00 a.m. to 5:00 p.m. C.S.T. Monday through Friday and handles both inbound and outbound calls. Outbound calls are made to former and current customers. New South monitors the performance of its staff weekly to determine number of calls placed and answered.

  New South has not built an extensive branch network and does not rely heavily on a local retail deposit base and has primarily utilized certificates of deposit to compete for consumer deposits. New South attracts deposits from throughout the country and several foreign countries by paying very competitive rates. New South is consistently cited in various national publications which track the highest interest rates paid on bank certificates of deposit. As of December 31, 1997, these rates have attracted over 18,000 investors to New South's certificates of deposit, retirement accounts and money market accounts. During 1997, deposits were primarily generated from the States of Alabama (30%), New York (28%), Florida (7%), Texas (6%), and California (3%). New South's management believes that it is able to offer very competitive rates on deposits based on a number of factors including, among others, the absence of overhead expenses associated with a widespread retail branching network and the ability of management to effectively manage interest rate risk. New South's senior management reviews rates regularly and adjusts them based on a review of New South's cash flow needs, New South's cost of funds, surveys of rates offered by competing institutions, and the U.S. Treasury yield curve.

  New South also distributes its deposit products through brokers to individuals and institutional purchasers. In 1995, New South initiated a brokered certificate of deposit program to offer certificate of deposits in increments of $1.0 million to $20.0 million through selected brokers who meet New South's guidelines. These guidelines include, among other things, a positive review of financial statements and ability to provide services to a broad customer base. At December 31, 1997, brokered certificates of deposit, including those not solicited by New South for a fee, were $229.9 million, or 33.1% of total deposits. As of March 31, 1998, brokered certificates of deposit, including those not solicited by New South for a fee, were $218.8 million, or 28.7% of total deposits.

 Sales/Securitizations

  New South sells a substantial portion of its loan production into the secondary market, principally by securitizing pools of loans and through sales to private investors. With respect to conforming residential mortgage loans, if a loan meets government or federal agency guidelines and has been originated through its conforming residential mortgage origination offices (which include the 39 origination offices transferred from Collateral in the Transfer), it is typically sold immediately, either through the FNMA, FHLMC or GNMA programs or to private investors. With respect to nonconforming residential mortgage loans, New South generally holds these loans in its portfolio unless New South determines that it is economically necessary or desirable to sell the loan in light of then existing price, capital constraints, liquidity needs and prepayment risks. Generally, New South retains a portion of the servicing rights to the loans that it sells. For the twelve month period ended December 31, 1997, New South sold approximately $509.2 million in mortgage backed securities, residential mortgage loans and installment (automobile) loans. For the three months ended March 31, 1998, New South sold approximately $296.8 million in mortgage-backed securities, residential mortgage loans and installment (automobile) loans.

  In August 1997, New South issued a securitization of $215 million residential mortgage loans in a FHLMC REMIC. New South was only the second institution to issue such a securitization, a REMIC, with a FHLMC guaranty. All of the mortgages underlying the REMIC certificates are closed-end, fixed-rate, primarily one-to-four family first or second lien, home equity loans secured by property located in 19 states. New South continues to service the residential mortgage loans under the terms of a pooling and servicing agreement, dated August 1, 1997. New South earns a servicing fee from collections of interest on the residential mortgage loans, net investment income, assumption fees, and late payment charges.

 Borrowings

  The FHLB makes advances to New South on a secured basis, and the terms and rates charged for FHLB advances vary in response to general economic conditions. As of December 31, 1997 and 1996, FHLB advances amounted to $179.4 million and $95.3 million, respectively. The advances outstanding as of December 31, 1997 bore interest at rates ranging from 5.75% to 7.89% and were collateralized by stock in the FHLB and a blanket assignment of residential mortgage loans.

  During 1997, New South entered into a $20.0 million warehousing line of credit agreement with a commercial bank. Borrowings are to be secured by pledging specific residential mortgage loans and will bear a market interest rate. During 1997, there were no amounts outstanding on the line of credit.

  In addition, the Company has a $15.0 million credit facility agreement with a commercial bank consisting of a $10.0 million revolving credit line and $5.0 million in long term debt secured by the stock of New South. The amounts outstanding bear interest at the LIBOR plus 2%, payable quarterly. The Company receives dividends from New South in amounts necessary to cover the required interest payments and any principal payments due on the debt. As of December 31, 1997 and 1996, $5.0 million was outstanding on the line of credit and $5.0 million was outstanding on the term debt. These funds have been injected into New South as capital, enabling New South to grow significantly.

  In 1997, New South was granted by three commercial banks federal funds lines of credit in the amounts of $5.0 million, $10.0 million and $15.0 million. At December 31, 1997, $6.0 million was outstanding on one of these lines of credit.

  Additionally, New South has a $30.0 million credit facility agreement with a commercial bank consisting of a $20.0 million warehousing line of credit and a $10.0 million seven-day line of credit. The warehouse line shall be secured by residential mortgage loans and the seven-day line shall be unsecured. As of December 31, 1997, there were no outstanding amounts on the lines of credit.

  In 1998, New South entered into a credit facility agreement with a commercial bank consisting of a $20.0 million warehousing line of credit and a $10.0 million servicing line of credit where the aggregate may not exceed $20.0 million. During 1998, there have been no amounts outstanding on these lines of credit.

LOAN SERVICING

 Residential Mortgage Loan Servicing

  New South services residential mortgage loans secured by single family residences for its portfolio and for others including GNMA, FNMA, FHLMC, and private mortgage investors. Mortgage loan servicing includes collecting payments of principal and interest from borrowers, remitting aggregate loan payments to investors, accounting for principal and interest payments, holding escrow funds for payment of mortgage related expenses such as taxes and insurance, making advances to cover delinquent payments, inspecting the mortgaged premises as required, contacting delinquent mortgagors, supervising foreclosures, and property dispositions in the event of unremedied defaults, and other miscellaneous duties related to loan administration. New South collects servicing fees generally ranging from 0.25% to 1.55% of each mortgage loan principal balance at the time of payment. New South currently services over $1.2 billion of residential mortgage loans for nine investors.

  The Company has prescribed procedures for servicing its mortgage loans which generally consist of the customary and usual standards of practice of prudent institutional mortgage loan servicers and the servicing guidelines of FHLMC, FNMA, FHA and VA.

  All reasonable efforts are made to collect all payments called for under the terms of the mortgage loans. The purpose of all collection efforts is to bring a delinquent mortgage current in as short a time as possible. On one-payment delinquencies, the Company immediately takes action to prevent it from becoming more serious. Two types of late notices are used. A payment reminder notice is mailed no later than the 10th day of delinquency. A late payment notice is sent for any payment that has not been received by the 16th day after it is due. The notice states the amount of late charges that are due. Telephone contacts are made between the 17th and 20th days of the delinquency, but earlier contact between the 7th and 10th days of the delinquency may be made for habitual delinquents.

  A face-to-face interview is arranged with mortgagors between the 50th and 60th days of the delinquency. For accounts that have become 60 days or more delinquent, the collection follow-up is increased and efforts to establish a work out plan with the borrower are instituted. A full financial analysis of the borrower is performed when the borrower requests assistance and every reasonable effort is made to have at least one face-to-face interview with the mortgagor before beginning any foreclosure proceedings.

  The Company's policy allows for reasonable discretion to extend appropriate relief to borrowers who encounter hardship and who are cooperative and demonstrate proper regard for their obligation. The Company may, at its own discretion, waive any late payment charge, prepayment charge, assumption fee or any penalty interest on the Company's portfolio loans in connection with or the extension of any past due payment for a period (with respect to each payment as to which the due date is extended).

  New South has entered into a Subservicing Agreement with Collateral to service the majority of all conforming residential mortgage loans for New South. It is anticipated that this Subservicing Agreement will be terminated at the point when the balance of these loans which New South owns or services exceeds the balance of these loans which Collateral services for others. At this time, which remains to be determined, all current Collateral employees performing these functions will become employees of New South, causing all servicing functions to be performed centrally by New South. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Certain Relationships and Related Transactions."

 Installment (Automobile) Loan Servicing

  From time to time, New South has sold a portion of its installment (automobile) loan originations while retaining servicing for a servicing fee and, in some instances, a 10% participation. As servicer, New South collects and posts all payments, responds to inquiries of customers, investigates delinquencies, sends payment coupons to customers, oversees the collateral in cases of default and accounts for collections. New South's collections department takes all actions necessary to maintain the security interest granted in the financed automobiles, including investigating delinquencies, communicating with the consumer to ensure timely payments are made and when required, contracts with third parties to recover and sell the financed automobile. New South currently services over $70.8 million of installment (automobile) loans for five investors.

  The Company has established a process, both in writing and by telephone, to ensure timely payments of obligations under the retail installment contract. A payment is considered past due if the customer fails to make any full payment on or before the due date as specified by the terms of the retail installment contract. Company employees typically contact delinquent consumers within three days after the due date and collection efforts continue until payment has been received. The Company believes that early and frequent contact with the consumer reinforces the consumer's recognition of his or her contractual obligation.

  The Company has flexibility in working with consumers in the collection of payments. Specifically, if a consumer is unable to make a scheduled payment, the Company may permit deferred payment. The consumer must pay a fee and must sign a deferment agreement as acceptance of the contract modification. The scheduled payment is then deferred for the period of 30 days. Generally, no more than one deferment may be granted in any 12 month period.

  When the Company determines that collection efforts are likely to be unsuccessful, it commences repossession procedures against the underlying collateral and assigns the accounts to an outside recovery agency. Repossession generally occurs after a customer has missed three consecutive monthly payments. In such cases, the net amount due under the retail installment contract is reduced to the estimated fair value of the collateral, less estimated costs of disposition. Repossessed automobiles are generally resold through wholesale auctions.

POTENTIAL S-ELECTION

  If, in the future, the number of holders of the Company's common stock is reduced to 75 or less, and it is determined that the Company and New South would otherwise qualify for S corporation status, the remaining holders of the Company's common stock may elect to have the Company treated as an S corporation under the Code. If this election were made, the Company could then elect to treat New South as a qualified subchapter S subsidiary (a "QSSS"). Under the Code, a QSSS is not treated as a separate corporation from its parent, but rather all of the assets, liabilities, and items of income, deduction and credit of the QSSS are treated as such items of the parent. In other words, the Company and New South would be treated as one S corporation for federal income tax purposes.

PROPERTIES

  The principal executive offices of the Company are located at 1900 Crestwood Boulevard, Birmingham, Alabama in a 63,000 square foot building owned by Collateral. New South owns a 42,789 square foot facility located at 215 North 21st Street in Birmingham, Alabama of which 55% is occupied by New South. The remaining space is leased to multiple tenants. In addition, New South leases space at 2000 Crestwood Boulevard,

Birmingham, Alabama in a 15,000 square foot building. New South leases offices that are used in the normal course of business. At December 31, 1997, New South had 49 offices in 46 cities which were leased. Substantially all leases are for periods of from one to five years. The aggregate monthly rent is approximately $62,000. See "Certain Relationships and Related Transactions."

SEASONALITY

  The mortgage banking industry is generally subject to seasonal trends. These trends reflect the general pattern of resale of homes, which typically peak during the spring and summer seasons and decline to lower levels from mid-November through January. Refinancings tend to be less seasonal and more closely related to changes in interest rates. The mortgage servicing business is generally not subject to seasonal trends, except to the extent that growth of the portfolio is generally higher in periods of greater mortgage loan originations.

EMPLOYEES

  At December 31, 1997, the Company and its subsidiaries employed approximately 508 persons. These employees are covered by contributory major medical insurance, group life and long-term disability insurance plans. The costs of these benefits in 1997 amounted to approximately $485,000. New South also matches employee contributions to its 401(k) Plan. See Note 11 to Consolidated Financial Statements included herein.

COMPETITION

  The Company faces substantial competition for loans and deposits as well as other sources of funding in its areas of operation. The Company competes in all of its lending lines of business with thrifts, commercial banks, credit unions, mortgage companies and specialty finance companies, many of which operate nationwide lending networks comparable to or more extensive than that operated by New South. In each case, the Company must compete on the basis of service quality, product offerings and rates. In the mortgage banking and residential construction business, the Company must cultivate relationships with builders, mortgage brokers, real estate brokers and investors. In the installment (automobile) lending business, the Company must cultivate relationships with automobile dealers. In all of its lending activities, the Company believes that it has positioned itself with a product mix that attracts business from its competitors which may not have sufficient loan origination volume to obtain preferential pricing directly in the secondary market.

  The Company must also compete for funding. The Company competes, at its two retail branch locations, for deposits from local customers. More importantly, the Company must compete nationwide for deposits to fund its lending activities. The Company competes for deposits with thrifts, commercial banks, and credit unions and the Company's deposit products must compete with the investment products offered by a broad variety of financial institutions including thrifts, commercial banks, credit unions, brokerage firms, investment banks, insurance companies and other financial services companies. The Company attempts to offer deposit products including certificates of deposit, individual retirement and other time and deposit accounts and money market accounts with competitive rates.

  In its lending and deposit gathering activities, many of the Company's competitors are, or are affiliated with, organizations with substantially larger assets and capital bases (including regional and multinational banks and bank holding companies). The Company's competitors, also, often have larger origination networks for loans and a larger customer base to sell deposit products.

LEGAL PROCEEDINGS

  The Company, in the ordinary course of business, from time to time, has been named in lawsuits. The Company believes that it has meritorious defenses to these lawsuits.

  Certain of these lawsuits are class actions which request unspecified or substantial damages. New South is currently a named defendant in three class actions pending in the state and federal courts of Alabama. These matters have arisen in the normal course of business and are related to lending, collections, servicing and other activities and allege breach of contract, breach of fiduciary duty and similar tort claims or violation of federal or state laws. In the first case, the plaintiff has asserted a putative class action claim involving the finance rate and credit life and disability insurance on automobile loans; in the second case, the plaintiff has asserted a putative class action claim involving an extended service contract on an automobile loan; and in the third case, the plaintiff has asserted a putative class action claim regarding late charges assessed on automobile loans.

  In each case, a class has not yet been certified. Because these issues are complex and for other reasons, it may take years to resolve these actions. Based on legal counsel's opinion, management is of the opinion that the ultimate resolution of each of these class actions will not have a material adverse effect on the Company's financial condition or results of operations.

                          SUPERVISION AND REGULATION

GENERAL

  New South is chartered as a federal savings bank under the Home Owners' Loan Act, as amended (the "HOLA"), which is implemented by regulations adopted and administered by the OTS. As a federal savings bank, New South is subject to regulation, supervision and regular examination by the OTS. Federal banking laws and regulations control, among other things, New South's required reserves, investments, loans, mergers and consolidations, payment of dividends and other aspects of its operations. The deposits of New South are insured by the SAIF administered by the FDIC to the maximum extent provided by law ($100,000 for each depositor). In addition, the FDIC has certain regulatory and examination authority over OTS-regulated savings institutions, such as New South, and may recommend enforcement actions against New South to the OTS, even though the FDIC is not the primary regulator of New South. The supervision and regulation of New South is intended primarily for the protection of the deposit insurance fund and New South's depositors rather than for holders of the Company's stock or for the Company as the holder of the stock of New South.

  In addition as a unitary savings and loan holding company, the Company is registered with and is subject to OTS regulation and supervision under the HOLA. The Company also is required to file certain reports with, and otherwise comply with the rules and regulations of, the Commission under the federal securities laws.

  The following discussion is intended to be a summary of certain statutes, rules and regulations affecting New South and the Company. A number of other statutes and regulations have an impact on their operations. The following summary of applicable statutes and regulations does not purport to be complete and is qualified in its entirety by reference to such statutes and regulations.

SUPERVISION AND REGULATION OF NEW SOUTH

  Proposed Legislation. Legislation introduced in the United States Congress in 1997 would, if enacted, require each federal savings institution (such as New South) to convert to a national bank or a state commercial bank, savings bank or savings association charter and would require each savings and loan holding company (such as the Company) to become a bank holding company or "financial services" holding company. The proposed legislation includes limited grandfather provisions for business activities of federal savings institutions that do not conform to applicable banking regulations. Holding companies that were formerly savings and loan holding companies would not be subject to any additional activity restrictions as long as their subsidiaries continued to comply with certain lending restrictions currently applicable to federal thrifts and were not acquired by another company. Based upon an analysis of the current provisions of the legislation proposed to date, the management of the Company does not believe that the enactment of such legislation would have a material adverse effect on its financial condition or results of operations.

  Business Activities. New South derives its lending and investment powers from the HOLA and the regulations of the OTS thereunder. Under these laws and regulations, New South may invest in residential mortgage loans secured by residential and commercial real estate, commercial and consumer loans, certain types of commercial paper and debt securities, and certain other assets. New South may also establish service corporations that may engage in activities not otherwise permissible for New South, including certain real estate equity investments and securities and insurance brokerage. These investment powers are subject to various limitations.

  OTS Capital Requirements; Reserve Requirements. Under federal law and OTS regulations, savings associations are required to comply with each of three separate capital adequacy standards: a "tangible capital" requirement; a "leverage ratio;" and a "risk-based capital" requirement. The OTS is authorized to establish individual capital requirements for a savings association consistent with these capital standards. As noted below under "Prompt Corrective Action," the OTS was required by the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") to promulgate additional capital requirements that in certain respects have superseded the capital requirements discussed immediately below.

  Tangible Capital. The OTS capital regulations require tangible capital of at least 1.5% of adjusted total assets (as defined by regulation). Tangible capital generally includes common stockholders' equity and retained earnings, noncumulative perpetual preferred stock and related surplus. In addition, all intangible assets, other than a limited amount of properly valued purchased mortgage servicing rights ("PMSRs"), must be deducted from tangible capital.

  Leverage Ratio. The leverage ratio adopted by the OTS requires savings associations to maintain core capital in an amount equal to at least 3.0% of adjusted total assets. "Core capital" includes common stockholders' equity (including retained earnings), noncumulative perpetual preferred stock and any related surplus, and minority interests in the equity accounts of fully consolidated subsidiaries, certain goodwill and certain mortgage servicing rights less certain intangible assets, mortgage servicing rights and investments in nonincludable subsidiaries. In general, intangible assets must be deducted in computing core capital because they are excluded from assets under the OTS' capital rules. There are exceptions to this rule of deduction, however. PMSRs, originated mortgage servicing rights ("OMSRs") and purchased credit card relationships ("PCCRs") may comprise in the aggregate up to 50% of an association's core capital, with PCCRs not exceeding 25% of core capital, provided that such rights must be valued at the lower of 90% of fair market value or 100% of the remaining unamortized book value of the asset.

  Risk-based Capital. The risk-based capital standard for savings institutions requires the maintenance of total capital (which is defined as core capital and supplementary capital less certain holdings) to risk-weighted assets of at least 8.0%. In determining the amount of risk-weighted assets, all assets, including certain off-balance sheet assets, are multiplied by a risk weight of 0% to 100%, as assigned by the OTS capital regulation based on the risks OTS believes are inherent in the type of asset. The components of core capital are equivalent to those discussed earlier under the 3.0% leverage standard. The components of supplementary capital currently include cumulative preferred stock, long term perpetual preferred stock, mandatory convertible securities, subordinated debt and intermediate preferred stock and allowance for loan and lease losses. Allowance for loan and lease losses includable in supplementary capital is limited to a maximum of 1.25% of risk-adjusted assets. Overall, the amount of supplemental capital counted toward total capital cannot exceed 100% of core capital.

  FDICIA requires the OTS (and the other federal banking agencies) to revise their risk-based capital standards, with appropriate transition rules, to ensure that they take account of interest-rate risk, concentration of credit risk, and the risks of non-traditional activities. In 1993, the OTS adopted a final rule adding an interest rate risk ("IRR") component that would be incorporated into its risk-based capital rule. Under the final rule, which became effective in 1994, only a savings association with "above normal" interest rate risk exposure (i.e., where an institution's net portfolio value or "NPV" would decline by more than 2% in the event of a hypothetical 200-basis point move in interest rates) would be required to deduct an IRR component from its capital. The NPV is defined as the net present value of expected cash inflows and outflows from an institution's assets, liabilities, and off-balance sheet items. The IRR component deduction that such an institution would be required to make from its capital would be equal to one-half of its above normal interest rate risk exposure (i.e., 50% of the amount by which the decline in its NPV exceeds a 2.0% decline). The deduction would become effective two quarters after the date of the report on which the IRR component was based. Savings associations with less than $300 million in assets and risk-based capital ratios in excess of 12% are not subject to an IRR component deduction.

  On August 31, 1995, the OTS issued an interim rule providing that the amount of risk-based capital that may be required to be maintained by an institution for recourse assets cannot be greater than the total of the recourse liability. The interim rule provides that whenever the calculation of risk-based assets (including assets sold with recourse) would result in a capital charge greater than the institution's maximum recourse liability on the assets sold, instead of including the assets sold in the institution's risk-weighted assets, the institution may increase its risk-based capital by its maximum recourse liability. In addition, qualified savings associations may include in their risk-weighted assets, for the purpose of capital standards and other measures, only the amount of retained recourse of small business obligation transfers multiplied by the appropriate risk weight percentage. The interim rule sets reserve requirements and aggregate limits for recourse held under the modified treatment. Only well-capitalized institutions and adequately capitalized institutions with OTS permission may use this reduced capital treatment.

  On August 16, 1996, the federal banking agencies jointly proposed to revise their respective risk-based capital rules relating to treatment of certain collateralized transactions. These types of transactions generally include claims held by banks (such as loans and repurchase agreements) that are collateralized by cash or securities issued by the U.S. Treasury or U.S. Government agencies. If adopted, the proposal would permit certain partially collateralized claims to qualify for the 0% risk category. To qualify for the 0% risk category, the portion of the claim that will be continuously collateralized must be specified either in terms of dollar amount or percentage of the claim. For off-balance sheet derivative contracts, the collateralized portion of the transaction could be specified by dollar amount or percentage of the current or potential future exposure.

  Effective September 1, 1995, the interest rate risk rule was amended to include, in evaluating capital adequacy, an assessment of the exposure to declines in the economic value of an association's capital due to changes in interest rates.

  Based upon calculations performed by the OTS, New South's interest rate risk exposure has been determined to be in compliance with guidelines established by New South's Board of Directors as of September 30, 1997.

  On June 26, 1996, the Office of the Comptroller of the Currency, the Federal Reserve Board and the FDIC issued a joint agency policy statement that provides the standards that the federal banking agencies will use to evaluate the adequacy and effectiveness of an institution's interest rate risk management. The joint policy addresses fundamental elements for sound interest rate risk management, including appropriate board and senior management oversight and the need for a comprehensive risk management process that identifies, measures, monitors and controls risk. An institution with material weaknesses in its risk management process or high levels of exposure relative to its capital will be directed to take corrective action, including raising additional capital, strengthening management expertise, improving management information and measurement systems, reducing levels of exposure, or some combinations of these actions, depending on the facts and circumstances of the individual institutions.

  The OTS issued a Thrift Bulletin in August 1995 that describes how and under what circumstances an institution may (1) appeal its interest rate risk component by requesting an adjustment to the interest rate risk component generated by the OTS model or (2) seek approval to use its own internal interest rate risk model to calculate the interest rate risk component. The Thrift Bulletin provides that to be eligible to seek an adjustment to the interest rate risk component, an institution must show that its interest rate risk component, as calculated by the OTS, would cause the institution to move to a lower prompt corrective action category and that the accuracy of the OTS' estimate of interest rate risk exposure can be materially improved through the use of more refined data or more appropriate assumptions tailored to the specific institution. The Thrift Bulletin also outlines the circumstances under which well capitalized institutions may request to use their own internal interest rate risk model in place of the OTS model in calculating interest rate risk capital requirements. The internal model must meet certain OTS standards, including reasonable assumptions about future interest rates, prepayment rates for assets and attrition rates for liabilities.

  The FDICIA also required that the OTS (and other federal banking agencies) revise the risk-based capital standards with appropriate transition rules to take into account concentration of credit risks and risks of nontraditional activities. Effective January 17, 1995, the OTS (along with the other federal banking agencies) issued final regulations which explicitly identify concentration of credit risk and other risks from nontraditional activities, as well as an institution's ability to manage these risks, as important factors in assessing an institution's overall capital adequacy. These final regulations do not contain any specific mathematical formulas or capital requirements.

  For purposes of determining all three capital components, federal law and the OTS regulations require that investments in and extensions of credit to certain non-includable subsidiaries be deducted from capital. However, under the Housing and Community Development Act of 1992, the OTS, by order, may prescribe a percentage of a thrift's investment in a non-includable subsidiary held as of April 12, 1989 that may be included in a particular institution's capital, if it determines that the use of such a percentage would not increase the risk to the institution's insurance fund, and would not result in the institution being in an unsafe or unsound condition. The higher percentage limit allowed by the OTS may not exceed: (i) 40% from July 1, 1995 to June 30, 1996; and (ii) 0%, thereafter. Certain exemptions also generally apply where the subsidiary: (i) is engaged in the activities solely as an agent for its customers; (ii) is engaged solely in mortgage-banking activities; (iii) (1) is an insured depository institution or a company the sole investment of which is an insured depository institution and (2) was acquired by the association prior to May 1989; or (iv) is a federal savings association that existed as such on August 9, 1989, and was, or acquired its principal assets from, an association that was chartered before October 15, 1982, as a state savings or cooperative bank.

  The table below sets forth New South's compliance with its regulatory capital requirements at December 31, 1997 and March 31, 1998.

                         NEW SOUTH'S CAPITAL   CAPITAL REQUIREMENTS    EXCESS CAPITAL
                         --------------------- ----------------------  ---------------
                          AMOUNT     PERCENT     AMOUNT     PERCENT    AMOUNT  PERCENT
                         ---------- ---------- ----------- ----------  ------- -------
                                          (DOLLARS IN THOUSANDS)
December 31, 1997:
  Tangible capital...... $   61,221      6.16% $    29,818      3.00%  $31,403  3.16%
  Core capital..........     61,221      6.16       14,909      1.50    46,312  4.66
  Total risk-based
   capital..............     67,458     10.44       51,670      8.00    15,788  2.44
March 31, 1998:
  Tangible capital...... $   62,555      6.36% $    29,507      3.00%  $33,048  3.36%
  Core capital..........     62,555      6.36       14,754      1.50    47,801  4.86
  Total risk-based capi-
   tal..................     69,159     11.29       49,006      8.00    20,153  3.29

  Pursuant to regulations of the Federal Reserve, all FDIC-insured depository institutions must maintain average daily reserves against their transaction accounts. No reserves are required to be maintained on the first $4.3 million of transaction accounts, and reserves equal to 3% must be maintained on the next $52.0 million of transaction accounts, plus reserves equal to 10% on the remainder. These percentages are subject to adjustment by the Federal Reserve. Because required reserves must be maintained in the form of vault cash or in a noninterest bearing account at a Federal Reserve Bank, the effect of the reserve requirement is to reduce the amount of the institution's interest earning assets. As of December 31, 1997 and March 31, 1998, New South met its reserve requirements.

  Federal Deposit Insurance. New South is required to pay assessments based on a percentage of its insured deposits to the FDIC for insurance of its deposits by the SAIF.

  The FDICIA was enacted to recapitalize the Bank Insurance Fund ("BIF") and impose certain supervisory and regulatory reforms on insured depository institutions. Pursuant to the FDICIA, the FDIC established a risk-based assessment system for determining the deposit insurance assessments to be paid by insured depository institutions. The assessment rate depends on the capital category and supervisory category to which an institution is assigned. For the first nine months of 1996, the assessment rate for SAIF-insured institutions ranged from 0.23% of deposits for well-capitalized institutions in the highest supervisory subgroup to 0.31% of deposits for undercapitalized institutions in the lowest supervisory subgroup.

  In late 1995, the FDIC amended the risk-based assessment schedule for depository institutions with deposits insured by the BIF, resulting in a significant reduction in FDIC assessments for BIF-insured but not SAIF-insured institutions. In response to this assessment disparity, the Deposit Insurance Funds Act of 1996 (the "1996 Act"), enacted on September 30, 1996, amended the Federal Deposit Insurance Act (the "FDI Act") in several ways to recapitalize the SAIF and reduce the disparity between the assessment rates for the BIF and the SAIF. The 1996 Act authorized the FDIC to impose a special assessment on all institutions with SAIF-assessable deposits in the amount necessary to recapitalize the SAIF to the required reserve ratio of 1.25%. SAIF-insured institutions on November 27, 1996 paid a special assessment equal to 65.7 basis points per $100 of each institution's SAIF-assessable deposits as of March 31, 1995. The 1996 Act provides the amount of the special assessment that will be deductible for federal income tax purposes for the taxable year in which the special assessment is paid. Based on the foregoing, New South recorded an expense for the special assessment in 1996 of $3.2 million, or $1.9 million net of tax. In view of the recapitalization of the SAIF, in December 1996 the FDIC reduced the assessment rate for SAIF-assessable deposits for periods beginning on October 1, 1996. As a result, the insurance assessment rates for SAIF-insured institutions, like New South, were set at 18 to 27 basis points for the last quarter of 1996 and zero to 27 basis points for 1997. In addition, SAIF-insured institutions will be required, until December 31, 1999, to pay assessments to the FDIC at the annual rate of 6.44 basis points to help fund interest payments on certain bonds issued by the Financing Corporation ("FICO"), an agency of the federal government established to recapitalize the predecessor to the SAIF. During this period, BIF member banks will be assessed for payment of the FICO obligations at the annual rate of 1.29 basis points. After December 31, 1999, BIF and SAIF members will be assessed at the same rate for FICO obligations.

  The 1996 Act also provides that the FDIC cannot assess regular insurance assessments for the SAIF or the BIF unless required to maintain or to achieve the designated reserve ratio of 1.25%, except for assessments on institutions that are not classified as "well-capitalized" or that have been found to have "moderately severe" or "unsatisfactory" financial, operational or compliance weaknesses. New South is classified as "well-capitalized" and has not been found by the OTS to have such supervisory weaknesses. Accordingly, assuming that the designated reserve ratio is maintained by the SAIF after the collection of the special SAIF assessment, New South, as long as it maintains its capital and supervisory status, will pay substantially lower FDIC assessments compared to those it paid in recent years.

  Qualified Thrift Lender Test. The HOLA and OTS regulations require all savings institutions to meet a Qualified Thrift Lender ("QTL") test. Under the QTL test, as modified by FDICIA, a savings association is required to maintain at least 65% of its "portfolio assets"(total assets less (i) specified liquid assets up to 20% of total assets, (ii) intangible assets, including goodwill, and (iii) the value of property used to conduct business) in certain "qualified thrift investments" (such as home residential mortgage loans and other residential real estate-related assets) on a monthly average basis in nine out of every 12 months.

  A savings institution that fails the QTL test must either operate under certain restrictions on its activities or convert to a bank charter. An initial failure to qualify as a QTL results in a number of sanctions, including the imposition of certain operating restrictions and a restriction on obtaining additional advances from its Federal Home Loan Bank. If a savings institution does not requalify under the QTL test within the three-year period after it fails the QTL test, it would be required to terminate any activity not permissible for a national bank and repay as promptly as possible any outstanding advances from its Federal Home Loan Bank. In addition, the holding company of such an institution, such as the Company, would similarly be required to register as a bank holding company with the Federal Reserve Board. See "Supervision and Regulation--Supervision and Regulation of the Company." At December 31, 1997, New South qualified as a QTL.

  Legislation enacted into law on September 30, 1996 made certain amendments to the HOLA that significantly liberalize the QTL test. First, the new law permits loans to small businesses, student loans and credit card loans to be counted as Qualified Thrift Investments without percentage limits. The current 10% limit on all other loans to households is eliminated by the new law, and such loans may now be counted toward the QTL test within the 20% of portfolio assets limit. Second, the statute amends the QTL test to provide that a savings institution may be considered a QTL either (i) by satisfying the HOLA's QTL requirements or (ii) by qualifying as a "domestic building and loan association" as defined under the Code.

  Standards for Safety and Soundness. The FDI Act, as amended by FDICIA and the Riegle Community Development and Regulatory Improvement Act of 1994, requires the OTS, together with the other federal bank regulatory agencies, to prescribe standards, by regulation or guideline, relating to internal controls, information systems and internal audit systems, loan documentation, credit underwriting, interest rate risk exposure, asset growth, asset quality, operational and managerial standards as the agencies deem appropriate. The OTS and the federal bank regulatory agencies adopted, effective August 9, 1995, a set of guidelines prescribing safety and soundness standards pursuant to the statute. The safety and soundness guidelines establish general standards relating to internal controls and information systems, internal audit systems, and compensation, fees and benefits. In general, the guidelines require, among other things, appropriate systems and practices to identify and manage the excessive compensation as an unsafe and unsound practice and describe compensation as excessive when the amounts paid are unreasonable or disproportionate to the services performed by an executive officer, employee, director or principal stockholder.

  In addition, on July 10, 1995, the OTS and the federal bank regulatory agencies proposed guidelines for asset quality and earnings standards. Under the proposed standards, a savings institution would be required to maintain systems, commensurate with its size and the nature and scope of its operations, to identify problem assets and prevent deterioration in those assets as well as to evaluate and monitor earnings and ensure that earnings are sufficient to maintain adequate capital and reserves. Management believes that the asset quality and earnings standards, in the form proposed by banking agencies, would not have a material effect on the operations of New South.

  Prompt Corrective Action. Under FDICIA, the federal banking regulators are required to take prompt corrective action in respect of depository institutions that do not meet certain minimum capital requirements, including a leverage limit and a risk-based capital requirement. All institutions, regardless of their capital levels, are restricted from making any capital distribution or paying any management fees that would cause the institution to become undercapitalized. As required by FDICIA, banking regulators, including the OTS, have issued regulations that classify insured depository institutions by capital levels and provide that the applicable agency will take various prompt corrective actions to resolve the problems of any institution that fails to satisfy the capital standards.

  At December 31, 1997, New South met all of its capital requirements on a fully phased-in basis and had the requisite capital levels to be deemed a "well capitalized" institution under the OTS' prompt corrective action regulations.

  Limitations on Capital Distributions. OTS regulations currently impose limitations upon capital distributions by savings institutions, such as cash dividends, payments to repurchase or otherwise acquire its shares, payments to stockholders of another institution in a cash-out merger and other distributions charged against capital. A savings institution must give notice to the OTS at least 30 days before payment of a proposed capital distribution, and capital distributions in excess of specified earnings or by certain institution are subject to approval by the OTS. A savings institution that has capital in excess of all regulatory capital requirements before and after a proposed capital distribution and that is not otherwise restricted in making capital distributions may, after prior notice but without the approval of the OTS, make capital distributions during a calendar year equal to the greater of (i) 100% of its net earnings to date during the calendar year plus the amount that would reduce by one-half its "surplus capital ratio" (the excess capital over its fully phased-in capital requirements) at the beginning of the calendar year, or (ii) 75% of its net earnings for the previous four quarters. Any additional capital distributions would require prior OTS approval. New South currently satisfies all of its capital requirements on a fully-phased-in basis and therefore is permitted to pay dividends in accordance with the distribution rules described above.

  In addition to the foregoing, earnings of New South appropriate to bad debt reserves and deducted for foreign income tax purposes are not available for payment of dividends or other distributions to the Company without payment of taxes at the then current tax rate by New South on the amount of earnings removed from the reserves for such distributions.

  Real Estate Lending Standards. Under joint regulations of the federal banking agencies, including the OTS, savings institutions must adopt and maintain written policies that establish appropriate limits and standards for extensions of credit that are secured by liens or interests in real estate or are made for the purpose of financing permanent improvements to real estate. These policies must establish loan portfolio diversification standards, prudent underwriting standards, including loan-to-value limits, that are clear and measurable, loan administration procedures and documentation, approval and reporting requirements. An institution's real estate lending policy must reflect consideration of Interagency Guidelines for Real Estate Lending Policies (the "Interagency Guidelines") that have been adopted by the federal bank regulators. The Interagency Guidelines, among other things, call upon depository institutions to establish internal loan-to-value limits specified in the Interagency Guidelines for the various types of real estate loans. The Interagency Guidelines state that it may be appropriate in individual cases to originate or purchase loans with loan-to-value ratios in excess of the supervisory loan-to-value limits.

  Federal Consumer Credit and Non-Discrimination Regulation. New South's mortgage lending activities are subject to the provisions of various federal and state statutes, including, among others, the Truth in Lending Act, the Equal Credit Opportunity Act, the RESPA, the Fair Housing Act and the regulations promulgated thereunder. These statutes and regulations, among other things, prohibit discrimination on the basis of race, gender or other designated characteristics, prohibit unfair and deceptive trade practices, require the disclosure of certain basic information to mortgage borrowers concerning credit terms and settlement costs, and otherwise regulate terms and conditions of credit and the procedures by which credit is offered and administered. Each of the foregoing statutes provides for various administrative, civil and, in limited circumstances, criminal enforcement procedures, and violations thereof may also lead to class actions seeking actual and/or punitive damages.

  New South attempts in good faith to comply with the provisions of these statutes and their implementing regulations; however, the provisions are complex and even inadvertent non-compliance could result in liability to New South. During the past several years, numerous individual claims, purported class actions and federal enforcement proceedings have been commenced against a number of financial institutions alleging that one or more of these provisions have been violated. While New South has incurred no material detriment as a result of these actions, there can be no assurance that one or more aspects of its lending program will not be found to have been in violation of these statutes.

  Community Reinvestment. Under the Community Reinvestment Act ("CRA"), as implemented by OTS regulations, a savings institution has a continuing and affirmative obligation consistent with its safe and sound operation to help meet the credit needs of its entire community, including low and moderate income neighborhoods. The CRA does not establish specific lending requirements or programs for financial institutions nor does it limit an institution's discretion to develop the types of products and services that it believes are best suited to its particular community, consistent with the CRA. The CRA requires the OTS, in connection with its examination of a savings institution, to assess the institution's record of meeting the credit needs of its community and to take that record into account in its evaluation of certain applications by the institution. FIRREA amended the CRA to require all institutions to make public disclosure of their CRA performance using the ratings of "outstanding," "satisfactory," "needs to improve," or "substantial noncompliance." New South received an outstanding rating in its last CRA examination by the OTS dated February 12, 1996.

  On May 4, 1995, the bank regulatory agencies, including the OTS, adopted new uniform CRA regulations that provide guidance to financial institutions on their CRA obligations and the methods by which those obligations will be assessed and enforced. The regulations establish three tests applicable to New
South: (i) a lending test to evaluate direct lending in low-income areas and indirect lending to groups that specialize in community lending; (ii) a service test to evaluate its delivery of services to such areas, and (iii) an investment test to evaluate its investment in programs beneficial to such areas. The new CRA regulations became effective on July 1, 1995, but reporting requirements were not effective until January 1, 1997. Evaluation under the regulations was not mandatory until July 1, 1997. New South believes its current operations and policies substantially comply with the regulations, and therefore no material changes to operations or policies are expected.

  Agencies. New South's lending activities, including its mortgage banking operations, are subject to the rules and regulations of the FHA, VA, FNMA, FHLMC and GNMA and other regulatory agencies with respect to originating, processing, underwriting, selling and servicing residential mortgage loans. In addition, there are other federal and state statutes and regulations affecting such activities. Moreover, lenders such as New South are required annually to submit audited financial statements to FNMA, FHLMC and GNMA and to comply with each regulatory entity's own financial requirements. New South's business is also subject to examination by FNMA, FHLMC and GNMA to assure compliance with applicable regulations, policies and procedures.

  Transactions with Affiliates. New South is subject to restrictions imposed by federal law on extensions of credit to, and certain other transactions with, the Company and other affiliates and on investments in the stock or other securities thereof. Such restrictions prevent the Company and such other affiliates from borrowing from New South unless the loans are secured by specified collateral, and require such transactions to have terms comparable to terms of arms-length transactions with third persons. Further, such secured loans and other transactions and investments by New South are generally limited in amount as to the Company and as to any other affiliate to 10% of New South's capital and surplus and as to the Company and all other affiliates to an aggregate of 20% of New South's capital and surplus. These regulations and restrictions may limit the Company's ability to obtain funds from New South for its cash needs, including funds for acquisitions and for payment of dividends, interest and operating expenses. New South's ability to extend credit to its directors, executive officers, and 10% stockholders, as well as to entities controlled by such persons, is governed by the requirements of Sections 22(g) and 22(h) of the Federal Reserve Act and Regulation O of the Federal Reserve thereunder.

  Liquidity Requirements. New South is required by OTS regulation to maintain an average daily balance of liquid assets (cash, certain time deposits, bankers' acceptances, highly rated corporate debt and commercial paper, securities of certain mutual funds and specified United States government, state or federal agency obligations) equal to the monthly average of not less than a specified percentage (currently 5%) of its net withdrawable savings deposit plus short-term borrowings. The average daily liquidity ratio of New South for the month ended December 31, 1997 was 10.5%. New South is also required to maintain average daily balances of short-term liquid assets at a specified percentage (currently 1%) of the total of its net withdrawable savings accounts and borrowings payable in one year or less. New South was in compliance with the 1% requirement at December 31, 1997. Monetary penalties may be imposed for failure to meet liquidity requirements.

  Branching. Subject to certain limitations, the HOLA and the OTS regulations currently permit federally chartered savings institutions such as New South to establish branches in any state of the United States. The authority to establish such branches is available (i) in states that expressly authorize branches of savings institutions located in another state or (ii) to a federal savings institution that qualifies as a "domestic building and loan association under the Code. See "--Qualified Thrift Lender Test." The authority for a federal savings institution to establish an interstate branch network would facilitate a geographic diversification of the institution's activities. This authority under the HOLA and the OTS regulations preempts any state law purporting to regulate branching by federal savings institutions.

  Federal Home Loan Bank System. The Federal Home Loan Bank System consists of 12 district Federal Home Loan Banks subject to supervision and regulation by the Federal Housing Finance Board ("FHFB"). The Federal Home Loan Banks provide a central credit facility primarily for member institutions. As a member of the FHLB, New South is required to acquire and hold shares of capital stock in the FHLB in an amount at least equal to 1% of the aggregate unpaid principal of its home residential mortgage loans, home purchase contracts, and similar obligations at the beginning of each year, or 1/20 of its advances (borrowings), from the FHLB, whichever is greater. New South was in compliance with this requirement, with an investment in FHLB stock at December 31, 1997 of $9.3 million. Long-term FHLB advances may only be made for the purpose of providing funds for residential housing finance. At December 31, 1997, New South had total advances of $179.4 million outstanding from the FHLB.

SUPERVISION AND REGULATION OF THE COMPANY

  The Company is a unitary thrift holding company under the HOLA and, as such, is subject to OTS regulation, supervision and examination. In addition, the OTS has enforcement authority over the Company and may restrict or prohibit activities that are determined to represent a serious risk to the safety, soundness or stability of New South or any other subsidiary savings institution.

  Under the HOLA, a thrift holding company may not (i) acquire, with certain exceptions, more than 5% of a non-subsidiary savings institution or a non-subsidiary savings and loan holding company; or (ii) acquire or retain control of a depository institution that is not insured by the FDIC.

  As a thrift holding company, the Company generally is not subject to any restriction as to the types of business activities in which it may engage, provided that New South continues to satisfy the QTL test. See "Supervision and Regulation--Supervision and Regulation of New South--Qualified Thrift Lender Test." Upon any non-supervisory acquisition by the Company of another savings institution that is held as a separate subsidiary, the Company would become a multiple savings and loan holding company and would be subject to limitations on the types of business activities in which it could engage. The HOLA limits the activities of a multiple savings and loan holding company and its non-insured institution subsidiaries primarily to activities permissible for bank holding companies under the Bank Holding Company Act, subject to the prior approval of the OTS, and to other activities authorized by OTS regulation.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

  The following table sets forth certain information concerning the beneficial ownership of the Company's common stock as of December 31, 1997 by each person (or group within the meaning of Section 13(d)(3) of the Exchange Act) known by the Company to own beneficially more than five percent of the Company's common stock:

                                                                    PERCENTAGE
                                            AMOUNT AND NATURE OF   BENEFICIALLY
NAME AND ADDRESS                           BENEFICIAL OWNERSHIP(1)   OWNED(1)
----------------                           ----------------------- ------------
Mary R. Johnson-Butterworth
 4731 Old Leeds Road
 Birmingham, Alabama 35213................          84,959(2)          6.17%
W. T. Ratliff, Jr.
 2621 Altadena Road
 Birmingham, Alabama 35243................         370,173            26.88
J.K.V. Ratliff
 46 Greenway Road
 Birmingham, Alabama 35213................         194,409            14.12
William T. Ratliff, III
 3944 Forest Glen Drive
 Birmingham, Alabama 35213................         112,018(3)          8.14
Amelie L. Ratliff
 5 Fuller Street, #1
 Brookline, Massachusetts 02146...........          82,158(4)          5.97
Daniel T. Ratliff
 31315 Pine Run Drive
 Ono Island
 Orange Beach, Alabama 36561..............          86,346(5)          6.27
Carlton McCoy Ray
 9949 Southwind Drive
 Indianapolis, Indiana 46256..............          76,970             5.59

--------
(1) Unless otherwise indicated, the persons named above have the sole power to vote or direct the voting and to dispose or direct the disposition of any security.
(2) Includes 7,376 shares held by Mrs. Johnson-Butterworth as custodian for the benefit of her minor children.
(3) Includes 20,136 shares held by Mr. Ratliff, III as custodian for the benefit of his minor children, nieces and nephews.

(4) Includes 4,688 shares held by Ms. Ratliff as custodian for the benefit of her minor daughter.
(5) Includes 9,376 shares held by Mr. Daniel T. Ratliff as custodian for the benefit of his minor children.

                       DIRECTORS AND EXECUTIVE OFFICERS

  The Company's Board of Directors ("Board of Directors") is divided into three classes, and each of the Company's three directors is elected into one of these three classes to hold office for a term of three years or until their successors have been elected and qualified. Executive officers serve at the pleasure of the Board of Directors and directors are elected at the annual meeting of stockholders. The directors, executive officers and other key employees of the Company and their ages as of April 1, 1998, are as follows:

 NAME                          AGE POSITION
 ----                          --- --------
 DIRECTOR ELECTED TO SERVE UNTIL ANNUAL MEETING IN 2000 (CLASS III)
    William T. Ratliff, Jr....  73 Director and Vice President of the Company;
                                   Director of New South
 DIRECTOR ELECTED TO SERVE UNTIL ANNUAL MEETING IN 2001 (CLASS I)
    J.K.V. Ratliff............  69 Director and Vice President of the Company
 DIRECTOR ELECTED TO SERVE UNTIL ANNUAL MEETING IN 1999 (CLASS II)
    William T. Ratliff, III...  44 Chairman of the Board and President of the
                                   Company;
                                   Chairman of the Board and Chief Executive
                                   Officer of New South
 EXECUTIVE OFFICERS WHO ARE NOT ALSO DIRECTORS
    Robert M. Couch...........  41 Executive Vice President of the Company;
                                   Director, President and Chief Operating
                                   Officer of New South
    Suzanne H. Moore..........  42 Vice President and Controller of the Company
                                   and New South
    David E. Mewbourne........  49 Executive Vice President of New South
    Roger D. Murphree.........  52 Senior Vice President of New South
    David A. Roberts..........  45 Director and Senior Vice President of New
                                   South
    Larry A. Nelson...........  49 Senior Vice President of New South
    Lizabeth R. Nichols.......  42 Vice President and General Counsel of New
                                   South

  The business experience of each of the persons named above during the past five years is discussed below.

  Mr. William T. Ratliff, Jr. has been a Director and Vice President of the Company since its organization in 1994. He has been a Director of New South since its organization in 1985. He has served as Chief Executive Officer of Collateral (or its predecessor Collateral Investment Company) for 31 years until 1986. Mr. Ratliff, Jr. is the father of Mr. Ratliff, III, the Chairman and President of the Company, and the brother of Mr. J.K.V. Ratliff, a Director and Vice President of the Company.

  Mr. J.K.V. Ratliff has been a Director and Vice President of the Company since its organization in 1994. He has been a Director and Vice President of Collat, Inc., an affiliate, since 1986. Mr. J.K.V. Ratliff has been Assistant to the President and a Director of Collateral Agency, Inc., an affiliate, since its inception in 1956. Mr. Ratliff has also served as a director and Vice President of Collateral Investment Corp., an affiliate, since September 1990. Mr. J.K.V. Ratliff is the brother of Mr. Ratliff, Jr., a Director and Vice President of the Company, and the uncle of Mr. Ratliff, III, the Chairman and President of the Company.

  Mr. William T. Ratliff, III has been President and a Director of the Company since its organization in October 1994 and Chairman of the Board and Chief Executive Officer of New South since 1985. Mr. Ratliff, III, has been the Chairman of the Board of Triad Guaranty, Inc., an affiliate, since 1993 and Chairman of the Board of Triad Guaranty Insurance Corporation, an affiliate, since 1989. He has been President of Collateral Investment Corp., an affiliate, since 1990 and was President and an individual General Partner of Collateral from 1987 to 1995. From March 1994 until December 1996, Mr. Ratliff served as President of Southwide Life Insurance Corp., an affiliate. He served as Executive Vice President of Southwide Life Insurance Corp., an affiliate, from 1986 to 1993. Mr. Ratliff, III joined Collateral in 1981. Mr. Ratliff, III is the son of Mr. Ratliff, Jr., a Director and Vice President of the Company, and the nephew of Mr. J.K.V. Ratliff, a Director and Vice President of the Company.

  Mr. Robert M. Couch has been Executive Vice President of the Company since 1994. Mr. Couch is responsible for the day-to-day operations of the Company. He has been President and Chief Operating Officer of New South since June 1997 and a Director since January 1995. From March 1995 to June 1997, he served as Vice Chairman of New South. From August 1995 to present, Mr. Couch has been President of Collateral. From October 1993 to August 1995, Mr. Couch served as Executive Vice President of Collateral. Prior to joining New South in 1993, he served as General Counsel and Chief Financial Officer of Synovus Bancshares of Alabama, Inc. (formerly First Commercial Bancshares, Inc.).

  Ms. Suzanne H. Moore has been Vice President and Controller of the Company, New South and Collateral since September 1997. From April 1989 to August 1997, Ms. Moore served as Vice President and Controller of NationsBank Commercial Corporation, a factoring company, after serving in various financial positions with NationsBank since 1976.

  Mr. David E. Mewbourne has been Executive Vice President of New South since July 1997. Mr. Mewbourne is responsible for the day to day operations of the residential mortgage loan production, underwriting and servicing. From 1995 to June 1997, he was Senior Vice President of New South. Mr. Mewbourne has been Senior Vice President of Collateral, since March 1993. From June 1987 to March 1995, he served as Executive Vice President of AmSouth Mortgage Company.

  Mr. Roger D. Murphree has been Senior Vice President of New South since December 1997. Mr. Murphree is responsible for secondary marketing sales, securitizations, and portfolio trading for the Company. From 1995 to December 1997, he served as Vice President of New South. Mr. Murphree has been employed by New South since 1985. Mr. Murphree has served as Senior Vice President of Collateral since June 1995.

  Mr. David A. Roberts has been a Director of New South since September 1997 and Senior Vice President since July 1997. Mr. Roberts is responsible for the commercial real estate lending activities. Mr. Roberts has also served as Executive Vice President of Collateral since August 1997. From February 1995 to July 1997, he served as Senior Vice President of Collateral. From June 1990 to February 1995, he served as Vice President of Collateral.

  Mr. Larry A. Nelson has been Senior Vice President of New South since December 1997. Mr. Nelson is responsible for the day-to-day operations of installment (automobile) lending. From 1989 to 1997, he served as Vice President of New South.

  Ms. Lizabeth R. Nichols has been Vice President and General Counsel of New South since February 1998. From January 1997 to January 1998, Ms. Nichols served as Vice President and Legal Counsel of New South. Ms. Nichols has served as Vice President of Collateral since January 1997. From October 1993 to September 1996, Ms. Nichols was Vice President and Associate General Counsel of Protective Life Corporation, an insurance holding company and was an employee until January 1997. Prior to 1993, Ms. Nichols served in various capacities with Protective Life Corporation.

                       SECURITY OWNERSHIP OF MANAGEMENT

  The following table sets forth certain information concerning the beneficial ownership of the Company's common stock as of December 31, 1997, by (i) each director of the Company, (ii) the President of the Company and each other executive officer of the Company whose total annual salary and bonus earned during the fiscal year ended December 31, 1997 exceeded $100,000 (the "Named Executive Officers"), and (iii) all directors and executive officers of the Company as a group:

                                             AMOUNT AND NATURE      PERCENT OF
NAME                                     OF BENEFICIAL OWNERSHIP(1)  CLASS(1)
----                                     -------------------------- ----------
William T. Ratliff, Jr..................          370,173             26.88%
J.K. V. Ratliff.........................          194,409             14.12
William T. Ratliff, III.................          112,018(2)           8.14
All directors and executive officers as
 a group:...............................          676,600             49.14

--------
(1) Unless otherwise indicated, the persons named above have the sole power to vote or direct the voting and to dispose or direct the disposition of any security.
(2) Includes 20,136 shares held by Mr. Ratliff, III as custodian for the benefit of his minor children, nieces and nephews.

DIRECTOR COMPENSATION

  No Directors receive fees for their service on the Board of Directors. Executive officers of the Company who are also directors of the Company do not receive remuneration other than salaries and bonuses for serving on the Board of Directors.

MEETINGS OF THE BOARD OF DIRECTORS AND COMMITTEES

  During the fiscal year ended December 31, 1997, the Board of Directors held one regularly scheduled meeting, which was attended by all directors.

COMMITTEES OF THE BOARD OF DIRECTORS

  There are no committees of the Board of Directors.

                            EXECUTIVE COMPENSATION

  The following table sets forth the compensation earned by the Named Executive Officers from New South during the fiscal year ended December 31, 1997.

                          SUMMARY COMPENSATION TABLE

NAME AND                                                            ALL OTHER
PRINCIPAL POSITION                           SALARY      BONUS   COMPENSATION(1)
------------------                          --------    -------- ---------------
William T. Ratliff, III
 President of the Company ................. $127,000    $ 40,000     $2,375
Robert M. Couch
 Executive Vice President of
 the Company...............................  198,000(2)  160,000      2,375
David E. Mewbourne
 Executive Vice President of
 New South.................................  166,042     125,000      2,375
Roger D. Murphree
 Senior Vice President of New South........   83,646      25,000      1,747

--------
(1) Consists solely of amounts contributed by the Company to the executive officer's 401(k) plan.
(2) Includes $39,600 reimbursed by Collateral under the Administrative Services Agreement (as defined herein) for services rendered by Mr. Couch to Collateral. See "Certain Relationships and Related Transactions."

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

GENERAL

  Certain affiliated corporations and limited partnerships in which Messrs. Ratliff, Jr., J.K.V. Ratliff and Ratliff, III are majority owners have been customers of New South in the ordinary course of business. These affiliated corporations and limited partnerships include Collateral, Safemate Life Insurance Company, Collateral Agency, Inc., Triad Guaranty, Inc., and Southland National Insurance Corporation. Outside of normal customer relationships, no directors or officers of the Company, no stockholders holding over five percent (5%) of the Company's voting securities, and no corporations or limited partnerships with which such persons or entities were associated, maintain or have maintained since December 31, 1996, any significant business or personal relationship with the Company or New South, except as described below. The terms of each of the transactions presented herein are similar to those that could have been obtained through negotiations with unaffiliated third parties.

COLLATERAL TRANSACTIONS

  Transfer. New South assumed 39 residential loan production offices, associated employees, and related assets and liabilities from Collateral in July 1997 under the terms of two separate agreements. As a result of the Transfer, New South added approximately 300 employees to its payroll, with associated increases of expenses of $8.6 million. In connection with the Transfer, New South agreed to make semi-annual payments to Collateral through June 30, 2000 based on a percentage of the aggregate principal balance of the majority of all residential mortgage loans originated through the 39 loan production offices. The percentage for the twelve month periods ending June 30, 1998, 1999, and 2000 are 0.35%, 0.20% and 0.10% respectively. For the six month period between July 1, 1997 (the effective date of the Transfer) and December 31, 1997, these fees totalled $891,000. In addition, New South paid Collateral $316,000 during 1997 under the terms of a Lease Agreement effective July 1, 1997 for the furniture and fixtures associated with the 39 loan production offices. The Lease Agreement is for a term of 11 months.

  Subservicing Agreement. New South has entered into a Subservicing Agreement with Collateral to service certain conforming residential mortgage loans for New South. The Subservicing Agreement has an indefinite term but may be terminated by New South with 60 days notice, provided New South pays Collateral a penalty equal to 1% of the aggregate amount of servicing outstanding on the date of termination. Collateral has the right to terminate the Subservicing Agreement with 30 days notice without penalty. Under the terms of the Subservicing Agreement, New South is required to reimburse Collateral for any non-recoverable losses. The total amount of non-recoverable losses paid by New South to Collateral in 1997 was $71,000. In addition, New South paid Collateral $3,642,000 in fees under the Subservicing Agreement in 1997.

  Trust and Banking Services. New South's Trust Department acts as document custodian under the terms of a Custodial Agreement dated December 30, 1990 and Safekeeping Agreement dated April 12, 1994 for certain of Collateral's mortgage banking activities. Under the terms of the Custodial Agreement, New South serves as custodian of documents evidencing and relating to mortgages to be pooled under contracted agreements associated with GNMA, FNMA and FHLM mortgage backed securities programs. The fees payable under the Custodial Agreement are calculated on a per file basis. The Custodial Agreement may be terminated by either party with 30 days prior notice. Under the Safekeeping Agreement, New South serves as custodian for safekeeping certain commercial real estate loan files. The Safekeeping Agreement is for an indefinite term, and may be terminated by either party with 30 days notice. The fees to be paid to New South under the Safekeeping Agreement are calculated on a per file basis. New South received $191,022 in fees from Collateral in 1997 for custodial and safekeeping services.

  Collateral maintains deposits with New South in the normal course of business. At December 31, 1997, these deposits totaled $39.9 million in noninterest bearing accounts under escrow accounts for Collateral as trustee for certain investors and mortgagors. Collateral and its affiliates also maintain business checking and money market accounts at New South. At December 31, 1997, amounts totaling approximately $1.6 million were maintained in such accounts at New South in the normal course of business.

  Loan Purchases. During 1997, New South purchased $55.0 million of mortgage loans from Collateral at cost. New South sold $20.6 in mortgage loans to Collateral in 1997. These purchases and sales were governed by terms of the Loan/Mortgage--Securities Master Participation Agreement dated March 30, 1988. This Agreement is for an indefinite term and can be terminated by either party upon an event of default by Collateral or insolvency of either party. New South's participation percentage is 90% on all loans and mortgage-backed securities.

  Lease Agreements. New South leases furnished office space from certain affiliates. Under the terms of two Commercial Lease Agreements, New South paid Collateral $136,540 in rent for lease of office space at 2000 Crestwood Boulevard, 1900 Crestwood Boulevard, and the Southwide Life Building during 1997. The Commercial Lease Agreements are each for terms of one year and are automatically renewable. Either party may terminate same with sixty days notice.

OTHER AFFILIATE TRANSACTIONS

  Administrative Services Agreement. New South provides data processing, legal, management, corporate accounting, human resources, mail, telecommunications and public relations services to certain affiliated companies under the terms of an Agreement for Administrative Services effective January 1, 1991 (the "Administrative Services Agreement"). The Administrative Services Agreement is for a term of one year, and is automatically renewable. The Administrative Services Agreement may be terminated by any party with sixty days notice. Administrative services are provided at actual costs, with fees being due quarterly. Due to offsetting expenses owed by New South to Collateral for services rendered by Collateral to New South prior to the Transfer, no sums were due from Collateral under this Administrative Services Agreement in 1997. Had these offsetting expenses not been incurred, amounts payable from Collateral under this Administrative Services Agreement in 1997 would have been $282,272. The percentage allocation of New South's total operating costs assessed each affiliate for these services are indicated below.

                          CORPORATE     DATA    MAIL  COMPLIANCE/   HUMAN    PUBLIC    TELECOM-
                          ACCOUNTING PROCESSING ROOM     LEGAL    RESOURCES RELATIONS MUNICATIONS
                          ---------- ---------- ----  ----------- --------- --------- -----------
Collateral Mortgage,
 Ltd....................      25%        20%     20%        5%        15%       25%        16%
Safemate Life Insurance
 Company................       0          0       0         0          1         0          0
Collateral Agency,
 Inc....................       5         10       5         0          2         0          2
Triad Guaranty Inc......       0          0       0         0          0         0          0
Southland National
 Insurance Corporation..       0          0       0        20          5         0          0

  Executive officers of New South also serve as executive officers and/or directors of one or more affiliate companies. Certain compensation allocations are made as to certain individuals' time devoted to duties as an executive officer of New South and its affiliates, and New South receives reimbursement for compensation paid to such executive officers which is allocable to these other affiliates. Of the amounts of compensation shown in the Summary Compensation Table approximately 80% of Mr. Couch's total compensation is attributable to services performed for or on behalf of New South.

  Investment Advisory Agreements. In 1997, Collateral received investment fees of $240,807 and $14,755, respectively from Triad Guaranty Insurance Corporation and Southland National Insurance Corporation under the terms of Investment Advisory Agreements dated January 1, 1996. These Agreements have an indefinite term and may be terminated by either party with 60 days notice. For investment advisory services rendered, Collateral receives a fee based on the value of the assets actively managed. Collateral's advisory services are provided by New South personnel in the Capital Markets department who also serve as officers of Collateral. Approximately 20% of New South's Capital Markets department time is expended on these investment advisory services.

  Real Estate Purchase Agreement. New South sold an office rental property to Collateral Agency, Inc., an affiliate, for a purchase price of $1.12 million in 1997 under the terms of a Real Estate Purchase Agreement dated June 7, 1997. New South realized a gain of $158,000 on the sale.

  Loan Sale Agreement. New South paid Collateral Investment Corp., an affiliate, $996,972 for five commercial loans previously purchased from the Resolution Trust Corporation pursuant to a Loan Sale Agreement dated November 25, 1997.

  Stock Purchase Agreement. The Company paid Collateral Investment Corp. $197,488 for the purchase of 100% of the common stock of Collateral Agency of Texas, Inc., a grandfathered insurance agency, pursuant to Stock Purchase Agreement dated December 31, 1997.

INDEBTEDNESS OF MANAGEMENT

  Certain directors and executive officers of New South and its affiliates are currently indebted to New South for mortgage loans. These loans (i) were made in the ordinary course of business, (ii) were made on substantially the same terms, including interest and collateral, as those prevailing at the time for comparable transactions with other persons, and (iii) did not involve more than the normal risk of collectibility or present other unfavorable features.

                    DESCRIPTION OF THE PREFERRED SECURITIES

  The Preferred Securities will represent preferred undivided beneficial interests in the assets of the Trust, and the holders thereof will be entitled to a preference over the Common Securities in certain circumstances with respect to Distributions and amounts payable on redemption of the Trust Securities or liquidation of the Trust. See "Description of the Preferred Securities--Subordination of Common Securities." The Trust Agreement will be qualified under the Trust Indenture Act. All material terms of the Trust Agreement are summarized below. The following description does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Trust Agreement and the Trust Indenture Act. Certain capitalized terms used herein are defined in the Trust Agreement.

GENERAL

  The Preferred Securities will be limited to $30 million aggregate liquidation amount at any one time outstanding (unless the Underwriters exercise their over-allotment option, in which event the aggregate liquidation amount of the Preferred Securities will be $34,500,000). The Preferred Securities will rank pari passu, and payments will be made thereon pro rata, with the Common Securities of the Trust except as described under "-- Subordination of Common Securities" below. Legal title to the Subordinated Debentures will be held by the Property Trustee in trust for the benefit of the holders of the Preferred Securities and the Common Securities. The Guarantee will not guarantee payment of Distributions or amounts payable on redemption of the Preferred Securities or liquidation of the Trust when the Trust does not have funds on hand legally available for such payments. See "Description of the Guarantee."

DISTRIBUTIONS

  The Preferred Securities represent preferred undivided beneficial interests in the assets of the Trust, and Distributions on the Preferred Securities will be payable at the annual rate of % of the stated Liquidation Amount of $10.00, payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year to the holders of the Preferred Securities at the close of business on the fifteenth day (whether or not a Business Day (as defined below)) next preceding the relevant Distribution Date. Distributions will accumulate from the Issue Date. The first Distribution payment date for the Preferred Securities will be September 30, 1998. The amount of Distributions payable for any period will be computed on the basis of a 360-day year of twelve 30-day months. In the event that any date on which Distributions are payable on the Preferred Securities is not a Business Day, then payment of the Distributions payable on such date will be made on the next succeeding day that is a Business Day (and without any additional Distributions or other payment in respect of any such delay), in each case with the same force and effect as if made on the date such payment was originally payable. A "Business Day" shall mean any day other than a Saturday or Sunday, or a day on which banking institutions in New York, New York are authorized by law or executive order to be closed.

  So long as no Debenture Event of Default shall have occurred and be continuing, the Company has the right under the Indenture to defer payment of interest on the Subordinated Debentures at any time or from time to time for a period not exceeding twenty (20) consecutive quarterly periods with respect to each Extension Period, provided that no Extension Period may extend beyond the Stated Maturity. As a consequence of any such deferral of interest payments by the Company, quarterly Distributions on the Preferred Securities will also be deferred by the Trust during any such Extension Period. Distributions to which holders of the Preferred Securities are entitled will accumulate, with interest thereon at the rate per annum of % compounded quarterly, to the extent permitted by applicable law, from the relevant payment date for such Distributions. The term "Distributions" as used herein shall include any such additional interest.

  During any such Extension Period, the Company may extend such Extension Period, provided that such extension does not cause such Extension Period to exceed twenty (20) consecutive quarterly periods or to extend beyond the Stated Maturity. Upon the termination of any such Extension Period and the payment of all amounts then due, and subject to the foregoing limitations, the Company may elect to begin a new Extension Period. The Company must give the Property Trustee, the Administrative Trustees and the Debenture Trustee notice of its election of any Extension Period or any extension thereof at least five Business Days prior to the earlier of (i) the date the Distributions on the Preferred Securities would have been payable except for the election to begin or extend such Extension Period and (ii) the date the Administrative Trustees are required to give notice to any securities exchange or to holders of the Preferred Securities of the record date or the date such Distributions are payable, but in any event not less than five Business Days prior to such record date. There is no limitation on the number of times that the Company may elect to begin an Extension Period. See "Description of the Subordinated Debentures--Option to Extend Interest Payment Date" and "Certain Federal Income Tax Consequences--Interest Income and Original Issue Discount."

  During any such Extension Period, the Company may not (i) declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of the Company's capital stock or
(ii) make any payment of principal of or interest or premium, if any, on or repay, repurchase or redeem any debt securities of the Company that rank pari passu in all respects with or junior in interest to the Subordinated Debentures subject to certain exceptions described herein or (iii) make any guarantee payments with respect to any guarantee by the Company of the debt securities of any subsidiary of the Company if such guarantee ranks pari passu with or junior in right of payment to the Subordinated Debentures (other than (a) dividends or distributions in shares of, or options, warrants or rights to subscribe for or purchase shares of, common stock of the Company, (b) any declaration of a dividend in connection with the implementation of a stockholders' rights plan, or the issuance of stock under any such plan in the future, or the redemption or repurchase of any such rights pursuant thereto,
(c) payments under the Guarantee, (d) as a result of a reclassification of the Company's capital stock or the exchange or conversion of one class, or series of the Company's capital stock for another class or series of the Company's capital stock, (e) the purchase of fractional interests in shares of the Company's capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged, and (f) purchases or issuances of common stock in connection with any of the Company's stock option, stock purchase, stock loan or other benefit plans for its directors, officers or employees or any of the Company's dividend reinvestment plans, in each case as now existing or hereafter established or amended). See "Description of the Subordinated Debentures--Option to Extend Interest Payment Date."

  The Company has no current intention of exercising its right to defer payments of interest by extending the interest payment period on the Subordinated Debentures.

  The revenue of the Trust available for distribution to holders of its Preferred Securities will be limited to payments under the Subordinated Debentures in which the Trust will invest the proceeds from the issuance and sale of the Trust Securities. If the Company does not make interest payments on such Subordinated Debentures, the Property Trustee will not have funds available to pay Distributions on the Preferred Securities. The payment of Distributions (if and to the extent the Trust has funds legally available for the payment of such Distributions and cash sufficient to make such payments) is guaranteed by the Company on a limited basis as set forth herein under "Description of the Guarantee."

SPECIAL EVENT REDEMPTION

  If a Capital Event, Tax Event or Investment Company Event (each as defined herein) occurs, then the Company will have the right, within 90 days following the occurrence of such event to prepay the Subordinated Debentures in whole (but not in part) in the manner set forth under "Description of the Subordinated Debentures--Special Event Prepayment," and therefore to cause a mandatory redemption of the Preferred Securities prior to the Stated Maturity. Each of a Capital Event, Tax Event or an Investment Company Event are sometimes referred to herein as a "Special Event."

OPTIONAL REDEMPTION AFTER    , 2003

  The Company will have the right to prepay the Subordinated Debentures, in whole at any time, or in part from time to time, at its option at any time
after      , 2003, and thereby cause a mandatory redemption of a proportionate amount of the Preferred Securities.

REDEMPTION

  Upon the mandatory repayment of the Subordinated Debentures at the Stated Maturity or upon the earlier Prepayment of the Subordinated Debentures (upon the occurrence of a Special Event at any time or at the option of the Company
after      , 2003), the proceeds from such repayment shall be applied by the
Property Trustee to redeem the Trust Securities, upon not less than 30 nor more than 60 days notice prior to the date fixed for repayment or redemption, at a redemption price equal to 100% of the aggregate Liquidation Amount of the Trust Securities so redeemed, plus accumulated and unpaid Distributions due thereon to the date of payment, if any (the "Redemption Price").

LIQUIDATION OF TRUST AND DISTRIBUTION OF SUBORDINATED DEBENTURES

  The Trust shall automatically dissolve and its affairs shall be wound up upon the first to occur of: (i) certain events of bankruptcy, dissolution or liquidation of the Company; (ii) the distribution of the Subordinated Debentures to the holders of the Trust Securities, if the Company, as Sponsor, has given written direction to the Property Trustee to dissolve the Trust (which direction is optional and wholly within the discretion of the Company, as Sponsor); (iii) redemption of all of the Trust Securities as described under "--Redemption" above; (iv) expiration of the term of the Trust; and (v) the entry of an order for the dissolution of the Trust by a court of competent jurisdiction.

  The Company will have the right at any time to liquidate the Trust and cause Subordinated Debentures to be distributed to the holders of the Preferred Securities in exchange therefor upon liquidation of the Trust. Under current United States federal income tax law, a distribution of Subordinated Debentures in exchange for Preferred Securities should not be a taxable event to holders of the Preferred Securities. Should there be a change in law, a change in legal interpretation, a Tax Event or other circumstances, however, the distribution of the Subordinated Debentures could be a taxable event to holders of the Preferred Securities. See "Certain Federal Income Tax Consequences."

  In the event of any termination of the Trust, the Trust shall be liquidated by the Administrative Trustees as expeditiously as the Administrative Trustees determine to be possible by distributing, after satisfaction of liabilities to creditors of the Trust as provided by applicable law, to the holders of the Trust Securities the Subordinated Debentures, unless such distribution is determined by the Property Trustee not to be practicable, in which event such holders will be entitled to receive out of the assets of the Trust legally available for distribution to holders, after satisfaction of liabilities to creditors of the Trust as provided by applicable law, an amount equal to the aggregate of the Liquidation Amount plus accumulated and unpaid Distributions thereon to the date of payment (such amount being the "Liquidation Distribution"). If the Liquidation Distribution can be paid only in part because the Trust has insufficient assets on hand legally available to pay in full the aggregate Liquidation Distribution, then the amounts payable directly by the Trust on the Preferred Securities and the Common Securities shall be paid on a pro rata basis, except that if a Debenture Event of Default has occurred and is continuing, the Preferred Securities shall have a priority over the Common Securities. See "Description of the Preferred Securities--Subordination of Common Securities."

  After the liquidation date is fixed for any distribution of Subordinated Debentures to holders of the Trust Securities, (i) the Trust Securities will no longer be deemed to be outstanding, (ii) each registered global certificate representing Trust Securities and held by The Depository Trust Company ("DTC") or its nominee will receive a registered global certificate or certificates representing the Subordinated Debentures to be delivered upon such distribution and (iii) any certificates representing Trust Securities not held by DTC or its nominee will be deemed to represent Subordinated Debentures having a principal amount equal to the Liquidation Amount of such Trust Securities, and bearing accrued and unpaid interest in an amount equal to the accumulated and unpaid Distributions on such Trust Securities until such certificates are presented to the Administrative Trustees or their agent for cancellation, whereupon the Company will issue to such holder, and the Debenture Trustee will authenticate, a certificate representing such Subordinated Debentures.

  There can be no assurance as to the market prices for the Preferred Securities or the Subordinated Debentures that may be distributed in exchange for the Trust Securities if a dissolution and liquidation of the Trust were to occur. Accordingly, the Preferred Securities that an investor may purchase, or the Subordinated Debentures that the investor may receive on dissolution and liquidation of the Trust, may trade at a discount to the price that the investor paid to purchase the Preferred Securities.

REDEMPTION PROCEDURES

  The Trust Securities shall be redeemed at the Redemption Price with the proceeds from the contemporaneous repayment or prepayment of the Subordinated Debentures. Any redemption of Trust Securities shall be made and the Redemption Price shall be payable on the Redemption Date only to the extent that the Trust has funds legally available for the payment of such Redemption Price. See "Description of the Preferred Securities--Subordination of Common Securities."

  If the Trust gives a notice of redemption in respect of the Preferred Securities, then, by 12:00 noon, New York City time, on the Redemption Date, to the extent funds are legally available, with respect to the Preferred Securities held by DTC or its nominees, the Property Trustee will deposit irrevocably with DTC funds sufficient to pay the Redemption Price. See "Description of the Preferred Securities--Form, Denomination, Book-Entry Procedures and Transfer." With respect to the Preferred Securities held in certificated form, the Property Trustee, to the extent funds are legally available, will irrevocably deposit with the paying agent for the Preferred Securities funds sufficient to pay the Redemption Price and will give such paying agent irrevocable instructions and authority to pay the Redemption Price to the holders thereof upon surrender of their certificates evidencing the Preferred Securities. See "--Payment and Paying Agency" below. Distributions payable on or prior to the Redemption Date shall be payable to the holders of such Preferred Securities on the relevant record dates for the related Distribution Dates. If notice of redemption shall have been given and funds deposited as required, then upon the date of such deposit, all rights of the holders of the Preferred Securities will cease, except the right of the holders of the Preferred Securities to receive the Redemption Price, but without interest on such Redemption Price, and the Preferred Securities will cease to be outstanding. In the event that any Redemption Date of Preferred Securities is not a Business Day, then the Redemption Price payable on such date will be paid on the next succeeding day that is a Business Day (and without any interest or other payment in respect of any such delay). In the event that payment of the Redemption Price is improperly withheld or refused and not paid either by the Trust or by the Company pursuant to the Guarantee as described under "Description of the Guarantee," Distributions on Preferred Securities called for redemption will continue to accumulate at the then applicable rate, from the Redemption Date originally established by the Trust to the date such Redemption Price is actually paid, in which case the actual payment date will be the Redemption Date for purposes of calculating the Redemption Price.

  Subject to applicable law (including, without limitation, United States federal securities law), the Company or its subsidiaries may at any time and from time to time purchase outstanding Preferred Securities by tender, in the open market or by private agreement.

  Notice of any redemption will be mailed at least 30 days but not more than 60 days prior to the Redemption Date to each holder of Trust Securities at its registered address. Unless the Company defaults in payment of the applicable Prepayment Price on, or in the repayment of, the Subordinated Debentures, on and after the Redemption Date Distributions will cease to accrue on the Trust Securities called for redemption.

SUBORDINATION OF COMMON SECURITIES

  Payment of Distributions on, and the Redemption Price of, the Preferred Securities and the Common Securities, as applicable, shall be made pro rata based on the Liquidation Amount of the Preferred Securities and Common Securities; provided, however, that if on any Distribution Date or Redemption Date a Debenture Event of Default shall have occurred and be continuing, no payment of any Distribution on, or Redemption Price of, any of the Common Securities, and no other payment on account of the redemption, liquidation or other acquisition of the Common Securities, shall be made unless payment in full in cash of all accumulated and unpaid Distributions on all of the outstanding Preferred Securities for all Distribution periods terminating on or prior thereto or, in the case of Preferred Securities called for redemption on a Redemption Date on or prior thereto, the full amount of the Redemption Price therefor, shall have been made or provided for, and all funds available to the Property Trustee shall first be applied to the payment in full in cash of all Distributions on, or Redemption Price of, the Preferred Securities then due and payable.

  In the case of any Event of Default, the Company as holder of the Common Securities will be deemed to have waived any right to act with respect to such Event of Default until the effect of such Event of Default shall have been cured, waived or otherwise eliminated. Until any such Event of Default has been so cured, waived or otherwise eliminated, the Property Trustee shall act solely on behalf of the holders of the Preferred Securities and not on behalf of the Company as holder of the Common Securities, and only the holders of the Preferred Securities will have the right to direct the Property Trustee to act on their behalf.

EVENTS OF DEFAULT; NOTICE

  The occurrence of a Debenture Event of Default (see "Description of the Subordinated Debentures--Debenture Events of Default") constitutes an "Event of Default" under the Trust Agreement.

  Within five Business Days after the occurrence of any Event of Default actually known to the Property Trustee, the Property Trustee shall transmit notice of such Event of Default to the holders of the Preferred Securities, the Administrative Trustees and the Company, as Sponsor, unless such Event of Default shall have been cured or waived. The Company, as Sponsor, and the Administrative Trustees are required to file annually with the Property Trustee a certificate as to whether or not they are in compliance with all the conditions and covenants applicable to them under the Trust Agreement.

  If a Debenture Event of Default has occurred and is continuing, the Preferred Securities shall have a preference over the Common Securities as described under "--Liquidation of Trust and Distribution of Subordinated Debentures" and "--Subordination of Common Securities" above.

REMOVAL OF ISSUER TRUSTEES

  Unless a Debenture Event of Default shall have occurred and be continuing, any Issuer Trustee may be removed at any time by the holder of the Common Securities. If a Debenture Event of Default has occurred and is continuing, the Property Trustee and the Delaware Trustee may be removed at such time by the holders of a majority in Liquidation Amount of the outstanding Preferred Securities. In no event will the holders of the Preferred Securities have the right to vote to appoint, remove or replace the Administrative Trustees, which voting rights are vested exclusively in the Company as the holder of the Common Securities. No resignation or removal of an Issuer Trustee and no appointment of a successor trustee shall be effective until the acceptance of appointment by the successor trustee in accordance with the provisions of the Trust Agreement.

MERGER OR CONSOLIDATION OF ISSUER TRUSTEES

  Any corporation into which the Property Trustee, the Delaware Trustee or any Administrative Trustee that is not a natural person may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which such Issuer Trustee shall be a party, or any corporation succeeding to all or substantially all the corporate trust business of such Issuer Trustee, shall be the successor of such Issuer Trustee under the Trust Agreement, provided such corporation shall be otherwise qualified and eligible.

MERGERS, CONVERSIONS, CONSOLIDATIONS, AMALGAMATIONS OR REPLACEMENTS OF THE
TRUST

  The Trust may not merge or convert with or into, consolidate, amalgamate, or be replaced by, or convey, transfer or lease its properties and assets as an entirety or substantially as an entirety to any corporation or other Person, except as described below. The Trust may, at the request of the Company, as Sponsor, with the consent of the Administrative Trustees but without the consent of the Property Trustee, the Delaware Trustee or holders of the Preferred Securities, merge or convert with or into, consolidate, amalgamate, or be replaced by or convey, transfer or lease its properties and assets as an entirety or substantially as an entirety to a trust organized as such under the laws of any State; provided, that (i) such successor entity either (a) expressly assumes all of the obligations of the Trust with respect to the Preferred Securities or (b) substitutes for the Preferred Securities other securities having substantially the same terms as the Preferred Securities (the "Successor Securities") so long as the Successor Securities rank the same as the Preferred Securities rank in priority with respect to distributions and payments upon liquidation, redemption and otherwise, (ii) the Company expressly appoints a trustee of such successor entity possessing the same powers and duties as the Property Trustee with respect to the Subordinated Debentures, (iii) the Successor Securities are listed, or any Successor Securities will be listed upon notification of issuance, on any national securities exchange or other organization on which the Preferred Securities are then listed, if any, (iv) such merger, conversion, consolidation, amalgamation, replacement, conveyance, transfer or lease does not cause the Preferred Securities (including any Successor Securities) to be downgraded by any nationally recognized statistical rating organization, (v) such merger, conversion, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the Preferred Securities (including any Successor Securities) in any material respect (other than with respect to a dilution of such holder's interest in the new entity), (vi) such successor entity has a purpose identical to that of the Trust, (vii) prior to such merger, conversion, consolidation, amalgamation, replacement, conveyance, transfer or lease, the Company has received an opinion from independent counsel to the Trust experienced in such matters to the effect that (a) such merger, conversion, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the Preferred Securities (including any Successor Securities) in any material respect (other than with respect to a dilution of such holder's interest in the new entity), and (b) following such merger, conversion, consolidation, amalgamation, replacement, conveyance, transfer or lease, neither the Trust nor such successor entity will be required to register as an investment company under the Investment Company Act of 1940, as amended (the "Investment Company Act"), and (viii) the Company or any permitted successor or assignee owns all of the common securities of such successor entity and guarantees the obligations of such successor entity under the Successor Securities at least to the extent provided by the Guarantee. Notwithstanding the foregoing, the Trust shall not, except with the consent of holders of 100% in Liquidation Amount of the Trust Securities, consolidate, amalgamate, merge or convert with or into, or be replaced by or convey, transfer or lease its properties and assets as an entirety or substantially as an entirety to any other entity or permit any other entity to consolidate, amalgamate, merge or convert with or into, or replace it if such consolidation, amalgamation, merger, conversion, replacement, conveyance, transfer or lease would cause the Trust or the successor entity not to be classified as a grantor trust for United States federal income tax purposes.

VOTING RIGHTS; AMENDMENT OF THE TRUST AGREEMENT

  Except as provided below and under "--Mergers, Conversions, Consolidations, Amalgamations or Replacements of the Trust" above, "Removal of Issuer Trustees" and "Description of the Guarantee--Amendments and Assignment" and as otherwise required by law and the Trust Agreement, the holders of the Preferred Securities will have no voting rights.

  The Trust Agreement may be amended from time to time by the Company and the Issuer Trustees, without the consent of the holders of the Trust Securities
(i) to cure any ambiguity, correct or supplement any provisions in the Trust Agreement that may be inconsistent with any other provision of the Trust Agreement, or to add any other provisions with respect to matters or questions arising under the Trust Agreement, which shall not be inconsistent with the other provisions of the Trust Agreement, or (ii) to modify, eliminate or add to any provisions of the Trust Agreement to such extent as shall be necessary
(A) to ensure that the Trust will be classified for United States federal income tax purposes as a grantor trust at all times that any Trust Securities are outstanding, (B) to ensure that the Trust will not be required to register as an "investment company" under the Investment Company Act, or (C) to ensure that the proceeds from the sale of the Trust Securities will constitute "Tier 1 capital" under capital adequacy requirements which may be applicable to the Company; provided, however, that in the case of clause (i), such action shall not adversely affect in any material respect the interests of the holders of the Trust Securities, and any amendments of the Trust Agreement shall become effective when notice thereof is given to the holders of the Trust Securities. The Trust Agreement may be amended by the Issuer Trustees and the Company (i) with the consent of holders representing a majority (based upon Liquidation Amount) of the outstanding Trust Securities, and (ii) upon receipt by the Issuer Trustees of an opinion of counsel to the effect that such amendment or the exercise of any power granted to the Issuer Trustees in accordance with such amendment will not affect the Trust's status as a grantor trust for United States federal income tax purposes or the Trust's exemption from status as an "investment company" under the Investment Company Act, provided that, without the consent of each holder of Trust Securities, the Trust Agreement may not be amended to (i) change the amount or timing of any Distribution or other payment on or in respect of the Trust Securities or otherwise adversely affect the amount of any other payment required to be made in respect of the Trust Securities as of a specified date or (ii) restrict the right of a holder of Trust Securities to institute suit for the enforcement of any such payment on or after such date.

  So long as any Subordinated Debentures are held by the Property Trustee, the Issuer Trustees shall not (i) direct the time, method and place of conducting any proceeding for any remedy available to the Debenture Trustee, or execute any trust or power conferred on the Property Trustee with respect to the Subordinated Debentures, (ii) waive certain past defaults under the Indenture,
(iii) exercise any right to rescind or annul a declaration of acceleration of the maturity of the principal of the Subordinated Debentures or (iv) consent to any amendment, modification or termination of the Indenture or the Subordinated Debentures, where such consent shall be required, without, in each case, obtaining the prior approval of the holders of a majority in Liquidation Amount of all outstanding Preferred Securities; provided, however, that where a consent under the Indenture would require the consent of each holder of Subordinated Debentures affected thereby, no such consent shall be given by the Property Trustee without the prior approval of each holder of the Preferred Securities. The Issuer Trustees shall not revoke any action previously authorized or approved by a vote of the holders of the Preferred Securities except by subsequent vote of such holders. The Property Trustee shall notify each holder of Preferred Securities of any notice of default with respect to the Subordinated Debentures. In addition to obtaining the foregoing approvals of such holders of the Preferred Securities, prior to taking any of the foregoing actions, the Issuer Trustees shall obtain an opinion of counsel experienced in such matters to the effect that the Trust will not be classified as an association taxable as a corporation for United States federal income tax purposes on account of such action.

  Any required approval of holders of Preferred Securities may be given at a meeting of such holders convened for such purpose or pursuant to written consent. The Property Trustee will cause a notice of any meeting at which holders of Preferred Securities are entitled to vote, or of any matter upon which action by written consent of such holders is to be taken, to be given to each holder of record of Preferred Securities in the manner set forth in the Trust Agreement. No vote or consent of the holders of Preferred Securities will be required for the Trust to redeem and cancel the Preferred Securities in accordance with the Trust Agreement.

  Notwithstanding that holders of the Preferred Securities are entitled to vote or consent under any of the circumstances described above, any of the Preferred Securities that are owned by the Company, the Issuer Trustees or any affiliate of the Company or any Issuer Trustees shall, for purposes of such vote or consent, be treated as if they were not outstanding.

FORM, DENOMINATION, BOOK-ENTRY PROCEDURES AND TRANSFER

  The Preferred Securities initially will be represented by one or more Preferred Securities certificates in global form (the "Global Preferred Securities"). The Global Preferred Securities will be deposited upon issuance with the Property Trustee as custodian for DTC, in New York, New York, and registered in the name of DTC or its nominee, Cede & Co., in each case for credit to an account of a direct or indirect participant in DTC as described below. Except as set forth below, the Global Preferred Securities may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Preferred Securities may not be exchanged for Preferred Securities in certificated form except in the limited circumstances described below. See "--Exchange of Book-Entry Preferred Securities for Certificated Preferred Securities" below.

  Other Preferred Securities will be issued only in registered, certificated (i.e., non-global) form. Other Preferred Securities may not be exchanged for beneficial interests in any Global Preferred Securities except in the limited circumstances described below. See "--Exchange of Certificated Preferred Securities for Book-Entry Preferred Securities" below.

  Depositary Procedures. DTC has advised the Trust and the Company that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the "Participants") and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the Underwriters), banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the "Indirect Participants"). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interest and transfer of ownership interest of each actual purchaser of each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

  DTC has also advised the Trust and the Company that, pursuant to procedures established by it, (i) upon deposit of the Global Preferred Securities, DTC will credit the accounts of Participants designated by the Underwriters with portions of the Liquidation Amount of the Global Preferred Securities and (ii) ownership of such interests in the Global Preferred Securities will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interests in the Global Preferred Securities).

  Except as described below, owners of interests in the Global Preferred Securities will not have Preferred Securities registered in their name, will not receive physical delivery of Preferred Securities in certificated form and will not be considered the registered owners or holders thereof under the Trust Agreement for any purpose.

  Payments in respect of the Global Preferred Security registered in the name of DTC or its nominee will be payable by the Property Trustee to DTC in its capacity as the registered holder under the Trust Agreement. Under the terms of the Trust Agreement, the Property Trustee will treat the persons in whose names the Preferred Securities, including the Global Preferred Securities, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, neither the Property

Trustee nor any agent thereof has or will have any responsibility or liability for (i) any aspect of DTC's records or any Participant's or Indirect Participant's records relating to or payments made on account of beneficial ownership interests in the Global Preferred Securities, or for maintaining, supervising or reviewing any of DTC's records or any Participant's or Indirect Participant's records relating to the beneficial ownership interests in the Global Preferred Securities or (ii) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants. DTC has advised the Trust and the Company that its current practice, upon receipt of any payment in respect of securities such as the Preferred Securities, is to credit the accounts of the relevant Participants with the payment on the payment date, in amounts proportionate to their respective holdings in Liquidation Amount of beneficial interests in the relevant security as shown on the records of DTC unless DTC has reason to believe it will not receive payment on such payment date. Payments by the Participants and the Indirect Participants to the beneficial owners of Preferred Securities will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the Property Trustee, the Trust or the Company. Neither the Trust or the Company nor the Property Trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the Preferred Securities, and the Trust or the Company and the Property Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

  Interests in the Global Preferred Securities will trade in DTC's Same-Day Funds Settlement System and secondary market trading activity in such interests will therefore settle in immediately available funds, subject in all cases to the rules and procedures of DTC and its participants.

  DTC has advised the Trust and the Company that it will take any action permitted to be taken by a holder of Preferred Securities only at the direction of one or more Participants to whose account with DTC interests in the Global Preferred Securities are credited and only in respect of such portion of the Liquidation Amount of the Preferred Securities as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the Trust Agreement, DTC reserves the right to exchange the Global Preferred Securities for Preferred Securities in certificated form and to distribute such Preferred Securities to its Participants.

  The information in this section concerning DTC and its book-entry system has been obtained from sources that the Trust and the Company believe to be reliable, but neither the Trust nor the Company takes responsibility for the accuracy thereof.

  Although DTC has agreed to the foregoing procedures to facilitate transfers of interest in the Global Preferred Securities among its participants, it is under no obligation to perform or to continue to perform such procedures, and such procedures may be discontinued at any time. Neither the Trust nor the Company nor the Property Trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

  Exchange of Book-Entry Preferred Securities for Certificated Preferred Securities. A Global Preferred Security is exchangeable for Preferred Securities in registered certificated form if (i) DTC notifies the Trust that it is unwilling or unable to continue as Depositary for the Global Preferred Security and the Trust thereupon fails to appoint a successor Depositary within 90 days or has ceased to be a clearing agency registered under the Exchange Act, (ii) the Company in its sole discretion elects to cause the issuance of the Preferred Securities in certificated form or (iii) there shall have occurred and be continuing an Event of Default or any event which after notice or lapse of time or both would be an Event of Default under the Trust Agreement. In addition, beneficial interests in a Global Preferred Security may be exchanged for certificated Preferred Securities upon request but only upon at least 20 days prior written notice given to the Property Trustee by or on behalf of DTC in accordance with customary procedures. In all cases, certificated Preferred Securities delivered in exchange for any Global Preferred Security or beneficial interests therein will be registered in the names, and issued in any approved denominations, requested by or on behalf of the Depositary (in accordance with its customary procedures) unless the Property Trustee determines otherwise in compliance with applicable law.

  Exchange of Certificated Preferred Securities for Book-Entry Preferred Securities. Other Preferred Securities, which will be issued in certificated form, may not be exchanged for beneficial interests in any Global Preferred Security unless such exchange occurs in connection with a transfer of such Other Preferred Securities and the transferor first delivers to the Property Trustee a written certificate (in the form provided in the Trust Agreement) to the effect that such transfer will comply with the appropriate transfer restrictions applicable to such Preferred Securities.

PAYMENT AND PAYING AGENCY

  Payments in respect of the Preferred Securities held in global form shall be made to DTC in its capacity as the Depositary, which shall credit its participants accounts on the applicable Distribution Dates. In respect of Preferred Securities that are not held by the Depositary, such payments shall be made by check mailed to the address of the holder entitled thereto as such address shall appear on the register. The paying agent (the "Paying Agent") shall initially be the Property Trustee and any co-paying agent chosen by the Property Trustee and acceptable to the Administrative Trustees and the Company. The Paying Agent shall be permitted to resign as Paying Agent upon 30 days' written notice to the Property Trustee and the Company. In the event that the Property Trustee shall no longer be the Paying Agent, the Administrative Trustees shall appoint a successor (which shall be a bank or trust company acceptable to the Administrative Trustees and the Company) to act as Paying Agent.

REGISTRAR AND TRANSFER AGENT

  The Property Trustee will act as registrar and transfer agent for the Preferred Securities.

  Registration of transfers of the Preferred Securities will be effected without charge by or on behalf of the Trust but upon payment of any tax or other governmental charges that may be imposed in connection with any transfer or exchange. The Trust will not be required to register or cause to be registered the transfer of the Preferred Securities after they have been called for redemption

INFORMATION CONCERNING THE PROPERTY TRUSTEE

  The Property Trustee, other than during the occurrence and continuance of an Event of Default, undertakes to perform only such duties as are specifically set forth in the Trust Agreement and, after such Event of Default, must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the Property Trustee is under no obligation to exercise any of the powers vested in it by the Trust Agreement at the request of any holder of Trust Securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred thereby. The Property Trustee is not required to expend or risk its own funds or otherwise incur personal financial liability in the performance of its duties if repayment or adequate indemnity is not reasonably assured to the Property Trustee. From time to time, the Property Trustee and/or its affiliates extend credit and may provide investment banking and other financial services to the Company. See "The Trust."

MISCELLANEOUS

  The Administrative Trustees are authorized and directed to conduct the affairs of and to operate the Trust in such a way that the Trust will not be deemed to be an "investment company" required to be registered under the Investment Company Act of 1940, as amended or classified as an association taxable as a corporation for United States federal income tax purposes and so that the Subordinated Debentures will be treated as indebtedness of the Company for United States federal income tax purposes. In this connection, the Company and the Administrative Trustees are authorized to take any action, not inconsistent with applicable law, the certificate of trust of the Trust or the Trust Agreement, that the Company and the Administrative Trustees determine in their discretion to be necessary or desirable for such purposes, as long as such action does not materially adversely affect the interests of the holders of the Trust Securities.

  Holders of the Trust Securities have no preemptive or similar rights.

  The Trust may not borrow money, issue debt, execute mortgages or pledge any of its assets.

                  DESCRIPTION OF THE SUBORDINATED DEBENTURES

  The Subordinated Debentures are to be issued under the Indenture. The Indenture will be qualified under the Trust Indenture Act and will incorporate certain provisions of the Trust Indenture Act. All material terms of the Indenture are summarized below. This summary of certain terms and provisions of the Subordinated Debentures and the Indenture does not purport to be complete, and where reference is made to particular provisions of the Indenture, such provisions, including the definitions of certain terms, some of which are not otherwise defined herein, are qualified in their entirety by reference to all of the provisions of the Indenture and those terms.

GENERAL

  Concurrently with the issuance of the Preferred Securities, the Trust will invest the proceeds thereof, together with the consideration paid by the Company for the Common Securities, in Subordinated Debentures issued by the Company. The Subordinated Debentures will bear interest at the annual rate of
 % of the principal amount thereof, payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year (each, an "Interest Payment Date"), commencing September 30, 1998, to the person in whose name each Subordinated Debentures is registered, subject to certain exceptions, at the close of business on the date fifteen days prior to the relevant Interest Payment Date. It is anticipated that, until the liquidation, if any, of the Trust, each Subordinated Debentures will be held in the name of the Property Trustee in trust for the benefit of the holders of the Trust Securities. The amount of interest payable for any period will be computed on the basis of a 360-day year of twelve 30-day months. In the event that any date on which interest is payable on the Subordinated Debentures is not a Business Day, then payment of the interest payable on such date will be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect of any such delay), in each case with the same force and effect as if made on the date such payment was originally payable. Accrued interest that is not paid on the applicable Interest Payment Date will bear additional interest on the amount thereof (to the extent permitted by law) at the rate per annum of % thereof, compounded quarterly. The term "interest", as used herein, shall include quarterly interest payments, interest on quarterly interest payments not paid on the applicable Interest Payment Date and Additional Sums (as defined herein), as applicable. The Subordinated Debentures will be issued in denominations of $10.00 and integral multiples
thereof. The Subordinated Debentures will mature on      , 2028 (the "Stated
Maturity"), except as described below.

  The Subordinated Debentures will be unsecured and subordinate and rank junior in right of payment to the extent and in the manner set forth in the Indenture to all Senior Debt. The Indenture does not limit the incurrence or issuance of other secured or unsecured debt of the Company, including Senior Debt, or other obligations. See "--Subordination" below. In addition, the Company is a holding company and almost all of the operating assets of the Company and its consolidated subsidiaries are owned by such subsidiaries. Accordingly, the Company relies primarily on dividends from such subsidiaries to meet debt service obligations and pay operating expenses. The inability of the Company's direct and indirect subsidiaries to pay dividends to the Company in an amount sufficient to meet debt service obligations and pay operating expenses would have a material adverse effect on the Company and the Trust.

  Because the Company is a holding company, the right of the Company to participate in any distribution of the assets of a subsidiary upon such subsidiary's liquidation or reorganization or otherwise, is subject to the prior claims of creditors of the subsidiary, except to the extent the Company may itself be recognized as a creditor of that subsidiary. Accordingly, the Subordinated Debentures will be effectively subordinated to all existing and future liabilities of the Company's subsidiaries, including New South, and the holders of the Preferred Securities should look only to the assets of the Company for distributions on the Preferred Securities.

  In addition, as the Company is a non-operating holding company, almost all of the operating assets of the Company are owned by the Company's subsidiaries. The Company relies primarily on dividends from such subsidiaries to meet its obligations for payment of principal and interest on its outstanding debt obligations, if any, and corporate expenses. New South is subject to certain restrictions imposed by federal law on any extensions of credit to, and certain other transactions with, the Company and certain other affiliates, and on investments in stock or other securities thereof. Such restrictions prevent the Company and such other affiliates from borrowing from New South unless the loans are secured by various types of collateral. Further, such secured loans, other transactions and investments by New South are generally limited in amount as to the Company and as to each of such other affiliates to 10% of New South's capital and surplus and as to the Company and all of such other affiliates to an aggregate of 20% of New South's capital and surplus. In addition, payment of dividends to the Company by New South is subject to ongoing review by banking regulators and is subject to various statutory limitations and in certain circumstances requires prior approval by banking regulatory authorities. Under current OTS regulations, at December 31, 1997, New South could have declared dividends to the Company of approximately $13.5 million, of which approximately $1.1 million have been subsequently declared and paid to the Company. Federal and state regulatory agencies also have the authority to limit further New South's payment of dividends based on other factors, such as the maintenance of adequate capital for New South, which could reduce the amount of dividends otherwise payable.

FORM, REGISTRATION AND TRANSFER

  If the Subordinated Debentures are distributed to the holders of the Trust Securities, the Subordinated Debentures may be represented by one or more global certificates registered in the name of Cede & Co. as the nominee of DTC. The depositary arrangements for such Subordinated Debentures are expected to be substantially similar to those in effect for the Preferred Securities. For a description of DTC and the terms of the depositary arrangements relating to payments, transfers, voting rights, redemptions and other notices and other matters, see "Description of the Preferred Securities--Form, Denomination, Book-Entry Procedures and Transfer."

PAYMENT AND PAYING AGENTS

  Payment of principal of and premium, if any, and any interest on Subordinated Debentures will be made at the office of the Debenture Trustee in the Borough of Manhattan in The City of New York or at the office of such Paying Agent or Paying Agents as the Company may designate from time to time, except that at the option of the Company payment of any interest may be made, except in the case of Subordinated Debentures in global form, (i) by check mailed to the address of the Person entitled thereto as such address shall appear in the register for Subordinated Debentures or (ii) by transfer to an account maintained by the Person entitled thereto as specified in such register, provided that proper transfer instructions have been received by the relevant Record Date. Payment of any interest on any Subordinated Debentures will be made to the Person in whose name such Subordinated Debentures is registered at the close of business on the Record Date for such interest, except in the case of defaulted interest. The Company may at any time designate additional Paying Agents or rescind the designation of any Paying Agent; however, the Company will at all times be required to maintain a Paying Agent in each Place of Payment for the Subordinated Debentures.

  Any monies deposited with the Debenture Trustee or any Paying Agent, or then held by the Company in trust, for the payment of the principal of and premium, if any, or interest on any Subordinated Debentures and remaining unclaimed for two years after such principal and premium, if any, or interest has become due and payable shall, at the request of the Company, be repaid to the Company and the holder of such Subordinated Debentures shall thereafter look, as a general unsecured creditor, only to the Company for payment thereof.

OPTION TO EXTEND INTEREST PAYMENT DATE

  So long as no Debenture Event of Default has occurred and is continuing, the Company will have the right under the Indenture at any time during the term of the Subordinated Debentures to defer the payment of interest at any time or from time to time for a period not exceeding twenty (20) consecutive, quarterly periods with respect to each Extension Period, provided that no Extension Period may extend beyond the Stated Maturity. At the end of an Extension Period, the Company must pay all interest then accrued and unpaid (together with interest then accrued at the annual rate of %, compounded quarterly, to the extent permitted by applicable law). During an Extension Period, interest will continue to accrue and the Trust, as the holder of the Subordinated Debentures (and holders of the Trust Securities while Trust Securities are outstanding) will be required to accrue interest income for United States federal income tax purposes prior to the receipt of cash attributable to such income. See "Certain Federal Income Tax Consequences--Interest Income and Original Issue Discount."

  During any such Extension Period, the Company may not (i) declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of the Company's capital stock (which includes common and preferred stock) or (ii) make any payment of principal, interest or premium, if any, on or repay, repurchase or redeem any debt securities of the Company that rank pari passu with or junior in right of payment to the Subordinated Debentures or (iii) make any guarantee payments with respect to any guarantee by the Company of the debt securities of any subsidiary of the Company if such guarantee ranks pari passu with or junior in right of payment to the Subordinated Debentures (other than (a) dividends or distributions in shares of, or options, warrants or rights to subscribe for or purchase shares of, common stock of the Company, (b) any declaration of a dividend in connection with the implementation of a stockholders' rights plan, or the issuance of stock under any such plan in the future, or the redemption or repurchase of any such rights pursuant thereto, (c) payments under the Guarantee, (d) as a result of a reclassification of the Company's capital stock or the exchange or conversion of one class or series of the Company's capital stock for another class or series of the Company's capital stock, (e) the purchase of fractional interests in shares of the Company's capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged, and (f) purchases or issuances of common stock under any of the Company's stock option, stock purchase, stock loan or other benefit plans for its directors, officers or employees or any of the Company's dividend reinvestment plans, in each case as now existing or hereafter established or amended).

  Prior to the termination of any such Extension Period, the Company may further extend such Extension Period, provided that such extension does not cause such Extension Period to exceed twenty (20) consecutive quarterly periods or to extend beyond the Stated Maturity. Upon the termination of any such Extension Period and the payment of all amounts then due on any Interest Payment Date, the Company may elect to begin a new Extension Period, subject to the above requirements. No interest shall be due and payable during an Extension Period, except at the end thereof. If the Property Trustee is the only registered holder of the Subordinated Debentures at the time the Company elects such Extension Period, the Company must give the Property Trustee, the Administrative Trustees and the Debenture Trustee notice of its election of any Extension Period (or an extension thereof) at least five Business Days prior to the earlier of (i) the date the Distributions on the Trust Securities would have been payable except for the election to begin or extend such Extension Period or (ii) the date the Administrative Trustees are required to give notice to any securities exchange or to holders of Preferred Securities of the record date or the date such Distributions are payable, but in any event not less than five Business Days prior to such record date. The Debenture Trustee shall give notice of the Company's election to begin or extend a new Extension Period to the holders of the Preferred Securities. There is no limitation on the number of times that the Company may elect to begin an Extension Period.

SPECIAL EVENT PREPAYMENT

  If a Capital Event, Tax Event or an Investment Company Event (as defined below) (each, a "Special Event") shall occur, the Company may, at its option, prepay the Subordinated Debentures in whole (but not in part) at any time within 90 days of the occurrence of such Special Event, at a prepayment price (the "Prepayment Price") equal to 100% of the principal amount of such Subordinated Debentures plus accrued and unpaid interest thereon, if any, to the date of such prepayment.

  A "Capital Event" means the receipt by the Company and the Trust of an opinion of Balch & Bingham LLP, or any other independent bank regulatory counsel experienced in such matters, to the effect that, as a result of (a) any amendment to, or change (including any announced prospective change) in, the laws (or any regulations thereunder) of the United States or any rules, guidelines or policies of the OTS, the Federal Reserve or any other federal bank regulatory agency or (b) any official administrative pronouncement or judicial decision interpreting or applying such laws or regulations, which amendment or change is effective or such pronouncement or decision is announced on or after the date the Subordinated Debentures is issued by the Company to the Trust pursuant to the Indenture (the "Issue Date"), (i) the Company is or within 90 days will be subject to capital adequacy requirements and such requirements do not or will not permit the Preferred Securities to constitute, subject to limitations on inclusion of the Preferred Securities as Tier 1 capital imposed by Federal Reserve capital guidelines in effect as of the date of this Prospectus, Tier 1 capital (or its then-equivalent) or (ii) the amount of net proceeds received from the sale of the Preferred Securities and contributed by the Company to New South does not or within 90 days will not constitute Tier 1 (core) capital (or its then-equivalent).

  "Tax Event" means the receipt by the Company and the Trust of an opinion, requested by the Company, of counsel experienced in such matters to the effect that, as a result of any amendment to, or change (including any announced prospective change) in, the laws or any regulations thereunder of the United States or any political subdivision or taxing authority thereof or therein, or as a result of any official administrative written decision or pronouncement or judicial decision interpreting or applying such laws or regulations, which amendment or change is effective or such pronouncement or decision is made on or after the Issue Date, there is more than an insubstantial risk that (i) the Trust is, or will be within 90 days of the date of such opinion, subject to United States federal income tax with respect to income received or accrued on the Subordinated Debentures, (ii) interest payable by the Company on the Subordinated Debentures is not, or within 90 days of the date of such opinion will not be, deductible by the Company, in whole or in part, for United States federal income tax purposes, or (iii) the Trust is, or will be within 90 days of the date of such opinion, subject to more than a de minimis amount of other taxes, duties or other governmental charges.

  "Investment Company Event" means that the Company and the Trust shall have received an opinion, requested by the Company, of counsel experienced in practice under the Investment Company Act of 1940, as amended (the "Investment Company Act"), to the effect that, as a result of the occurrence of a change in law or regulation or a change in interpretation or application of law or regulation by any legislative body, court, governmental agency or regulatory authority (a "Change in Investment Company Act Law"), there is more than an insubstantial risk that the Trust is or will be considered an "investment company" which is required to be registered under the Investment Company Act, which Change in Investment Company Act Law becomes effective on or after the Issue Date.

  Notice of any prepayment will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of Subordinated Debentures to be prepaid at its registered address. Unless the Company defaults in payment of the prepayment price, on and after the prepayment date interest ceases to accrue on such Subordinated Debentures called for prepayment.

  If the Trust is required to pay any additional taxes, duties or other governmental charges as a result of a Tax Event, the Company will pay as additional amounts on the Subordinated Debentures the Additional Sums.

OPTIONAL PREPAYMENT AFTER      , 2003

  The Company will have the right to prepay the Subordinated Debentures, in whole at any time, or in part from time to time, at its option at any time
after      , 2003, at the Prepayment Price.

CERTAIN COVENANTS OF THE COMPANY

  The Company will also covenant that it will not, (i) declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of the Company's capital stock (which includes common and preferred stock) or (ii) make any payment of principal, interest or premium, if any, on or repay or repurchase or redeem any debt securities of the Company that rank pari passu with or junior in right of payment to the Subordinated Debentures or (iii) make any guarantee payments with respect to any guarantee by the Company of the debt securities of any subsidiary of the Company if such guarantee ranks pari passu or junior in right of payment to the Subordinated Debentures (other than (a) dividends or distributions in shares of, or options, warrants or rights to subscribe for or purchase shares of, common stock of the Company, (b) any declaration of a dividend in connection with the implementation of a stockholder's rights plan, or the issuance of stock under any such plan in the future, or the redemption or repurchase of any such rights pursuant thereto, (c) payments under the Guarantee, (d) as a result of a reclassification of the Company's capital stock or the exchange or conversion of one class or series of the Company's capital stock for another class or series of the Company's capital stock, (e) the purchase of fractional interests in shares of the Company's capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged, and (f) purchases or issuances of common stock in connection with any of the Company's stock option, stock purchase, stock loan or other benefit plans for its directors, officers or employees or any of the Company's dividend reinvestment plans, in each case as now existing or hereafter established or amended) if at such time (1) there shall have occurred any event of which the Company has actual knowledge that (a) is, or with the giving of notice or the lapse of time, or both, would be, a Debenture Event of Default and (b) in respect of which the Company shall not have taken reasonable steps to cure, (2) if such Subordinated Debentures are held by the Trust, the Company shall be in default with respect to its payment of any obligations under the Guarantee or (3) the Company shall have given notice of its election of an Extension Period, or any extension thereof, as provided in the Indenture and shall not have rescinded such notice, and such Extension Period, or any extension thereof, shall have commenced.

  For so long as such Trust Securities remain outstanding, the Company will covenant (i) to directly or indirectly maintain 100 percent ownership of the Common Securities of the Trust; provided, however, that any permitted successor of the Company under the Indenture may succeed to the Company's ownership of such Common Securities, (ii) to use its reasonable efforts to cause the Trust (a) to remain a statutory business trust, except in connection with the distribution of Subordinated Debentures to the holders of Trust Securities in liquidation of the Trust, the redemption of all of the Trust Securities of the Trust, or certain mergers, consolidations or amalgamations, each as permitted by the Trust Agreement of such Trust, and (b) to continue not to be classified as an association taxable as a corporation or a partnership for United States federal income tax purposes and (iii) to use its reasonable efforts to cause each holder of Trust Securities to be treated as owning an undivided beneficial interest in the Subordinated Debentures.

DEBENTURE EVENTS OF DEFAULT

  The Indenture provides that any one or more of the following described events with respect to the Subordinated Debentures constitutes a "Debenture Event of Default" (whatever the reason for such Debenture Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

    (i) failure for 30 days to pay any interest on the Subordinated Debentures, when due (subject to the deferral of any due date in the case of an Extension Period); or

    (ii) failure to pay any principal or premium, if any, on the Subordinated Debentures when due whether at maturity, upon redemption, by declaration of acceleration of maturity or otherwise; or

    (iii) failure to observe or perform in any material respect certain other covenants contained in the Indenture for 90 days after written notice to the Company from the Debenture Trustee or the holders of at least 25% in aggregate outstanding principal amount of Subordinated Debentures; or

    (iv) certain events in bankruptcy, insolvency or reorganization of the Company.

  The holders of a majority in aggregate outstanding principal amount of the Subordinated Debentures have the right to direct the time, method and place of conducting any proceeding for any remedy available to the

Debenture Trustee. The Debenture Trustee or the holders of not less than 25% in aggregate outstanding principal amount of the Subordinated Debentures may declare the principal due and payable immediately upon a Debenture Event of Default. The holders of a majority in aggregate outstanding principal amount of the Subordinated Debentures may annul such declaration and waive the default if the default (other than the nonpayment of the principal of the Subordinated Debentures which has become due solely by such acceleration) has been cured and a sum sufficient to pay all matured installments of interest and principal due otherwise than by acceleration has been deposited with the Debenture Trustee.

  The holders of a majority in aggregate outstanding principal amount of the Subordinated Debentures affected thereby may, on behalf of the holders of all the Subordinated Debentures, waive any past default except a default in the payment of principal of or premium, if any, on or interest (unless such default has been cured and a sum sufficient to pay all matured installments of interest and premium, if any, and principal due otherwise than by acceleration has been deposited with the Debenture Trustee) or a default in respect of a covenant or provision which under the Indenture cannot be modified or amended without the consent of the holder of each outstanding Subordinated Debentures.

  The Indenture requires the annual filing by the Company with the Debenture Trustee of a certificate as to the absence of certain defaults under the Indenture.

  The Indenture provides that the Debenture Trustee may withhold notice of an Indenture Event of Default from the holders of a series of Subordinated Debentures (except an Indenture Event of Default in payment of principal of, or of interest or premium on, the Subordinated Debentures) if the Debenture Trustee considers it in the interest of such holders to do so.

ENFORCEMENT OF CERTAIN RIGHTS BY HOLDERS OF PREFERRED SECURITIES

  If a Debenture Event of Default shall have occurred and be continuing and shall be attributable to the failure of the Company to pay principal of or interest or premium, if any, on the Subordinated Debentures on the due date, a holder of Preferred Securities may institute a Direct Action. The Company may not amend the Indenture to remove the foregoing right to bring a Direct Action without the prior written consent of the holders of all of the Preferred Securities. Notwithstanding any payments made to a holder of Preferred Securities by the Company in connection with a Direct Action, the Company shall remain obligated to pay the principal of (or premium, if any) or interest on the Subordinated Debentures, and the Company shall be subrogated to the rights of the holder of such Preferred Securities with respect to payments on the Preferred Securities to the extent of any payments made by the Company to such holder in any Direct Action.

  The holders of the Preferred Securities will not be able to exercise directly any remedies, other than those set forth in the preceding paragraph, available to the holders of the Subordinated Debentures unless there shall have been an Event of Default under the Trust Agreement. See "Description of the Preferred Securities--Events of Default; Notice".

CONSOLIDATION, MERGER, SALE OF ASSETS AND OTHER TRANSACTIONS

  The Indenture provides that the Company shall not consolidate with or merge into any other Person or convey, transfer or lease its properties and assets as an entirety or substantially as an entirety to any Person, and no Person shall consolidate with or merge into the Company or convey, transfer or lease its properties and assets as an entirety or substantially as an entirety to the Company, unless: (i) in case the Company consolidates with or merges into another Person or conveys or transfers its properties and assets substantially as an entirety to any Person, the successor Person is organized under the laws of the United States or any State or the District of Columbia, and such successor Person expressly assumes the Company's obligations under the Subordinated Debentures; (ii) immediately after giving effect thereto, no Debenture Event of Default, and no event which, after notice or lapse of time or both, would become a Debenture Event of Default, shall have occurred and be continuing; and (iii) certain other conditions as prescribed in the Indenture are met.

  The general provisions of the Indenture do not afford holders of the Subordinated Debentures protection in the event of a highly leveraged or other transaction involving the Company that may adversely affect holders of the Subordinated Debentures.

MODIFICATION OF THE INDENTURE

  From time to time the Company and the Debenture Trustee may, without the consent of the holders of Subordinated Debentures, amend, waive or supplement the Indenture for specified purposes, including, among other things, curing ambiguities, defects or inconsistencies (provided that any such action does not materially adversely affect the interest of the holders of Subordinated Debentures) and qualifying, or maintaining the qualification of, the Indenture under the Trust Indenture Act. The Indenture contains provisions permitting the Company and the Debenture Trustee, with the consent of the holders of not less than a majority in principal amount of the Subordinated Debentures of all series affected by such modification at the time outstanding, to modify the Indenture or any supplemental indenture or the rights of the holders of the Subordinated Debentures; provided that no such modification shall (i) extend the fixed maturity of any Subordinated Debentures, or reduce the principal amount thereof (including in the case of a discounted Subordinated Debenture the amount payable thereon in the event of acceleration or the amount provable in bankruptcy) or any redemption premium thereon, or reduce the rate or extend the time of payment of interest thereon, or make the principal of, or interest or premium on, the Subordinated Debentures payable in any coin or currency other than that provided in the Subordinated Debentures, or impair or affect the right of any holder of Subordinated Debentures to institute suit for the payment thereof or the right of prepayment, if any, at the option of the holder, without the consent of the holder of each Subordinated Debenture so affected, or (ii) reduce the aforesaid percentage of Subordinated Debentures the consent of the holders of which is required for any such modification without the consent of the holders of each Subordinated Debenture affected.

SATISFACTION AND DISCHARGE

  The Indenture generally provides that when all Subordinated Debentures not previously delivered to the Debenture Trustee for cancellation (i) have become due and payable, (ii) will become due and payable at maturity within one year, or (iii) are to be called for prepayment within one year under arrangements satisfactory to the Debenture Trustee for the giving of notice of prepayment, and the Company deposits or causes to be deposited with the Debenture Trustee funds, in trust, for the purpose and in an amount sufficient to pay and discharge the entire indebtedness on the Subordinated Debentures not previously delivered to the Debenture Trustee for cancellation, for the principal and interest to the date of the deposit or to the Stated Maturity, as the case may be, then the Indenture will cease to be of further effect (except as to the Company's obligations to pay all other sums due pursuant to the Indenture and to provide the officers' certificates and opinions of counsel described therein), and the Company will be deemed to have satisfied and discharged the Indenture.

SUBORDINATION

  In the Indenture, the Company has covenanted and agreed that any Subordinated Debentures issued thereunder will be subordinate and junior in right of payment to all Senior Debt to the extent provided in the Indenture. Upon any payment or distribution of assets to creditors upon any liquidation, dissolution, winding up, reorganization, assignment for the benefit of creditors, marshaling of assets or any bankruptcy, insolvency, debt restructuring or similar proceedings in connection with any insolvency or bankruptcy proceeding of the Company, the holders of Senior Debt will first be entitled to receive payment in full in respect of such Senior Debt before the holders of Subordinated Debentures will be entitled to receive or retain any payment in respect thereof.

  In the event of the acceleration of the maturity of Subordinated Debentures, the holders of all Senior Debt outstanding at the time of such acceleration will first be entitled to receive payment in full in respect of such Senior Debt before the holders of Subordinated Debentures will be entitled to receive or retain any payment in respect of the Subordinated Debentures.

  No payments on account of principal or premium, if any, or interest, if any, in respect of the Subordinated Debentures may be made if there shall have occurred and be continuing a default in any payment with respect to Senior Debt, or an event of default with respect to any Senior Debt resulting in the acceleration of the maturity thereof, or if any judicial proceeding shall be pending with respect to any such default.

  "Senior Debt" means, with respect to the Company and its Subsidiaries: (a) all liabilities, obligations and indebtedness for borrowed money, whether or not evidenced by bonds, debentures, notes or other similar instruments, (b) all obligations to pay the deferred purchase price of property or services (other than trade payables due and arising in the ordinary course of business), (c) all Capital Lease Obligations, (d) all debt of any other Person secured by a Lien on any asset of the Company or any of its Subsidiaries, (e) all Contingent Obligations (as defined in the Indenture), and (f) all obligations, contingent or otherwise, relating to the face amount of letters of credit, whether or not drawn, and banker's acceptances, but excluding any obligation relating to an undrawn letter of credit if the undrawn letter of credit is issued in connection with a liability for which a reserve has been established by the Company or the applicable Subsidiary in accordance with United States generally accepted accounting principles; provided, that the term Senior Debt shall not include the Subordinated Debentures, the Guarantees or other Qualified Debt Obligations.

  "Qualified Debt Obligations" means, without duplication, (a) debt securities of the Company, provided that the terms of any such debt security (i) permit the deferral of principal and interest payments for a period of up to five years (but not beyond the maturity date), as elected by the Company, (ii) have a maturity for payment of principal of not less than ten (10) years after the date of issuance, and (iii) include provisions making the debt security expressly subordinate to all other debt of the Company; (b) preferred securities issued by a Subsidiary, the sole purpose of which is to issue such preferred securities and invest the proceeds thereof in debt securities of the type described in clause (a) above, and which preferred securities are payable solely out of the proceeds of payments on account of such debt securities; and
(c) the obligations recorded on the consolidated balance sheet of the Company and its Subsidiaries with respect to debt securities of the type described in clause (a) above and preferred securities of the type described in clause (b) above.

  By reason of such subordination, in the event of an insolvency, creditors of the Company who are holders of Senior Debt, as well as certain general creditors of the Company, may recover more, ratably, than the holders of the Subordinated Debentures. Additionally, the Company currently conducts substantially all of its operations through subsidiaries, and the holders of Subordinated Debentures will be structurally subordinated to the creditors of the Company's subsidiaries. See "Risk Factors--Risk Factors Relating to the Preferred Securities--Ranking of Subordinate Obligations Under the Guarantee and Subordinated Debentures."

  The Indenture places no limitation on the amount of additional secured or unsecured debt, including Senior Debt, or other obligations, that may be incurred by the Company. The Company expects from time to time to incur additional indebtedness and obligations, including Senior Debt.

GOVERNING LAW

  The Indenture and the Subordinated Debentures will be governed by and construed in accordance with the laws of the State of New York.

INFORMATION CONCERNING THE DEBENTURE TRUSTEE

  The Debenture Trustee is under no obligation to exercise any of the powers vested in it by the Indenture at the request of any holder of Subordinated Debentures, unless offered reasonable indemnity by such holder against the costs, expenses and liabilities which might be incurred thereby. The Debenture Trustee is not required to expend or risk its own funds or otherwise incur personal financial liability in the performance of its duties if the Debenture Trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it.

  From time to time, the Debenture Trustee and/or its affiliates extend credit and may provide other financial services to the Company. See "The Trust."

                         DESCRIPTION OF THE GUARANTEE

  The Guarantee will be executed and delivered by the Company concurrently with the issuance by the Trust of the Preferred Securities for the benefit of the holders from time to time of the Preferred Securities. Bankers Trust Company will act as guarantee trustee ("Guarantee Trustee") under the Guarantee. The Guarantee will be qualified under the Trust Indenture Act. All material terms of the Guarantee are summarized below. This summary of certain provisions of the Guarantee does not purport to be complete and is subject to, and qualified in its entirety by reference to, all of the provisions of the Guarantee, including the definitions therein of certain terms, and the Trust Indenture Act. The Guarantee Trustee will hold the Guarantee for the benefit of the holders of the Preferred Securities.

GENERAL

  The Company will irrevocably agree to pay in full on a subordinated basis, to the extent set forth herein, the Guarantee Payments (as defined below) to the holders of the Preferred Securities, as and when due, regardless of any defense, right of set-off or counterclaim that the Trust may have or assert other than the defense of payment. The following payments with respect to the Preferred Securities, to the extent not paid by or on behalf of the Trust (the "Guarantee Payments"), will be subject to the Guarantee: (i) any accumulated and unpaid Distributions required to be paid on Preferred Securities, to the extent the Trust has funds on hand at such time legally available therefor,
(ii) the Redemption Price with respect to any Preferred Securities called for redemption, to the extent that the Trust has funds on hand at such time legally available therefor, or (iii) upon a voluntary or involuntary termination and liquidation of the Trust (unless the Subordinated Debentures are distributed to holders of the Preferred Securities), the lesser of (a) the Liquidation Distribution and (b) the amount of assets of the Trust remaining available for distribution to holders of Preferred Securities. The Company's obligation to make a Guarantee Payment may be satisfied by direct payment of the required amounts by the Company to the holders of the Preferred Securities or by causing the Trust to pay such amounts to such holders.

  The Guarantee will rank subordinate and junior in right of payment to all Senior Debt to the extent provided therein and, in the event of bankruptcy or insolvency proceedings involving the Company, will rank subordinate and junior in right of payment to all liabilities of the Company, but senior to any obligations in respect of any class of capital stock of the Company. See "-- Status" below. Because the Company is a holding company, the right of the Company to participate in any distribution of assets of any subsidiary upon such subsidiary's liquidation or reorganization or otherwise is subject to the prior claims of creditors of that subsidiary, except to the extent the Company may itself be recognized as a creditor of that subsidiary. Accordingly, the Company's obligations under the Guarantee will be effectively subordinated to all existing and future liabilities of the Company's direct and indirect subsidiaries, and claimants should look only to the assets of the Company for payments thereunder. See "Description of the Subordinated Debentures-- General." The Guarantee does not limit the incurrence or issuance of other secured or unsecured debt of the Company, including Senior Debt, whether under the Indenture, any other indenture that the Company may enter into in the future or otherwise.

  The Company will, through the Guarantee, the Trust Agreement, the Subordinated Debentures and the Indenture, taken together, fully, irrevocably and unconditionally guarantee all of the Trust's obligations under the Preferred Securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes such guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of the Trust's obligations under the Preferred Securities. See "Relationship Among the Preferred Securities, the Subordinated Debentures and the Guarantee."

STATUS

  The Guarantee will constitute an unsecured obligation of the Company and will rank subordinate and junior in right of payment to all Senior Debt in the same manner as Subordinated Debentures, except in the event of bankruptcy or insolvency proceedings involving the Company, in which case the Guarantee will rank subordinate and junior in right of payment to all liabilities of the Company.

  The Guarantee will constitute a guarantee of payment and not of collection (i.e., the guaranteed party may institute a legal proceeding directly against the Company to enforce its rights under the Guarantee without first instituting a legal proceeding against any other person or entity). The Guarantee will be held for the benefit of the holders of the Preferred Securities. The Guarantee will not be discharged except by payment of the Guarantee Payments in full to the extent not paid by the Trust or upon distribution to the holders of the Preferred Securities of the Subordinated Debentures. The Guarantee does not place a limitation on the amount of additional Senior Debt that may be incurred by the Company. The Company expects from time to time to incur additional indebtedness constituting Senior Debt.

AMENDMENTS AND ASSIGNMENT

  Except with respect to any changes that do not materially adversely affect the rights of holders of the Preferred Securities (in which case no vote will be required), the Guarantee may not be amended without the prior approval of the holders of a majority of the Liquidation Amount of such outstanding Preferred Securities. The manner of obtaining any such approval will be as set forth under "Description of the Preferred Securities--Voting Rights; Amendment of the Trust Agreement." All guarantees and agreements contained in the Guarantee Agreement shall bind the successors, assigns, receivers, trustees and representatives of the Company and shall inure to the benefit of the holders of the Preferred Securities then outstanding.

EVENTS OF DEFAULT

  An event of default under the Guarantee will occur upon the failure of the Company to perform any of its payment or other obligations thereunder. The holders of a majority in Liquidation Amount of the Preferred Securities will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Guarantee Trustee in respect of the Guarantee or to direct the exercise of any trust or power conferred upon the Guarantee Trustee under the Guarantee.

  If the Guarantee Trustee fails to enforce the Guarantee, any holder of the Preferred Securities may institute a legal proceeding directly against the Company to enforce its rights under the Guarantee without first instituting a legal proceeding against the Trust, the Guarantee Trustee or any other person or entity.

  The Company, as guarantor, will be required to file annually with the Guarantee Trustee a certificate as to whether or not the Company is in compliance with all the conditions and covenants applicable to it under the Guarantee.

CERTAIN COVENANTS OF THE COMPANY

  In the Guarantee the Company will covenant that, so long as any Preferred Securities remain outstanding, the Company shall not (i) declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of the Company's capital stock (which includes common and preferred stock) or (ii) make any payment of principal, interest or premium, if any, on, or repay or repurchase or redeem any debt securities of the Company that rank pari passu with or junior in right of payment to the Subordinated Debentures or (iii) make any guarantee payments with respect to any guarantee by the Company of the debt securities of any subsidiary of the Company if such guarantee ranks pari passu or junior in right of payment to the Subordinated Debentures (other than (a) dividends or distributions in shares of, or options, warrants, rights to subscribe for or purchase shares of, common stock of the Company, (b) any declaration of a dividend in connection with the implementation of a stockholder's rights, plan, or the issuance of stock under any such plan in the future, or the redemption or repurchase of any such rights pursuant thereto, (c) payments under the Guarantee, (d) as a result of a reclassification of the Company's capital stock or the exchange or the conversion of one class or series of the Company's capital stock for another class or series of the Company's capital stock, (e) the purchase of fractional interests in shares of the Company's capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged, and (f) purchases or issuances of common stock in connection with any of the Company's stock option, stock purchase, stock loan or other benefit plans for its directors, officers or employees or any of the Company's dividend reinvestment plans, in each case as now existing or hereafter established or amended), if at such time (1) there shall have occurred any event of which the Company has actual knowledge that (a) is, or with the giving of notice or the lapse of time, or both, would be an event of default under the Guarantee and (b) in respect of which the Company shall not have taken reasonable steps to cure, (2) if such Subordinated Debentures are held by the Property Trustee, the Company shall be in default with respect to its payment of any obligations under the Guarantee, or (3) the Company shall have given notice of its election of the exercise of its right to extend the interest payment period pursuant to the Indenture and any such extension shall be continuing.

TERMINATION

  The Guarantee will terminate and be of no further force and effect upon full payment of the Redemption Price of the Preferred Securities, upon full payment of the Liquidation Amount payable upon liquidation of the Trust or upon distribution of Subordinated Debentures to the holders of the Preferred Securities. The Guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of the Preferred Securities must restore payment of any sums paid under the Preferred Securities or the Guarantee.

INFORMATION CONCERNING THE GUARANTEE TRUSTEE

  The Guarantee Trustee, other than during the continuance of a default with respect to a Guarantee, will undertake to perform only such duties as are specifically set forth in such Guarantee and, after default, must exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. Subject to such provisions, the Guarantee Trustee is under no obligation to exercise any of the powers vested in it by the Guarantee at the request of any holder of Preferred Securities, unless offered reasonable indemnity against the costs, expenses and liabilities which might be incurred thereby. The Guarantee Trustee is not required to expend or risk its own funds or otherwise incur personal financial liability in the performance of its duties if it reasonably believes that repayment or adequate indemnity is not reasonably assured to it.

  From time to time the Guarantee Trustee and/or its affiliates extend credit and may provide other financial services to the Company. See "The Trust."

GOVERNING LAW

  The Guarantee will be governed by, and construed in accordance with, the internal laws of the State of New York.

  RELATIONSHIP AMONG THE PREFERRED SECURITIES, THESUBORDINATED DEBENTURES AND
                                 THE GUARANTEE

FULL AND UNCONDITIONAL GUARANTEE

  Payments of Distributions and other amounts due on the Preferred Securities (to the extent the Trust has funds on hand legally available for the payment of such Distributions) will be irrevocably guaranteed by the Company as and to the extent set forth under "Description of the Guarantee." Taken together, the Company's obligations under the Subordinated Debentures, the Indenture, the Trust Agreement and the Guarantee will provide, in the aggregate, a full, irrevocable and unconditional guarantee of payments of Distributions and other amounts due on the Preferred Securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes such guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of the Trust's obligations under the Preferred Securities. If and to the extent that the Company does not make the required payments on the Subordinated Debentures, the Trust will not have sufficient funds to make the related payments, including Distributions, on the Preferred Securities. The Guarantee will not cover any such payment when the Trust does not have sufficient funds on hand legally available therefor. In such event, a remedy of a holder of Preferred Securities is to institute a Direct Action. The obligations of the Company under the Guarantee will be subordinate and junior in right of payment to all Senior Debt.

SUFFICIENCY OF PAYMENTS

  As long as payments of interest and other payments are made when due on the Subordinated Debentures, such payments will be sufficient to cover Distributions and other payments due on the Preferred Securities, primarily because: (i) the aggregate principal amount or Prepayment Price of the Subordinated Debentures will be equal to the sum of the Liquidation Amount or Redemption Price, as applicable, of the Preferred Securities and Common Securities; (ii) the interest rate and interest and other payment dates on the Subordinated Debentures will match the Distribution rate and Distribution and other payment dates for the Trust Securities; (iii) the Company shall pay for all and any costs, expenses and liabilities of the Trust except the Trust's obligations to holders of Trust Securities under such Trust Securities; and
(iv) the Trust Agreement will provide that the Trust is not authorized to engage in any activity that is not consistent with the limited purposes thereof.

ENFORCEMENT OF RIGHTS OF HOLDERS OF PREFERRED SECURITIES

  A holder of any Preferred Security may institute a legal proceeding directly against the Company to enforce its rights under the Guarantee without first instituting a legal proceeding against the Guarantee Trustee, the Trust or any other person or entity.

  A default or event of default under any Senior Debt would not constitute a default or Event of Default under the Trust Agreement. However, in the event of payment defaults under, or acceleration of, Senior Debt, the subordination provisions of the Indenture will provide that no payments may be made in respect of the Subordinated Debentures until such Senior Debt has been paid in full or any payment default thereunder has been cured or waived. Failure to make required payments on Subordinated Debentures would constitute an Event of Default under the Trust Agreement.

LIMITED PURPOSE OF THE TRUST

  The Preferred Securities will represent preferred undivided beneficial interests in the assets of the Trust, and the Trust exists for the sole purpose of issuing and selling the Trust Securities, using the proceeds from the sale of the Trust Securities to acquire the Subordinated Debentures and engaging in only those other activities necessary, advisable or incidental thereto. A principal difference between the rights of a holder of a Preferred Security and a holder of a Subordinated Debentures is that a holder of a Subordinated Debentures will be entitled to receive from the Company the principal amount of and premium, if any, and interest on Subordinated Debentures held, while a holder of Preferred Securities is entitled to receive Distributions from the Trust (or, in certain circumstances, from the Company under the Guarantee) if and to the extent the Trust has funds on hand legally available for the payment of such Distributions.

RIGHTS UPON TERMINATION

  Unless the Subordinated Debentures are distributed to holders of the Trust Securities, upon any voluntary or involuntary termination and liquidation of the Trust, the holders of the Trust Securities will be entitled to receive, out of assets held by the Trust, after satisfaction of liabilities to creditors as provided by applicable law, the Liquidation Distribution in cash. See "Description of the Preferred Securities--Liquidation of Trust and Distribution of Subordinated Debentures." Upon any voluntary or involuntary liquidation or bankruptcy of the Company, the Property Trustee, as holder of the Subordinated Debentures, would be a subordinated creditor of the Company, subordinated in right of payment to all Senior Debt as set forth in the Indenture, but entitled to receive payment in full of principal (and premium, if any) and interest, before any stockholders of the Company receive payments or distributions. Since the Company will be the guarantor under the Guarantee and will agree to pay for all costs, expenses and liabilities of the Trust (other than the Trust's obligations to the holders of its Trust Securities), the positions of a holder of Preferred Securities and a holder of Subordinated Debentures relative to other creditors and to stockholders of the Company in the event of liquidation or bankruptcy of the Company are expected to be similar, although, in the event of bankruptcy or insolvency proceedings involving the Company, the Company's obligations under the Guarantee will rank subordinate and junior in right of payment to all liabilities of the Company but senior to any obligations in respect of any class of capital stock of the Company.

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

GENERAL

  The following is a summary of the material United States federal income tax consequences of the purchase, ownership and disposition of Preferred Securities held as capital assets by a holder who purchases such Preferred Securities upon initial issuance. It does not deal with special classes of holders such as banks, thrifts, real estate investment trusts, regulated investment companies, insurance companies, dealers in securities or currencies, tax-exempt investors, or persons that will hold the Preferred Securities as a position in a "straddle," as part of a "synthetic security" or "hedge," as part of a "conversion transaction" or other integrated investment, or as other than a capital asset. This summary also does not address the tax consequences to persons that have a functional currency other than the U.S. dollar (except with respect to the discussion under the caption "United States Alien Holders") or the tax consequences to stockholders, partners or beneficiaries of a holder of Preferred Securities. Further, it does not include any description of any alternative minimum tax consequences or the tax laws of any state or local government or of any foreign government that may be applicable to the Preferred Securities.

  The statements of law or legal conclusion set forth in this summary constitute the opinion of Balch & Bingham LLP, counsel to the Company ("Tax Counsel"). An opinion of Tax Counsel, however, is not binding on the Internal Revenue Service (the "IRS") or the courts. Prospective investors should note that no rulings have been or are expected to be sought from the IRS with respect to any of these issues and no assurance can be given that the IRS will not take contrary positions. Moreover, no assurance can be given that any of the opinions expressed herein will not be challenged by the IRS or, if challenged, that such a challenge would not be successful.

  This summary is based upon the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations thereunder, Internal Revenue Service rulings and pronouncements and judicial decisions now in effect, all of which are subject to change at any time. Such changes may be applied retroactively in a manner that could cause the tax consequences to vary substantially from the consequences described below, possibly adversely affecting a beneficial owner of Preferred Securities. The authorities on which this summary is based are subject to various interpretations, and it is therefore possible that the federal income tax treatment of the purchase, ownership and disposition of Preferred Securities may differ from the treatment described below.

CLASSIFICATION OF THE SUBORDINATED DEBENTURES

  The Subordinated Debentures are intended to be, in the opinion of Tax Counsel should be, and the Company intends to take the position that the Subordinated Debentures will be, classified for United States federal income tax purposes as indebtedness under current law. No assurance can be given, however, that the IRS will not challenge that position. According to a petition recently filed in the United States Tax Court by a corporation unrelated to the Company and the Trust, the IRS has challenged the status as indebtedness, for the United States federal income tax purposes, of certain purported debt instruments held by entities intended to be taxable as partnerships for United States federal income tax purposes, where those entities, in turn, issued preferred securities to investors. Although the overall structure of the financing arrangement involved in that case is somewhat similar to the financing structure for the Subordinated Debentures and the Trust, the relevant facts involved in that case appear to differ significantly from those relating to the Subordinated Debentures and the Trust. The remainder of this summary assumes that the Subordinated Debentures will be classified as indebtedness for United States federal income tax purposes.

CLASSIFICATION OF THE TRUST

  Under then current law and assuming full compliance with the terms of the Trust Agreement and the Indenture (and certain other documents), the Trust will be classified for United States federal income tax purposes as a grantor trust and not as an association taxable as a corporation. Accordingly, for United States federal income tax purposes, each holder of Preferred Securities generally will be considered the owner of an undivided interest in the Subordinated Debentures, and each holder will be required to include in its gross income any OID accrued with respect to its allocable share of those Subordinated Debentures.

INTEREST INCOME AND ORIGINAL ISSUE DISCOUNT

  The Company has the right, under the terms of the Subordinated Debentures, to defer payments of interest by extending interest payment periods for up to 10 consecutive semi-annual periods with respect to each Extension Period. Because the Company ordinarily does not pay dividends on its common stock, the likelihood of exercise of that right is not considered "remote" under applicable regulations (even though the Company has no current intention to exercise its right to defer interest payments). As a result, interest on the Subordinated Debentures will be reportable as OID. Holders must include their pro rata share of the OID in income on an economic accrual basis regardless of their method of tax accounting, even though such accrual causes amounts to be included in income prior to the receipt of cash attributable to the interest. Actual payments and distributions of stated interest will not be reported as taxable income.

  If (as expected) the issue price of the Subordinated Debentures equals their stated principal amount, the total amount of OID (i.e., the excess of the total amount of payments due on the Subordinated Debentures over their issue price) will equal the total amount of interest payable on the Subordinated Debentures (assuming no redemption before maturity). Accordingly, the amount of OID which accrues in any quarter-annual period ending on a Distribution date will approximately equal the amount of the interest that accrues on the Subordinated Debentures during that period. For Holders who use the calendar year as their taxable year, the amount of OID to be included in income for a taxable year should be equal to the Distributions received in such year except during an Extension Period or in a year in which the Holder disposes of Preferred Securities.

  The amount of OID that must be included in a Holder's income for a taxable year is the sum of the "daily portions" of OID, allocated ratably to each day in an accrual period, on the Holder's pro rata share of the Subordinated Debentures for all days during the year that the Holder owns a Preferred Security. The amount of OID allocable to each accrual period is the product of the "adjusted issue price" of the Subordinated Debentures and their yield to maturity. The adjusted issue price at the beginning of an accrual period generally will equal the stated principal amount if, as expected, the issue price is the stated principal amount and all accrued interest is paid on each Interest Payment Date. If the Company were to exercise its right to defer any payment of interest on the Subordinated Debentures, however, the adjusted issue price would increase by the amount of accrued but deferred interest, and the amount of OID accruing during subsequent accrual periods would increase (until all deferred interest had been paid), reflecting the computing of interest on the Subordinated Debentures.

  Because income on the Preferred Securities will constitute OID, corporate holders of the Preferred Securities will not be entitled to a dividends-received deduction with respect to any income recognized with respect to the Preferred Securities.

RECEIPT OF SUBORDINATED DEBENTURES OR CASH UPON LIQUIDATION OF THE TRUST

  The Company will have the right at any time to liquidate the Trust and cause the Subordinated Debentures to be distributed pro rata to the holders of the Trust Securities. Under current law, and assuming, as anticipated by management of the Company, that the Trust will be classified as a grantor trust and not an association taxable as a corporation, such a distribution, for United States federal income tax purposes, would be treated as a nontaxable event to each holder, and each holder would receive an aggregate tax basis in its pro rata share of the distributed Subordinated Debentures equal to such holder's aggregate tax basis in its Preferred Securities. A holder's holding period in the Subordinated Debentures so received in liquidation of the Trust would include the period during which the Preferred Securities were held by such holder. If, however, the Trust were classified for United States federal income tax purposes as an association taxable as a corporation at the time of its dissolution, the distribution of the Subordinated Debentures would constitute a taxable event to the Trust and to the holders of Preferred Securities and a holder's holding period in Subordinated Debentures would begin on the date such Subordinated Debentures were received.

  Under certain circumstances described herein (see "Description of the Preferred Securities"), the Subordinated Debentures may be redeemed for cash and the proceeds of such redemption distributed to holders in redemption of their Preferred Securities. Under current law, such a redemption would, for United States federal income tax purposes, constitute a taxable disposition of the redeemed Preferred Securities, and a holder could recognize gain or loss as if it sold such redeemed Preferred Securities for cash. See "--Sales of Preferred Securities" below.

SALES OF PREFERRED SECURITIES

  A holder that sells Preferred Securities will recognize gain or loss equal to the difference between its adjusted tax basis in the Preferred Securities and the amount realized on the sale of such Preferred Securities. A holder's adjusted tax basis in the Preferred Securities generally will be its initial purchase price, increased by OID previously includable in such holder's gross income to the date of disposition and decreased by distributions or other payments received on the Preferred Securities. Such gain or loss generally will be a capital gain or loss and generally will be a long-term capital gain or loss if the Preferred Securities have been held for more than one year.

  A holder that disposes of such holder's Preferred Securities between record dates for payments of distributions thereon will be required to include accrued but unpaid OID on the Subordinated Debentures through the date of disposition in income as ordinary income and to add such amount to such holder's adjusted tax basis in such holder's Preferred Securities. If the Preferred Securities trade at a price that does not accurately reflect the value of accrued but unpaid OID with respect to the underlying Subordinated Debentures and the selling price is less than the holder's adjusted tax basis, a holder will recognize a capital loss. Subject to certain limited exceptions, capital losses cannot be applied to offset ordinary income for United States federal income tax purposes.

INFORMATION REPORTING TO HOLDERS

  Generally, income on the Preferred Securities will be reported to holders on Form 1099, which forms should be mailed to holders of Preferred Securities by January 31 following each calendar year.

BACKUP WITHHOLDING

  Payments made on, and proceeds from the sale of, the Preferred Securities may be subject to a "backup" withholding tax of 31 percent unless the holder complies with certain identification requirements. Any withheld amounts will be allowed as a credit against the holder's United States federal income tax, provided the required information is provided to the IRS.

PROPOSED TAX LEGISLATION

  In both 1996 and 1997, the Clinton Administration proposed to amend the Code to deny deductions of interest payments on instruments with features similar to those of the Subordinated Debentures when issued under arrangements similar to the Trust. That proposal was not passed by, and is not currently pending before, Congress. There can be no assurance, however, that future legislative proposals or other developments will not affect the ability of the Company to deduct interest on the Subordinated Debentures. Such a change could give rise to a Tax Event, which may permit the Company to cause a redemption of the Preferred Securities. See "Description of the Subordinated Debentures--Special Event Prepayment."

UNITED STATES ALIEN HOLDERS

  For purposes of this discussion, a "United States Alien Holder" is any corporation, individual, partnership, estate or trust that is not a U.S. Holder for United States federal income tax purposes.

  A "U.S. Holder" is a holder of Preferred Securities who or which is a citizen or individual resident (or is treated as a citizen or individual resident) of the United States for federal income tax purposes, a corporation or partnership created or organized (or treated as created or organized for federal income tax purposes) in or under the laws of the United States or any political subdivision thereof, an estate the income of which is includable in its gross income for federal income tax purposes without regard to its source, or a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and (ii) one or more United States persons have the authority to control all substantial decisions of the trust.

  Under present United States federal income tax laws: (i) payments by the Trust or any of its Paying Agents to any holder of a Preferred Security who or which is a United States Alien Holder will not be subject to United States federal withholding tax; provided that, (a) the beneficial owner of the Preferred Security does not actually or constructively own 10 percent or more of the total combined voting power of all classes of stock of the

Company entitled to vote, (b) the beneficial owner of the Preferred Security is not a controlled foreign corporation that is related to the Company through stock ownership, and (c) either (A) the beneficial owner of the Preferred Security certifies to the Trust or its agent, under penalties of perjury, that it is not a U.S. Holder and provides its name and address or (B) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "Financial Institution"), and holds the Preferred Security in such capacity, certifies to the Trust or its agent, under penalties of perjury, that such statement has been received from the beneficial owner by it or by a Financial Institution between it and the beneficial owner and furnishes the Trust or its agent with a copy thereof; and (ii) a United States Alien Holder of a Preferred Security will not be subject to United States federal withholding tax on any gain realized upon the sale or other disposition of a Preferred Security.

  THE UNITED STATES FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE DEPENDING UPON A HOLDER'S PARTICULAR SITUATION. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE PREFERRED SECURITIES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN UNITED STATES FEDERAL OR OTHER TAX LAWS.

                             ERISA CONSIDERATIONS

  Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA")(a "Plan"), should consider the fiduciary standards of ERISA in the context of the Plan's particular circumstances before authorizing an investment in the Preferred Securities with assets of the Plan. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

  Section 406 of ERISA and Section 4975 of the Internal Revenue Code of 1986, as amended (the "Code") prohibit Plans, as well as individual retirement accounts and Keogh plans subject to Section 4975 of the Code (also "Plans"), from engaging in certain transactions involving "plan assets" with persons who are "parties in interest" under ERISA or "disqualified persons" under the Code ("Parties in Interest") with respect to such Plan. A violation of these "prohibited transaction" rules may result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption. Employee benefit plans that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA) and foreign plans (as described in Section 4(b)(5) of ERISA) are not subject to the requirements of ERISA of Section 4975 of the Code. Such plans may be subject to federal, state or local laws or regulations which affect their ability to invest in the Preferred Securities. Any fiduciary of such a governmental, church or foreign plan considering an investment in the Capital Securities should determine the need for, and, if necessary, the availability of, any exemptive relief under such laws or regulations.

  Under a regulation (the "Plan Assets Regulation") issued by the U.S. Department of Labor (the "DOL"), the assets of the Trust would be deemed to be "plan assets" of a Plan for purposes of ERISA and Section 4975 of the Code if "plan assets" of the Plan were used to acquire an equity interest in the Trust and no exception were applicable under the Plan Assets Regulation. An "equity interest" is defined under the Plan Assets Regulation as any interest in an entity other than an instrument which is treated as indebtedness under applicable local law and which has no substantial equity features and specifically includes a beneficial interest in a trust.

  Pursuant to an exception contained in the Plan Assets Regulation, the assets of the Trust would not be deemed to be "plan assets" of investing Plans if, immediately after the most recent acquisition of any equity interest in the Trust, less than 25% of the value of each class of equity interests in the Trust were held by Plans, other employee benefit plans not subject to ERISA or Section 4975 of the Code (such as governmental, church and foreign plans) and entities holding assets deemed to be "plan assets" of any Plan (collectively, "Benefit Plan Investors"), or if the Preferred Securities were "publicly offered securities" for purposes of the Plan Assets Regulation. It is expected that the Preferred Securities would be considered to be "publicly offered securities" under the Plan Assets Regulation, although no assurance can be given in this respect. Likewise, if the Preferred Securities are not considered "publicly offered securities" under the Plan Asset Regulations, no assurance can be given that the value of the Preferred Securities held by Benefit Plan Investors will be less than 25% of the total value of such Preferred Securities at the completion of the initial offering or thereafter, and no monitoring or other measures will be taken with respect to the satisfaction of the conditions to this exception. All of the Common Securities will be purchased and initially held by the Company.

  Certain transactions involving the Trust could be deemed to constitute direct or indirect prohibited transactions under ERISA and Section 4975 of the Code with respect to a Plan if the Preferred Securities were acquired with "plan assets" of such Plan and the assets of the Trust were deemed to be "plan assets" of Plans investing in the Trust. For example, if the Company is a Party in Interest with respect to an investing Plan (either directly or by reason of its ownership of the Bank or other subsidiaries), extensions of credit between the Company and the Trust (as represented by the Subordinated Debentures and the Guarantee) would likely be prohibited by Section 406(a)(1)(B) of ERISA and Section 4975(c)(1)(B) of the Code, unless exemptive relief were available under an applicable administrative exemption (see below). In addition, if the Company were considered to be a fiduciary with respect to the Trust as a result of certain powers it holds (such as the powers to remove and replace the Property Trustee and the Administrative Trustees), certain operations of the Trust, including the optional redemption or acceleration of the Subordinated Debentures, could be considered to be prohibited transactions under Section 406(b) of ERISA and Section 4975(c)(1)(E) of the Code. IN ORDER TO AVOID SUCH PROHIBITED TRANSACTIONS, EACH INVESTING PLAN, BY PURCHASING THE PREFERRED SECURITIES, WILL BE DEEMED TO HAVE DIRECTED THE TRUST TO INVEST IN THE SUBORDINATED DEBENTURES AND TO HAVE APPOINTED THE PROPERTY TRUSTEE.

  The DOL has issued five prohibited transaction class exemptions ("PTCEs") that may provide exemptive relief if required for direct or indirect prohibited transactions that may arise from the purchase or holding of the Preferred Securities if assets of the Trust were deemed to be "plan assets" of Plans investing in the Trust as described above. Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts), and PTCE 84-14 (for certain transactions determined by independent qualified asset managers).

  Because the Preferred Securities may be deemed to be equity interests in the Trust for purposes of applying ERISA and Section 4975 of the Code, the Preferred Securities may not be purchased or held by any Plan, any entity whose underlying assets include "plan assets" by reason of any Plan's investment in the entity (a "Plan Asset Entity") or any person investing "plan assets" of any Plan, unless such purchaser or holder is eligible for the exemptive relief available under PTCE 96-23, 95-60, 91-38, 90-1 or 84-14 or another applicable exemption. Any purchaser or holder of the Preferred Securities or any interest therein will be deemed to have represented by its purchase and holding thereof that it either (a) is not a Plan or (b) is eligible for the exemptive relief available under PTCE 96-23, 95-60, 91-38, 90-1 or 84-14 or another applicable exemption with respect to such purchase or holding. If a purchaser or holder of the Preferred Securities that is a Plan or a Plan Asset Entity elects to rely on an exemption other than PTCE 96-23, 95-60, 91-38, 90-1, or 84-14, the Company and the Trust may require a satisfactory opinion of counsel or other evidence with respect to the availability of such exemption for such purchase and holding.

  Insurance companies considering an investment in the Preferred Securities should note that the Small Business Job Protection Act of 1996 added new
Section 401(c) of ERISA relating to the status of the assets of insurance company general accounts under ERISA and Section 4975 of the Code. Pursuant to
Section 401(c), the Department of Labor issued proposed regulations (the "Proposed General Accounting Regulations") in

December 1997, with respect to insurance policies that are supported by an insurer's general account. The Proposed General Accounting Regulations are intended to provide guidance on which assets held by the insurer constitute "plan assets" of an ERISA Plan for purposes of the fiduciary responsibility provisions of ERISA and Section 4975 of the Code.

  Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the Preferred Securities on behalf of or with "plan assets" of any Plan consult with their counsel regarding the potential consequences if the assets of the Trust were deemed to be "plan assets" and the availability of exemptive relief under PTCE 96-23, 95-60, 91-38, 90-1 or 84-14 or any other applicable exemption.

                                 UNDERWRITING

  Pursuant to the Underwriting Agreement, the form of which is filed as an exhibit to the Registration Statement of which this Prospectus forms a part, and subject to the terms and conditions thereof, the underwriters named below (the "Underwriters"), acting through J.C. Bradford & Co. and Sterne, Agee & Leach, Inc., as representatives of the several Underwriters (the "Representatives"), have severally agreed to purchase from New South Capital Trust I the number of Preferred Securities set forth below opposite their respective names.

                                                                      NUMBER OF
                                                                      PREFERRED
   NAME OF UNDERWRITER                                                SECURITIES
   -------------------                                                ----------
    J.C. Bradford & Co...............................................
    Sterne, Agee & Leach, Inc........................................
                                                                         ----
     Total...........................................................
                                                                         ====

  The several Underwriters have agreed in the Underwriting Agreement, subject to the terms and conditions set forth therein, to purchase all the Preferred Securities offered hereby if any of the Preferred Securities are purchased. In the event of default by an Underwriter, the Underwriting Agreement provides that, in certain circumstances, purchase commitments of the nondefaulting Underwriters may be increased or the Underwriting Agreement may be terminated.

  The Representatives have advised New South Capital Trust I that they propose initially to offer the Preferred Securities to the public at the public offering price set forth on the cover page of this Prospectus. After the initial public offering, the public offering price may be changed.

  In view of the fact that the proceeds of the sale of the Preferred Securities will be used to purchase the Subordinated Debentures of the Company, the Underwriting Agreement provides that the Company will pay as compensation to the Underwriters arranging the investment therein of such
proceeds, an amount in immediately available funds of $   per Preferred
Security (or $    in the aggregate or $    if the Underwriters' over-allotment
option is exercised) for the accounts of the several Underwriters.

  The offering of the Preferred Securities is made for delivery when, as and if accepted by the Underwriters and subject to prior sale and to withdrawal, cancellation or modification of the offer without notice. The Underwriters reserve the right to reject any order for the purchase of the shares.

  New South Capital Trust I has granted the Underwriters an option to purchase up to an additional 450,000 Preferred Securities at the initial public offering price. Such option, which expires 30 days from the date of this Prospectus, may be exercised solely to cover over-allotments. To the extent that the Underwriters exercise such option, each of the Underwriters will have a firm commitment to purchase approximately the same percentage thereof which the number of shares of Preferred Securities to be purchased by it shown in the table above bears to the total and New South Capital Trust I and will be obligated pursuant to the option, to sell such shares to the Underwriters. The Underwriters may exercise such options only to cover over-allotments made in connection with the sale of shares of Preferred Securities offered hereby. If purchased, the Underwriters will sell such additional shares on the same terms as those on which the shares are being offered.

  To the extent that the Underwriters exercise their option to purchase additional Preferred Securities, New South Capital Trust I will issue and sell to the Company additional Common Securities and the Company will issue and sell Subordinated Debentures to New South Capital Trust I in an aggregate principal amount equal to the total aggregate Liquidation Amount of the additional Common Securities being purchased and the additional Preferred Securities being purchased pursuant to the option.

  During a period of 120 days from the date of this Prospectus, neither New South Capital Trust I nor the Company will, subject to certain exceptions, without the prior written consent of the Representatives, directly or indirectly, sell, offer to sell, grant any option for sale of, or otherwise dispose of, any Preferred Securities, any security convertible into or exchangeable into or exercisable for Preferred Securities or Subordinated Debentures or any debt securities substantially similar to the Subordinated Debentures or equity securities similar to the Preferred Securities (except for the Subordinated Debentures and the Preferred Securities offered hereby).

  The offering price and distribution rate have been determined by negotiations among representatives of the Company and the Underwriters, and the offering price of the Preferred Securities may not be indicative of the market price following the offering. The Representative will have no obligation to make market in the Preferred Securities, however, and may cease marketing-making activities, if commenced, at any time.

  New South Capital Trust I and the Company have agreed to indemnify the Underwriters and controlling persons, if any, against certain liabilities, including liabilities under the Securities Act, or will contribute to payments that the Underwriters or any such controlling persons may be required to make in respect thereof.

                            VALIDITY OF SECURITIES

  Certain matters of Delaware law relating to the validity of the Preferred Securities, the enforceability of the Trust Agreement and the formation of the Trust will be passed upon by Richards, Layton & Finger, P.A., One Rodney Square, Wilmington, Delaware 19801, special Delaware counsel to the Company and the Trust. The validity of the Guarantee and the Subordinated Debentures will be passed upon for the Company by Balch & Bingham LLP, Birmingham, Alabama. Certain legal matters will be passed upon for the Underwriters by Alston & Bird, LLP, Washington, D.C. Certain matters relating to United States federal income tax considerations will be passed upon for the Company by Balch & Bingham LLP.

                                    EXPERTS

  The consolidated financial statements of New South Bancshares, Inc. at December 31, 1997 and 1996, and for each of the three years in the period ended December 31, 1997, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                            PAGE
                                                                            ----
 CONSOLIDATED FINANCIAL STATEMENTS AND REPORT OF INDEPENDENT AUDITORS FOR
             THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
 Report of Independent Auditors...........................................   F-2
 Consolidated Balance Sheets as of December 31, 1997 and 1996.............   F-3
 Consolidated Income Statements for the Years Ended December 31, 1997,
  1996 and 1995...........................................................   F-4
 Consolidated Statements of Shareholders' Equity for the Years Ended
  December 31, 1997, 1996 and 1995........................................   F-5
 Consolidated Statements of Cash Flows for the Years ended December 31,
  1997, 1996 and 1995.....................................................   F-6
 Notes to Consolidated Financial Statements for the Years Ended December
  31, 1997, 1996 and 1995.................................................   F-7

CONSOLIDATED FINANCIAL STATEMENTS FOR THE THREE MONTHS ENDED MARCH 31, 1998 AND
                                1997 (UNAUDITED)

 Consolidated Balance Sheets as of March 31, 1998 and 1997 (unaudited)....  F-26
 Consolidated Income Statements for the Three Months Ended March 31, 1998
  and 1997 (unaudited)....................................................  F-27
 Consolidated Statements of Shareholders' Equity for the Three Months
  Ended March 31, 1998 and 1997 (unaudited) ..............................  F-28
 Consolidated Statements of Cash Flows for the Three Months Ended March
  31, 1998 and 1997 (unaudited)...........................................  F-29
 Notes to Consolidated Financial Statements for the Three Months Ended
  March 31, 1998 and 1997 (unaudited).....................................  F-30

                                    [LOGO]

                        REPORT OF INDEPENDENT AUDITORS

Board of Directors
New South Bancshares, Inc.

  We have audited the accompanying consolidated balance sheets of New South Bancshares, Inc. and subsidiary as of December 31, 1997 and 1996, and the related consolidated statements of income, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of New South Bancshares, Inc. and subsidiary at December 31, 1997 and 1996, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1997 in conformity with generally accepted accounting principles.

                                          Ernst & Young LLP

Birmingham, Alabama
March 17, 1998

                           NEW SOUTH BANCSHARES, INC.

                          CONSOLIDATED BALANCE SHEETS

                                                                DECEMBER 31
                                                             ------------------
                                                               1997      1996
                                                             --------  --------
                                                              (IN THOUSANDS)
                          ASSETS
Cash and due from banks....................................  $ 16,943  $ 32,328
Time deposits in other banks...............................       200       299
Investment securities available for sale...................   197,135    94,451
Mortgage loans held for sale...............................    35,570         0
Loans, net of unearned income..............................   727,854   681,730
Allowance for possible loan losses.........................    (7,333)   (5,904)
                                                             --------  --------
  Net Loans................................................   720,521   675,826
Premises and equipment, net................................     2,968     3,336
Other assets...............................................    20,716    18,728
                                                             --------  --------
    Total Assets...........................................  $994,053  $824,968
                                                             ========  ========
           LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
Deposits:
 Noninterest bearing.......................................    70,897    38,883
 Interest bearing..........................................   624,468   621,785
                                                             --------  --------
    Total deposits.........................................   695,365   660,668
Federal funds purchased and securities sold under
 agreements to repurchase..................................    40,800         0
Federal Home Loan Bank advances............................   179,420    95,388
Note payable...............................................    10,000    10,000
Accrued expenses, deferred revenue, and other liabilities..    16,154    10,971
                                                             --------  --------
    Total Liabilities......................................   941,739   777,027
Shareholders' Equity:
  Common stock of $1.00 par value (authorized 1.5 million
   shares; issued and outstanding 1,376,956 and 1,389,030
   shares, respectively)...................................     1,377     1,389
  Surplus..................................................    38,896    39,119
  Retained earnings........................................    11,172     6,456
  Unrealized gain on securities available for sale, net of
   tax.....................................................       869       977
                                                             --------  --------
    Total Shareholders' Equity.............................    52,314    47,941
                                                             --------  --------
    Total Liabilities and Shareholders' Equity.............  $994,053  $824,968
                                                             ========  ========

          See accompanying notes to consolidated financial statements.

                           NEW SOUTH BANCSHARES, INC.

                         CONSOLIDATED INCOME STATEMENTS

                                                     YEARS ENDED DECEMBER 31
                                                    ---------------------------
                                                      1997      1996     1995
                                                    --------  -------- --------
                                                          (IN THOUSANDS,
                                                    EXCEPT FOR PER SHARE DATA)
Interest Income:
  Interest on securities available for sale........ $ 10,077  $  7,712 $  7,553
  Interest on loans................................   64,831    57,395   47,072
  Interest on other short-term investments.........      583       428      439
                                                    --------  -------- --------
    Total Interest Income..........................   75,491    65,535   55,064
Interest Expense:
  Interest on deposits.............................   37,732    33,041   28,843
  Interest on federal funds purchased and
   securities sold under agreement to repurchase...    2,370     1,987    2,678
  Interest on Federal Home Loan Bank advances......    6,842     7,411    6,002
  Interest on notes payable........................      779       719        0
                                                    --------  -------- --------
    Total Interest Expense.........................   47,723    43,158   37,523
                                                    --------  -------- --------
Net Interest Income................................   27,768    22,377   17,541
  Provision for possible loan losses...............    2,954     2,492      572
                                                    --------  -------- --------
Net Interest Income After Provision for Possible
 Loan Losses.......................................   24,814    19,885   16,969
Noninterest Income:
  Loan administration income.......................    4,915     4,870    4,547
  Origination fees.................................    3,722       540      300
  (Loss)/gain on sale of investment securities
   available for sale..............................     (645)    1,689      464
  Gain on sale of loans............................    5,079       457      629
  Other income.....................................    2,243       769      726
                                                    --------  -------- --------
    Total Noninterest Income.......................   15,314     8,325    6,666
Noninterest Expense:
  Salaries and benefits............................   16,024     7,424    5,371
  Net occupancy and equipment expense..............    1,955       799    1,009
  Loan servicing fees paid to affiliates...........    3,642     3,468    3,584
  Loss on loans serviced...........................    1,423     1,271    1,694
  Federal Deposit Insurance Corporation premium....      418     4,368    1,114
  Management fees paid to affiliates...............        0     1,704    1,704
  Other expense....................................    7,960     4,132    3,528
                                                    --------  -------- --------
    Total Noninterest Expense......................   31,422    23,166   18,004
                                                    --------  -------- --------
Income Before Income Taxes.........................    8,706     5,044    5,631
  Income tax expense...............................    3,990     2,482    2,265
                                                    --------  -------- --------
    Net Income..................................... $  4,716  $  2,562 $  3,366
                                                    ========  ======== ========
Weighted average shares outstanding................    1,377     1,391    1,393
Earnings per share (basic and diluted)............. $   3.42      1.84 $   2.42

          See accompanying notes to consolidated financial statements.

                           NEW SOUTH BANCSHARES, INC.

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                                                      TOTAL
                            COMMON           RETAINED UNREALIZED  SHAREHOLDERS'
                            STOCK   SURPLUS  EARNINGS GAIN/(LOSS)    EQUITY
                            ------  -------  -------- ----------- -------------
                                             (IN THOUSANDS)
Balance at December 31,
 1994.....................  $1,393  $39,179  $   528    $(2,217)     $38,883
Net income year ended
 December 1995............       0        0    3,366          0        3,366
Change in unrealized
 gain/(loss) on securities
 available for sale, net
 of deferred taxes........       0        0        0      3,531        3,531
                            ------  -------  -------    -------      -------
Balance at December 31,
 1995.....................   1,393   39,179    3,894      1,314       45,780
Net income year ended
 December 1996............       0        0    2,562          0        2,562
Stock retirement..........      (4)     (60)       0          0          (64)
Change in unrealized
 gain/(loss) on securities
 available for sale, net
 of deferred taxes........       0        0        0       (337)        (337)
                            ------  -------  -------    -------      -------
Balance at December 31,
 1996.....................   1,389   39,119    6,456        977       47,941
Net income year ended
 December 1997............       0        0    4,716          0        4,716
Stock retirement..........     (12)    (223)       0          0         (235)
Change in unrealized
 gain/(loss) on securities
 available for sale, net
 of deferred taxes........       0        0        0       (108)        (108)
                            ------  -------  -------    -------      -------
Balance at December 31,
 1997.....................  $1,377  $38,896  $11,172    $   869      $52,314
                            ======  =======  =======    =======      =======


          See accompanying notes to consolidated financial statements.

                           NEW SOUTH BANCSHARES, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                  YEARS ENDED DECEMBER 31
                                                ------------------------------
                                                  1997      1996       1995
                                                --------  ---------  ---------
                                                       (IN THOUSANDS)
Operating Activities:
  Net income................................... $  4,716  $   2,562  $   3,366
  Adjustments to reconcile net income to cash
   provided by operations:
    Accretion of discounts and fees............     (449)      (882)    (1,292)
    Provision for possible loan losses.........    2,954      2,492        572
    Depreciation...............................      473        332        290
    Loss/(gain) on sale of investment
     securities available for sale.............      645     (1,689)      (464)
    Writedown of investment securities
     available for sale........................        0         62          0
    Purchase of mortgage loans held for sale...   (1,820)         0          0
    Originations of mortgage loans held for
     sale...................................... (290,631)         0    (42,731)
    Proceeds from the sale of mortgage loans
     held for sale.............................  103,502     42,962         12
    Gain on sale of loans......................   (5,079)      (457)      (629)
    (Increase)/decrease in other assets........   (2,198)    (5,967)     2,656
    Increase in accrued expenses, deferred
     revenue and other liabilities.............    5,183      5,056         29
                                                --------  ---------  ---------
      Net Cash (Used)/Provided by Operating
       Activities.............................. (182,704)    44,471    (38,191)
Investing Activities:
  Net decrease in time deposits in other
   banks.......................................       99          0         99
  Net decrease/(increase) in securities
   purchased under agreement to resell.........        0      4,000     (4,000)
  Proceeds from sales of investment securities
   available for sale..........................  167,772     93,651     62,076
  Proceeds from maturities and calls of
   investment securities available for sale....   55,986     19,163      8,349
  Purchases of investment securities available
   for sale.................................... (168,737)  (109,285)   (64,230)
  Net increase in loan portfolio...............  (47,200)  (120,168)  (105,550)
  Purchases of premises and equipment..........   (1,054)    (1,160)      (670)
  Proceeds from sale of premises and
   equipment...................................      949          3          5
  Purchases of real estate owned...............   (1,807)    (1,555)    (1,722)
  Proceeds from sales of real estate owned.....    2,017      1,724      2,119
                                                --------  ---------  ---------
      Net Cash Provided/(Used) by Investing
       Activities..............................    8,025   (113,627)  (103,524)
Financing Activities:
  Net increase/(decrease) in noninterest
   bearing deposits............................   32,014      3,708     (4,502)
  Net increase in interest bearing deposits....    2,683    117,949     78,947
  Net increase/(decrease) in federal funds
   purchased and securities sold under
   agreements to repurchase....................   40,800    (50,423)    64,811
  Net change in Federal Home Loan Bank
   Advances....................................   84,032          0     10,000
  Repurchase and retirement of common stock....     (235)       (64)         0
                                                --------  ---------  ---------
      Net Cash Provided by Financing
       Activities..............................  159,294     71,170    149,256
                                                --------  ---------  ---------
Net (decrease)/increase in cash and cash
 equivalents...................................  (15,385)     2,014      7,541
Cash and cash equivalents at beginning of
 year..........................................   32,328     30,314     22,773
                                                --------  ---------  ---------
Cash and Cash Equivalents at End of Year....... $ 16,943  $  32,328  $  30,314
                                                ========  =========  =========

          See accompanying notes to consolidated financial statements.

                          NEW SOUTH BANCSHARES, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               DECEMBER 31, 1997

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  New South Bancshares, Inc. ("Bancshares"), formed in November 1994, is the holding company of New South Federal Savings Bank (the "Bank") and through the Bank provides loan and savings products primarily in the Southeast, with a concentration in residential mortgage banking services. (See Note 16.) The consolidated financial statements presented include the accounts of Bancshares and the Bank, collectively ("New South"). Consequently, all significant intercompany accounts or transactions have been eliminated upon consolidation. Certain principles which significantly affect the determination of financial position, results of operations and cash flows are summarized below. The preparation of consolidated financial statements in accordance with generally accepted accounting principles requires the use of management's estimates; therefore, actual results may differ from the estimates used in the consolidated financial statements. Certain amounts in the prior years financial statements have been reclassified to conform with the 1997 presentation. These reclassifications had no effect on net income.

 Cash and Due From Banks

  Cash equivalents consist of short-term interest bearing and noninterest bearing deposits due from banks with maturities of less than 90 days at the date of purchase.

 Investment Securities

  All investment securities are classified as available for sale and are carried at fair value. Any unrealized gains or losses are reflected as a separate component of equity, net of any tax effect. Realized gains and losses on the sales of investment securities are determined using the specific identification method and are included in noninterest income to the extent such gains or losses have not been previously recognized.

 Mortgage Loans Held for Sale

  Mortgage loans held for sale are reported at the lower of cost or market, as determined in the aggregate. Gains or losses on the sale of these assets are included in noninterest income, while interest collected on these assets is included in interest income.

 Loans

  All loans are stated at principal balances outstanding, adjusted for any discounts or premiums on loans purchased from others or discount points collected at origination. Interest income on loans is computed and credited to income based upon the principal amount of the loans outstanding using appropriate rates of interest. Amortization of discounts and premiums on loans is calculated using the interest method and included in interest income.

  Effective January 1, 1995, New South adopted Statement of Financial Accounting Standards No. 114, "Accounting by Creditors for Impairment of a Loan" ("SFAS114"), as amended by Statement of Financial Accounting Standards No. 118 ("SFAS118"), "Accounting by Creditors for Impairment of a Loan--Income Recognition and Disclosures". Accordingly, certain impaired loans are to be reported at the present value of expected future cash flows using the loan's effective interest rate, or at the loan's observable market price, or the fair value of the collateral if the loan is collateral dependent. The adoption of SFAS114 did not have a material impact on the results of operations.

  It is the policy of New South to stop accruing interest income and place the recognition of interest on a cash basis when any loan is past due more than 90 days as to principal or interest or if the ultimate collection of

                          NEW SOUTH BANCSHARES, INC.

either is in doubt. Any interest previously accrued but not collected is reversed against current income when a loan is placed on a nonaccrual basis. Generally, New South has a mortgage lien on all property on which mortgage, participation or purchased loans are made, in order to protect New South's interest in both the principal amounts outstanding and interest collections. Additionally, portions of certain mortgage loan balances are insured by private or government guaranty or insurance policies. Loans collateralized by savings accounts are secured by savings account balances in excess of the outstanding loan amount.

 Allowance for Possible Loan Losses

  The provision for possible loan losses charged to income is determined by various factors including actual loss experience, the current volume and condition of the loans in the portfolio, changes in the composition of the portfolio, and current and expected economic conditions. Such provisions, less net loan charge-offs, comprise the allowance for possible loan losses and is available for future loan charge-offs. The allowance for possible loan losses is maintained at a level considered adequate to provide for potential losses as determined by management's continuing review and evaluation of the loans and its judgement as to the impact of economic conditions on the portfolio. New South follows a policy of charging off loans which management determines to be uncollectible. Subsequent recoveries are credited to the allowance.

 Premises and Equipment

  Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed primarily using the double-declining balance method over the estimated useful lives of the properties or equipment.

 Foreclosed Real Estate Owned

  Real estate owned arises from loan foreclosure or deed in lieu of foreclosure and is reported at the lower of cost, the unpaid balance at the date of acquisition plus foreclosure and other related costs, or net realizable value. Any resultant writedown at the time of foreclosure is charged to the allowance for loan losses. Subsequent gains or losses on the sale or losses from valuation of these properties are credited or charged to income. Costs of improvements made to facilitate sale are capitalized, while costs of holding the property are charged to expense. Allowances, if any, are recorded for any anticipated costs to dispose.

 Mortgage Servicing Rights

  In June 1996, the Financial Accounting Standards Board ("Board") issued Statement of Financial Accounting Standards No. 125 ("SFAS125"), "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities", effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996. SFAS125 provides accounting and reporting standards for the transfers and servicing of financial assets and the extinguishments of liabilities based on a consistent application of a financial-components approach focusing on control.

  SFAS125 requires entities that sell or securitize mortgage loans with mortgage servicing rights (MSRs) retained to allocate the total cost of the mortgage loans to the mortgage servicing rights and the loan based on their relative fair values (Originated Mortgage Servicing Rights or OMSRs). Servicing rights acquired separately are capitalized at their cost (Purchased Mortgage Servicing Rights or PMSRs). The resulting capitalized MSRs are assessed for impairment periodically based on fair value with any impairment recognized through a valuation allowance. MSRs are amortized against noninterest income in proportion to, and over the period of, estimated net servicing income based on the historical and projected prepayments of the underlying loans.

                          NEW SOUTH BANCSHARES, INC.

  The fair values of OMSRs are based on an analysis of various loan characteristics, including interest rates, maturities, and product types. These characteristics are used to stratify the servicing portfolio on which OMSRs have been recognized to determine valuation and impairment for loans whose characteristics are similar in nature.

  New South implemented SFAS125 during calendar year 1997. The adoption did not have a material impact on the results of operations.

 Income Taxes

  The consolidated financial statements have been prepared on the accrual basis. When income and expenses are recognized in different periods for financial reporting purposes and for purposes of computing income taxes currently payable, deferred taxes are provided on such temporary differences. Deferred tax assets and liabilities are recorded for the expected future tax consequences of events that have been recognized in the financial statements or tax returns. Deferred tax assets and liabilities are measured using the enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be realized or settled.

  Bancshares and the Bank have entered into a tax sharing agreement by which a consolidated return is filed each calendar year.

 Earnings Per Share

  Effective December 31, 1997, New South adopted Statement of Financial Accounting Standards 128, "Earnings Per Share". This standard requires dual presentation of basic and diluted earnings per share for companies with potentially dilutive securities. There are no dilutive securities issued or outstanding for the years ended December 31, 1995, 1996 and 1997.

 Off-Balance Sheet Financial Instruments

  New South has from time to time utilized various off-balance sheet instruments, such as interest rate swaps and caps, which are designated to hedge imbalances in sensitivity to fluctuating interest rates for designated assets and liabilities. To qualify as a hedge used to manage interest rate risk, the following criteria must be met: (1) the asset or liability to be hedged exposes the institution, as a whole, to the interest rate risk, (2) the instrument alters or reduces sensitivity to interest rate changes and (3) the instrument is designated and effective as a hedge. If the designated asset or liability being hedged is terminated, matures or is sold, any realized or unrealized gain or loss from the related off-balance sheet investment product would be recognized in income coincident with the extinguishment or termination. Any changes in market value are recognized in other operating revenues.

  New South has entered into interest rate swap agreements to modify the interest characteristics of some of its mortgage loans, mortgage-backed securities and certificates of deposit. These agreements involve the exchange of amounts based on a fixed interest rate for amounts based on variable interest rates over the life of the agreement without an exchange of the notional amount upon which the payments are based. The differential to be paid or received as interest rates change is accrued and recognized as an adjustment of interest income or expense related to the assets or liabilities being hedged. The related amounts payable to or receivable from counterparties are included in other liabilities or assets.

  New South has purchased interest rate cap agreements to modify the interest characteristics of designated liabilities. The strike price of these agreements exceeded the current market levels at the date of inception. The interest rate indices specified by the agreements have been and are expected to be highly correlated with the interest rates New South incurs on its liabilities. Payments to be received as a result of the specified interest rate

                          NEW SOUTH BANCSHARES, INC.

index exceeding the strike price are accrued in other assets and are recognized as an adjustment of interest expense. The cost of these agreements is amortized to interest expense ratably during the life of the agreement.

 Recent Accounting Standards

  In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 130: "Reporting Comprehensive Income" and SFAS No. 131: "Disclosures about Segments of an Enterprise and Related Information". Both of these standards will be effective in financial statements for periods beginning after December 15, 1997. Management believes the adoption of these standards will have no material effect on the consolidated financial statements of New South.

2. CASH AND DUE FROM BANKS AND CASH FLOWS

  New South maintains cash balances with the Federal Reserve when required. There was no reserve requirement at December 31, 1997. As of December 31, 1996, reserve requirements amounted to $550,000.

  Cash was held in reserve for potential losses related to securitized automobile loans. At December 31, 1997 and 1996, this restricted cash amounted to $1,158,000 and $3,656,000, respectively.

  Interest expense paid for 1997, 1996 and 1995 was $45,916,000, $41,250,000 and $37,160,000, respectively. Income taxes paid for 1997, 1996 and 1995 were $4,082,000, $3,131,000 and $1,009,000, respectively.

3. INVESTMENT SECURITIES AVAILABLE FOR SALE

  The fair value and amortized cost of securities available for sale and the related unrealized gains and losses for each category are presented below:

                                                   GROSS      GROSS
                                       AMORTIZED UNREALIZED UNREALIZED  MARKET
            DECEMBER 31, 1997            COST      GAINS      LOSSES    VALUE
            -----------------          --------- ---------- ---------- --------
                                                    (IN THOUSANDS)
   Mortgage-backed securities......... $138,816    $1,474     $(231)   $140,059
   U.S. Treasury and federal agency
    securities........................   39,391       204        (2)     39,593
   Other..............................   17,481        16       (14)     17,483
                                       --------    ------     -----    --------
     Total investment securities
      available for sale.............. $195,688    $1,694     $(247)   $197,135
                                       ========    ======     =====    ========
                                                   GROSS      GROSS
                                       AMORTIZED UNREALIZED UNREALIZED  MARKET
            DECEMBER 31, 1996            COST      GAINS      LOSSES    VALUE
            -----------------          --------- ---------- ---------- --------
                                                    (IN THOUSANDS)
   Mortgage-backed securities......... $ 68,926    $1,777     $(187)   $ 70,516
   U.S. Treasury and federal agency
    securities........................   12,497        33       (35)     12,495
   Other..............................   11,399        41         0      11,440
                                       --------    ------     -----    --------
     Total investment securities
      available for sale.............. $ 92,822    $1,851     $(222)   $ 94,451
                                       ========    ======     =====    ========

                          NEW SOUTH BANCSHARES, INC.

  The contractual maturities of the securities available for sale are presented in the following table for 1997 and 1996:

                                                 1997              1996
                                          ------------------ -----------------
                                          AMORTIZED  MARKET  AMORTIZED MARKET
                                            COST     VALUE     COST     VALUE
                                          --------- -------- --------- -------
                                                     (IN THOUSANDS)
   Due in one year or less............... $  5,252  $  5,256  $ 3,990  $ 3,992
   Due after one year through five
    years................................   41,823    42,038   17,457   17,644
   Due after five years through ten
    years................................   52,069    51,927      134      122
   Due after ten years...................   87,111    88,481   65,640   67,092
   Equity securities.....................    9,433     9,433    5,601    5,601
                                          --------  --------  -------  -------
                                          $195,688  $197,135  $92,822  $94,451
                                          ========  ========  =======  =======

  Net unrealized gains on investment securities available for sale at December 31, 1997, 1996 and 1995 amounted to $1,447,000, $1,629,000 and $2,191,000, respectively. Deferred taxes relating to the net unrealized gains at years ending 1997, 1996 and 1995 amounted to $578,000, $652,000 and $877,000, respectively.

  Gross realized gains on securities available for sale for 1997, 1996 and 1995 were $1,464,000, $2,210,000 and $841,000, respectively. Gross realized losses on securities for 1997, 1996 and 1995 were $2,109,000, $521,000 and
$377,000, respectively. The gross proceeds for the sales of securities available for sale in 1997, 1996 and 1995 were $167,772,000, $93,651,000 and
$62,076,000, respectively.

  At December 31, 1997 and 1996, New South had securities of $8,367,000 and $7,646,000 pledged to secure state and municipal deposits, respectively.

  There were no securities classified as trading securities during 1997, 1996 or 1995; therefore, no unrealized gains or losses on this security classification have been included in income.

  During 1995, the Financial Accounting Standards Board allowed companies to reassess their investment classifications as determined under Statement of Financial Accounting Standards No. 115, " Accounting for Certain Investments in Debt and Equity Securities". This permitted a one time reclassification of securities. As a result, management reclassified all securities to available for sale. Securities reclassified from held for investment to held for sale on December 13, 1995 had an amortized cost of $23,311,000 and unrealized gains of $496,000.

4. LOANS

  The composition of the loan portfolio as of December 31, 1997 and 1996 was as follows:

                                                                1997     1996
                                                              -------- --------
                                                               (IN THOUSANDS)
     Mortgage................................................ $566,433 $587,773
     Installment.............................................   96,916   70,991
     Construction............................................   65,101   24,620
     Commercial..............................................    1,467      403
                                                              -------- --------
                                                               729,917  683,787
     Less:
       Unearned income.......................................    2,063    2,057
       Allowance for possible loan losses....................    7,333    5,904
                                                              -------- --------
       Net loans............................................. $720,521 $675,826
                                                              ======== ========

                          NEW SOUTH BANCSHARES, INC.

  The undisbursed portion of mortgage and construction loans was $58,369,000 and $35,612,000 at December 31, 1997 and 1996, respectively.

5. ALLOWANCE FOR POSSIBLE LOAN LOSSES

  Management establishes allowances for the purpose of absorbing potential losses that may exist within the loan portfolio and that may be expected to occur based on management's review of the economy, historical losses, underwriting standards, changes in the composition of the loan portfolio and other factors. Charges are made to the allowance for loans that are written-off during the year while recoveries of these amounts are credited to the account. Provisions for potential losses are also credited to the account and are charged against current income.

  A summary of the activity in the allowance for possible loan loss accounts for the years ended December 31, 1997, 1996 and 1995 is presented below:

                                                          1997    1996    1995
                                                         ------  ------  ------
                                                            (IN THOUSANDS)
   Balance at beginning of year......................... $5,904  $4,562  $5,189
   Add: Provision for possible loan losses..............  2,954   2,492     572
   Deduct: Loans charged off............................  2,200   1,610   1,436
   Loan recoveries......................................   (675)   (460)   (237)
                                                         ------  ------  ------
   Net charge-offs......................................  1,525   1,150   1,199
                                                         ------  ------  ------
   Balance at end of year............................... $7,333  $5,904  $4,562
                                                         ======  ======  ======

6. MORTGAGE SERVICING RIGHTS

  During 1997, the Bank recorded OMSRs of $939,000. Amortization related to these servicing rights amounted to $28,000 for 1997. The fair value of OMSRs at December 31, 1997 amounted to $968,000. Based on New South's analysis, there was no impairment of OMSRs at December 31, 1997. Prior to 1997, New South had no OMSRs as they were recorded at a related company, Collateral Mortgage, Ltd. (See Note 16.)

  The balance of unamortized PMSRs from the acquisition of servicing agreements with third parties was $470,000 and $546,000 at December 31, 1997 and 1996. No purchased mortgage servicing rights were capitalized during 1997, 1996 or 1995. The amount amortized during 1997, 1996 and 1995 was $76,000, $96,000 and $89,000.

                          NEW SOUTH BANCSHARES, INC.

7. DEPOSITS

  The composition of the deposit base at December 31, 1997 and 1996 is summarized in the following table:

                               WEIGHTED
                                AVERAGE            1997             1996
                                RATE AT      ---------------- ----------------
                           DECEMBER 31, 1997  AMOUNT  PERCENT  AMOUNT  PERCENT
                           ----------------- -------- ------- -------- -------
                                                  (IN THOUSANDS)
Noninterest bearing
 demand...................                   $ 70,897   10.2% $ 38,883    6.0%
Interest bearing
 transaction accounts.....       4.00%          3,932    0.6     2,166    0.4
Money market accounts.....       4.31          54,027    7.8    50,328    7.5
Statement savings.........       4.25           3,851    0.5     5,223    0.8
Certificates of deposit:
  4% to 4.99%.............       4.88              62    0.0     9,218    1.4
  5% to 5.99%.............       5.64         325,136   46.8   383,079   58.0
  6% to 6.99%.............       6.25         155,683   22.4    98,053   14.8
  7% to 8.99%.............       7.43          77,911   11.2    69,529   10.5
  More than 9%............       9.44           3,866    0.5     4,189    0.6
                                             --------  -----  --------  -----
    Total deposits........                   $695,365  100.0% $660,668  100.0%
                                             ========  =====  ========  =====

  The aggregate amount of certificates of deposit in denominations greater than $100,000 was approximately $202,685,000 and $191,517,000 at December 31,
1997 and 1996, respectively. Accrued interest payable on deposits at December 31, 1997 and 1996 amounted to $2,783,000 and $3,489,000, respectively, primarily earned on certificates of deposit.

  The scheduled maturities of certificates of deposit at December 31, 1997 were as follows:

                                                                       1997
                                                                  --------------
                                                                  (IN THOUSANDS)
     1998........................................................    $377,555
     1999........................................................      59,787
     2000........................................................      35,987
     2001........................................................       9,769
     2002 and thereafter.........................................      79,560
                                                                     --------
                                                                     $562,658
                                                                     ========

  The following table notes the breakdown of interest expense on deposits for the years ended December 31:

                                                         1997    1996    1995
                                                        ------- ------- -------
                                                            (IN THOUSANDS)
     Interest bearing transaction accounts............. $   126 $   161 $   107
     Money market accounts.............................   2,350   2,051   2,094
     Statement savings.................................     245     225     201
     Certificates of deposit...........................  35,011  30,604  26,441
                                                        ------- ------- -------
                                                        $37,732 $33,041 $28,843
                                                        ======= ======= =======

                          NEW SOUTH BANCSHARES, INC.

8. FEDERAL FUNDS PURCHASED AND SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE

  In 1997, Federal Funds agreements were arranged with three commercial banks totaling $30,000,000 in available credit. At December 31, 1997, $6,000,000 was outstanding, bearing interest at six percent. From time to time, sales of securities under agreements to repurchase are used to facilitate the management of interest rate risk and liquidity. At December 31, 1997, mortgage-backed securities with a book and market value of $36,323,000 were sold under such an agreement with SunTrust Capital Markets, Inc. This agreement matures daily. Accrued interest receivable on this security amounted to $196,000. At December 31, 1996, there were no such agreements outstanding. These agreements, when utilized, are treated as financings with the obligations to repurchase the securities sold reflected as a liability in the financial statements. The dollar amount of the securities underlying the agreements remain in the various asset accounts. These securities are held by the counterparty to the repurchase agreements. The table below provides information relating to repurchase activity for 1997 and 1996:

                                                                1997     1996
                                                               -------  -------
                                                               (IN THOUSANDS)
     Activity for the year:
       Average balance of agreements outstanding.............. $41,177  $35,502
       Maximum outstanding at any month-end................... $63,100  $52,000
       Ending balance......................................... $34,800  $     0
       Average interest rate at period-end....................    7.30%       0%

9. FEDERAL HOME LOAN BANK ADVANCES, LINES OF CREDIT AND NOTE PAYABLE

  As of December 31, 1997 and 1996, Federal Home Loan Bank ("FHLB") advances amounted to $179,420,000 and $95,388,000, respectively. The advances outstanding at December 31, 1997 bear interest at rates ranging from 5.75 percent to 7.89 percent. The advances are collateralized by stock in the Federal Home Loan Bank and a blanket assignment of mortgage loans. Scheduled maturities for the advances outstanding as of December 31, 1997 are as follows, in thousands:

            1998................................ $161,000
            2001................................    3,388
            2003................................    5,000
            2005................................   10,000
            2017................................       32
                                                 --------
                                                 $179,420
                                                 ========

  During 1997, the bank entered into a $20,000,000 warehousing line of credit agreement with a commercial bank. Borrowings are to be secured by pledging specific mortgage loans and will bear a market interest rate. During 1997, there were no amounts outstanding on the line of credit.

  Bancshares has a $15,000,000 credit facilities agreement from a commercial bank consisting of a $10,000,000 revolving credit line and $5,000,000 in term debt secured by the stock of the Bank. The amounts outstanding bear interest at the London Interbank Offering Rate plus two percent, payable quarterly. Bancshares receives dividends from the Bank in amounts necessary to cover the required interest payments and any principal payments due on the debt. As of December 31, 1997 and 1996, $5,000,000 was outstanding on the line of credit

                          NEW SOUTH BANCSHARES, INC.

and $5,000,000 was outstanding on the term debt. The available limit on the line of credit decreases annually until March 31, 2003. Required payments on the term debt are shown in the following table, in thousands:

            2003..................................    350
            2004..................................  2,325
            2005..................................  2,325
                                                   ------
                                                   $5,000
                                                   ======

10. FAIR VALUE OF FINANCIAL INSTRUMENTS

  Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments" requires the disclosure of estimated fair values for all financial instruments, both assets and liabilities on and off-balance sheet, for which it is practicable to estimate their value along with pertinent information on those financial instruments for which such values are not available.

  Fair value estimates are made at a specific point in time and are based on relevant market information which is continuously changing. Because no quoted market prices exist for a significant portion of New South's financial instruments, fair values for such instruments are based on management's assumptions with respect to future economic conditions, estimated discount rates, estimates of the amount and timing of future cash flows, expected loss experience, and other factors. These estimates are subjective in nature involving uncertainties and matters of significant judgement; therefore, they cannot be determined with precision. Changes in the assumptions could significantly affect the estimates.

  For purposes of this disclosure, the carrying value approximates or is equal to the fair value of financial instruments for the balance sheet lines captioned: cash and due from banks, time deposits in other banks, investment securities available for sale, federal funds purchased and securities sold under agreements to repurchase, and note payable.

  The carrying amount and estimated fair values of other financial instruments at December 31 is summarized as follows:

                                         DECEMBER 31, 1997  DECEMBER 31, 1996
                                        ------------------- ------------------
                                                                     ESTIMATED
                                        CARRYING ESTIMATED  CARRYING   FAIR
                                         AMOUNT  FAIR VALUE  AMOUNT    VALUE
                                        -------- ---------- -------- ---------
                                                    (IN THOUSANDS)
   Financial Assets:
     Mortgage loans held for sale...... $ 35,570  $ 35,570  $      0 $      0
     Loans, net of unearned income.....  720,521   744,855   675,826  690,781
   Financial liabilities:
     Deposits..........................  695,365   700,548   660,668  662,549
     FHLB advances.....................  179,420   182,236    95,388   96,250
   Off-balance sheet financial
    instruments:
     Unrealized gains/(losses):
       Interest rate swap agreements...        0     3,148         0      (55)
       Interest rate cap agreements....        0        92         0       13

                          NEW SOUTH BANCSHARES, INC.

  The following methods and assumptions were used by New South in estimating its fair value disclosures for financial instruments:

  Investment Securities Available for Sale and Mortgage Loans Held for Sale-- Fair values for securities and mortgage loans held for sale are based on quoted market prices, where available. Where quoted market prices are not available, fair values are based on quoted market prices of similar instruments, adjusted for any significant differences between the quoted instruments and the instruments being valued.

  Loans--The fair values of variable rate loans that reprice frequently and have no significant change in credit risk are assumed to approximate carrying amounts. The fair values for other loans are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality and estimates of maturity based on New South's historical experience. The carrying amount of accrued interest receivable approximates its fair value.

  Deposits--The fair value of deposits with no stated maturity, such as noninterest-bearing demand deposits, savings accounts, and money market and interest-bearing checking accounts is, by definition, equal to the amount payable on demand (carrying amount). Fair values for fixed rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates of deposit to a schedule of aggregated expected monthly maturities on time deposits.

  Federal Home Loan Bank Advances--The fair values of these advances are determined using discounted cash flow analyses which apply interest rates currently offered.

  Off-Balance Sheet Instruments--Fair values for New South's off-balance sheet instruments such as interest rate swaps and interest rate caps are determined using various methods. Fair values of interest rate swaps and caps are determined with the use of pricing models or formulas using current assumptions if there are no relevant market comparables.

11. EMPLOYEE BENEFIT PLAN

  Substantially all full-time employees with six months of service are eligible to participate in New South's 401(k) Profit Sharing Plan. Under the plan, employees elect to defer a portion of their wages, with New South matching deferrals at the rate of 25 percent of the first 8 percent of the employee's salary deferred. New South contributed $138,000, $49,000 and $40,000 for the years ended December 31, 1997, 1996 and 1995, respectively, to the plan.

                          NEW SOUTH BANCSHARES, INC.

12. INCOME TAXES

  At December 31, 1997 deferred income taxes reflects the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The valuation allowances for net deferred tax assets did not change in 1997. Significant components of New South's deferred tax assets and liabilities as of December 31, 1997 and 1996 are listed below.

                                                                  DECEMBER 31
                                                                ---------------
                                                                 1997    1996
                                                                ------- -------
                                                                (IN THOUSANDS)
     Deferred tax assets:
       Loan loss allowance..................................... $ 2,933 $ 2,162
       Other...................................................   2,119     738
                                                                ------- -------
         Total deferred tax assets.............................   5,052   2,900
                                                                ------- -------
     Deferred tax liabilities:
       Tax deferred dividends..................................     494     494
       Originated mortgage servicing rights....................     364       0
       Other...................................................     641     658
                                                                ------- -------
         Total deferred tax liabilities........................   1,499   1,152
                                                                ------- -------
     Net deferred tax assets................................... $ 3,553 $ 1,748
                                                                ======= =======

  Applicable income taxes for financial reporting purposes differs from the amount computed by applying the statutory federal income tax rate of 34 percent for the reasons below:

                                                      YEARS ENDED DECEMBER 31
                                                      -----------------------
                                                       1997    1996    1995
                                                      ------- ------- -------
                                                          (IN THOUSANDS)
     Tax computed at statutory federal income tax
      rate........................................... $ 2,960 $ 1,715 $ 1,915
     Increase in taxes resulting from:
       State income tax, net of federal benefit......     255     107     161
       Other, net....................................     775     660     189
                                                      ------- ------- -------
         Total....................................... $ 3,990 $ 2,482 $ 2,265
                                                      ======= ======= =======

                          NEW SOUTH BANCSHARES, INC.

  The provisions for income taxes included in the consolidated statements of income are summarized below:

                                                         CURRENT DEFERRED TOTAL
                                                         ------- -------- ------
                                                             (IN THOUSANDS)
     1997
       Federal.......................................... $4,225   $(621)  $3,604
       State............................................    513    (127)     386
                                                         ------   -----   ------
         Total.......................................... $4,738   $(748)  $3,990
                                                         ======   =====   ======
     1996
       Federal.......................................... $2,217   $  35   $2,252
       State............................................    230       0      230
                                                         ------   -----   ------
         Total.......................................... $2,447   $  35   $2,482
                                                         ======   =====   ======
     1995
       Federal.......................................... $2,050   $ (47)  $2,003
       State............................................    262       0      262
                                                         ------   -----   ------
         Total.......................................... $2,312   $ (47)  $2,265
                                                         ======   =====   ======

  For 1995, New South was allowed a special bad debt deduction that was limited to eight percent of taxable income in prior years before the special bad debt deduction and subject to certain limitations based on the aggregate qualifying loans and deposit account balances at the end of the year. For 1996 and 1997, the bad debt deduction was limited to an amount equal to the actual net charge-off's occurring during the year. If the amounts that qualified as deductions for federal income tax purposes for years prior to 1998 are later used for purposes other than bad debt losses, including distributions on liquidation, they will be subject to federal income tax at the then current corporate rate. The amount of bad debt deductions allowed for tax purposes in years 1988 through 1995 in excess of net actual charge-offs is required to be added back to taxable income pro rata over a six year period, beginning with tax year ended December 31, 1998.

13. REGULATORY CAPITAL REQUIREMENTS

  Various capital measures used within the banking industry are indicators of capital adequacy. Among these are leverage, tangible, and risk-based capital ratios. These ratios adjust reported asset and capital amounts by various nonqualifying regulatory assets such as certain purchased mortgage servicing rights and certain nonqualifying intangibles. Regulatory authorities set these minimum ratio standards for banking institutions in order to monitor the capital strength of the institutions. Should the Bank's capital ratios decline below these minimum standards, it would become subject to a series of increasingly restrictive regulatory actions. The Bank has consistently exceeded these minimum guidelines, and it is the intention of management to continue to monitor these ratios to insure regulatory compliance and maintain adequate capital for the Bank. The Bank's current regulatory ratios place the Bank in the "well capitalized" category. The capital levels for the Bank under these various measures are noted in the table for December 31, 1997 and 1996. Management believes, as of December 31, 1997, that the Bank meets all capital adequacy guidelines to which it is subject.

                          NEW SOUTH BANCSHARES, INC.

                               MINIMUM          ACTUAL             ACTUAL
                             REQUIREMENT  DECEMBER 31, 1997  DECEMBER 31, 1996
                            ------------- ------------------ ------------------
                            AMOUNT  RATIO  AMOUNT    RATIO    AMOUNT    RATIO
                            ------- ----- --------- -------- --------- --------
                                              (IN THOUSANDS)
Leverage capital, Tier 1
 to total assets:
  New South Federal
   Savings Bank...........  $29,818 3.00% $  61,221    6.16% $  56,825    6.89%
  Total assets............                  993,927            824,968
Tangible capital, Tier 1
 to total assets:
  New South Federal
   Savings Bank...........   14,909 1.50%    61,221    6.16%    56,825    6.89%
  Total assets............                  993,927            824,968
Total risk-based capital
 to risk adjusted assets:
  New South Federal
   Savings Bank...........   51,670 8.00%    67,458   10.44%    61,429   11.10%
  Risk adjusted assets....                  645,872            553,447
Leverage capital Tier 1 to
 risk adjusted assets:
  New South Federal
   Savings Bank...........   25,835 4.00%    61,221    9.48%    56,825   10.27%
  Risk adjusted assets....                  645,872            553,447

  Total capital for Bancshares at December 31, 1997 and 1996 was $52,314,000 and $47,941,000, respectively. Regulatory capital requirements do not apply to thrift holding companies.

14. OFF-BALANCE SHEET RISK AND COMMITMENTS

  New South is a party to financial instruments with off-balance sheet risk in the normal course of business in order to meet the needs of its customers and to reduce its own exposure to fluctuations in interest rates. The financial instruments may include commitments to extend credit, standby letters of credit, interest rate caps and floors, interest rate swaps, forward and futures contracts and commitments to purchase loans. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amounts recognized in the financial statements. The contract or notional amounts of these instruments reflect the extent of involvement New South has in the particular class of financial instrument.

  New South's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual notional amount of those instruments. New South uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments. For interest rate caps, floors and swap agreements and for forward and futures contracts, the contract or notional amounts do not represent exposure to credit loss. New South controls the credit risk of its interest rate swap agreements and forward and futures contracts through credit approvals, limits and monitoring procedures. Generally, New South will require collateral, margin deposits or other security to support financial instruments with credit or interest risk.

  Commitments to extend credit ("mortgage pipeline") are agreements to lend to customers as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The mortgage pipeline consists of both fixed rate commitments and floating rate obligations. The fixed rate commitments result in market risk, while floating rate commitments contain no market risk. New South controls this market risk through mandatory forward commitments to sell loans and other financial instruments designed to hedge this type of interest rate exposure. The market risk associated with these mandatory forward commitments exists to the extent loans are not available at appropriate rates. New South's mandatory forward commitments are considered in the lower of cost or market calculation for the balance sheet category of loans held for sale. The total mortgage pipeline was $40,162,000 as of December 31, 1997. Of this pipeline,

                          NEW SOUTH BANCSHARES, INC.

$30,724,000 were fixed rate commitments and $9,438,000 were adjustable commitments with market risk for 1997. Adequate sources of funds were available at December 31, 1997 to fund anticipated closings from the mortgage pipeline. There were no loans in the mortgage pipeline in 1996. (See Note 16.)

  Commitments to purchase loans are agreements to buy mortgage loans on a specified date at an amount stated as a percentage of the note amount of the loans to be purchased. On these commitments, New South uses the same policies to control credit and interest rate risk as it does for other commitments to extend credit.

  Standby letters of credit are conditional commitments issued by New South to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements, such as a bond financing. While some of the guarantees are short-term in nature, most extend for more than one year and expire in decreasing amounts. The credit risk in standby letters of credit is substantially the same as that for extending loan facilities to customers. New South holds various assets as collateral, including real estate and mortgage-backed securities, supporting those commitments for which collateral is deemed necessary.

  Interest rate swap transactions generally involve the exchange of fixed and floating rate interest payment obligations without the exchange of the underlying principal amounts. One party to the transaction will pay a fixed rate of interest to the other party and receive from that party a floating rate of interest, both based on the same notional value, at specified intervals. Whether New South enters the agreement as the party to pay either the fixed rate or the floating rate is determined by management's assessment of New South's obligations and overall interest rate risk exposure and, consequently, can vary greatly over time. Entering into interest rate swap agreements involves not only the risk of dealing with counterparties and their ability to meet the terms of the contracts but also the interest rate risk associated with unmatched positions. Notional principal amounts are often used to express the volume of these transactions; however, the amounts potentially subject to credit risk are much smaller. Market values are a better indication of credit risk exposure. Generally, New South will enter into interest rate swap agreements with firms that are rated investment grade or better by a nationally recognized investment rating service.

  Interest rate cap and floor agreements are used to modify and/or reduce New South's interest rate risk. As of December 31, 1997 and 1996, New South had interest rate cap agreements with commercial banks and major investment banking firms covering New South's interest rate exposure on short-term liabilities.

  The following table summarizes the contract or notional amounts of the various off-balance sheet instruments and commitments as of December 31, 1997 and 1996:

                                                               1997     1996
                                                             -------- --------
                                                              (IN THOUSANDS)
   Financial instruments whose contract amounts represent
    credit risk:
     Commitments to extend credit........................... $ 66,703 $ 37,871
     Standby letters of credit..............................   20,162   16,735
   Financial instruments whose notional amounts exceed the
    amount of credit risk:
     Interest rate swap agreements..........................  125,000  120,000
     Interest rate cap agreements...........................  305,000  215,000

15. LOAN SERVICING

  Mortgage and installment loans serviced for others are not recorded on New South's books and, accordingly, are not reflected in the accompanying financial statements. New South is obligated to service the unpaid principal

                          NEW SOUTH BANCSHARES, INC.

balances of these loans. New South has entered into a subservicing agreement with Collateral to service the majority of these mortgage loans for New South.

  Collateral, as a subservicer for all FHA/VA loans, is required to advance, from its own funds, escrow and foreclosure costs on the loans it services. Portions of these advances are not recoverable for loans serviced for the Government National Mortgage Association ("GNMA"). New South reimburses Collateral for any of the nonrecoverable losses as part of the subservicing agreement. The average GNMA FHA/VA loss resulting from these advances and relating to loans that subsequently went into foreclosure amounted to approximately $850 per loan in 1997, $400 per loan in 1996 and $1,800 per loan in 1995. Total losses of this nature for 1997, 1996 and 1995 amounted to $71,000, $34,000 and $83,000, respectively.

  The outstanding mortgage loan amounts serviced for others as of December 31, 1997 and 1996 are summarized below:

                                                                1997     1996
                                                              -------- --------
                                                               (IN THOUSANDS)
     Government National Mortgage Association................ $261,581 $265,475
     Federal Home Loan Mortgage Corporation..................  188,463  114,612
     Federal National Mortgage Association...................   88,038   94,196
     Other investors.........................................  391,174  215,886

  Custodial escrow balances maintained in connection with loan servicing were approximately $3,253,000 at December 31, 1997 and $2,717,000 at December 31, 1996.

  New South sold approximately $23,000,000 of consumer auto loans during 1997, $50,000,000 in 1996 and $70,000,000 in 1995, retaining the servicing on these loans. The outstanding loan amounts serviced on consumer auto loans at December 31, 1997 and 1996 was $70,357,000 and $100,604,000, respectively.

16. RELATED PARTY TRANSACTIONS

  Due to the nature of their businesses, the daily operations of New South and Collateral Mortgage, Ltd. ("Collateral"), an affiliate, are closely involved operationally. Management, systems, and facilities are shared, and, accordingly, there are numerous intercompany transactions. Management monitors all activity to ensure that all transactions are made in a fair and equitable manner to both New South and Collateral. Management fees paid to Collateral during 1996 and 1995 amounted to $1,704,000 for each year. Senior management and other support functions, which had previously been a part of Collateral, transferred to New South during the year. As a result, New South collected $222,000 in management fees from Collateral in 1997. Additionally, a management fee was received during 1997, 1996, and 1995 in the amount of $60,000 for each year from Triad Guaranty Insurance Corporation, an affiliate, for services provided. These fees are due quarterly and bear no interest.

  In connection with its loan servicing activities, Collateral is required to maintain escrow accounts as trustee for investors and mortgagors. At December 31, 1997 and 1996, Collateral had on deposit with New South approximately $39,919,000 and $28,065,000, respectively, in noninterest bearing accounts. In 1996, New South had $17,000,000 in noninterest bearing deposit accounts with various banks at the direction of Collateral.

  Collateral and its affiliates also maintain normal business checking and money market accounts at New South. At December 31, 1997 and 1996, these accounts totalled approximately $1,590,000 and $3,420,000, respectively.

  New South, prior to June 1997, purchased a portion of its mortgage loans from Collateral at cost. In addition, Collateral services these mortgage loans and subservices loans which New South is obligated to service

                          NEW SOUTH BANCSHARES, INC.

for third party investors. Servicing fees paid to Collateral during 1997, 1996 and 1995 amounted to $3,642,000, $3,468,000 and $3,584,000, respectively. For an additional discussion of the subservicing agreement with Collateral, see
Note 15.

  New South purchased $55,831,000, $106,269,000 and $127,211,000 in mortgage loans from Collateral during 1997, 1996 and 1995, respectively, and sold $20,571,000, $20,561,000 and $16,473,000 in mortgage loans to Collateral during the same periods. All transactions were recorded at cost with no gains or losses.

  New South's Trust Department acts as document custodian for Collateral's mortgage banking activities, holding various securities on behalf of mortgage investors and warehousing banks. The fees received from Collateral for these services are comparable to those charged by third parties.

  In June 1997, New South sold an office rental property which had been acquired through foreclosure to Collateral Agency, Inc., an affiliate. The property was sold at market price, and New South realized a gain of $158,000 on the transaction.

  At December 31, 1997, New South had $597,000 in loans outstanding to senior officers.

  In July 1997, the loan production operations of the residential mortgage banking unit of Collateral were transferred into New South. As a result of this change, New South assumed responsibility for 39 residential loan production offices, associated employees, and related operating lease obligations. Under the terms of an agreement with Collateral, a fee is payable semi-annually in installments over a three year period based on a decreasing percentage (.35% to .10%) of the aggregate original principal balances of certain residential mortgage loans originated by New South through June 30, 2000. The fee for the period July 1, 1997 through December 31, 1997 was $891,000. In 1997, New South paid $316,000 to Collateral for the use of furniture and equipment in the origination and support areas.

                          NEW SOUTH BANCSHARES, INC.

17. PARENT ONLY FINANCIAL INFORMATION

  Financial information and operating results for New South Bancshares, Inc., parent only, is presented as follows:

                                                               DECEMBER DECEMBER
                                                                 1997     1996
                                                               -------- --------
                                                                (IN THOUSANDS)
   BALANCE SHEETS:
   Assets:
     Cash..................................................... $    81  $   155
     Investment in New South Federal Savings Bank.............  62,091   57,802
     Investment in Collateral Agency of Texas.................     194        0
                                                               -------  -------
       Total Assets........................................... $62,366  $57,957
                                                               =======  =======
   Liabilities:
     Note payable............................................. $10,000  $10,000
     Accrued expenses and other liabilities...................       6        6
     Accounts payable-intercompany............................      46       10
                                                               -------  -------
       Total Liabilities......................................  10,052   10,016
   Shareholders' Equity:
     Common stock.............................................   1,377    1,389
     Surplus..................................................  38,896   39,119
     Retained earnings........................................  11,172    6,456
     Unrealized gain on securities available for sale.........     869      977
                                                               -------  -------
       Total Shareholders' Equity.............................  52,314   47,941
                                                               -------  -------
       Total Liabilities and Shareholders' Equity............. $62,366  $57,957
                                                               =======  =======

                          NEW SOUTH BANCSHARES, INC.

                                               YEAR ENDED YEAR ENDED YEAR ENDED
                                                DECEMBER   DECEMBER   DECEMBER
                                                  1997       1996       1995
                                               ---------- ---------- ----------
                                                        (IN THOUSANDS)
INCOME STATEMENTS:
Income:
  Dividends from New South Federal Savings
   Bank......................................    $1,125     $2,500    $   450
  Interest on other short-term investments...         8         20         21
  Other income...............................        10          0          0
                                                 ------     ------    -------
    Total Income.............................     1,143      2,520        471
Expenses:
  Interest on note payable...................       779        719        446
  Other expense..............................        46         35         29
                                                 ------     ------    -------
    Total Expenses...........................       825        754        475
Income/(loss) before equity in undistributed
 earnings of New South Federal Savings Bank..       318      1,766         (4)
Equity in undistributed earnings of New South
 Federal Savings Bank........................     4,398        796      3,370
                                                 ------     ------    -------
    Net Income...............................    $4,716     $2,562    $ 3,366
                                                 ======     ======    =======
STATEMENTS OF CASH FLOW:
Operating activities:
  Net income.................................    $4,716     $2,562    $ 3,366
  Equity in undistributed earnings of New
   South Federal Savings Bank................    (4,398)      (796)    (3,370)
  (Increase)/decrease in other assets........         0          1         (1)
  Increase in other payables.................         0          2          3
  Increase in intercompany payables..........        36         10          0
                                                 ------     ------    -------
    Net Cash Provided/(Used) by Operating
     Activities..............................       354      1,779         (2)
Investing activities:
  Investment in Collateral Agency of Texas...      (194)         0          0
  Capital contribution to New South Federal
   Savings Bank..............................         0     (2,000)   (10,000)
                                                 ------     ------    -------
    Net Cash Used in Investing Activities....      (194)    (2,000)   (10,000)
Financing activities:
  Increase in notes payable..................         0          0     10,000
  Purchase and retirement of common stock....      (234)       (64)         0
                                                 ------     ------    -------
    Net Cash Provided/(Used) by Financing
     Activities..............................      (234)       (64)    10,000
Net decrease in cash and cash equivalents....       (74)      (285)        (2)
Cash and cash equivalents at beginning of
 year........................................       155        440        442
                                                 ------     ------    -------
Cash and Cash Equivalents at End of Year.....    $   81     $  155    $   440
                                                 ======     ======    =======

18. CONTINGENCIES

  Various legal proceedings are pending against New South. Some of the proceedings seek relief on alleged damages that are substantial. These actions arise in the ordinary course of New South's business and include actions relating to its lending and servicing activities. Because some of these issues are complex and for other reasons, it may take a number of years to resolve the actions. Based on legal counsel's opinion, management considers that any potential liability resulting from the proceedings would not have material impact on the financial condition of New South.

                          NEW SOUTH BANCSHARES, INC.

19. YEAR 2000 COMPLIANCE (UNAUDITED)

  New South is heavily dependent upon complex computer systems for all phases of its operations. The year 2000 issue concerns the inability of certain software and data bases to properly recognize date sensitive information beginning January 1, 2000. This problem could result in a material disruption to the company's operations, if not corrected. New South uses third party vendors for the software and hardware that runs each of its core systems. As a result, much of the cost of year 2000 compliance is the responsibility of those vendors. The company has assessed and developed a detailed strategy to prevent or at least minimize problems related to the year 2000 issues. In 1997, resources were committed and implementation began to modify the affected information systems. Total costs related to the project are estimated to range between $750,000 and $2,000,000, of which $150,000 was spent in 1997.
Implementation is currently on schedule. The degree of success of this project cannot be determined at this time. However, management believes that the final outcome will not have a material adverse effect on the operations of the company.

20. SUBSEQUENT EVENTS

  New South Bancshares has received approval from the Office of Thrift Supervision to form a subsidiary, New South Agency, Inc., to market insurance products. Operations are anticipated to begin in the second quarter of 1998.

  The Board of Directors of Bancshares has authorized a $30,000,000 issue of Trust Preferred Securities. No filings have been made at the time of these financial statements.

21. QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

  The quarterly results of operations for the years ended December 31, 1997 and 1996 are as follows:

                                                       1997
                                      ----------------------------------------
                                       FOURTH     THIRD     SECOND     FIRST
                                       QUARTER   QUARTER    QUARTER   QUARTER
                                      --------- ---------  --------- ---------
                                       (IN THOUSANDS, EXCEPT PER SHARE DATA)
   Interest income................... $  19,170 $  19,359  $  19,144 $  17,818
   Interest expense..................    12,303    12,303     12,026    11,089
   Net interest income...............     6,867     7,056      7,118     6,729
   Provision for loan losses.........       794       641        677       842
   Income before income taxes........       508     2,204      3,141     2,857
   Net income........................       295     1,150      1,701     1,570
   Per common share:
     Weighted average shares
      outstanding....................     1,377     1,377      1,377     1,377
   Net income........................ $    0.21 $    0.83  $    1.24 $    1.14
                                                       1996
                                      ----------------------------------------
                                       FOURTH     THIRD     SECOND     FIRST
                                       QUARTER   QUARTER    QUARTER   QUARTER
                                      --------- ---------  --------- ---------
   Interest income................... $  17,982 $  17,745  $  14,980 $  14,828
   Interest expense..................    11,572    11,360     10,400     9,826
   Net interest income...............     6,410     6,385      4,580     5,002
   Provision for loan losses.........     1,170       535        331       456
   Income before income taxes........     2,464      (891)     1,740     1,731
   Net income........................     1,451      (684)       917       878
   Per common share:
     Weighted average shares
      outstanding....................     1,389     1,390      1,393     1,393
   Net income........................ $    1.04 $   (0.49) $    0.66 $    0.63

                           NEW SOUTH BANCSHARES, INC.

                          CONSOLIDATED BALANCE SHEETS

                                  (UNAUDITED)

                                               MARCH 31   DECEMBER 31 MARCH 31
                                                 1998        1997       1997
                                               ---------  ----------- ---------
                                                       (IN THOUSANDS)
                   ASSETS
Cash and due from banks......................  $  11,946   $  16,943  $  21,367
Time deposits in other banks.................        105         200        299
Investment securities available for sale.....    222,856     197,135    100,133
Mortgage loans held for sale.................     79,732      35,570          0
Securities purchased under agreement to
 resell......................................          0           0      3,000
Loans, net of unearned income................    651,003     727,854    729,046
Allowance for possible loan losses...........     (7,467)     (7,333)    (6,208)
                                               ---------   ---------  ---------
  Net Loans..................................    643,536     720,521    722,838
Premises and equipment, net..................      3,167       2,968      3,314
Other assets.................................     22,234      20,716     18,557
                                               ---------   ---------  ---------
    Total Assets.............................  $ 983,576   $ 994,053  $ 869,508
                                               =========   =========  =========
    LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
Deposits:
 Noninterest bearing.........................  $ 102,375   $  70,897  $  36,657
 Interest bearing............................    661,067     624,468    636,041
                                               ---------   ---------  ---------
    Total deposits...........................    763,442     695,365    672,698
Federal funds purchased and securities sold
 under
 agreements to repurchase....................     14,800      40,800     39,475
Federal Home Loan Bank advances..............    128,419     179,420     85,388
Note payable.................................     10,000      10,000     10,000
Accrued expenses, deferred revenue, and other
 liabilities.................................     13,887      16,154     12,792
                                               ---------   ---------  ---------
    Total Liabilities........................  $ 930,548   $ 941,739  $ 820,353
Shareholders' Equity:
  Common stock of $1.00 par value (authorized
   1.5 million shares; issued and outstanding
   1,376,956 shares for all periods
   presented)................................  $   1,377   $   1,377  $   1,377
  Surplus....................................     38,896      38,896     38,896
  Retained earnings..........................     12,436      11,172      8,026
  Other comprehensive income.................        319         869        856
                                               ---------   ---------  ---------
    Total Shareholders' Equity...............  $  53,028   $  52,314  $  49,155
                                               ---------   ---------  ---------
    Total Liabilities and Shareholders'
     Equity .................................  $ 983,576   $ 994,053  $ 869,508
                                               =========   =========  =========

    See accompanying notes to consolidated financial statements (unaudited)

                           NEW SOUTH BANCSHARES, INC.

                         CONSOLIDATED INCOME STATEMENTS

                                  (UNAUDITED)

                                                          THREE MONTHS ENDED
                                                               MARCH 31
                                                         ----------------------
                                                            1998        1997
                                                         ----------  ----------
                                                         (IN THOUSANDS, EXCEPT
                                                          FOR PER SHARE DATA)
Interest Income:
  Interest on securities available for sale............. $    3,696  $    1,697
  Interest on loans.....................................     16,462      16,019
  Interest on other short-term investments..............        159         102
                                                         ----------  ----------
    Total Interest Income...............................     20,317      17,818
Interest Expense:
  Interest on deposits..................................      9,772       9,005
  Interest on federal funds purchased and securities
   sold under agreement to repurchase...................        744         476
  Interest on Federal Home Loan Bank advances...........      2,143       1,418
  Interest on notes payable.............................        199         190
                                                         ----------  ----------
    Total Interest Expense..............................     12,858      11,089
                                                         ----------  ----------
Net Interest Income.....................................      7,459       6,729
  Provision for possible loan losses....................        649         842
                                                         ----------  ----------
Net Interest Income After Provisions for Possible Loan
 Losses.................................................      6,810       5,887
Noninterest Income:
  Loan administration income............................      1,557       1,289
  Origination fees......................................      2,399          96
  (Loss)/gain on sale of investment securities available
   for sale.............................................       (221)        119
  Gain on sale of loans.................................      1,755         223
  Other income..........................................      1,179         190
                                                         ----------  ----------
    Total Noninterest Income............................      6,669       1,917
Noninterest Expense:
  Salaries and benefits.................................      6,043       2,343
  Net occupancy and equipment expense...................        931         173
  Loan servicing fees paid to affiliates................        991         891
  Loss on Loans serviced................................        393         305
  Federal Deposit Insurance Corporation premium.........        108         100
  Management fees paid to affiliates....................         14           0
  Other expenses........................................      2,980       1,135
                                                         ----------  ----------
    Total Noninterest Expense...........................     11,460       4,947
                                                         ----------  ----------
Income Before Income Taxes..............................      2,019       2,857
  Income tax expense....................................        755       1,287
                                                         ----------  ----------
    Net Income.......................................... $    1,264  $    1,570
                                                         ==========  ==========
Weighted average shares outstanding.....................      1,377       1,377
Earnings per share (basic and diluted).................. $     0.92  $     1.14

    See accompanying notes to consolidated financial statements (unaudited)

                           NEW SOUTH BANCSHARES, INC.

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                  (UNAUDITED)

                                                           OTHER         TOTAL
                         COMMON            RETAINED    COMPREHENSIVE SHAREHOLDERS'
                         STOCK  SURPLUS    EARNINGS       INCOME        EQUITY
                         ------ ------- -------------- ------------- -------------
                                        (IN THOUSANDS)
Balance at December 31,
 1997 .................. $1,377 $38,896    $11,172         $ 869        $52,314
Comprehensive Income:
 Net income quarter
  ended March 31, 1998..    --      --       1,264           --           1,264
 Change in unrealized
  gain/(loss) on
  securities available
  for sale, net of
  tax...................    --      --         --           (550)          (550)
                         ------ -------    -------         -----        -------
   Total comprehensive
    income..............    --      --       1,264         (550)            714
Balance at March 31,
 1998................... $1,377 $38,896    $12,436         $ 319        $53,028
                         ====== =======    =======         =====        =======



    See accompanying notes to consolidated financial statements (unaudited).

                           NEW SOUTH BANCSHARES, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                  (UNAUDITED)

                                                                  THREE
                                                               MONTHS ENDED
                                                                 MARCH 31
                                                             -----------------
                                                               1998     1997
                                                             --------  -------
                                                              (IN THOUSANDS)
Operating Activities:
  Net income................................................ $  1,264  $ 1,570
  Adjustments to reconcile net income to cash provided by
   operations:..............................................
  Accretion of discounts and fees...........................     (114)    (181)
  Provision for possible loan losses........................     (649)    (842)
  Depreciation..............................................      149       71
  Loss/(gain) on sale of investment securities available for
   sale.....................................................      221     (119)
  Purchase of mortgage loans held for sale..................     (718)       0
  Originations of mortgage loans held for sale.............. (239,084)       0
  Proceeds from the sale of mortgage loans held for sale....   59,041        0
  Gain on sale of loans.....................................   (1,755)    (223)
  (Increase)/decrease in other assets.......................     (699)     425
  (Decrease)/increase in accrued expenses, deferred revenue
   and other liabilities....................................   (2,267)   1,821
                                                             --------  -------
    Net Cash (Used)/Provided by Operating Activities........ (184,611)   2,522
Investing Activities:
  Net decrease in time deposits in other banks..............       95        0
  Net increase in securities purchased under agreement to
   resell...................................................        0   (3,000)
  Proceeds from sales of investment securities available for
   sale.....................................................  162,238    6,762
  Proceeds from maturities and calls of investment securi-
   ties available for sale..................................   17,491    3,728
  Purchases of investment securities available for sale.....   (1,623)  (6,756)
  Net increase/(decrease) in loan portfolio.................   11,504  (55,419)
  Purchases of premises and equipment.......................     (351)     (49)
  Proceeds from sale of premises and equipment..............        3        0
  Purchases of real estate owned............................   (1,462)    (547)
  Proceeds from sales and real estate owned.................      643      293
                                                             --------  -------
    Net Cash Provided/(Used) in Investing Activities........  188,538  (54,988)
Financing Activities:
  Net increase/(decrease) in noninterest bearing deposits...   31,478   (2,226)
  Net increase in interest bearing deposits.................   36,599   14,256
  Net (decrease)/increase in federal funds purchased and
   securities sold under agreements to repurchase...........  (26,000)  39,475
  Net change in Federal Home Loan Bank Advances.............  (51,001) (10,000)
                                                             --------  -------
    Net Cash (Used)/Provided by Financing Activities........   (8,924)  41,505
                                                             --------  -------
Net decrease in cash and cash equivalents...................   (4,997) (10,961)
Cash and cash equivalents at beginning of period............   16,943   32,328
                                                             --------  -------
Cash and Cash Equivalents at End of Period.................. $ 11,946  $21,367
                                                             ========  =======

    See accompanying notes to consolidated financial statements (unaudited)

                          NEW SOUTH BANCSHARES, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                  (UNAUDITED)

                  THREE MONTHS ENDED MARCH 31, 1998 AND 1997

  General--The accompanying unaudited consolidated financial statements have been prepared in accordance with the Instructions for Quarterly Reporting under Section 13 or 15(d) of the Securities and Exchange Act of 1934 and, therefore, do not include all information and footnotes necessary for a fair presentation of financial position, results of operations and cash flows in conformity with generally accepted accounting principles. The accompanying interim financial statements are unaudited; however, in the opinion of management, all adjustments necessary for the fair presentation of the consolidated financial statements have been included. All such adjustments are of a normal recurring nature. The notes included herein should be read in conjunction with the notes to consolidated financial statements included in New South Bancshares, Inc. (New South) 1997 audited financial statements.

  Year 2000 Compliance--New South is heavily dependent upon complex computer systems for all phases of its operations. The year 2000 issue concerns the inability of certain software and data bases to properly recognize date sensitive information beginning January 1, 2000. This problem could result in a material disruption to the company's operations, if not corrected. New South uses third party vendors for the software and hardware that runs each of its core systems. As a result, much of the cost of year 2000 compliance is the responsibility of those vendors. The company has assessed and developed a detailed strategy to prevent or at least minimize problems related to the year 2000 issues. In 1997, resources were committed and implementation began to modify the affected information systems. Total costs related to the project are estimated to range between $750,000 and $2,000,000, of which $150,000 was spent in 1997, and an additional $150,000 has been spent at March 31, 1998. Implementation is currently on schedule. The degree of success of this project cannot be determined at this time. However, management believes that the final outcome will not have a material adverse effect on the operations of the company.

  Adoption of New Accounting Standard--New South adopted Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income." This statement establishes standards for reporting the components of comprehensive income and requires that all items that are required to be recognized under accounting standards as components of comprehensive income be included in a financial statement that is displayed with the same prominence as other financial statements. Comprehensive income includes net income as well as certain items, that are reported directly within a separate component of shareholders' equity and bypass net income. Total comprehensive income for the three months ended March 31, 1997 was $1,449,000 including other comprehensive loss of $121,000. The adoption of statement 130 did not have a material impact on New South's financial condition or results of operations.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

 NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR IN-CORPORATED BY REFERENCE IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, THE TRUST OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY ANY SECURITY OTHER THAN THE PREFERRED SECURI-TIES OFFERED HEREBY, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UN-DER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

 UNTIL    , 1998 ALL DEALERS EFFECTING TRANSACTIONS IN THE PREFERRED SECURI-
TIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGA-TION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                                ---------------

                               TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
Available Information....................................................   4
Prospectus Summary.......................................................   5
Risk Factors.............................................................  14
The Company..............................................................  28
The Trust................................................................  29
Accounting Treatment.....................................................  30
Use of Proceeds..........................................................  31
Ratios of Earnings to Fixed Charges......................................  32
Capitalization...........................................................  33
Selected Consolidated Financial Data.....................................  34
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  36
Business.................................................................  59
Supervision and Regulation...............................................  71
Security Ownership of Certain Beneficial Owners..........................  81
Directors and Executive Officers.........................................  82
Security Ownership of Management.........................................  84
Executive Compensation...................................................  85
Certain Relationships and Related Transactions...........................  86
Description of the Preferred Securities..................................  88
Description of the Subordinated Debentures...............................  98
Description of the Guarantee............................................. 106
Relationship Among the Preferred Securities, the Subordinated Debentures
 and the Guarantee....................................................... 108
Certain Federal Income Tax Consequences.................................. 111
ERISA Considerations..................................................... 114
Underwriting............................................................. 117
Validity of Securities................................................... 118
Experts.................................................................. 118
Index to Financial Statements............................................ F-1

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------


                        3,000,000 PREFERRED SECURITIES

                                   NEW SOUTH
                                CAPITAL TRUST I

                               % CUMULATIVE TRUST
                             PREFERRED SECURITIES
                          (LIQUIDATION AMOUNT $10.00
                            PER PREFERRED SECURITY)
                     FULLY AND UNCONDITIONALLY GUARANTEED,
                            AS DESCRIBED HEREIN, BY

                                     LOGO

                                   NEW SOUTH
                               BANCSHARES, INC.

                                ---------------

                                  PROSPECTUS

                                ---------------

                               J.C.Bradford&Co.

                          Sterne, Agee & Leach, Inc.




-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

   Registration fee under the Securities Act of 1933, as amended.....  $10,177
   Trustees' fee and expenses........................................    7,500
   Printing and engraving............................................   65,000
   Accounting services...............................................  110,000
   Legal fees associated with the Offering...........................  100,000*
   Miscellaneous.....................................................   57,323
                                                                      --------
       Total......................................................... $350,000
                                                                      ========

--------
*Estimated

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  Under Section 145 of the Delaware General Corporation Law (the "DGCL"), directors, advisory directors and officers of a Delaware corporation are entitled to indemnification permitted by the statute as provided in such corporation's certificate of incorporation, by-laws, resolutions and other proper action.

  Article Seventh of the Company's Certificate of Incorporation provides that no director shall be personally liable to the Company or its stockholders for monetary damages for any breach of fiduciary duty of such director, except (i) for breach of the director's duty of loyalty to the Company or its stockholders, (ii) pursuant to Section 174 of the Delaware General Corporation Law, or (iii) for any transaction from which the director derived an improper personal benefit.

  In addition, Article VIII of the Company's By-Laws provide that each person who was or is a party, or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "proceeding"), by reason of the fact that he or she is or was a director or an officer of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (an "indemnitee"), whether the basis for such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified to the fullest extent authorized by the General Corporation Law of Delaware, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than such law permitted the Company to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith. Article VIII goes on to provide that this right to indemnification shall include the right to be paid in advance by the Company the expenses incurred in defending such a proceeding in advance of its final disposition, subject to the limitations on such advancements of expenses, if any, which may be imposed by the Delaware General Corporation Law. Article VIII goes on to provide that the Company's Board of Directors may grant rights to indemnification to any employee or agent of the Company to the fullest extent of the provisions of this Article with respect to indemnification and advancement of expenses of directors and officers of the Company.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

  The Company has not sold any securities with the past three years.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

  An index to Exhibits appears at pages II-5 through II-6 hereof.

ITEM 17. UNDERTAKINGS.

  The undersigned Registrant hereby undertakes to provide to the Underwriters, at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

  Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  The undersigned Registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this registration statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Birmingham, State of Alabama, on May 29, 1998.

                                          New South Bancshares, Inc.

                                                    /s/ Robert M. Couch
                                          By: _________________________________
                                              Robert M. Couch, Executive Vice
                                                         President

  Pursuant to the requirements of the Securities Act of 1933, this Amendment has been signed by the following persons in the capacities indicated on May 29, 1998.

              SIGNATURE                        TITLE

                  *                    Chairman and
-------------------------------------   President
       William T. Ratliff, III

         /s/ Robert M. Couch           Executive Vice
-------------------------------------   President
           Robert M. Couch

        /s/ Suzanne H. Moore           Vice President
-------------------------------------   (Controller)
         (Suzanne H. Moore)

                  *                    Director and Vice
-------------------------------------   President
      (William T. Ratliff, Jr.)

                  *                    Director and Vice
-------------------------------------   President
          (J.K.V. Ratliff)

* Lizabeth R. Nichols hereby signs this Amendment on May 29, 1998 on behalf of each of the indicated persons for whom she is attorney-in-fact pursuant to a power of attorney previously filed.

        /s/ Lizabeth R. Nichols
_____________________________________
   Lizabeth R. Nichols, Attorney-In-
                 Fact

  Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Birmingham, State of Alabama, on May 29, 1998.

                                          New South Capital Trust I

                                                  /s/ Lizabeth R. Nichols
                                          By: _________________________________
                                                   Lizabeth R. Nichols,
                                                  Administrative Trustee

                               INDEX TO EXHIBITS

 EXHIBIT
   NO.                            DESCRIPTION OF EXHIBIT
 -------                          ----------------------
    *1.1  Form of Underwriting Agreement
    *3.1  Certificate of Incorporation of New South Bancshares, Inc.
    *3.2  Bylaws of New South Bancshares, Inc.
    *4.1  Certificate of Trust of New South Capital Trust I
    *4.2  Initial Trust Agreement of New South Capital Trust I
   **4.3  Form of Junior Subordinated Indenture between the Company and Bankers
          Trust Company, as Debenture Trustee
   **4.4  Form of Amended and Restated Trust Agreement of New South Capital
          Trust I
   **4.5  Form of Preferred Security Certificate for New South Capital Trust I
          (included as Exhibit A-1 of Exhibit 4.4)
    *4.6  Form of Guarantee Agreement for New South Capital Trust I
   **5.1  Opinion of Balch & Bingham LLP as to legality of the Junior
          Subordinated Debentures and the Guarantees to be issued by the
          Company
   **5.2  Opinion of Richards, Layton & Finger, P.A. as to legality of the
          Preferred Securities to be issued by New South Capital Trust I
  ***8.1  Opinion and consent of Balch & Bingham LLP regarding certain federal income tax matters
  **10.1  Asset Purchase Agreement dated July 1, 1997
  **10.2  Lease Agreement dated July 1, 1997
  **10.3  Sub servicing Agreement dated December 31, 1986
  **10.4  Loan/Mortgage -- Securities Master Participation Agreement dated
          March 30, 1988
  **10.5  Commercial Lease Agreement dated April 20, 1993
  **10.6  Commercial Lease Agreement dated January 1, 1998
  **10.7  Administrative Services Agreement dated January 1, 1991
  **10.8  Real Estate Purchase Agreement dated June 6, 1997
  **10.9  Loan Participation Agreement dated November 25, 1997
 ***10.10 Stock Purchase Agreement dated December 31, 1997
  **12.1  Computation of ratio of earnings to fixed charges
   *21.1  List of Subsidiaries of New South Bancshares, Inc.
    23.1  Consent of Ernst & Young LLP, Independent Certified Public
          Accountants
 ***23.2  Consent of Balch & Bingham (included in the opinion in Exhibit 8.1)
  **23.3  Consent of Richards, Layton & Finger, P.A. (included in the opinion in Exhibit 5.2)
   *24.1  Power of Attorney
  **25.1  Form T-1 Statement of Eligibility of Bankers Trust Company to act as
          trustee under (i) the Junior Subordinated Indenture (ii) the Amended and Restated Trust Agreement of New South Capital Trust I and (iii)
          the Guarantee for the benefit of the holders of Preferred Securities of New South Capital Trust I
  **27.1  Financial Data Schedule

--------

*Filed with registration statement on Form S-1, filed April 6, 1998, registration No 333-49459

** Filed with Amendment No. 1 to the Registration Statement on Form S-1, filed
   May 13, 1998.

*** Filed with Amendment No. 2 to the Registration Statement of Form S-1, filed
    May 26, 1998.

                               INDEX TO EXHIBITS

 EXHIBIT
   NO.                           DESCRIPTION OF EXHIBIT
 -------                         ----------------------
   *1.1  Form of Underwriting Agreement
   *3.1  Certificate of Incorporation of New South Bancshares, Inc.
   *3.2  Bylaws of New South Bancshares, Inc.
   *4.1  Certificate of Trust of New South Capital Trust I
   *4.2  Initial Trust Agreement of New South Capital Trust I
  **4.3  Form of Junior Subordinated Indenture between the Company and Bankers
         Trust Company, as Debenture Trustee
  **4.4  Form of Amended and Restated Trust Agreement of New South Capital
         Trust I
  **4.5  Form of Preferred Security Certificate for New South Capital Trust I
         (included as Exhibit A-1 of Exhibit 4.4)
   *4.6  Form of Guarantee Agreement for New South Capital Trust I
  **5.1  Opinion of Balch & Bingham LLP as to legality of the Junior
         Subordinated Debentures and the Guarantees to be issued by the Company
  **5.2  Opinion of Richards, Layton & Finger, P.A. as to legality of the
         Preferred Securities to be issued by New South Capital Trust I
    8.1  Opinion and consent of Balch & Bingham LLP regarding certain federal income tax matters
 **10.1  Asset Purchase Agreement dated July 1, 1997
 **10.2  Lease Agreement dated July 1, 1997
 **10.3  Sub servicing Agreement dated December 31, 1986
 **10.4  Loan/Mortgage -- Securities Master Participation Agreement dated March
         30, 1988
 **10.5  Commercial Lease Agreement dated April 20, 1993
 **10.6  Commercial Lease Agreement dated January 1, 1998
 **10.7  Administrative Services Agreement dated January 1, 1991
 **10.8  Real Estate Purchase Agreement dated June 6, 1997
 **10.9  Loan Participation Agreement dated November 25, 1997
   10.10 Stock Purchase Agreement dated December 31, 1997
 **12.1  Computation of ratio of earnings to fixed charges
  *21.1  List of Subsidiaries of New South Bancshares, Inc.
   23.1  Consent of Ernst & Young LLP, Independent Certified Public Accountants
   23.2  Consent of Balch & Bingham (included in the opinion in Exhibit 8.1)
 **23.3  Consent of Richards, Layton & Finger, P.A. (included in the opinion in
         Exhibit 5.2)
  *24.1  Power of Attorney
 **25.1  Form T-1 Statement of Eligibility of Bankers Trust Company to act as
         trustee under (i) the Junior Subordinated Indenture (ii) the Amended and Restated Trust Agreement of New South Capital Trust I and (iii)
         the Guarantee for the benefit of the holders of Preferred Securities of New South Capital Trust I
 **27.1  Financial Data Schedule

--------

*Filed with registration statement on Form S-1, filed April 6, 1998, registration No 333-49459
** Filed with Amendment No. 1 to the Registration Statement on Form S-1, filed
   May 13, 1998, Registration No. 333-49459.